    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999
                                                    REGISTRATION NO. 333-**
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         MARKETING SERVICES GROUP, INC.
             (Exact name of registrant as specified in its charter)

                 NEVADA                                     7331                                   88-0085608
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                           --------------------------

                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (212) 594-7688
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                               J. JEREMY BARBERA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         MARKETING SERVICES GROUP, INC.
                               333 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10001
                                 (212) 594-7688
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                  ALAN I. ANNEX, ESQ.                                    SIDNEY J. NURKIN, ESQ.
              CAMHY KARLINSKY & STEIN LLP                                   ALSTON & BIRD LLP
              1740 BROADWAY, 16(TH) FLOOR                                  ONE ATLANTIC CENTER
               NEW YORK, NEW YORK 10019                                  ATLANTA, GEORGIA 30309
                    (212) 977-6600                                           (404) 881-7000
                  FAX: (212) 977-8389                                      FAX: (404) 881-4777

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
                 TO BE REGISTERED                     REGISTERED(2)         PER SHARE          PRICE(3)(4)       REGISTRATION FEE
Common Stock, $.01 par value(1)...................      2,253,470               --                  $0                  $0

(1) The Registration Statement relates to the securities of the registrant issuable to holders of common stock, par value $0.01 per share, of Grizzard Advertising Incorporated in the proposed merger of Grizzard with and into a wholly-owned subsidiary of the registrant.

(2) The number of shares to be registered may be increased or decreased at the closing depending on the 20 trading day average price of Marketing Services Group, Inc.'s ("MSGI") common stock for the period ending two trading days prior to the closing of the merger.

(3) Pursuant to Rule 457(f)(2), because there is currently no public trading market for the common stock of Grizzard, the registration fee was computed on the basis of the book value of Grizzard common stock of $18,307,000 computed as of March 31, 1999.

(4) Pursuant to Rule 457(f)(3), the proposed maximum aggregate offering price has been reduced by $50,000,000, which is the aggregate amount of cash to be paid by the registrant in connection with the surrender of shares of Grizzard common stock pursuant to the merger. Because the aggregate amount of cash to be paid for the outstanding Grizzard common stock exceeds the book value of the Grizzard common stock as of March 31, 1999, the maximum aggregate offering price is shown as zero.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION

                           PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Grizzard Advertising Incorporated:

    The boards of directors of Marketing Services Group, Inc. ("MSGI") and Grizzard Advertising Incorporated ("Grizzard") have agreed on MSGI's acquisition of Grizzard by merger. If the merger is completed, you will receive, for each share of Grizzard common stock you own, merger consideration valued at approximately $672.30, of which approximately $302.90 will be in cash (less certain professional fees and expenses) and $369.40 will be in MSGI common stock. In addition, for each share of Grizzard common stock you own, you shall receive a contingent right to receive $36.94 in additional cash consideration held back by MSGI to satisfy unknown claims MSGI may have against Grizzard and a contingent right to receive $29.55 in additional cash consideration if the former sole stockholder of Colecorp, Inc. makes certain elections with respect to certain earnout payments under the Stock Purchase Agreement dated February 10, 1999 relating to the acquisition by Grizzard of Colecorp, Inc. and certain earnings targets are achieved by Colecorp, Inc., a wholly-owned subsidiary of Grizzard.

    As a result of the merger, Grizzard will become a wholly-owned subsidiary of MSGI. The merger has been structured so that the value of the MSGI common stock issued for each share of Grizzard common stock tendered by you will either be fixed at $369.40 or may increase in value based on the performance of MSGI's common stock prior to the closing date. The average closing prices of MSGI's common stock will be computed over a period of 20 trading days ending two days prior to the closing date of the merger. If the average 20 trading day price is greater than $22.438, which represents the average 20 trading day price of MSGI's common stock on the date Grizzard and MSGI executed the merger agreement, then MSGI and the Grizzard stockholders will share the increase in value through an adjustment in the number of shares of MSGI common stock issued to you. If the average 20 trading day price is less than $22.438, then the number of shares of MSGI common stock issued to you will be increased to preserve the value given to you for each share of Grizzard common stock tendered by you.

    MSGI's common stock is listed on the Nasdaq National Market System under the trading symbol "MSGI." The average 20 trading day closing price of MSGI's common stock on the Nasdaq National Market System on August 9, 1999 was $22.188. Assuming that $22.188 is the average price used at the closing, the value of shares that will be issued for each Grizzard share in the merger is $369.40, and it is estimated that MSGI will issue approximately 2,253,470 shares of its common stock to Grizzard stockholders in the merger. This number of shares will represent approximately 9.3% of the outstanding MSGI common stock after the merger, based on the number of shares of MSGI common stock outstanding on August 9, 1999.

    Grizzard has obtained an opinion from an investment banking firm, The Robinson-Humphrey Company, LLC, as to the fairness of the merger consideration to be paid to you in the merger.

    A special meeting of Grizzard stockholders will be held on             ,
1999 at       a.m. at Grizzard's principal offices, 229 Peachtree Street, N.E.,
Suite 900, Atlanta, Georgia. At the special meeting, you will be asked to approve the merger agreement and the merger. MSGI and Grizzard cannot complete the merger unless holders of at least two-thirds of the outstanding shares of Grizzard common stock, voting together as a single class, approve the merger agreement and the merger.

    YOUR VOTE IS VERY IMPORTANT. Please take the time to vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope, even if you plan to attend the special meeting. Note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR the merger.

    The boards of directors of MSGI and Grizzard are very enthusiastic about the merger and the strength and capabilities of the combined companies. The board of directors of Grizzard recommends that you vote in favor of the proposal relating to the merger.

    You are encouraged to read this entire document carefully. IN PARTICULAR,
YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE   FOR A DESCRIPTION
OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER. You also may obtain information about MSGI from publicly available documents that are filed with the Securities and Exchange Commission.

    The information in this proxy statement/prospectus is not complete and may be changed. You may not sell the MSGI common stock until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THE MARKETING SERVICES GROUP, INC. COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this proxy statement/prospectus is       , 1999.
             It is first being mailed to you on            , 1999.

                       GRIZZARD ADVERTISING INCORPORATED
                           229 PEACHTREE STREET, N.E.
                                   SUITE 900
                             ATLANTA, GEORGIA 30303
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON            , 1999
                            ------------------------

Dear Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of Grizzard Advertising Incorporated to be held at 229 Peachtree Street, N.E.,
Suite 900, Atlanta, Georgia on         , 1999, at       a.m. (Atlanta time).

    At the special meeting, you will be asked to vote upon the approval of an agreement and plan of merger, dated as of July 8, 1999, among Marketing Services Group, Inc., GCG Merger Corp. and Grizzard, and the transactions provided for in the merger agreement. The merger agreement provides for the merger of Grizzard into GCG Merger Corp., a wholly-owned subsidiary of MSGI. If the merger is approved and completed, you will receive, for each share of Grizzard common stock you own, a certain amount of cash and MSGI common stock as set forth in more detail in the merger agreement and this proxy statement/prospectus.

    The board of directors of Grizzard has carefully considered the terms of the proposed merger and has determined that the merger agreement and the merger are in the best interests of Grizzard and its stockholders. The Grizzard board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for the approval of the merger agreement and the merger.

    Stockholders of record at the close of business on       , 1999 are entitled
to notice of and to vote at the special meeting.

    Whether or not you attend the special meeting, it is important that your shares be represented and voted at the special meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the special meeting and vote in person, you will, of course, have that opportunity.

    We look forward to seeing you at the special meeting.

                                          Sincerely,
                                          Michael D. Dzvonik
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about MSGI from documents that MSGI has filed with the SEC that has not been included in or delivered with this document. We will send this information to you without charge. If you write or call us, we will send you the documents, excluding exhibits, that this document incorporates by reference. You can contact us at:

                         Marketing Services Group, Inc.
                               333 Seventh Avenue
                            New York, New York 10001
                            Attn: Investor Relations
                                 (212) 594-7688

    PLEASE REQUEST DOCUMENTS BY             , 1999 IN ORDER TO OBTAIN TIMELY
DELIVERY. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THE DOCUMENTS YOU REQUEST FREE OF CHARGE BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

    See "Where You Can Find More Information" on page   for more information
about the documents incorporated by reference in this document.

    To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.

                                                               Table of Contents

                                          Questions and Answers About the Merger

                                                                         Summary

                                                          Comparative Share Data

                                           Market Price and Dividend Information

Selected Consolidated Historical and Unaudited Pro Forma Combined Financial Data

Grizzard Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations

                       Cautionary Statement Regarding Forward-Looking Statements

                                                                    Risk Factors

                                                             The Special Meeting

                                                                      The Merger

                                                            The Merger Agreement

                                                                Other Agreements

                                                          Information About MSGI

                                                      Information About Grizzard

                               Unaudited Pro Forma Combined Financial Statements

                                               Description of MSGI Capital Stock

                                                   Grizzard Selling Stockholders

                 Comparative Rights of Holders of MSGI and Grizzard Common Stock

                                                                   Legal Matters

                                                                         Experts

                                             Where You Can Find More Information

                                          Index to Grizzard Financial Statements

                                                                      Appendices

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
TABLE OF CONTENTS..........................................................................................          6
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          8
SUMMARY....................................................................................................         11
COMPARATIVE SHARE DATA.....................................................................................         19
MARKET PRICE AND DIVIDEND INFORMATION......................................................................         20
SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA...........................         21
  MSGI Selected Consolidated Historical and Unaudited Pro Forma Combined Financial Data....................         21
  Grizzard Selected Historical Financial Data..............................................................         23
  Grizzard Supplementary Financial Information.............................................................         25
GRIZZARD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............         26
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................         31
RISK FACTORS...............................................................................................         32
THE SPECIAL MEETING........................................................................................         43
THE MERGER.................................................................................................         46
  General Description of the Merger........................................................................         46
  Background of the Merger.................................................................................         47
  MSGI's Reasons for the Merger............................................................................         48
  Recommendation of the Grizzard Board of Directors; Grizzard's Reasons for the Merger.....................         49
  Opinion of Financial Advisor.............................................................................         51
  Financing of the Merger..................................................................................         59
  Accounting Treatment.....................................................................................         59
  NASDAQ Listing of MSGI Stock.............................................................................         59
  Federal Securities Law Consequences......................................................................         60
  Regulatory Approvals.....................................................................................         60
  Material Federal Income Tax Consequences.................................................................         60
THE MERGER AGREEMENT.......................................................................................         63
  The Merger...............................................................................................         63
  Conversion of Grizzard Shares............................................................................         63
  Exchange of Stock Certificates...........................................................................         67
  Representations and Warranties...........................................................................         68
  Certain Covenants........................................................................................         69
  Conditions to the Merger.................................................................................         72
  Termination and Expenses.................................................................................         74
  Indemnification and Set-Off..............................................................................         75
  Amendment and Waiver.....................................................................................         76
OTHER AGREEMENTS...........................................................................................         76
  Holdback Agreement.......................................................................................         76
  Voting Agreement.........................................................................................         77
  Lockup Agreements........................................................................................         77

                                                                                                               PAGE
                                                                                                             ---------
INFORMATION ABOUT MSGI.....................................................................................         78
  Business.................................................................................................         78
  Additional Information...................................................................................         79
INFORMATION ABOUT GRIZZARD.................................................................................         80
  Business.................................................................................................         80
  Customers................................................................................................         80
  Products and Services....................................................................................         80
  Competition..............................................................................................         81
  Security Ownership of Management and Certain Other Beneficial Owners of Grizzard.........................         82
  Person Who Will Become An MSGI Executive Officer.........................................................         82
  Executive Compensation...................................................................................         83
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................         84
DESCRIPTION OF MSGI CAPITAL STOCK..........................................................................         91
GRIZZARD SELLING STOCKHOLDERS..............................................................................         91
  Plan of Distribution.....................................................................................         92
COMPARATIVE RIGHTS OF HOLDERS OF MSGI AND GRIZZARD COMMON STOCK............................................         95
LEGAL MATTERS..............................................................................................        103
EXPERTS....................................................................................................        103
WHERE YOU CAN FIND MORE INFORMATION........................................................................        103
INDEX TO GRIZZARD FINANCIAL STATEMENTS.....................................................................        F-1
APPENDICES:
  Appendix A  Merger Agreement.............................................................................        A-1
  Appendix B  Holdback Agreement...........................................................................        B-1
  Appendix C  Opinion of The Robinson-Humphrey Company, LLC................................................        C-1
  Appendix D  Texas Law Concerning Rights of Dissenting Stockholders.......................................        D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE MSGI AND GRIZZARD PROPOSING THE MERGER?

A: We believe that the acquisition by MSGI of Grizzard by merger is an excellent strategic step for our joint businesses. We share similar visions for our companies and believe that the combined management and operations of our companies will strengthen our core businesses and permit MSGI to continue its growth through strategic acquisitions of direct marketing companies. After the acquisition, MSGI expects to devote more of its specialized resources to aggressively expand its presence in the Internet industry.

    Each of our companies provides direct marketing services to the financial services and fundraising markets, demonstrates outstanding expertise in regional marketing, recruits heavily from the client side and manages the complete cycle of targeted marketing campaigns from strategic plan development to implementation. With virtually no client overlap and similar approaches to management, quality and customer service, we expect revenues to grow and our corporate cultures to successfully blend together. Equally as important, the acquisition will provide both of our companies with opportunities to save money by "insourcing" many of the services previously handled by outside vendors. For example, we expect Grizzard to provide MSGI with creative services and print and production capabilities, and MSGI to provide Grizzard with database marketing, direct mail, mail processing, e-commerce and Internet applications and telemarketing services.

    We believe that Grizzard's customers will be able to take advantage of the services of MSGI's Internet Group. We expect Grizzard will cross-market to its customers Permission Plus-TM-, Pegasus Internet, and the products and services of GreaterGood.Com, Inc. and Screenzone Media Networks LLC, MSGI's first two completed Internet investments.

    The boards of directors of MSGI and Grizzard unanimously recommend the merger.

Q: WHAT WILL GRIZZARD STOCKHOLDERS RECEIVE FOR THEIR GRIZZARD SHARES IN THE MERGER?

A: Upon completion of the merger, unless you exercise your appraisal rights under Texas law, each share of Grizzard common stock that you own will convert into the right to receive the following:

    - An amount in cash equal to $302.90, less your pro rata share of professional fees and expenses incurred by Grizzard in connection with the merger;

    - 16.65 shares of MSGI common stock, subject to adjustment for increases or decreases in the 20 trading day average price per share of MSGI common stock two trading days prior to the closing date, as measured against the 20 trading day average closing price per share of MSGI common stock two trading days prior to the date of the merger agreement, which was $22.438 per share (for purposes of this proxy statement/prospectus we have assumed that the 20 trading day average closing price per share of MSGI common stock is $22.188 as determined on August 9, 1999);

    - The contingent right to receive up to $36.94 held back by MSGI from the cash merger consideration to set off losses arising from Grizzard's obligations under the merger agreement, the return of such amount being governed by the terms of the holdback agreement attached as Appendix B; and

    - The contingent right to receive up to $29.55 over a period of four years if the former sole stockholder of Colecorp, Inc. makes certain elections with respect to certain earnout payments and Colecorp, Inc., a wholly-owned subsidiary of Grizzard, meets certain earnings targets.

Q: WHEN DO WE EXPECT THE MERGER TO BE COMPLETED?

A: Before we complete the merger, the Grizzard stockholders must approve the merger agreement and the merger. We also are required to seek various governmental approvals and thus will complete the merger as soon as possible after we obtain such approvals, subject to certain deadlines in the merger agreement. We hope the merger will occur no later than September 30, 1999, but we cannot assure you as to when or if the merger will occur.

Q: HOW WILL THE MERGER AFFECT MSGI'S FINANCIAL PERFORMANCE?

A: To help answer this question, MSGI has prepared pro forma unaudited financial information reflecting the financial results of MSGI had the merger occurred on July 1, 1997. The following is a brief summary of the pro forma
information beginning on page   of this document:

                              MSGI       COMBINED         MSGI           COMBINED          MSGI         COMBINED
                            PRO FORMA    PRO FORMA      PRO FORMA        PRO FORMA       PRO FORMA      PRO FORMA
                             REVENUE      REVENUE        EBITDA           EBITDA         NET LOSS       NET LOSS
                           -----------  -----------  ---------------  ---------------  -------------  -------------
                                                                (IN THOUSANDS)
For the year ended June
  30, 1998...............   $ 110,043    $ 170,820     $     1,738       $  15,013      $    (4,153)   $    (2,379)

For the nine months ended
  March 31, 1999.........   $  83,032    $ 140,064     $    (2,410)      $   9,299      $    (6,923)   $    (4,023)


                              MSGI       COMBINED                                          MSGI         COMBINED
                            PRO FORMA    PROFORMA         MSGI           COMBINED        PRO FORMA      PRO FORMA
                              TOTAL        TOTAL        PRO FORMA        PRO FORMA     STOCKHOLDERS'  STOCKHOLDERS'
                             ASSETS       ASSETS     LONG TERM DEBT   LONG TERM DEBT      EQUITY         EQUITY
                           -----------  -----------  ---------------  ---------------  -------------  -------------
                                                                (IN THOUSANDS)
As of March 31, 1999.....   $  96,747    $ 207,002     $     1,520       $  56,649      $    35,811    $    88,977

    The MSGI pro forma unaudited financial information represents MSGI's historical financial information adjusted for the acquisitions of Media Marketplace, Inc., Media Marketplace Media Division, Inc., Stevens-Knox and Associates, Inc., Stevens-Knox List Brokerage, Inc., Stevens-Knox International, Inc. and CMG Direct Corporation.

    The summary combined pro forma unaudited financial information was prepared using currently available information and upon assumptions made by each of the managements of MSGI and Grizzard. The information should not be considered indicative of what the actual results of the combined company would have been for the historical periods presented nor predictive of the results of the combined company in future periods.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: If you are a Grizzard stockholder, you will not recognize any gain or loss on your exchange of your Grizzard common stock for shares of MSGI common stock in the merger, except to the extent that you receive any cash.

Q: WHAT ARE THE CONSEQUENCES IF GRIZZARD'S STOCKHOLDERS FAIL TO APPROVE THE MERGER?

A: The merger agreement will be terminated and each party shall bear its own fees and expenses incurred in the negotiation, preparation and execution of the merger agreement, including fees and expenses of its counsel, accountants, investment banking firm and other experts. However, MSGI shall pay all fees and expenses payable in connection with filing this registration statement and all fees and expenses payable in connection with filings pursuant to the Hart-Scott-Rodino Act, and Grizzard shall pay all fees and expenses incident to the special meeting of its stockholders.

Q: WHAT DO I NEED TO DO NOW?

A: After you have finished reading this document, you should complete your proxy card and return it to Grizzard. Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting of stockholders.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting.

Q: SHOULD GRIZZARD STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, MSGI will send Grizzard stockholders written instructions for exchanging Grizzard common stock for cash and MSGI common stock.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: MSGI files reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. The reports and information also are available at the Internet site the SEC maintains at http://www.sec.gov. You also can request copies of these documents from MSGI at no charge to you.

Q: I HAVE OTHER QUESTIONS. WHO CAN ANSWER THEM?

A:  Grizzard stockholders with questions should contact:

                       Grizzard Advertising Incorporated
                     229 Peachtree Street, N.E., Suite 900
                             Atlanta, Georgia 30303
                                 (404) 522-8330
                            Attn: Michael D. Dzvonik

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT CAREFULLY. TO SEE WHERE YOU CAN OBTAIN
MORE INFORMATION ON MSGI, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE   .
THESE DOCUMENTS WILL GIVE YOU A MORE COMPLETE DESCRIPTION OF THE TRANSACTION WE ARE PROPOSING. WE HAVE INCLUDED PAGE REFERENCES IN THIS SUMMARY TO DIRECT YOU TO OTHER PLACES IN THIS DOCUMENT WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS WE HAVE SUMMARIZED.

    THE MERGER AGREEMENT BETWEEN MSGI AND GRIZZARD IS ATTACHED TO THIS DOCUMENT AS APPENDIX A AND IS INCORPORATED IN ITS ENTIRETY INTO THIS DOCUMENT BY THIS REFERENCE.

THE COMPANIES

Marketing Services Group,      333 Seventh Avenue
Inc.                           New York, New York 10001
(see page   )                  (212) 594-7688
                               WWW.MSGINET.COM

                               MSGI, a Nevada corporation, is a vertically integrated
                               provider of direct marketing and Internet marketing services to large and medium sized companies throughout the world.
                               Our revenues have grown from $16 million in fiscal 1996 to over $110 million in fiscal 1998 on a pro forma basis
                               (excluding the effects of the merger with Grizzard). MSGI's
                               Marketing Services Group delivers targeted messages through traditional communications media and over the Internet to a select group of customers of MSGI's clients or prospects in order to generate leads, enhance existing relationships, or to develop and promote new products and services. In
                               addition to traditional direct marketing services, MSGI's
                               Internet Group offers state-of-the-art tools to convert
                               anonymous Web traffic into loyal customers, web site
                               development and hosting services, and e-commerce
                               applications. The Internet Group additionally is engaged in acquiring, investing in and incubating Internet companies.

Grizzard Advertising           229 Peachtree Street, N.E.
Incorporated                   Atlanta, Georgia 30303
(see page   )                  (404) 522-8330
                               WWW.GRIZZARD.COM

                               Grizzard Advertising Incorporated, a Texas corporation, was founded in 1919 and had approximately $65 million in net
                               revenues for the year ended December 31, 1998. Grizzard's
                               services include strategic planning, creative services,
                               database management, print-production, mailing and Internet marketing. Grizzard's client base is in excess of two
                               thousand clients and includes retail, consumer and
                               business-to-business companies as well as its core group of not-for-profit clients. The TABS Direct division of Grizzard offers computer processing and direct mail production
                               services. TABS Direct operates a 170,000 square-foot
                               facility where they produce over 300 million packages
                               annually for some of the largest domestic and international direct marketers. The Brand Imagination division
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                               of Grizzard creates brand vision programs for organizations.
                               The Brand Imagination creative process assists clients in
                               developing strategies to realize a brand's full market
                               potential.

THE MERGER                     The merger agreement provides that MSGI will acquire
(SEE PAGE   )                  Grizzard by merger, with Grizzard being merged into GCG
                               Merger Corp., a wholly-owned subsidiary of MSGI. MSGI and
                               Grizzard hope to complete the merger during the fall of
                               1999. The merger agreement is included as Appendix A to this proxy statement/prospectus. It is the legal document that
                               governs the merger. As a consequence of the merger, unless you exercise your dissenter's rights under Texas law, each share of Grizzard common stock that you own will convert
                               into the right to receive the following:

                               - An amount in cash equal to $302.90, less your pro rata
                               share of professional fees and expenses incurred by Grizzard in connection with the merger;

                               - 16.65 shares of MSGI common stock, subject to adjustment for increases or decreases in the 20 trading day average
                                 price per share of MSGI common stock two trading days
                                 prior to the closing date, as measured against the 20
                                 trading day average closing price per share of MSGI common stock two trading days prior to the date of the signing of the merger agreement, which was $22.438 per share (for
                                 purposes of this proxy statement/prospectus we have
                                 assumed that the 20 trading day average closing price per
                                 share of MSGI common stock is $22.188 as determined on
                                 August 9, 1999);

                               - The contingent right to receive up to $36.94 which has
                               been held back by MSGI from the cash merger consideration to set off losses arising from Grizzard's obligations under
                                 the merger agreement, the return of which is governed by
                                 the terms of the holdback agreement, attached as Appendix
                                 B; and

                               - The contingent right to receive up to $29.55 over a period of four years if the former sole stockholder of Colecorp,
                                 Inc. makes certain elections and Colecorp, Inc., a
                                 subsidiary of Grizzard, meets certain earnings targets.

                               The formulas for calculating the amount of MSGI common stock and cash that you will receive in the merger are complex,
                               and they can be found in the merger agreement. You can see a description of how these formulas work, as well as some of the possible values of the stock and cash that you could
                               receive, on pages   to   .

EARNOUT PAYMENTS               Pursuant to the stock purchase agreement executed in
(SEE PAGE   )                  February 1999 relating to the acquisition by Grizzard of
                               Colecorp, Inc., the former sole stockholder of Colecorp,
                               Inc. may elect to receive a lump-sum payment of $7.5 million upon a change of control of Grizzard prior to December 31,
                               1999 in lieu of certain future payments based on a multiple of the earnings before interest, taxes, depreciation and
                               amortization of Colecorp, Inc. If such former
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                               stockholder elects to receive the $7.5 million lump-sum
                               payment, $3.5 million of such payment shall be paid by GCG
                               Merger Corp. and $4 million shall be paid by the Grizzard
                               stockholders out of cash merger consideration retained by
                               the Grizzard stockholders' representative. In consideration of the payment by the Grizzard stockholders, MSGI will pay to the Grizzard stockholders' representative, for the
                               benefit of the Grizzard stockholders, up to $1 million per year for the calendar years 1999 through 2002 if Colecorp
                               meets or exceeds certain earnings targets as set forth in a separate agreement between the parties.

SET OFF AND HOLDBACK           MSGI will withhold $5,000,000 from the cash merger
(SEE PAGE   )                  consideration for possible losses incurred by MSGI under the merger agreement as set forth below.

                               LOSSES RESULTING FROM A BREACH BY GRIZZARD OF ITS
                               REPRESENTATIONS AND WARRANTIES

                                 $1,000,000 will be withheld for losses incurred by MSGI
                                 because of breaches by Grizzard of its representations and warranties in the merger agreement. Any losses caused by
                                 breaches of such representations and warranties of
                                 Grizzard must be made by MSGI within one year of the
                                 closing date. The Grizzard stockholders will not be liable for any such losses unless and until all the losses exceed
                                 $250,000, at which time the Grizzard stockholders will be
                                 liable for all such losses until the aggregate amount
                                 exceeds $1,000,000. Within five business days of the first anniversary of the closing date, MSGI will return to the
                                 Grizzard stockholders their pro rata share of the
                                 $1,000,000, less the amount of all claims which are (1)
                                 the subject of a dispute for which timely notice has been
                                 filed, (2) stipulated by the Grizzard stockholders'
                                 representative as acceptable to set off against the amount withheld or (3) determined in favor of MSGI by an
                                 arbitrator.

                               LOSSES RESULTING FROM CERTAIN TAXES LEVIED AGAINST GRIZZARD

                                 $600,000 will be withheld for losses incurred by MSGI for
                                 taxes levied or assessed against Grizzard for any period
                                 prior to the closing date which are in excess of the
                                 amount reserved for taxes by Grizzard in its 1998 year-end financial statements. Grizzard stockholders will not be
                                 liable for any such losses for taxes over the $600,000
                                 withheld unless the claims for such losses are made within the first anniversary of the closing date. In such case,
                                 MSGI may set off any additional losses for taxes against
                                 the $1,000,000 withheld for breaches by Grizzard of its
                                 representations and warranties in the merger agreement
                                 (subject to any applicable limitations). Within five
                                 business days of the third anniversary of the closing
                                 date, MSGI will return to the Grizzard stockholders their
                                 pro rata share of the $600,000, less the amount of all
                                 claims which are (1) the subject of a dispute for which
                                 timely notice has been filed, (2) stipulated by the
                                 Grizzard stockholders' representative as acceptable to set off
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                                 against the amount withheld or (3) determined in favor of
                                 MSGI by an arbitrator.

                               LOSS RESULTING FROM CONTINGENT STIPULATED EVENTS

                                 MSGI shall withhold $3,400,000 for certain losses that may arise, as MSGI and Grizzard will stipulate in a separate
                                 writing between them at the closing. Within five business
                                 days of the third anniversary of the closing date, MSGI
                                 will return to the Grizzard stockholders' representative
                                 for the benefit of the stockholders their pro rata share
                                 of the $3,400,000, less the amount of all claims which are
                                 (1) the subject of a dispute for which timely notice has
                                 been filed, (2) stipulated by the Grizzard stockholders'
                                 representative as acceptable to set off against the amount withheld or (3) determined in favor of MSGI by an
                                 arbitrator.

                               In the event that a claim for a loss is made by MSGI under the merger agreement and objected to by the Grizzard
                               stockholders' representative, it shall be resolved by
                               arbitration, except under certain limited circumstances,
                               where claims may be filed in a court of competent
                               jurisdiction. If a disputed claim is resolved in favor of
                               Grizzard, MSGI shall return to the Grizzard stockholders the full amount of such claim, plus expenses, within five
                               business days of the resolution of such dispute. If a
                               disputed claim is resolved in favor of MSGI, MSGI shall be entitled to set off such amount, plus expenses from the
                               appropriate amount withheld for such purpose, provided that it does not exceed the applicable maximum.

STOCKHOLDERS' REPRESENTATIVE   If the Grizzard stockholders approve the merger, the merger
(SEE PAGE   )                  agreement provides that Mr. Charles H. Grizzard, Sr. will be appointed representative and attorney-in-fact for Grizzard's stockholders and will be authorized to act on their behalf in connection with the set off and holdback provisions of
                               the merger agreement and the holdback agreement.

RECOMMENDATION OF GRIZZARD'S   The boards of directors of MSGI and Grizzard have concluded
BOARD OF DIRECTORS; REASONS    that the acquisition by MSGI of Grizzard by merger is fair
FOR THE MERGER                 to, and in the best interests of, the stockholders of each
(SEE PAGE   )                  of their respective companies, and the Grizzard board has
                               recommended to their stockholders that they approve the
                               merger.

                               MSGI believes that the merger will permit it to continue its strategy of rapid growth through the acquisition of direct marketing companies. With little client overlap and strong similarities in vision, management style and customer
                               service, the cultures of each company are compatible. Each of MSGI and Grizzard has competency in the financial
                               services and fundraising markets, as well as expertise in
                               regional marketing. Each of MSGI and Grizzard also has
                               recruited a significant number of their sales staff from the client side. Each company distinguishes itself from its
                               competitors by managing targeted marketing campaigns from
                               strategic plan development to implementation. The merger
                               also will provide both companies with opportunities to save money by "insourcing"
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                               between each other many of the services previously handled by outside vendors. For example, we expect Grizzard to
                               provide MSGI with creative, print and production services, and MSGI to provide Grizzard with database marketing, direct mail processing, e-commerce and Internet applications, and telemarketing services.

                               MSGI also believes that Grizzard's customers will be able to take advantage of the services of MSGI's Internet Group. We expect Grizzard to be able to cross-market Permission
                               Plus-TM-, Pegasus Internet, and the services offered by
                               GreaterGood.Com, Inc. and Screenzone Media Networks LLC,
                               both of which are MSGI's recently completed Internet
                               investments.

                               MSGI expects that after the acquisition of Grizzard it will be able to devote more of its specialized resources to
                               aggressively expand its presence in the Internet industry.

                               Grizzard believes that the merger will provide it with
                               greater financial resources and technological capabilities.
                               Furthermore, the merger will provide Grizzard's stockholders with, in addition to cash, MSGI common stock for which there is an active and liquid trading market.

FAIRNESS OPINION OF            In deciding to approve the merger, Grizzard's board of
GRIZZARD'S FINANCIAL ADVISOR   directors considered an opinion from Grizzard's financial
(SEE PAGE   )                  advisor, The Robinson-Humphrey Company, LLC, that the merger consideration is fair, from a financial point of view to the
                               Grizzard stockholders. The full text of this opinion is
                               attached to this proxy statement/ prospectus as Appendix C.
                               We encourage you to read this opinion. The opinion sets
                               forth assumptions made, matters considered and limitations of the review undertaken in connection with Robinson-
                               Humphrey's opinion. The opinion is directed to Grizzard's
                               board of directors and does not constitute a recommendation to any Grizzard stockholder as to how to vote that
                               stockholder's shares of Grizzard common stock.

APPRAISAL RIGHTS OF            IF YOU OBJECT TO THE MERGER, TEXAS LAW PERMITS YOU TO SEEK
DISSENTING STOCKHOLDERS        RELIEF AS A DISSENTING STOCKHOLDER AND HAVE THE FAIR VALUE
(SEE PAGE   )                  OF YOUR SHARES OF GRIZZARD COMMON STOCK DETERMINED BY A
                               COURT AND PAID TO YOU IN CASH.

                               If you are a Grizzard stockholder and wish to dissent, you must deliver to Grizzard, prior to the special meeting, a
                               written objection to the merger. You also must not vote in favor of the merger.

                               If you own shares of Grizzard common stock that are held in the name of another person, such as a broker, bank or
                               nominee, and you wish to seek appraisal, you must instruct that person to follow the appraisal procedures of Texas law.
                               The relevant provisions of Texas law are technical and
                               complex. If you wish to exercise your rights to obtain
                               appraisal of the fair value of your shares, you are advised to consult, at your expense, with your legal counsel, since
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                               the failure to comply strictly with these provisions may
                               result in waiver or forfeiture of your dissenter's rights.

                               A copy of the relevant section of Texas law governing this procedure is attached as Appendix D to this proxy statement/
                               prospectus.

CONVERSION OF GRIZZARD SHARES  Each share of Grizzard common stock will be converted into
AND SURRENDER OF STOCK         the right to receive cash and MSGI common stock as
(SEE PAGE   )                  previously described. As soon as practicable after the
                               merger becomes effective, a form letter of transmittal and instructions will be mailed to each Grizzard stockholder of record. The letter of transmittal will instruct you how to surrender your Grizzard stock certificates and receive the cash and MSGI common stock in exchange.

                               DO NOT SEND IN YOUR GRIZZARD STOCK CERTIFICATES UNTIL YOU
                               RECEIVE THE LETTER OF TRANSMITTAL.

FINANCING FOR THE MERGER       MSGI anticipates that the $50,000,000 in cash to finance the
(SEE PAGE   )                  acquisition will be funded through new bank debt.

MATERIAL FEDERAL INCOME TAX    The merger will qualify as a "reorganization" within the
CONSEQUENCES                   meaning of Section 368(a) of the tax code. Accordingly, no
(SEE PAGE   )                  gain or loss will be recognized by Grizzard stockholders
                               upon their exchange of shares of Grizzard common stock for
                               MSGI common stock pursuant to the merger (except to the
                               extent that such stockholders receive cash).

CONDITIONS TO THE MERGER       Completion of the merger is subject to certain conditions,
(SEE PAGE   )                  including, among others, the:

                               - approval by the Grizzard stockholders of the merger and
                               merger agreement;

                               - declaration by the Securities and Exchange Commission that this registration statement has become effective;

                               - listing of the shares of MSGI common stock issued to
                               Grizzard's stockholders in accordance with the merger on the
                                 Nasdaq National Market System;

                               - receipt of necessary regulatory and third-party approvals and consents;

                               - delivery of lockup agreements by certain affiliated
                               stockholders of Grizzard;

                               - absence of any order or injunction that would prevent the consummation of the merger;

                               - receipt by MSGI and Grizzard of an opinion from Grizzard's legal counsel stating that the merger constitutes a
                                 reorganization under Section 368(a) of the tax code and
                                 will result in a tax free exchange of MSGI common stock by the holders of Grizzard common stock, except to the extent that any cash is received by a Grizzard stockholder;
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                               - delivery by Grizzard's financial advisor of its fairness opinion to Grizzard to the effect that the merger
                                 consideration is fair, from a financial point of view;

                               - expiration or termination of any applicable
                               Hart-Scott-Rodino Act waiting period;

                               - receipt from each Grizzard stockholder of an executed
                               agreement appointing the stockholders' representative; and

                               - other customary contractual conditions specified in the
                               merger agreement.

NO SOLICITATION                The merger agreement prevents Grizzard and its directors and
(SEE PAGE   )                  officers from soliciting any proposals or offers for a
                               merger, consolidation or other business combination with a third party prior to the closing or termination of the
                               merger agreement, whichever shall apply.

TERMINATION                    Grizzard and MSGI may agree in writing to terminate the
(SEE PAGE   )                  merger agreement at any time without completing the merger, regardless of the Grizzard stockholders' approval of the
                               merger.

                               Either of us may decide to terminate the merger agreement
                               if:

                               - the merger has not been completed by January 8, 2000;

                               - the conditions to the merger agreement become impossible to satisfy by one party and are not waived by the other
                                 party; or

                               - the other party materially breaches its representations or warranties or fails to comply with its obligations under
                                 the merger agreement and such breach or failure to comply
                                 is not cured within 10 days.

COMPARATIVE RIGHTS OF HOLDERS  MSGI is incorporated in the State of Nevada, GCG Merger
OF MSGI AND GRIZZARD COMMON    Corp. is incorporated in the State of Delaware and Grizzard
STOCK                          is incorporated in the State of Texas. After the merger, the
(SEE PAGE   )                  rights of the former Grizzard stockholders, as holders of
                               MSGI common stock, will be governed by MSGI's certificate of incorporation and bylaws. There are important differences
                               between MSGI's and Grizzard's governing documents of which you should be aware.

REGULATORY APPROVALS           The merger is subject to the prior approval of the federal
(SEE PAGE   )                  Department of Justice and Federal Trade Commission under
                               applicable antitrust laws.

ACCOUNTING TREATMENT           We expect the merger to be treated as a "purchase" for
(SEE PAGE   )                  accounting purposes. Under this method, the assets acquired and liabilities assumed by MSGI will be recorded on MSGI's balance sheet at their fair market value when the merger
                               closes. Results of Grizzard's operations will be included in
                               MSGI's financial statements from the date the merger closes.

VOTING AGREEMENT               The affiliates of Grizzard have agreed with MSGI to vote
(SEE PAGE   )                  their Grizzard common stock in favor of the merger. These
                               stockholders
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                               own, in the aggregate, approximately 73.65% of the issued
                               and outstanding Grizzard common stock.

LOCKUP AGREEMENTS              The affiliates of Grizzard will execute lockup agreements at
(SEE PAGE   )                  the closing which will provide, in part, that such
                               affiliates may not sell, transfer or dispose of any MSGI
                               common stock received in connection with the merger prior to
                               January 1, 2000, except for certain transfers to charitable organizations or to certain relatives of the affiliates. The affiliates of Grizzard have agreed to abide by the resale
                               restrictions of Rule 145 of the Securities Act of 1933.

                               Grizzard stockholders who do not execute lockup agreements may freely trade MSGI common stock upon receipt of such
                               stock in accordance with the merger agreement and this proxy statement/ prospectus.

COMPLETION OF THE MERGER       The merger will become final at the time specified in the
(SEE PAGE   )                  certificate of merger to be filed with the Secretary of
                               State of the State of Delaware. If the Grizzard stockholders approve the merger at the special meeting and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed on or about September 30,
                               1999. Grizzard and MSGI cannot assure you that they can
                               obtain the necessary stockholder approval and regulatory
                               approvals or that the other conditions to completion of the merger will be satisfied.
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                             COMPARATIVE SHARE DATA

    The following table sets forth certain earnings, dividend and book value per share data for MSGI and Grizzard on a historical basis and pro forma basis:

    The information is only a summary and you should read it in conjunction with the "Selected Consolidated Historical and Unaudited Pro Forma Combined Financial
Data" beginning on page   and the respective audited consolidated financial
statements (and related notes) of MSGI and Grizzard incorporated by reference or appearing elsewhere in this proxy statement/prospectus.

    The Grizzard pro forma equivalent per share amounts are calculated by multiplying the assumed exchange ratio of 16.65 shares of MSGI common stock for each share of Grizzard common stock by the pro forma per share values of MSGI for the relevant period.

    This information is not necessarily indicative of the results of future operations of the combined company or the actual results that would have occurred had the merger been consummated prior to the periods indicated.
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
                                                       AS OF OR FOR THE    AS OF OR FOR THE
                                                          YEAR ENDED       NINE MONTHS ENDED
                                                         JUNE 30, 1998      MARCH 31, 1999
                                                       -----------------  -------------------
Per share of MSGI common stock:
Book value:
    Historical.......................................     $      1.34         $       .92
    Pro forma........................................     $      3.86         $      3.71

Net loss attributable to common stockholders:
    Historical.......................................     $      (.37)        $      (.42)
    Pro forma........................................     $      (.10)        $      (.17)


                                                       AS OF OR FOR THE    AS OF OR FOR THE
                                                          YEAR ENDED      THREE MONTHS ENDED
                                                       DECEMBER 31, 1998    MARCH 31, 1999
                                                       -----------------  -------------------
Per share of Grizzard common stock:
Book value:
    Historical.......................................     $    136.31         $    137.97

Cash dividends declared:
    Historical.......................................     $      2.50                  --

Net income:
    Historical.......................................     $     32.07         $      1.49
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
                                                       AS OF OR FOR THE    AS OF OR FOR THE
                                                          YEAR ENDED       NINE MONTHS ENDED
                                                         JUNE 30, 1998      MARCH 31, 1999
                                                       -----------------  -------------------
Per share of Grizzard common stock:
Book value:
    Historical.......................................     $    113.36         $    137.97
    Equivalent pro forma.............................     $     64.27         $     61.77

Cash dividends declared:
    Historical.......................................     $      1.00         $      2.50

Net income (loss):
    Historical.......................................     $     34.11         $     26.11
    Equivalent pro forma.............................     $     (1.67)        $     (2.83)
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                     MARKET PRICE AND DIVIDEND INFORMATION

    The shares of MSGI common stock are listed and principally traded on the Nasdaq National Market System and quoted under the symbol "MSGI." Grizzard is a privately held company, and its common stock is not traded on any established market. The following table sets forth, for the quarters indicated, the high and low closing prices of MSGI common stock as reported on the Nasdaq National
Market System. For current price information, Grizzard stockholders are urged to consult publicly available sources. No equivalent market price data is available for Grizzard.

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
                                                                               HIGH        LOW
                                                                             ---------  ---------
1999
  First Quarter............................................................  $    3.81  $    2.03
  Second Quarter...........................................................       3.56       2.19
  Third Quarter............................................................      14.50       3.31
  Fourth Quarter...........................................................      41.00      15.69

1998
  First Quarter............................................................  $    4.19  $    3.00
  Second Quarter...........................................................       5.56       3.50
  Third Quarter............................................................       5.50       3.88
  Fourth Quarter...........................................................       5.25       2.75

1997
  First Quarter............................................................  $    3.56  $    1.69
  Second Quarter...........................................................       5.25       2.00
  Third Quarter............................................................       5.63       3.19
  Fourth Quarter...........................................................       6.13       4.63

    The 20 trading day average price per share of MSGI common stock for the period ended on July 13, 1999, the last trading day before announcement of the proposed merger, was $27.50, and the 20 trading day average price per share of MSGI common stock for the period ended on August 9, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, was $16.50. The market price of MSGI common stock is subject to fluctuation. Therefore, the market value of the shares of MSGI common stock that Grizzard stockholders will receive in the merger may increase prior to the merger. Grizzard stockholders are urged to obtain current market quotations. For more information relating to the equivalent values of Grizzard common stock based on various values of the 20 trading day average closing price of MSGI common stock, see "The Merger Agreement-- Conversion of Grizzard Shares."

DIVIDEND INFORMATION

    MSGI has not paid any cash dividends on its common stock during the last five fiscal years. MSGI currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

    Grizzard declared dividends of $1.00 per share of its common stock during the year ended December 31, 1997 and $2.50 per share of its common stock during the year ended December 31, 1998. The dividends declared for 1997 were paid during the quarter ended March 31, 1998. The dividends declared for 1998 were paid on April 15, 1999.

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                        SELECTED CONSOLIDATED HISTORICAL
                AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following tables show selected historical financial data for each of MSGI and Grizzard and pro forma information for the combined company. This information is only a summary and should be read in conjunction with the historical financial statements and related notes of MSGI and Grizzard included
elsewhere and incorporated by reference in this document (beginning at page   ).

    MSGI SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated financial information presented below as of and for the five fiscal years ended June 30, 1998 have been derived from the audited consolidated financial statements of MSGI. The consolidated financial data for the nine months ended March 31, 1998 and 1999 have been derived from MSGI's unaudited consolidated financial statements incorporated by reference. The unaudited consolidated financial statements have been prepared by MSGI on a basis consistent with the audited financial statements and include all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended March 31, 1999 are not necessarily indicative of the results that will be achieved for future periods, including for the year ended June 30, 1999.

    The unaudited pro forma combined financial data presented below for MSGI and Grizzard for the year ended June 30, 1998 and as of and for the nine months ended March 31, 1999 reflect the results of operations as if the companies were combined as of July 1, 1997. The unaudited pro forma combined financial data as of March 31, 1999 reflect the acquisition of Grizzard and the conversion of redeemable, convertible preferred stock as if the transactions occurred on March 31, 1999. You should read this information in conjunction with the "Unaudited
Pro Forma Combined Financial Statements" beginning on page       .

                                                                                                                        PRO FORMA
                                                                                                                          NINE
                                                 HISTORICAL                    PRO FORMA           HISTORICAL            MONTHS
                                ---------------------------------------------  YEAR ENDED       NINE MONTHS ENDED         ENDED
                                                                                JUNE 30,            MARCH 31,           MARCH 31,
                                            YEARS ENDED JUNE 30,               ----------   -------------------------   ---------
                                1994(1)   1995(1)   1996    1997(2)   1998(3)   1998(4)       1998(3)       1999(5)      1999(6)
                                --------  -------  -------  --------  -------  ----------   -----------   -----------   ---------
                                                                         (IN THOUSANDS)
OPERATING DATA:
Revenue.......................  $     --  $ 3,630  $15,889  $ 24,145  $51,174   $170,820      $32,897       $56,357     $140,064
Amortization and
  depreciation................        39      117      501       970    1,486      8,565        1,066         1,405        6,696
Income (loss) from continuing
  operations..................      (844)  (1,255)    (460)   (3,574 (7)    (580)     5,661    (1,045)       (3,709)       1,919
Net income (loss).............    (2,810)     110(8)  (1,094)   (5,377 (9)    (780)    (2,379)    (1,131)    (3,779)      (4,023)
Net income (loss) attributable
  to common stockholders......    (2,810)     110   (1,094)  (20,199)  (4,724  10)    (2,379)    (4,795)(11)    (5,399)   (4,023)
Income (loss) per common
  share:
  From continuing
    operations................      0.06    (0.07)   (0.36)    (2.85)   (0.37)     (0.10)       (0.37)        (0.42)       (0.17)
  From discontinued
    operations................     (1.97)    0.13       --        --       --         --           --            --           --
    Income (loss) per share...     (1.91)    0.06    (0.36)    (2.85)   (0.37)     (0.10)       (0.37)        (0.42)       (0.17)

Weighted average common shares
  outstanding.................     1,369    1,808    3,068     7,089   12,892     24,040       12,828        12,915       23,952

                                                                                                                        PRO FORMA
                                                                                                                          NINE
                                                 HISTORICAL                    PRO FORMA           HISTORICAL            MONTHS
                                ---------------------------------------------  YEAR ENDED       NINE MONTHS ENDED         ENDED
                                                                                JUNE 30,            MARCH 31,           MARCH 31,
                                            YEARS ENDED JUNE 30,               ----------   -------------------------   ---------
                                1994(1)   1995(1)   1996    1997(2)   1998(3)   1998(4)       1998(3)       1999(5)      1999(6)
                                --------  -------  -------  --------  -------  ----------   -----------   -----------   ---------
                                                                         (IN THOUSANDS)
OTHER DATA:

EBITDA (12)...................  $   (805) $(1,138) $    41  $      4  $   906   $ 15,013      $    21       $(2,304)       9,299

Net cash used in operating
  activities..................  $ (2,186) $(2,128) $  (884) $ (2,664) $(1,886)        --      $  (208)      ($1,341)          --

Net cash provided by (used in)
  investing activities........     1,195    2,635     (572)      578   (7,281)        --       (6,221)       (5,050)          --

Net cash provided by (used in)
  financing activities........     1,301      292    1,631     3,622   12,474         --       11,557         1,389           --

                                                               HISTORICAL                                   HISTORICAL
                                                             AS OF JUNE 30,                              AS OF MARCH 31,
                                       -----------------------------------------------------------  --------------------------
                                         1994       1995(2)      1996       1997(3)      1998(9)      1998          1999
                                       ---------  -----------  ---------  -----------  -----------  ---------  ---------------
                                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................  $     419   $   1,218   $   1,393   $   2,929    $   6,235   $   8,057     $   1,233
Working capital (deficit)............        958         578       1,651         189        5,013       6,833        (3,953)
Total intangible assets..............         --       7,273       7,851      16,127       24,771      24,278        30,609
Total assets.........................      2,171      11,824      13,301      25,391       49,781      48,504        60,387
Total long term debt, net of current
  portion............................      1,505       3,000       1,517       3,205          204         792         1,519
Redeemable convertible preferred
  stock..............................         --          --       1,306          --       14,367      13,696        15,987
Total stockholders' equity...........  $     666   $   5,165   $   6,945   $  13,686    $  17,325   $  17,258     $  11,884

                                          PRO FORMA
                                       AS OF MARCH 31,
                                       ---------------
                                          1999(13)
                                       ---------------

BALANCE SHEET DATA:
Cash.................................     $   3,462
Working capital (deficit)............        (4,814)
Total intangible assets..............       134,981
Total assets.........................       207,002
Total long term debt, net of current
  portion............................        56,649
Redeemable convertible preferred
  stock..............................            --
Total stockholders' equity...........     $  88,977

         (1) On April 25, 1995, the Company acquired all of the outstanding common shares of Alliance Media Corporation. The assets of Alliance consisted primarily of all the issued and outstanding shares of Stephen Dunn & Associates, Inc. ("SD&A"). The results of operations for Alliance and SD&A are included in the consolidated statements of operations beginning April 25, 1995.

         (2) Effective October 1, 1996, the Company acquired all of the outstanding common shares of Metro Services Group, Inc., renamed Metro Direct, Inc. The results of operations for Metro Direct are included in the consolidated statements of operations beginning October 1, 1996.

         (3) Effective July 1, 1997, the Company acquired all of the outstanding common shares of Pegasus Internet, Inc. The results of operations for Pegasus are included in the consolidated statements of operations beginning July 1, 1997. Effective December 1, 1997, the Company acquired all of the outstanding common shares of Media Marketplace, Inc. and Media Marketplace Media Division, Inc. The results of operations for Media Marketplace are included in the consolidated statements of operations beginning December 1, 1997. In May 1998, MSGI formed Metro Fulfillment, Inc., a new operating subsidiary providing on-line commerce, real time database management, inbound/outbound customer service, custom packaging, assembling, product warehousing, shipping, payment processing and retail distribution.

         (4) The pro forma statement of operations for the year ended June 30, 1998 gives effect to the following transactions as if each had occurred on July 1, 1997: (a) the acquisition of Media Marketplace, Inc. and Media Marketplace Media Division, Inc.; (b) the January 1999 acquisition of Stevens-Knox List Brokerage, Inc., Stevens-Knox List Management, Inc. and Stevens-Knox International, Inc. (collectively, "SKA"); (c) the May 1999 acquisition of CMG Direct Corporation;

    (d) conversion of all outstanding shares of redeemable convertible preferred stock; and (e) the proposed merger and acquisition of Grizzard.

         (5) Effective January 1, 1999, the Company acquired all of the outstanding common shares of SKA. The results of operations for SK&A are included in the consolidated statements of operations beginning January 1, 1999.

         (6) The pro forma statement of operations for the nine months ended March 31, 1999 gives effect to the following transactions as if each had occurred on July 1, 1998: (a) the January 1999 acquisition of SKA; (b) the May 1999 acquisition of CMG Direct Corporation; (c) the proposed merger and acquisition of Grizzard. Effective March 1, 1999, MSGI sold 85% of the issued and outstanding common stock of Metro Fulfillment, Inc.; and (d) conversion of all outstanding shares of redeemable convertible preferred stock.

         (7) Loss from operations includes compensation expense on option grants of $1,650,000 which were granted at exercise prices below market value and approximately $958,000 for restructuring costs.

         (8) Net loss includes a gain from sale of securities of approximately $1,580,000.

         (9) Net loss includes a charge for approximately $113,000 for discounts on warrant exercises and approximately $1,180,000 for the costs associated with a withdrawn public offering.

        (10) Net loss attributable to common shareholders include the impact of dividends on preferred stock for a non-cash, non-recurring beneficial conversion feature of $3,214,400.

        (11) Net loss attributable to common shareholders include the impact of dividends on preferred stock for a non-cash, non-recurring beneficial conversion feature of $3,214,400.

        (12) EBITDA is defined as earnings before interest expense, income tax, depreciation, amortization and other non-cash items. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles), as an indicator of MSGI's operating performance, as an alternative to cash flows provided by operating activities (as determined in accordance with generally accepted accounting principles), or as a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it enhances the understanding of the financial performance of a company with substantial amortization and depreciation expense. MSGI's definition of EBITDA may not be the same as that of similarly captioned measures used by other companies.

        (13) The pro forma balance sheet as of March 31, 1999 gives effect to the following transactions as if each occurred on March 31, 1999: (a) the May 1999 acquisition of CMG Direct Corporation; (b) the exercise of stock options and warrants which occurred in April 1999; and (c) the April 1999 conversion of the redeemable convertible preferred stock into common stock; and (d) the proposed merger and acquisition of Grizzard.

GRIZZARD SELECTED HISTORICAL FINANCIAL DATA

    The selected financial information as of and for the three months ended March 31, 1998 and 1999 have been derived from the unaudited financial statements of Grizzard and are included elsewhere in this document. The selected financial information as of and for the years ended December 31, 1997 and 1998 and for the year ended December 31, 1996 have been derived from the audited financial statements of Grizzard included elsewhere in this proxy statement/prospectus. The selected financial information for the years ended December 31, 1994 and 1995 have been derived from the audited financial statements of Grizzard not included herein. In the opinion of Grizzard management, the unaudited financial statements as of and for the three months ended March 31, 1998 and 1999 have been prepared by Grizzard on a basis consistent with the audited financial statements and include all normal recurring adjustments necessary for a fair statement of the results of the interim periods reflected. The selected financial information below is qualified in its entirety by, and should be read in conjunction with, "Grizzard Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page and the financial statements and notes thereto appearing elsewhere herein.

                                                                                                THREE MONTHS ENDED
                                                           YEARS ENDED                        MARCH 31,    MARCH 31,
                                      -----------------------------------------------------  -----------  -----------
                                        1994       1995       1996       1997       1998        1998         1999
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING DATA:

Net sales...........................  $  30,648  $  45,460  $  46,589  $  57,879  $  65,198   $  14,790    $  17,258

Depreciation and amortization.......      1,499      1,787      2,040      2,199      2,435         585          751

Operating income....................        447      2,561      1,765      6,675      7,463       2,009          471

Net income..........................        400      1,185        587      3,580      4,395       1,151          202

OTHER DATA:

EBITDA (1)..........................  $   2,078  $   4,219  $   3,977  $   8,850  $  10,167   $   2,612    $   1,306

Net cash provided by operating
  activities........................      2,262      1,177      3,243      5,361      1,076       3,574        5,385

Net cash used in investing
  activities........................     (1,023)    (2,913)    (3,376)    (1,768)    (3,055)       (884)      (2,745)

Net cash provided by (used in)
  financing activities..............       (811)     2,155       (201)    (2,329)       715      (3,768)      (2,445)

                                                              AS OF DECEMBER 31,                      AS OF MARCH 31,
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:

Cash.......................................  $      85  $     334  $      --  $   1,264  $      --  $     186  $     195

Working capital............................      5,384      6,166      5,012      6,707      8,803      6,823      6,924

Total intangible assets, net...............         --         --        311        658        860        728      3,236

Total assets...............................     21,957     31,341     35,338     40,942     45,828     33,682     41,053

Total long term debt, net of current
  portion..................................      2,173      5,118      5,107      3,208      3,645      2,570      5,129

Total stockholders' equity.................      8,537     10,660     11,236     14,652     18,833     15,803     18,307

        (1) EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles), as an indicator of Grizzard's operating performance, as an alternative to cash flows provided by operating activities (as determined in accordance with generally accepted accounting principles), or as a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it enhances the understanding of the financial performance of a company with substantial amortization and depreciation expense. While Grizzard's definition of EBITDA may not be the same as that of similarly captioned measures used by other companies, it is included herein to provide additional information relating to Grizzard's ability to service indebtedness. EBITDA as presented herein is not necessarily comparable to EBITDA presented by other companies because not all companies define EBITDA in a similar way.

    The following information presents the summary quarterly information for Grizzard for each of the quarters in the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999. Due to a significant portion of Grizzard's business being concentrated in fundraising services for not-for-profit organizations which have increased activity during the quarter ended December 31, a significant portion of the sales and related costs are recognized in the fourth quarter of the year as reflected below:

                       GRIZZARD ADVERTISING INCORPORATED
                      SUPPLEMENTARY FINANCIAL INFORMATION
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                               THREE MONTHS ENDED
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                  1997        1997         1997           1997
                                                               -----------  ---------  -------------  ------------
1997
Net Sales....................................................   $  10,749   $  11,777    $  12,428     $   22,925
Gross Profit.................................................       4,357       4,959        5,322         11,713
Operating Income (Loss)......................................        (108)        438          641          5,704
Interest Expense--Net........................................        (201)       (197)        (182)          (110)
Income (Loss) before Income Taxes............................        (295)        263          484          5,468
Net (Loss) Income............................................        (178)        159          293          3,306

                                                                               THREE MONTHS ENDED
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                  1998        1998         1998           1998
                                                               -----------  ---------  -------------  ------------
1998
Net Sales....................................................   $  14,790   $  10,634    $  11,251     $   28,523
Gross Profit.................................................       6,991       4,696        3,699         13,641
Operating Income (Loss)......................................       2,009        (163)      (1,439)         7,056
Interest Expense--Net........................................        (187)        (50)        (163)          (212)
Income (Loss) before Income Taxes............................       1,838        (152)      (1,579)         6,916
Net (Loss) Income............................................       1,151         (95)        (989)         4,328

                                                                  THREE
                                                                 MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                                  1999
                                                               -----------
1999
Sales........................................................   $  17,258
Gross Profit.................................................       7,036
Operating Income.............................................         471
Interest Expense--Net........................................        (172)
Income before Income Taxes...................................         311
Net Income...................................................         202

GRIZZARD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

INTRODUCTION

    Grizzard provides direct marketing and fundraising services to a variety of customers throughout the U.S. Such services include creative, strategy, database management, print, production, list management and brokering, mailing, and analysis. Grizzard's customers include several well-established and well-respected not-for-profit organizations. Grizzard's customers also include a number of banks and other commercial institutions as a provider of direct mail advertising for their products and services.

    Grizzard was founded in 1919 and has been privately held since its founding. Grizzard operates out of three main locations: Atlanta, Houston and Los Angeles. In addition to these main locations, Grizzard has satellite sales offices in Florida, New Jersey, Connecticut, Illinois and Nebraska.

RESULTS OF OPERATIONS

    The following table sets forth certain of Grizzard's statements of income information as a percentage of net sales during the three months ended March 31, 1998 and 1999 and the years ended December 31, 1997 and 1998.

                                                                      THREE MONTHS
                                                                         ENDED
                                                                       MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                  --------------------  -------------------------------
                                                                    1998       1999       1996       1997       1998
                                                                  ---------  ---------  ---------  ---------  ---------
Net Sales.......................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of Sales...................................................       52.7       59.2       60.0       54.5       55.5
                                                                  ---------  ---------  ---------  ---------  ---------
    Gross Profit................................................       47.3       40.8       40.0       45.5       44.5
Selling, General and Administrative Expenses....................       33.7       38.0       36.2       34.0       33.1
                                                                  ---------  ---------  ---------  ---------  ---------
Operating Income................................................       13.6        2.8        3.8       11.5       11.4
Interest Expense--Net...........................................       (1.3)      (1.1)      (1.8)      (1.2)       (.9)
Other--Net......................................................         .1         .1         .3        (.1)        .3
                                                                  ---------  ---------  ---------  ---------  ---------
Income Before Income Taxes......................................       12.4        1.8        2.3       10.2       10.8
Provision for Income Taxes......................................        4.6         .6        1.0        4.0        4.0
                                                                  ---------  ---------  ---------  ---------  ---------
Net Income......................................................        7.8%       1.2%       1.3%       6.2%       6.8%
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

QUARTER ENDED MARCH 31, 1999 COMPARED TO QUARTER ENDED MARCH 31, 1998

    Net sales were $17.3 million for the quarter ended March 31, 1999 in comparison to net sales in the quarter ended March 31, 1998 of $14.8 million. The increase in net sales was due to continued growth in the non-profit client group and expansion of the commercial clients, excluding the financial institutions.

    Grizzard continued to add branches or divisions of their major not-for-profit clients, especially in the western United States.

    Cost of sales was 59.2% for the quarter ended March 31, 1999, versus 52.7% in the quarter ended March 31, 1998. This change was caused by a shift in mix in products. There was a decline in some of the higher margin data processing services for financial institutions. The increases in net sales occurred in the more traditional letter shop and mailing services that have historically had lower margins. The decline in net sales associated with financial institutions was due to the loss of a major financial institution client in mid-1998.

    Selling, general and administrative expenses were 38.0% of sales in the 1999 quarterly period and 33.7% in the same period in 1998. The reasons for the increase were the addition of sales staff to better exploit market opportunities, and increased administrative costs, including additional staffing to enhance Grizzard's capabilities to perform data base analysis and predictive modeling for its clients.

    The net effect of the increased sales offset by the increased cost of sales and selling, general and administrative cost was an overall reduction in operating profit. Operating income for this quarter in 1999 was $0.5 million compared to $2.0 million in 1998. As a percent of sales, operating income was at 2.8% of sales in 1999, compared to 13.6% in the 1998 period.

    Interest expense-net decreased slightly and other income increased a modest amount.

    Net cash provided by operating activities was $5.4 million in the quarter ended March 31, 1999 and $3.6 million in the same quarter in 1998. The cash provided by net collections of accounts receivable were close to the same amount in both years; however, the cash used for increases in inventories and other current assets were approximately one-third in 1999 compared to those increases in the same quarter in 1998.

    Net cash used by investing activities was $2.7 million in the quarter ended March 31, 1999 and $0.9 million in the same quarter in 1998. The $2.7 million for the quarter ended March 31, 1999 was comprised of $2.2 million to acquire Colecorp, Inc. and $0.5 million for additions of property, plant and equipment. In the quarter ended March 31, 1998, approximately $0.9 million was used for additions of property, plant and equipment.

    Net cash used in financing activities was $2.4 million in the quarter ended March 31, 1999. In the quarter ended March 31, 1998, $3.8 million was used in financing activities. Cash payments on long-term debt were approximately $.7 million in both periods. In the quarter ended March 31, 1999, the major sources of cash were cash loans from IBM Credit Corporation to assist in funding certain systems development work, and $2.2 million from a bank loan to fund the acquisition of Colecorp. Offsetting these additions were payments made on Grizzard's line of credit.

    Colecorp is a marketing firm based in Houston, Texas that specializes in marketing consulting services. The acquisition of Colecorp by Grizzard was finalized in February 1999. Grizzard expects Colecorp will generate cash flows each year that will be adequate to repay the debt incurred to make the acquisition and to fund any future debt service requirements related to the merger.

    Grizzard believes that cash provided by operations and cash available from its line of credit will be sufficient to finance its operations requirements, as well as enable Grizzard to satisfy its interest and debt obligations, over the next twelve months. Additional investments will be funded by long term debt.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Net sales were $65.2 million in 1998 compared to $57.9 million in 1997. This increase of $7.3 million was primarily due to increased volume with existing clients.

    A major portion of that increase came as a result of adding branches or divisions of existing clients. These efforts were boosted by the decision of a competing company to exit the direct mail fund raising business. Significant gains were made in the western United States and in Canada.

    Cost of sales were 55.5% of revenues in 1998 versus 54.5% in 1997. The major causes of this change were increased labor cost and increased cost from expansion of production capacity.

    Selling, general and administrative expenses were 33.1% of revenues in 1998 and 34.0% in 1997. This improvement in operating margins is primarily attributable to changes in the sales incentive programs that effectively reduced the sales commission rate by 17%. These changes were implemented at the beginning of 1998.

    Operating income was $7.5 million in 1998, compared to $6.7 million in 1997. This represents an increase of 11.9%, on a sales increase of 12.6%.

    Net interest expense decreased slightly, and other income improved by $0.2 million, resulting in an increase in pretax income of 18.6%.

    The effective income tax rate for 1998 was 37.4% in 1998, compared to 39.5% in 1997.

    Net income totaled $4.4 million in 1998 versus $3.6 million in 1997, an increase of 22.8%.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Net sales in 1997 were $57.9 million, compared to 1996 net sales of $46.6 million. This was an increase of $11.3 million, or 24.2%. This increase was driven by growth within the not-for-profit client group and significant increases in sales to the financial institution markets.

    Cost of sales were 54.5% of revenues in 1997 and 60.0% of revenues in 1996. This improvement in gross margins was attributable to the increased volume of business that Grizzard was able to support with its existing capacity. That margin improvement of 5.5% points contributed $3.2 million in additional gross profit. The profits on the additional sales contributed another $4.5 million. Those two factors resulted in an increase in gross profits of $7.7 million, or 41.6%.

    Selling, general and administrative expenses increased $2.8 million from 1996 to 1997, representing an increase of 16.8%. As a percent of sales, selling, general and administrative expenses were 34.0% in 1997 versus 36.2% in 1996. The improvement in selling, general and administrative expenses as a percent of sales was due to the increased volume of business being supported without increasing support and overhead costs.

    The combination of significant increases in revenues without the same level of increases in costs resulted in operating income increasing by $4.9 million, or 278.2%, in 1997 over 1996. In 1997, operating profit was $6.7 million versus $1.8 million in 1996.

    Net interest expense and other income/expense improved slightly as a percentage of sales.

    Income before income taxes was $5.9 million in 1997, compared to $1.1 million in 1996.

    The effective income tax rate was 39.5% in 1997 and 44.8% in 1996. The higher effective tax rate in 1996 as compared to 1997 resulted primarily from the effect of a similar level of permanently non-deductible items on lower pre-tax income. Net income was $3.6 million in 1997 and $0.6 million in 1996.

    Cash flows from operations in 1998 were $1.1 million compared to cash flows from operations in 1997 of $5.4 million. This change was due to increases in inventories and prepaid postage in 1998 compared to 1997, and reductions in amounts payable to vendors and amounts on deposit from customers. In 1996, cash flows from operations were $3.2 million. From 1996 to 1997, amounts payable to vendors increased significantly and prepaid postage decreased; both these factors were the major causes of the relatively strong cash flow from operations in 1997.

    In 1998, cash used in investing activities was $3.1 million, versus $1.8 million in 1997. A significant portion of the investment in 1998 was the expansion of Grizzard's facility in Houston. In 1996, $3.4 million was used in investing activities.

    In 1998, $0.7 million was provided by financing activities; in 1997, $2.3 million was used in financing activities, and in 1996, $0.2 million was used in financing activities.

FINANCIAL CONDITION AND LIQUIDITY

    Grizzard's primary source for working capital is a bank line of credit with a seasonal increase in limit. The normal limit from 1996 to 1998 was $5 million. From October to February of all three years, this limit was increased to $8 million. This increase was necessary due to the seasonal aspect of Grizzard's operations. A major portion of Grizzard's revenues are earned in the fourth calendar quarter. That is due to many of the appeals for donations for not-for-profit clients being mailed around the holiday season in November and December. The $5 million and $8 million line of credit referenced above are maximum amounts available with the line of credit. Grizzard's borrowings under the line of credit did not reach the limit in 1997 or 1998.

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
    Long term financing has been used to fund investments in property, plant and equipment.

    Grizzard believes that cash provided by operations and cash available from its unused line of credit will be adequate to finance its operations requirements, as well as enable Grizzard to satisfy its interest and debt obligations, over the next twelve months. Additional investing requirements will be funded by additional long-term debt.

NEW ACCOUNTING STANDARDS

    In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), was issued. SFAS 133 establishes standards for derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. SFAS 133 is effective for Grizzard beginning in 2001. SFAS 133 is not expected to have a material effect on Grizzard's financial statements.

YEAR 2000 READINESS DISCLOSURE STATEMENT

    BACKGROUND

    The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips using just two digits rather than four to identify years (e.g., 98 for 1998). On January 1, 2000, any clock or date recording mechanism, including date-sensitive software using only two digits to represent the year, may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar activities. Therefore, a program was instituted by Grizzard in 1998 to assess and fix all potentially significant Year 2000 problems.

    The program consists of three phases: (1) identification and assessment (including prioritization) in relation to Grizzard's business processes of all information technology ("IT") systems and non-information technology systems, including buildings, telephone systems and other infrastructure systems which contain microcontroller technology (non-IT systems) that may be sensitive to the Year 2000 issue; (2) remediation (including modification, upgrade and replacement) of systems that have a Year 2000 problem; and (3) testing the systems for compliance.

    Grizzard is also reviewing the Year 2000 readiness of third parties which provide goods or services that are mission critical to Grizzard's operations.

    STATE OF READINESS

    Grizzard has completed the identification and readiness assessment of all IT and non-IT systems. All mission critical applications have been 100% remediated and subsequent testing has been successful.

    The cost of repairing and testing IT and non-IT systems was approximately $.6 million, which was funded through operating cash flows. Of such costs, approximately $.5 million was incurred through March 31, 1999. Costs associated with correcting and testing existing systems are expensed as incurred. Grizzard believes that such costs will not have a material adverse effect on its liquidity, financial condition, or results of operations. Grizzard is replacing certain systems in the normal course of business with new systems, which are expected to improve functionality, usefulness and efficiency. Approximately $.3 million was spent as of December 31, 1998 and $3.0 million is expected will be spent on these activities in 1999, most of which has been and will be capitalized. The timing of the replacement of systems was not accelerated as a result of Year 2000 issues.

    THIRD PARTY SUPPLIERS

    Grizzard has initiated and is reviewing formal communications with mission-critical third parties which provide goods or services essential to Grizzard's operations. These communications are to determine the extent to which Grizzard is vulnerable to any failure by such third parties to remediate their respective Year 2000 problems and to resolve such problems to the extent practicable. Based on the responses received to date from these suppliers, it appears that there is no material risk that the operations of Grizzard will be negatively impacted by any lack of readiness of third party suppliers.

    RISKS AND CONTINGENCY PLANNING

    To the extent practicable, Grizzard is revising its existing business interruption contingency plans to address internal and external issues specific to the Year 2000 problem. These plans, which are intended to enable Grizzard to continue to operate effectively, include performing certain processes manually, repairing or obtaining replacement systems, changing suppliers, and reducing or suspending operations. Grizzard expects to finalize its contingency planning by October 1999.

    Grizzard has conducted a comprehensive analysis and risk assessment of the operational problems, customer disruption and costs (including loss of revenues) that would be most likely to result from the failure by Grizzard or certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. Contingency plans are being finalized for dealing with the most reasonably likely worst case scenarios for IT systems, non-IT systems, including facilities, vendors and customers. In regard to the IT systems risk assessment, the most reasonably likely worst case scenario is that Grizzard's system used to store donor information for clients (which has been certified as Year 2000 compliant) will fail to function properly. Should this system fail completely, Grizzard would not be able to produce information for clients resulting in a loss of revenue for an extended period of time. In this situation, Grizzard would expect to recover all or most of the unbilled revenue upon resolving the causes of the system failure. The most reasonably likely worst case scenarios for non-IT systems, facilities, vendors and suppliers will be developed upon completion and approval of the contingency plans.

    POSSIBLE CONSEQUENCES OF YEAR 2000 PROBLEMS

    To date, Grizzard has not identified any IT or non-IT system that presents a material risk of not being Year 2000 compliant or for which a suitable alternative can not be implemented. However, as Grizzard completes the testing phase, it is possible that it may identify potential risks of Year 2000 disruption. It is also possible that such a disruption could have a material impact on Grizzard's financial condition and results of operations. In addition, if any key third parties who provide goods or services that are mission critical to Grizzard's business activities fail to appropriately address their Year 2000 issues despite their assurances to Grizzard, there could be a material adverse effect on Grizzard's financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Indebtedness of Grizzard under its various financing arrangements creates interest rate risk, which in February 1999 Grizzard began managing by entering into an interest rate swap agreement. Prior to this time, Grizzard did not manage this risk by entering into derivative financial instruments. Management has examined Grizzard's exposures to these risks and has concluded that none of Grizzard's exposures in these areas are material to fair values, cash flows or earnings. All financial instruments held by Grizzard are for purposes other than trading.

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
           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this proxy statement/ prospectus discuss MSGI's and Grizzard's plans and strategies for their respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Since MSGI and Grizzard are using pro forma financial statements consolidating the financial statements of the companies each of them has acquired with MSGI's financial statements as if MSGI had acquired such companies at an earlier date, the financial data MSGI present are based on estimates and do not necessarily reflect the results that would have been achieved at that time had MSGI actually acquired those companies at such earlier date, and, for that reason, may not accurately reflect future results. These forward-looking statements reflect the current views of MSGI's and Grizzard's management. However, various risks, uncertainties and contingencies could cause MSGI's and Grizzard's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

    - the success or failure of MSGI's and Grizzard's efforts to implement their respective business strategies.

    - the other factors discussed under the heading "Risk Factors" and elsewhere in this proxy statement/prospectus.

    MSGI and Grizzard assume no obligation to update any forward-looking statements contained in this proxy statement/prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in MSGI's securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this proxy statement/prospectus might not occur.

                                  RISK FACTORS

    MSGI MAY NOT HAVE OPERATING INCOME OR NET INCOME IN THE FUTURE; MSGI MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN; MSGI MAY HAVE PROBLEMS RAISING MONEY MSGI NEEDS IN THE FUTURE. Recently MSGI has had significant operating losses. During the year ended June 30, 1997, MSGI had an operating loss of approximately $3.6 million. During the year ended June 30, 1998, MSGI had an operating loss of approximately $580,000. Similarly, during the nine months ended March 31, 1999, MSGI had an operating loss of approximately $3.7 million. It is possible that MSGI may never achieve profitability, and even if MSGI does achieve profitability, MSGI may not be able to sustain or increase profitability on a quarterly or annual basis in the future. For a detailed account of MSGI's historical losses, please see the "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in MSGI's Annual Report on Form 10-KSB, as amended.

    Since the filing of the Annual Report, MSGI has acquired Stevens-Knox and Associates, Inc., Stevens-Knox List Brokerage, Inc., Stevens-Knox International, Inc. and CMG Direct Corporation. These acquisitions have caused additional working capital deficiencies and increased MSGI's net losses and negative cash flows from operations, thereby creating uncertainty with respect to the availability of funds to sustain MSGI's activities through 2000. The report of MSGI's independent accountants relating to the financial statements appearing in such Annual Report, as amended herein, contains an explanatory paragraph indicating that, at August 13, 1999, MSGI may be unable to continue as a going concern through 2000. MSGI has commenced efforts to relieve the working capital deficiencies and negative cash flows by taking substantial steps to obtain additional private equity financing. While MSGI anticipates that such financing will become available prior to the effective date of this registration statement, there is no assurance that sufficient financing will be available to MSGI on terms acceptable to it, or at all.

    In addition to these efforts to obtain private financing, MSGI may require additional capital, especially in light of MSGI's continuing acquisition program. MSGI may, from time to time, seek additional funding through public or private financing, including debt or equity financing. MSGI cannot assure you that adequate funding will be available as needed or, if it is available, that it will be on acceptable terms. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

    MSGI MAY BE UNABLE TO OBTAIN THE FINANCING NEEDED TO CONSUMMATE THE MERGER. MSGI estimates that it will need to obtain approximately $50 million in bank financing in order to complete the merger. These funds will be used to pay the cash portion of the merger consideration to the Grizzard stockholders. MSGI anticipates that the bank financing will consist of senior secured bank debt. Although MSGI has received indications of interest from various lenders, there is no assurance that sufficient financing will be available to MSGI on terms acceptable to it, or at all.

    THE SUBSTANTIAL AMOUNT OF DEBT OF THE COMBINED COMPANIES MAY RESTRICT FUTURE OPERATIONS. Following the merger, MSGI will have substantial indebtedness and significant debt service obligations. Although MSGI's management believes that the level of indebtedness of the combined company following the merger will be comparable to indebtedness of other similar sized participants in the direct marketing business, this substantial amount of indebtedness could have important consequences such as:

    - a substantial portion of MSGI's net cash provided by operations will be committed to the payment of its interest expense and principal repayment obligations and may limit what would be available for its operations, capital expenditures, acquisitions or other purposes;

    - MSGI's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

    - MSGI will be more highly leveraged than certain of its competitors, which may place it at a disadvantage and limit its ability to react to changes in its business; and

    - MSGI will have an increased vulnerability to general adverse economic and industry conditions.

    THE ABILITY OF MSGI TO INTEGRATE AND OPERATE THE COMBINED COMPANIES FOLLOWING THE MERGER MORE PROFITABLY IS UNCERTAIN. The ability of the combined businesses of MSGI and Grizzard to be more profitable than the businesses operating individually will depend on the ability of MSGI's management to successfully integrate the companies. MSGI is a vertically integrated direct marketing services company. The merger will cause MSGI to add additional computer data centers and to provide additional services, such as sheet-fed and web printing presses and letter-lasering and creative-services capabilities, to its business. Although these functions have been outsourced by MSGI for nearly ten years, print and production services are new lines of business for MSGI and different from what they have traditionally provided in-house. In addition, the merger will substantially increase MSGI's size, number of people employed, the jurisdictions in which it operates and its debt structure. Consequently, MSGI may not have adequate experience, capital resources, information systems and personnel to manage the expanded enterprise effectively.

    As you evaluate the merger, you should consider several risks MSGI will encounter while attempting to integrate the new businesses, including:

    - diversion of management's attention from core business concerns;

    - potential disruption of existing and acquired ongoing businesses;

    - inability to retain key personnel;

    - inability to successfully incorporate Grizzard's assets;

    - inability to maintain uniform standards, controls, procedures and policies; and

    - impairment of relationships with employees, customers or vendors.

    MSGI's management may be unable to integrate effectively the businesses without encountering the difficulties described above, and the economic performance of the combined company may not benefit as expected.

    MSGI MAY BE UNABLE TO RETAIN KEY OPERATIONAL MANAGEMENT OF GRIZZARD. Due to little overlap between the clients of MSGI and Grizzard, the success of the combined companies will depend in large part on MSGI's ability to retain Grizzard's key management personnel. While MSGI believes that it will be able to retain Grizzard's key management personnel, and has entered into employment agreements effective at the close of the merger with those key employees, the loss of one or more key employees during the transition period, or the inability to attract and retain qualified personnel on an ongoing basis, could have a material adverse effect on MSGI's business, financial condition and results of operations.

    THERE COULD BE AN ADVERSE IMPACT ON THE MARKET PRICE OF MSGI COMMON STOCK CAUSED BY THE POTENTIAL RESALE OF SHARES ISSUED IN THE MERGER. Sales, or the potential of sales, of a substantial number of shares issued in the merger could have an adverse effect on the market price of MSGI common stock. All shares of MSGI common stock to be issued in the merger will be eligible for public resale without restriction after January 1, 2000.

    MSGI AND GRIZZARD MAY NOT BE ABLE TO SUCCESSFULLY RETAIN THEIR CLIENTS OR INCREASE REVENUES. MSGI believes that it will be able to provide Grizzard's clients new Internet services, telemarketing services, e-commerce applications and direct mail processing and that Grizzard will provide MSGI's clients new creative services and print and production. MSGI's expectation that these cross-marketing efforts will result in additional revenues for the combined company is based on certain assumptions, including the assumption that clients will prefer to obtain these services from a single source vendor. In addition, MSGI is assuming that Grizzard's current clients will continue to be clients of the combined company after the merger. Since there is no long-term obligation on behalf of Grizzard's clients to continue as clients of the combined company, there can be no assurance that they will continue to utilize the services of the combined company. MSGI's actual revenue increases, if any, could differ from those projected, and such differences could be material.

    MSGI'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE MSGI'S FINANCIAL STATEMENTS REFLECT THE OPERATIONS OF MSGI'S RECENT ACQUISITIONS FROM THEIR RESPECTIVE ACQUISITION DATES. During the past two and one-half years, MSGI has made many significant acquisitions of operating divisions. Therefore, MSGI's historical operating results may not be indicative of MSGI's future operating results. MSGI's financial statements are consolidated to reflect the operations of MSGI's recent acquisitions of each of MSGI's subsidiaries from the date of acquisition, but since the subsidiaries historically have not operated as a consolidated business, MSGI cannot assure you that the statements are a clear indication of how the different subsidiaries will perform as a part of MSGI. MSGI's pro forma financial statements reflect the operations of MSGI's acquisitions for the full period, but, since the businesses were not operating as a consolidated group, their performance is no assurance that they will continue to operate with such results.

    A MAJOR STOCKHOLDER COULD ACQUIRE SIGNIFICANT AMOUNTS OF MSGI'S COMMON STOCK AT BELOW MARKET PRICES. In connection with a financing on December 24, 1997, MSGI granted G.E. Capital Corporation warrants to purchase up to 10,670,000 shares of MSGI's common stock at a nominal exercise price if MSGI does not achieve certain earnings targets. If MSGI files a registration statement with the SEC prior to December 31, 1999 which permits G.E. Capital to sell at least 1,766,245 shares of MSGI's common stock at a minimum price of $8.75 per share, then the warrant will be replaced with a new warrant to purchase 300,000 shares of common stock at an exercise price equal to one-third of the offering price of the common stock under such registration statement. If MSGI neither meets the earnings targets nor completes a registered offering of MSGI's common stock above the target price and date, the shares of common stock you receive will be substantially diluted and may lose value. The warrant agreement, and the amendment, relating to G.E. Capital's rights are exhibits to MSGI's Current Report on Form 8-K, as amended, filed on July 28, 1999.

    MSGI NEEDS TO BE ABLE TO ACQUIRE AND INTEGRATE COMPANIES AND NEW PRODUCT LINES SUCCESSFULLY TO IMPLEMENT MSGI'S GROWTH STRATEGY. MSGI's growth strategy includes completing acquisitions that expand and complement MSGI's business. If MSGI is unable to make acquisitions, MSGI may not be able to meet or exceed MSGI's historical levels of revenue growth and earnings. As a result, MSGI's stock price may be adversely affected.

    MSGI may be unable to make acquisitions due to, among other reasons, these factors:

    - the Internet companies MSGI seeks to acquire or invest in have excessive valuation;

    - MSGI may not be able to identify suitable companies to buy because many of the companies in the direct marketing business are relatively small when compared to MSGI;

    - MSGI may not be able to purchase companies at favorable prices, or at all, due to increased competition for these companies; and,

    - MSGI may not be able to raise funds in the future to finance future acquisitions.

    Future acquisitions only will succeed if MSGI can effectively assess characteristics of potential target companies or product lines, such as:

    - financial condition and results of operations;

    - attractiveness of products;

    - suitability of distribution channels; and

    - management ability.

    MSGI cannot assure you that it can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and its failure to do so may adversely affect MSGI's results of operations and its ability to sustain growth.

    Completed acquisitions may give rise to a number of additional difficulties, including:

    - difficulty integrating acquired technologies, operations and personnel with the existing business;

    - diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

    - strain on managerial and operational resources as management tries to oversee larger operations;

    - potential issuance of securities in connection with the acquisition, which issuance lessens or dilutes the rights and values of currently outstanding securities;

    - incurrence of additional debt;

    - the write-off of in-process research and development of software acquisition and development costs;

    - the amortization of goodwill and other intangible assets;

    - loss of key personnel from acquired companies;

    - failure of an acquired business to achieve targeted financial results; and

    - unanticipated problems and liabilities of acquired companies.

    MSGI's growth has placed significant demands on MSGI's administrative, operational and financial resources. To continue MSGI's future growth, MSGI also will be required to improve MSGI's operational and financial systems and obtain additional management, operational and financial resources. These additional costs may outweigh the benefits MSGI expects to obtain from internal growth.

    MSGI may not be able to successfully address these problems. MSGI's future operating results will depend to a significant degree on MSGI's ability to successfully manage growth and integrate acquisitions. Furthermore, some of MSGI's investments may be in early-stage companies with limited operating histories and limited or no revenues. MSGI may not be able to successfully develop these young companies.

    MSGI'S STRATEGY OF SELLING ASSETS OF, OR INVESTMENTS IN, MSGI'S ACQUIRED AND DEVELOPED COMPANIES PRESENTS CERTAIN RISKS. MSGI's business plan involves investing in early-stage companies and subsequently selling, in public or private offerings, all or portions of MSGI's interests in these companies. Market and other conditions largely beyond MSGI's control affect:

    - MSGI's ability to engage in such sales on favorable terms, or at all;

    - the timing of such sales; and

    - the amount of proceeds from such sales.

    If MSGI is unable to sell its interests at favorable prices, its future operating results and business would be harmed. Fluctuations in the market price and valuations of the securities MSGI intends to hold in such companies depends on market and other conditions that are beyond its control, and may result in fluctuations of the market price of its stock.

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
    THE DIRECT MARKETING SERVICES INDUSTRY AND THE MARKET FOR INTERNET PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE. The direct marketing services industry is highly competitive. The marketing resources of MSGI's clients are divided among many services other than those services in which MSGI competes, such as television, radio and newspaper advertising. Many of MSGI's competitors have certain competitive advantages over MSGI due to factors including:

    - greater financial resources;

    - longer operating histories;

    - stronger name recognition;

    - larger or more advanced technical resources; and

    - greater ability to quickly respond to new or emerging technologies.

    In addition, MSGI competes with the in-house telemarketing and direct mail operations of certain of MSGI's clients and potential clients.

    The market for Internet products and services is already highly competitive. Exacerbating this situation is the fact that the market for Internet products and services lacks significant barriers to entry, making it relatively easy for new businesses to enter this market. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of MSGI's current and potential competitors have greater financial, technical, operational and marketing resources than MSGI. MSGI may not be able to compete successfully against these competitors in selling MSGI's goods and services. Competitive pressures also may force prices for Internet goods and services down, and such price reductions likely would reduce MSGI's revenues.

    MSGI DOES NOT GENERALLY ENTER INTO LONG-TERM CONTRACTS WITH ITS
CLIENTS. MSGI's contracts or other arrangements with its direct marketing clients are generally entered into on a project-by-project basis. Moreover, if MSGI were to lose a long-standing client, replacing such client with a comparable client may require significant lead time. In addition, new client programs often begin with a pilot project that is smaller in scale, more limited in scope, and has a smaller marketing budget than projects conducted with long-standing clients. Although MSGI believes that it has historically achieved satisfactory levels of client retention, MSGI cannot assure you that it will be able to do so in the future.

    MSGI DEPENDS ON ITS KEY PERSONNEL. MSGI is highly dependent upon the continued services and experience of its senior management team, including J. Jeremy Barbera, Chairman of the Board and Chief Executive Officer, and Cindy H. Hill, Chief Financial Officer. MSGI's decentralized management philosophy delegates day-to-day operating decisions to the managers of each of its divisions. Therefore, MSGI is also highly dependent upon the effectiveness of a small group of 17 people at the division level. MSGI depends on the services of Mr. Barbera, Ms. Hill and the other members of its senior management and certain key employees to, among other things:

    - successfully integrate the operations of MSGI, CMG Direct and Grizzard;

    - continue MSGI's acquisition, investment and growth strategies; and

    - maintain and develop MSGI's client relationships.

    The loss of any key person could have a significant bearing upon MSGI's profitability, its ability to consummate future acquisitions, and its ability to finance, manage, or develop marketing programs. MSGI's operational success is contingent upon its ability to retain and expand its staff of qualified personnel on a timely basis. MSGI cannot assure you that adequate replacements can be found if

MSGI were to lose the services of any senior management or key employees. MSGI is also dependent upon the specialized skills of certain other personnel and may need to hire additional skilled personnel if MSGI experiences growth in its business. Competition for such personnel is intense and the inability to attract or maintain qualified employees could materially and adversely affect MSGI's business, financial condition and results of operations.

    MSGI maintains key person life insurance for certain members of the senior management team.

    MSGI MAY EXPERIENCE VARIATIONS FROM QUARTER TO QUARTER IN OPERATING RESULTS AND NET INCOME WHICH COULD ADVERSELY AFFECT THE PRICE OF MSGI'S COMMON STOCK. MSGI expects to experience significant fluctuations in future quarterly operating results. Quarterly fluctuations could adversely affect the market price of MSGI's common stock. Many factors, some of which are beyond MSGI's control, may cause future quarterly fluctuations, including:

    - the timing of MSGI's clients' direct marketing programs and the commencement of new contracts;

    - new customer contracts which may require MSGI to incur costs in periods prior to recognizing revenue under those contracts;

    - the effect of the change of business mix on profit margins;

    - the timing of additional selling, general and administrative expenses to support new business;

    - the costs and timing of the completion and integration of acquisitions, sales of assets and investments;

    - the timing of sales of assets;

    - the cyclical elements of MSGI's clients' industries;

    - the demand for MSGI's Internet products and services;

    - the market acceptance of new products and services;

    - specific economic conditions in the Internet and direct marketing industries; and

    - general economic conditions.

    The anticipated quarterly fluctuations, along with the emerging nature of commercial use of the Internet, makes predictions concerning MSGI's future revenues difficult. MSGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of MSGI's future performance for any subsequent fiscal quarter or for a full fiscal year. It also is possible that in some future quarters MSGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of MSGI's common stock may decline.

    MSGI'S MANAGEMENT AND SIGNIFICANT STOCKHOLDERS EXERCISE SUBSTANTIAL CONTROL OVER ITS BUSINESS. As of June 30, 1999, MSGI's directors and executive officers beneficially owned, in the aggregate, 3,561,896 shares of our common stock, representing approximately 15.8% of the common stock outstanding. Immediately after this offering, they will beneficially own, in the aggregate, 3,561,896 shares, representing approximately 14.7% of the common stock then to be outstanding. After this offering, two significant stockholders will beneficially own, in the aggregate, 6,661,706 shares, representing approximately 27.5% of the common stock. Accordingly, if these persons act together, they could exercise considerable influence over matters requiring approval of MSGI's stockholders, including the election of MSGI's board of directors.

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
    THE PRICE OF MSGI'S STOCK HAS BEEN VOLATILE. The market price of MSGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Such fluctuations may be triggered by:

    - differences between MSGI's actual or forecasted operating results and the expectations of securities analysts and investors;

    - announcements regarding MSGI's products, services or technologies;

    - announcements regarding the products, services or technologies of MSGI's competitors;

    - developments relating to MSGI's patents or proprietary rights;

    - specific conditions affecting the Internet industry;

    - specific conditions affecting the direct marketing services industry;

    - sales of MSGI's common stock into the public market;

    - general market conditions; and

    - other factors.

    In recent years the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of MSGI's stock.

    FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HARM MSGI'S BUSINESS. The Year 2000 issue could result in system failures or miscalculations causing disruption of operations of the companies. To date, MSGI has experienced very few problems related to the Year 2000 issue, and MSGI does not believe that it has a material exposure problem.

    MSGI has conducted a review of its computer systems and other systems for the purpose of assessing its readiness for Year 2000, and is in the process of modifying or replacing those systems which are not Year 2000 compliant. Based upon this review, management believes such systems will be compliant by September 1999 for its existing business-critical systems. However, if modifications are not made or not completed timely, there could be a significant adverse impact on MSGI's operations.

    In addition, MSGI has communicated with its major vendors and suppliers to determine their state of readiness relative to the Year 2000 compliance and MSGI's possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which MSGI's systems may rely upon, will be timely converted or representations made to MSGI by these parties are accurate. As a result, the failure of a major vendor or supplier to adequately address their Year 2000 compliance could have a significant adverse impact on MSGI's operations.

    As of the date hereof, MSGI has incurred insignificant costs (primarily for internal labor) related to identifying and evaluating MSGI's Year 2000 issues to the system applications and anticipates spending an additional $520,000 to become Year 2000 compliant for its business-critical systems prior to the end of November 1999. The estimated completion date and remaining costs are based upon management's best estimates, as well as third party modification plans and other factors. However, there can be no guarantee that such estimates will occur and actual results could differ.

    MSGI is not able to determine whether the consequences of Grizzard's Year 2000 failures, if any, will have a material impact on the operations of the combined company, but they may. See "Grizzard Management's Discussion and Analysis of Financial Conditions and Results of Operations--Year 2000 Readiness Disclosure Statement."

    FUTURE SALES OF MSGI'S SHARES COULD ADVERSELY AFFECT ITS STOCK PRICE. As of August 9, 1999, there were 22,027,021 shares of MSGI common stock outstanding. An additional 2,868,005 shares are issuable upon the exercise of currently exercisable warrants and options. If all these shares were issued, MSGI would have 24,895,026 shares of its common stock outstanding. In addition, 468,550 shares of MSGI common stock are issuable upon the exercise of outstanding options that are not currently exercisable. In addition, MSGI has the authority to issue up to approximately 810,000 shares of its common stock under MSGI's stock option plans.

    Of the common stock outstanding prior to this offering, approximately 13,184,000 shares are freely tradable without restriction under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions, or notice requirement under Rule 144(k), except for any such shares held by or purchased from persons deemed to be MSGI's "affiliates" which are subject to certain resale limitations pursuant to Rule 144 under the Securities Act. As of the date of this proxy statement/prospectus, the remaining shares of common stock outstanding are eligible for sale pursuant to rule 144 under the Securities Act.

    Sales of MSGI's common stock could adversely affect the market price of its common stock and could impair MSGI's future ability to raise capital through the sale of equity securities or make acquisitions for stock.

    MSGI DOES NOT INTEND TO PAY DIVIDENDS. MSGI does not intend to pay any cash dividends on its common stock for the foreseeable future. MSGI has not paid cash dividends on any of its capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance future growth of MSGI. In addition, MSGI cannot assure you that its operations will generate sufficient revenues to enable MSGI to declare or pay dividends.

    MSGI'S ABILITY TO ISSUE "BLANK CHECK" PREFERRED STOCK AND CERTAIN OTHER PROVISIONS OF ITS CERTIFICATE OF INCORPORATION COULD PREVENT OR DELAY TAKEOVERS. MSGI's restated certificate of incorporation authorizes the issuance of "blank check" preferred stock (that is, preferred stock which MSGI's board of directors can create and issue without prior stockholder approval) with rights senior to those of MSGI's common stock. Furthermore, MSGI has a staggered board of directors. These provisions, together with certain provisions of Nevada law limiting the voting rights of an acquiror of a controlling interest in a Nevada corporation (such as MSGI), as well as restrictions on certain business combinations (including certain mergers and exchanges), could delay or impede a merger, tender offer or other transaction resulting in a change in control of MSGI, even if such a transaction would have significant benefits to MSGI's stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of MSGI common stock.

    MSGI'S FUTURE SUCCESS IN THE INTERNET BUSINESS DEPENDS ON HOW ITS INTERNET STRATEGY EVOLVES AND THE FUTURE OF THE INTERNET. MSGI's future success in the Internet business depends on MSGI's successful implementation of its acquisition strategy and upon the continuation of current trends in the Internet industry. These factors include:

    - an ability to develop and maintain brand name awareness;

    - the continued increasing trend of Internet use;

    - MSGI's ability to form relationships with third parties who provide Internet services upon which MSGI is dependent;

    - the continued viability of the Internet's infrastructure;

    - MSGI's ability to adapt to the evolving Internet technology and consumer demands; and

    - MSGI's ability to identify and acquire interests in Internet companies at reasonable valuations.

    THE OPERATING PERFORMANCE OF MSGI'S SYSTEMS AND SERVERS IS CRITICAL TO ITS BUSINESS AND REPUTATION. Any system failure, including network, software or hardware failure, that causes an interruption or a decrease in the responsiveness of MSGI's services could result in reduced user traffic and therefore, reduced revenues. MSGI's systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer viruses, electronic break-ins, earthquakes or similar events. MSGI's insurance policies have low coverage limits and may not adequately compensate MSGI for losses that may occur due to interruptions in MSGI's service.

    MSGI's users and customers depend on Internet service providers, online service providers and other Web site operators for access to MSGI's products and services. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties in the future due to system failures unrelated to MSGI's systems.

    MSGI maintains extensive computer processing equipment and telemarketing equipment at its facilities throughout the United States, and such equipment represents a majority of MSGI's data services capability. Although back-up client files and databases are maintained off-site, and MSGI maintains business interruption insurance and has not had a major failure of MSGI's equipment, the risk of such failure does exist and, if MSGI's back-up systems and databases prove inadequate, such failure could have a material adverse effect on MSGI's business.

    MSGI MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS AND MSGI MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. MSGI's success depends in part on MSGI's intellectual property rights and its ability to protect such rights under applicable patent, trademark, copyright and trade secret laws. MSGI seeks to protect the intellectual property rights underlying its products and services by filing applications and registrations, as appropriate, and through MSGI's agreements with MSGI's employees, suppliers, customers and partners. However, the measures MSGI has adopted to protect its intellectual property rights may not prevent infringement or misappropriation of MSGI's technology or trade secrets. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

    MSGI licenses certain components of its products and services from third parties. MSGI's failure to maintain such licenses, or to find replacement products or services in a timely and cost effective manner, may damage MSGI's business and results of operations. Although MSGI believes its products and information systems do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against MSGI. From time to time MSGI has been, and MSGI expects to continue to be, subject to claims in the ordinary course of its business, including claims of MSGI's alleged infringement of the intellectual property rights of third parties. Any such claims could damage MSGI's business and results of operations by:

    - subjecting MSGI to significant liability for damages;

    - resulting in invalidation of MSGI's proprietary rights;

    - being time-consuming and expensive to defend even if such claims are not meritorious; and

    - resulting in the diversion of management time and attention.

    Even if MSGI prevails with respect to the claims, litigation could be time-consuming and expensive to defend, and could result in the diversion of MSGI's time and attention. Any claims from third parties also may result in limitations on MSGI's ability to use the intellectual property subject to these claims unless MSGI is able to enter into agreements with the third parties making such claims.

    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD HARM MSGI'S
BUSINESS. The telemarketing industry has become subject to an increasing amount of federal and state regulation. Violation of these rules may result in injunctive relief, monetary penalties or disgorgement of profits, as well as private actions for damages. While the FTC's new rules have not caused MSGI to alter its operating procedures, additional federal or state consumer-oriented legislation could limit MSGI's telemarketing activities and those of its clients or significantly increase MSGI's costs of regulatory compliance. Several of the industries which MSGI intends to serve, including the financial services and healthcare industries, also are subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of MSGI's clients, MSGI could be subject to a variety of enforcement or private actions for MSGI's failure or the failure of its clients to comply with such regulations.

    In addition, the growth of information and communications technology has produced a proliferation of information of various types and has raised many new issues concerning the privacy of such information. Congress and various state legislatures have considered legislation which would restrict MSGI's access to, and use of, credit and other personal information for direct marketing purposes. The direct marketing services industry, of which MSGI is a part, could be negatively impacted in the event any of these or similar types of legislation are enacted.

    With the exception of regulations applicable to businesses generally, with respect to MSGI's Internet products and services, MSGI is not currently subject to direct regulation by any government agency. Due to increasing popularity and use of the Internet, however, it is possible that a number of laws may be adopted with respect to the Internet in the future, covering issues such as:

    - user privacy;

    - pricing of goods and services offered; and

    - types of products and services offered.

    If the government adopts any additional laws or regulations covering use of the Internet, such actions could decrease the growth of the Internet. Any such reduction in the growth of the Internet may reduce demand for MSGI's goods and services and raise the cost to MSGI of producing its goods and services. Finally, MSGI's sales of goods and services may be reduced and the costs to MSGI of producing these goods and services may be increased if existing U.S. state and federal laws and foreign laws governing issues such as commerce, taxation, property ownership, defamation and personal privacy are increasingly applied to the Internet.

    MSGI FACES SECURITY RISKS CONCERNING THE TRANSMISSION OF CONFIDENTIAL INFORMATION. The secure transmission of confidential information over public telecommunications facilities is a significant barrier to e-commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by MSGI or other Internet sites to protect proprietary information, including:

    - advances in computer and software functionality; or

    - new discoveries in the field of cryptography.

    A compromise of security on the Internet would have a negative effect on the use of the Internet for e-commerce and communications. This in turn would have a negative effect on MSGI's business. A party that is able to circumvent MSGI's security measures could misappropriate MSGI's proprietary information or cause interruptions in its operations. Protecting against the threat of such security breaches or alleviating problems caused by such breaches may require MSGI to expend significant capital and other resources. When MSGI's activities and the activities of its customers and sponsors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches may expose MSGI to a risk of loss or litigation and possible liability. There is no guarantee that MSGI's security measures will prevent security breaches.

                              THE SPECIAL MEETING

PURPOSE

    MSGI and Grizzard are furnishing this proxy statement/prospectus to Grizzard stockholders in connection with the solicitation of proxies by Grizzard's board of directors. The Grizzard board of directors will use the proxies at the
special meeting of stockholders of Grizzard to be held on             , 1999 and
at any adjournment or postponement thereof.

    At the special meeting, Grizzard stockholders will be asked to vote upon the proposal to approve the agreement and plan of merger attached to this proxy statement/prospectus as Appendix A and authorize the merger of Grizzard into a wholly-owned subsidiary of MSGI, with the wholly-owned subsidiary as the surviving corporation.

DATE, PLACE AND TIME

    The special meeting of Grizzard's stockholders will be held on             ,
1999, at Grizzard's headquarters located at 229 Peachtree Street, N.E., Suite
900, Atlanta, Georgia, commencing at       a.m., local time.

RECORD DATE

    The Grizzard board of directors fixed the close of business on       , 1999
as the record date for the special meeting. Accordingly, only holders of
Grizzard common stock of record at the close of business on             , 1999
will be entitled to notice of, and to vote at, the special meeting.

GRIZZARD STOCKHOLDERS ENTITLED TO VOTE

    As of August 9, 1999, there were 135,355.96 shares of Grizzard common stock outstanding, and such shares of common stock were held by 63 holders of record. Each share of Grizzard common stock entitles the holder thereof to one vote. As of August 9, 1999, directors and executive officers may be deemed to be beneficial owners of 56.49% of the outstanding shares of Grizzard common stock.

VOTE REQUIRED; VOTING AT THE MEETING

    The holders of a majority of the outstanding shares of Grizzard common stock entitled to vote at the special meeting is necessary for a quorum to exist at the special meeting. Approval of the agreement and plan of merger and authorization of the merger require the affirmative vote of the holders of two-thirds of the outstanding shares of Grizzard common stock.

    Each of the Grizzard directors that are holders of Grizzard common stock, as well as Grizzard's affiliates and several stockholders that own significant amounts of Grizzard common stock, who together own 73.65% of the outstanding shares of Grizzard common stock, have agreed to vote their shares in favor of the merger agreement and the merger.

VOTING OF PROXIES

    All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

    Any proxies properly executed and marked "Abstain" shall be counted for purposes of determining whether there is a quorum, but the shares that such proxies represent will not be voted at the special meeting.

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
    A Grizzard stockholder who has given a proxy solicited by the Grizzard board of directors may revoke it by:

    - giving written notice of revocation to the Secretary of Grizzard;

    - delivering a later dated proxy to the Secretary of Grizzard; or

    - attending the special meeting and voting in person.

    Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to Grizzard Advertising Incorporated, 229 Peachtree Street N.E., Atlanta, Georgia, 30303, Attention: Debbi Layfield, Secretary.

SOLICITATION OF PROXIES

    The expenses of soliciting proxies for the special meeting will be borne by Grizzard, except that MSGI will pay expenses incurred in connection with filing, printing and mailing this proxy statement/ prospectus and the forms of proxy to the Grizzard stockholders.

    In addition to solicitation by mail, directors, officers, key employees and stockholders of Grizzard may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.

RIGHTS OF DISSENTING STOCKHOLDERS

    If the merger is completed, holders of Grizzard common stock who object to the merger are entitled to appraisal rights under Texas law. In order to exercise appraisal rights, Grizzard stockholders must strictly adhere to the provisions of Texas law governing appraisal rights. The following is a summary of the relevant provisions of Texas law and is qualified by reference to the relevant provisions of Texas law, a copy of which is attached to this proxy statement/prospectus as Appendix D.

    In order to receive appraisal rights, you must take the following steps:

    - send a written objection to the merger to Grizzard before the special meeting stating that your right to dissent will be exercised if the merger agreement is approved and the merger occurs;

    - state in your written objection your name and address to which notice of the approval of the merger should be delivered;

    - do not vote in favor of the merger; and

    - send a written demand to Grizzard Communications Group, Inc., the surviving corporation in the merger after GCG Merger Corp. changes its name, for payment for your shares of Grizzard common stock within 10 days after you receive notice from Grizzard Communications Group, Inc. that the merger has occurred (Grizzard Communications Group, Inc. will send the notice to you within 10 days after the merger is completed). State in your written demand the number of shares of Grizzard common stock that you own and your estimation of the fair value of those shares.

    The written objection should be delivered to Grizzard Advertising Incorporated, 229 Peachtree Street N.E., Atlanta, Georgia, 30303, Attention:
Debbi Layfield, Secretary. The written demand should be mailed to Grizzard Communications Group, Inc., 229 Peachtree Street, N.E., Atlanta, Georgia, 30303,
Attention: Debbi Layfield, Secretary. We recommend that you send both the objection and the demand by registered or certified mail, return receipt requested.

    If you have followed the procedures set forth above and the merger is completed, Grizzard Communications Group, Inc. will contact you within 20 days after receipt of your written demand in order to determine the fair value of your Grizzard common stock. The "fair value" of your Grizzard common stock will be determined as of the day before approval of the merger by Grizzard stockholders and will exclude any value arising from the expectation of the merger. If Grizzard Communications Group, Inc. and you have not agreed as to the fair value of your shares of Grizzard common stock within 60 days after the date the merger was approved, both you and Grizzard Communications Group, Inc. will have the right to have a court determine the fair value by filing a petition in Superior Court of Fulton County, Georgia no later than 60 days after the expiration of the negotiation period asking for a finding or determination from the court of the fair value of the shares of Grizzard common stock.

    After filing and a hearing of the petition, the court shall determine whether you have complied with Texas law, and if you have, appoint one or more qualified appraisers to determine the fair value of your shares and submit a report to the court. After a hearing regarding the report, the court shall determine the fair value of your shares and order Grizzard Communications Group Inc. to make payment to you of such value. You also will be paid interest beginning 91 days after the approval of the merger to the date of the judgment by the court. Upon payment of the judgment to you by Grizzard Communications Group, Inc., you shall cease to have any interest in your shares.

    The fair value of the Grizzard common stock could be worth more than, the same as or less than the value of the merger consideration you would have otherwise received by exchanging your shares of Grizzard common stock for the merger consideration.

    Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been fraudulent.

    If you exercise your right to dissent to the merger, after the merger is completed you will not have any rights as a MSGI stockholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF GRIZZARD

    The board of directors of Grizzard has unanimously determined that the terms of the merger agreement and the merger are in the best interest of Grizzard and the Grizzard stockholders. Accordingly, the board of directors of Grizzard recommends that Grizzard stockholders vote FOR the proposal to approve the merger agreement and the merger.

                                   THE MERGER

    The following information describes material aspects of the merger. This description is only a summary of the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices hereto, including the text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. You are urged to read the Appendices in their entirety.

GENERAL DESCRIPTION OF THE MERGER

    The boards of directors of MSGI, GCG Merger Corp. and Grizzard have each unanimously approved their respective entities entering into the merger agreement. The merger agreement provides that Grizzard will merge with GCG Merger Corp., a wholly-owned subsidiary of MSGI created for the purpose of effecting the merger. As a result, after the merger, Grizzard will be a wholly-owned subsidiary of MSGI, with GCG Merger Corp as the surviving entity of the merger. Immediately after the consummation of the merger, GCG Merger Corp. shall change its name to Grizzard Communications Group, Inc.

    WHAT YOU WILL RECEIVE IN THE MERGER

    As a result of the proposed merger, by virtue of the merger and without any action on the part of Grizzard stockholders, each share of Grizzard common stock (other than shares of Grizzard common stock owned directly or indirectly by Grizzard's stockholders who have exercised their dissenters' rights) will be converted into the right to receive:

    - An amount in cash equal to $302.90, less your pro rata share of professional fees and expenses incurred by Grizzard in connection with the merger;

    - 16.65 shares of MSGI common stock, subject to adjustment for increases or decreases in the 20 trading day average price per share of MSGI common stock two trading days prior to the closing date, as measured against the 20 trading day average closing price per share of MSGI common stock two trading days prior to the date of the signing of the merger agreement, which was $22.438 per share (for purposes of this proxy statement/prospectus MSGI and Grizzard have assumed that the 20 trading day average closing price per share of MSGI common stock is $22.188 as determined on August 9, 1999);

    - The contingent right to receive up to $36.94 which has been held back by MSGI from the cash merger consideration to set off losses arising from Grizzard's obligations under the merger agreement, the return of which is governed by the terms of the holdback agreement, attached as Appendix B; and

    - The contingent right to receive up to $29.55 over a period of four years if the former sole stockholder of Colecorp, Inc. makes certain elections with respect to certain earnout payments and Colecorp, Inc., a wholly-owned subsidiary of Grizzard, meets certain earnings targets.

    Upon completion of the merger, Grizzard's stockholders will own approximately 9.3% of the outstanding MSGI common stock and MSGI's existing stockholders will own approximately 90.7% of the outstanding MSGI common stock. These percentages assume that the number of shares of MSGI's common stock that will be issued per share of Grizzard common stock in the merger is determined by utilizing the 20 trading day average closing price of MSGI's common stock ending on August 9, 1999, which was $22.188 per share. In the event the 20 trading day average closing sale price of the MSGI common stock is higher than $22.438 per share at the time of closing, then the percentage of MSGI common stock owned by Grizzard stockholders following the merger will be lower; if the 20 trading day average closing price is lower than $22.188 per share at the time of closing, then the percentage of MSGI common stock owned by Grizzard stockholders will be higher.

BACKGROUND OF THE MERGER

    The direct marketing industry is undergoing rapid change and consolidation. Moreover, rapidly evolving, cost-efficient technologies are significantly changing the development and execution of marketing strategies. Not only is there increasing speed of information availability, but there also is increasing ease of use and manipulation of information. As a result, marketing customers are increasingly having greater expectations as to the speed at which marketing service providers develop and execute direct marketing and fundraising strategies.

    Customers also are demanding a broader spectrum of "turn-key services" from direct marketing service providers. To provide such services to their customers at the increased expectation levels resulting from the new and evolving technologies, the larger direct marketing service providers are either making significant capital investments, or acquiring or merging with other businesses to complete their full range of services.

    Grizzard believes that its limited access to capital resources may inhibit its ability to provide a full spectrum of turn-key services to its customers and thus inhibit its future growth in revenues and profitability. Accordingly, over the last several years, the Grizzard board of directors has considered various alternative means of increasing Grizzard's capital resources, either through an initial public offering of its common stock or a possible business combination, whether through sale, merger or joint venture, with a strong partner in the direct marketing industry that could provide Grizzard with additional capital resources as well as complement Grizzard's range of services to its clients.

    Grizzard began its search for a strategic partner in the middle of 1996. In May 1997, Mr. Michael D. Dzvonik, then President of Grizzard, first met with Mr.
J. Jeremy Barbera, Chairman and CEO of MSGI, to discuss their Company's roles in the marketplace. No further significant conversations were conducted between the parties until December 1998.

    On December 1, 1998, Grizzard's board of directors authorized Mr. Dzvonik, then Chairman and CEO of Grizzard, to actively seek a strategic partner. Throughout December 1998 and the early part of 1999, Mr. Dzvonik contacted, among others, Mr. Barbera to discuss the possibility of becoming strategic partners.

    On March 2, 1999, MSGI submitted to Grizzard a non-binding letter of intent for the acquisition of Grizzard by MSGI. On March 9, 1999, the Grizzard board of directors unanimously approved acceptance of MSGI's non-binding letter of intent and directed Mr. Dzvonik to sign the non-binding letter of intent on behalf of Grizzard, acknowledging Grizzard's acceptance of the terms of the non-binding letter of intent. The board of directors also authorized Mr. Dzvonik to retain on behalf of Grizzard legal, financial and accounting advisors to advise Grizzard on the merger. In mid-March 1999, MSGI presented its due diligence requests to Grizzard.

    In March, 1999, Grizzard engaged Alston & Bird LLP to serve as its special counsel and The Robinson-Humphrey Company, LLC to serve as its financial advisor. At a special meeting of Grizzard's board of directors on March 30, 1999, Mr. Dzvonik introduced the advisors to the board, and the advisors explained each of their roles in the proposed merger. The board members asked questions of the advisors, and the board and the advisors discussed the proposed merger.

    After the March 30, 1999 special board meeting, Grizzard's advisors prepared and delivered to MSGI their respective due diligence requests. Between March 30, 1999 and July 7, 1999, Mr. Dzvonik, Mr. Dextral Austin, Grizzard's Chief Financial Officer, Mr. Barbera and Ms. Cindy Hill, MSGI's Chief Financial Officer, as well as representatives and advisors from both companies, participated in a series of meetings in New York, New York; Atlanta, Georgia and Houston, Texas to discuss many aspects of the potential merger, including material financial terms of the merger and organizational issues. Mr. Dzvonik, Mr. Austin, Mr. Barbera and Ms. Hill, as well as representatives and advisors from both Grizzard and MSGI, further participated in numerous telephone calls to conduct reciprocal legal, business, accounting and financial due diligence.

    On April 26, 1999, Emerging Growth Equities, LTD. gave the MSGI board of directors a presentation relating to the business and potential acquisition of Grizzard, including such topics as the management, products and services and valuation of Grizzard. After extensive discussion, the board authorized Mr. J. Jeremy Barbera to move forward with the merger subject to delivery of the definitive documents to the board.

    On May 6, 1999, MSGI's counsel delivered a first draft of the merger agreement to Grizzard and its counsel. On May 20, 1999, Grizzard and its counsel provided written comments on this draft to MSGI and its counsel. In the following days, Grizzard, MSGI and their respective advisors continued to negotiate the provisions of the merger agreement and related documents. On June 15, 1999, the Grizzard board of directors held a special meeting to discuss the progress of the merger negotiations.

    On June 24, 1999, MSGI's counsel delivered the second draft of the merger agreement to Grizzard and its counsel. On June 29, 1999, Grizzard and its counsel provided written comments on the second draft to MSGI and its counsel. In the following days, Grizzard, MSGI and their respective advisors continued to negotiate the provisions of the merger agreement. On July 1, 1999, MSGI's counsel delivered the third draft of the merger agreement to Grizzard and its counsel. On July 7, 1999, Grizzard and its counsel provided written comments on this draft to MSGI and its counsel.

    On July 1, 1999 the board of directors of MSGI received drafts of the merger agreement and related documents and on July 7, 1999 the board of directors of MSGI held a special meeting to discuss the documents. At the meeting, the board of directors considered, among other things, the recommendation of Emerging Growth Equities, LTD. relating to the valuation of Grizzard. See "Recommendation of the MSGI's Board of Directors; MSGI's Reasons for the Merger." After due consideration, the MSGI board unanimously approved the merger agreement and the merger, subject to the conditions in the merger agreement. The MSGI board of directors directed Mr. Barbera and Ms. Hill to finalize the terms of the merger agreement and related documents and for Mr. Barbera to execute the final version of the merger agreement on behalf of MSGI.

    On July 7, 1999, the Grizzard board of directors held a special meeting to review the terms of the most recent draft of the merger agreement and related documents and to consider the factors set forth under the heading "Recommendation of the Grizzard Board of Directors; Grizzard's Reasons for the Merger." At the special meeting, Robinson-Humphrey provided its opinion that the merger consideration was fair to the Grizzard stockholders from a financial point of view. After due consideration, the Grizzard board unanimously approved the merger agreement and the merger, subject to the approval of the Grizzard stockholders. Grizzard's board of directors further directed Mr. Dzvonik and Mr. Austin to finalize the terms of the merger agreement and related documents and for Mr. Dzvonik to execute the final version of the merger agreement on behalf of Grizzard.

    On July 8, 1999, Mr. Dzvonik and Mr. Barbera, as well as representatives and advisors from both Grizzard and MSGI, met in New York, New York to finalize the merger agreement and related documents. On July 9, 1999, MSGI, GCG Merger Corp. and Grizzard executed the merger agreement as of July 8, 1999. On July 14, the companies issued a joint press release announcing the acquisition of Grizzard by MSGI.

MSGI'S REASONS FOR THE MERGER

    MSGI's board of directors believes that the terms of the merger with Grizzard are fair to, and in the best interests of, the MSGI stockholders. Accordingly, the board unanimously approved the merger agreement and the transactions contemplated thereby.

    In reaching its determination to approve the merger agreement and recommend approval of the issuance of MSGI common stock in connection with the merger, the MSGI board of directors considered the information presented to it by MSGI's management and its professional advisors. The principal factors considered by the MSGI board are summarized below:

    - OPPORTUNITIES FOR EFFICIENCIES AND SYNERGIES. MSGI believes that the merger will permit it to continue its strategy of rapid growth through the acquisition of direct marketing companies. Each of MSGI and Grizzard has competency in the financial services and fundraising markets, as well as expertise in regional marketing. Each of MSGI and Grizzard also hires sales staff from the client side. Each company distinguishes itself from competitors by managing targeted marketing campaigns from the development of an overall strategic plan for customer or donor acquisition and retention through implementation of the strategic plan. With little client overlap and strong similarities in vision, management style and customer service, the cultures of each company are compatible on almost every level. The acquisition also will provide both companies with many opportunities to save money by "insourcing" between each other many of the services previously handled by outside vendors. For example, Grizzard will provide MSGI with creative, print and production services, and MSGI will provide Grizzard with telemarketing services, e-commerce applications and direct mail processing.

    - FINANCIAL CONSIDERATIONS. The MSGI board considered its evaluation of the financial terms of the merger and their effect on holders of MSGI common stock. The board considered the financial performance and condition, and the business and prospects of Grizzard and MSGI, including the respective earnings history and performance of each of the two companies, as well as the results of MSGI's due diligence review of Grizzard.

    - STRUCTURE OF THE MERGER; TERMS OF THE MERGER AGREEMENT. The MSGI board considered the terms of the Grizzard merger agreement and its legal and tax implications. It also considered the voting agreement entered into by certain of the Grizzard directors, executive officers and Grizzard's largest stockholders, as well as the merger consideration payable to the Grizzard stockholders.

    - OPINION OF FINANCIAL ADVISOR. Emerging Growth Equities, LTD., MSGI's financial advisor in the Grizzard merger, delivered its written opinion to the MSGI board, to the effect that, as of the date of such opinion and based upon and subject to the assumption, limitations and qualifications set forth therein, the consideration to be issued in the merger was fair to MSGI from a financial point of view.

    - COUNTERVAILING CONSIDERATIONS. The board of directors of MSGI considered certain factors which may be characterized as countervailing considerations, including:

      - Dilution of existing holders of MSGI's common stock; and

      - Amount of debt which MSGI would incur as a result of the merger. The MSGI board considered that MSGI would be required to incur a substantial amount of indebtedness to complete the merger, and the impact this could have on the business of the combined company.

    The foregoing discussion of the information and factors considered by the MSGI board is not intended to be exhaustive but is believed to include all material factors considered by the MSGI board. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the MSGI board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors.

RECOMMENDATION OF THE GRIZZARD BOARD OF DIRECTORS; GRIZZARD'S REASONS FOR THE
  MERGER

    Grizzard's board of directors has determined that the merger is in the best interests of Grizzard and its stockholders and has unanimously approved the merger agreement. In reaching its determination, the Grizzard board of directors considered a number of factors, without assigning any relative weights to such factors, including but not limited to, the following:

    - the following determinations it had recently made:

      - Trends in the direct marketing industry, including the increasing demand for a broad spectrum of rapidly produced "turn-key services", would favor large-scale providers of direct marketing services with significant technological capabilities.

      - Although Grizzard had demonstrated the ability to operate profitably and generate sufficient cash flow to service its short term obligations, Grizzard believed its limited access to capital resources may inhibit its growth in revenues and profitability.

    - the effect on the Grizzard stockholders of Grizzard continuing as an independent entity compared to the effect of a combination with MSGI. The Grizzard board determined that an integration of Grizzard with MSGI, given MSGI's greater financial resources and Internet capabilities, may provide a better opportunity for Grizzard's long-term success and thereby maximize value for Grizzard's stockholders.

    - the synergies that existed between Grizzard's and MSGI's business and operations. Each of Grizzard and MSGI has competency in the financial services and fundraising markets, as well as expertise in targeted marketing campaigns.

    - the opportunities for efficiencies and a complement of services in the combined businesses and operations of Grizzard and MSGI. Grizzard will be able to provide MSGI with enhanced direct mail processing and creative, print and production services, all of which MSGI currently sources to outside vendors. MSGI, in turn, will be able to provide Grizzard with telemarketing services and e-commerce applications.

    - the terms of the merger agreement, including the form and amount of consideration to be received by the Grizzard stockholders, the terms and structure of the merger, and the size and nature of the holdback amounts. The Grizzard board of directors deemed it significant that the merger would provide Grizzard's stockholders with, in addition to cash, MSGI common stock for which there is an active and liquid trading market, in exchange for their Grizzard common stock, for which there is no established trading market or other means to readily achieve liquidity.

    - the opinion provided by Robinson-Humphrey that the merger consideration was fair to the Grizzard stockholders from a financial point of view.

    - the expectation that the stock portion of the merger consideration will be a tax-free transaction to the Grizzard stockholders.

    - the expectation that the merger will afford Grizzard opportunities to expand its direct marketing services and thus enhance revenues and profitability.

    In reaching its conclusion, the Grizzard board of directors also considered the following factors, which it believed did not favor entering into the merger agreement:

    - a combination with MSGI could prevent it from seeking other avenues of maximizing the value of Grizzard common stock, including pursuing an initial public offering of Grizzard common stock or seeking a business combination with a third party that offered greater value to Grizzard stockholders.

    - the merger could prevent Grizzard from maximizing the value of Grizzard common stock by pursuing its existing strategic plan as an independent entity and that, after the merger, the holders of Grizzard common stock who receive shares of MSGI common stock in the merger will have to rely on the operating success of MSGI to maximize the value of their investment.

    - the merger would cease the independence Grizzard has enjoyed as a privately held company over the last 70 years.

    In making its determination to enter into the merger agreement, the Grizzard board of directors weighed each of the factors described above, both positive and negative, and determined that the positive factors, including particularly:

    - the fact that the combination with MSGI would provide Grizzard stockholders with, in addition to the cash portion of the merger consideration, shares of a security for which an active and liquid market was available,

    - the fact that the combination with MSGI offered the greatest opportunity for the expansion of Grizzard's direct marketing services to its customers,

    - the expected favorable tax treatment to the Grizzard stockholders for the stock portion of the merger consideration, and

    - the fact that Robinson-Humphrey opined that the merger consideration was fair to the Grizzard stockholders from a financial point of view clearly outweighed the negative factors described above. Other than with respect to these four factors, the Grizzard board did not find it practical to, and did not, assign any relative or specific weights to any of the other foregoing factors, and the individual directors may have deemed different factors more significant than others.

    In reaching its conclusions set forth above, the Grizzard board of directors was aware of the potential benefits to be realized by its officers and directors in the merger, including those described below under the caption "Interests of Certain Persons in the Merger," but did not believe any of those benefits to be different in any material way from those to be realized by other Grizzard stockholders in the merger.

    Other than those considerations described above, which the Grizzard board of directors believed did not favor entering into the merger agreement, the Grizzard board of directors did not identify any particular risks or adverse effects on non-affiliated Grizzard stockholders.

    The foregoing discussion of certain information and factors deemed material by the Grizzard board of directors in considering the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Grizzard board of directors.

    THE BOARD OF DIRECTORS OF GRIZZARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS TO THE GRIZZARD STOCKHOLDERS THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISOR

    On July 7, 1999, Robinson-Humphrey delivered its oral opinion to Grizzard's board of directors that, as of the date of its opinion, the merger consideration is fair from a financial point of view to Grizzard's stockholders. Robinson-Humphrey subsequently confirmed its opinion in writing.

    We have attached as Appendix C to this proxy statement/prospectus and incorporate by reference the full text of Robinson-Humphrey's written opinion dated July 7, 1999. This opinion sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. The opinion is directed only to the consideration to be received by Grizzard's stockholders in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote. We encourage Grizzard stockholders to read this opinion in its entirety.

    In connection with its opinion, Robinson-Humphrey conducted, among other analyses:

    - a review of the merger agreement;

    - a review of certain publicly available information concerning Grizzard and MSGI;

    - a review of certain internal financial statements and other financial and operating data concerning Grizzard, including both actual and adjusted financial forecasts for the fiscal years ending June 30, 1999 and 2000 to reflect normalized salary compensation and the exclusion of one time or extraordinary items;

    - a review of certain internal MSGI financial statements and other financial and operating data furnished by MSGI management;

    - a comparison of certain financial and stock market data of other marketing, direct mail, printing and Internet companies deemed to be relevant;

    - a trading history of MSGI's common stock and a comparison of its trading history with those of other companies deemed to be relevant; and

    - a comparison of the financial terms of the merger with such terms to the extent publicly available, of certain comparable recent transactions deemed to be relevant.

    Robinson-Humphrey also held discussion with the senior management of Grizzard and MSGI regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operation, financial condition and future prospects of their respective companies.

    Robinson-Humphrey relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In that regard, with respect to Grizzard's and MSGI's internal financial forecasts, which Grizzard instructed Robinson-Humphrey to use for purposes of its analyses, Robinson-Humphrey assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Grizzard's and MSGI's senior management as to the future financial performance of their respective companies. Grizzard and MSGI have informed Robinson-Humphrey, and Robinson-Humphrey has assumed, that the merger will be recorded utilizing the purchase method of accounting under generally accepted accounting principles. Finally, Robinson-Humphrey has been informed by MSGI that MSGI will use its best efforts to cause the Warrant to Purchase Common Stock of Marketing Services Group, Inc.,issued to General Electric Capital Corporation on December 24, 1997 and amended May 17, 1999, to be cancelled on or prior to December 31, 1999.

    The following is a summary of the presentation by Robinson-Humphrey to Grizzard's board of directors on July 7, 1999:

1. COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS.

    VALUATION OF GRIZZARD BASED ON SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Robinson-Humphrey reviewed and compared certain financial, operating and stock market information of selected publicly traded companies in the direct marketing industry in three areas related to Grizzard's business: database technology, direct mail and printing, and database marketing and teleservices. The database technology companies include: Abacus Direct Corporation, Acxiom Corporation, Fair, Isaacs and Co., Inc., Harte Hanks Communications, Inc., infoUSA, Inc., Marketing Services Group, Inc., Omnicom Group, Inc., and Snyder Communications, Inc. The direct mail and printing companies include: Big Flower Press Holdings, Deluxe Corporation, Harland (John H.), Moore Corporation, Ltd., Valassis Communications, Inc., and World Color Press, Inc. The database marketing and teleservices companies include: Precision Response Corp., RMH Teleservices, Inc., and Teletech Holdings, Inc. Robinson-Humphrey calculated, among other things, current market price as a multiple of book value, multiples of firm value (defined as market equity value plus debt minus cash) based on last twelve months ended March 31, 1999 performance, and multiples of estimated earnings per share for the historical or last twelve month period ended March 31, 1999 and calendar years 1999 and 2000. The earnings per share estimates were based on the average of publicly available earnings estimates made by research analysts as provided by First Call Investor Service. Robinson-Humphrey averaged the multiples of the comparable companies in order to apply these multiples to Grizzard's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    With respect to the comparable companies, Robinson-Humphrey took into account multiples based on the price to earnings ratios as compared to estimated earnings per share for the last twelve month period ended March 31, 1999, estimated calendar year 1999 and estimated calendar year 2000. These multiples averaged 29.7x, 23.2x and 18.7x, respectively. Based on the merger consideration of $100.0 million for Grizzard's equity, Robinson-Humphrey calculated multiples for Grizzard's actual net income of 34.2x for the last twelve months ended March 31, 1999, 35.6x for fiscal year 1999 and 30.6x for fiscal year 2000 and multiples for Grizzard's adjusted net income of 17.1x for the last twelve months ended March 31, 1999, 17.4x for fiscal year 1999 and 16.1x for fiscal year 2000. Robinson-Humphrey noted that considering the merger consideration, the multiples were in line with the comparable multiples.

    Robinson-Humphrey also considered the current market value to book value multiples of the comparable companies. These multiples averaged 3.5x. Robinson-Humphrey noted that the merger consideration of $100.0 million for the equity implied a multiple of 4.5x for Grizzard. Robinson-Humphrey observed that this multiple was in line with the comparable multiples.

    Robinson-Humphrey also considered the implied firm values for Grizzard based on both unadjusted and adjusted last twelve months ended March 31, 1999 performance including: last twelve months ended March 31, 1999 revenues, last twelve months ended March 31, 1999 earnings before interest and taxes (commonly referred to as EBIT), and last twelve months ended March 31, 1999 earnings before interest, taxes, depreciation and amortization (commonly referred to as EBITDA). In the analysis of comparable companies, these multiples of firm value averaged 2.15x, 18.3x and 10.6x, respectively. Based on the merger consideration of $112.7 million for Grizzard, Robinson-Humphrey calculated a multiple for Grizzard of 1.67x last twelve months revenues, 17.3x EBIT, 12.5x EBITDA, 9.9x adjusted EBIT and 8.1x adjusted EBITDA. Robinson-Humphrey noted that considering the merger consideration these multiples were in line with the comparable multiples.

    VALUATION OF MSGI BASED ON SELECTED COMPARABLE PUBLICLY-TRADED
COMPANIES. Robinson-Humphrey applied the same methodology to obtain a range of implied values per share for MSGI. Robinson-Humphrey reviewed and compared certain financial, operating and stock market information of selected publicly traded companies in the database technology and database marketing and teleservices segments of the direct marketing industry and in the Internet and electronic marketing industries. The database technology companies include:
Abacus Direct Corporation, Acxiom Corporation, Fair, Isaacs and Co., Inc., Harte Hanks Communications, Inc., infoUSA, Inc., Omnicom Group, Inc., and Snyder Communications, Inc. The database marketing and teleservices companies include:
Precision Response Corp., RMH Teleservices, Inc., and Teletech Holdings, Inc. The Internet and electronic marketing companies include AC Nielsen Co., Bell & Howell Co., CMGI, Inc., Infoseek Co., Lycos, Inc., M/A/R/ C Inc., QRS Corporation and Scoot.com. Robinson-Humphrey calculated, among other things, current market price as a multiple of book value, multiples of firm value (defined as market equity value plus debt minus cash) based on last twelve months ended March 31, 1999 performance, and multiples of estimated earnings per share for the last twelve month period ended March 31, 1999, and for projected calendar years 1999 and 2000. The earnings per share estimates were based on the average of publicly available earnings estimates made by research analysts as provided by First Call Investor Service. Robinson-Humphrey averaged the Internet and electronic marking companies alone and applied a weighted average of the multiples of all of the comparable companies in order to apply these multiples to MSGI's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    Robinson-Humphrey took into account multiples based on the price to earnings ratios as compared to estimated earnings per share for the last twelve months ended March 31, 1999, estimated calendar year 1999 and estimated calendar year 2000. The weighted average of the comparable companies multiples averaged 29.4x, 22.0x and 17.7x, respectively. The Internet and electronic marketing companies multiples averaged 25.4x, 28.7x and 21.7x, respectively. MSGI's last twelve months ended March 31, 1999 earnings per share were negative and its estimated 1999 and 2000 earnings per share are negative, consequently its implied multiples were negative.

    Robinson-Humphrey also considered the current market value to book value multiples of the comparable companies. These multiples averaged 4.7x and 7.3x for the weighted average and the Internet and electronic marketing company averages, respectively. Robinson-Humphrey noted that the multiple of MSGI book value was 48.1x.

    Robinson-Humphrey also considered the implied firm values for MSGI based on the last twelve months performance ended March 31, 1999 including the last twelve months ended March 31, 1999 revenues, last twelve months ended March 31, 1999 EBIT, and last twelve months ended March 31, 1999 EBITDA. In the weighted average analysis, multiples of firm value averaged 17.5x, 18.4x and 11.3x, respectively. In the analysis of Internet and electronic commerce companies, multiples of firm value averaged 53.7x, 29.5x and 16.5x, respectively. Based on MSGI's market value on July 6, 1999, Robinson-Humphrey calculated multiples for MSGI of 7.95x last twelve months ended March 31, 1999 revenues; last twelve months ended March 31, 1999 EBIT and EBITDA multiples were negative. Robinson-Humphrey calculated implied average values for MSGI's stock of $9.08 and $104.44 based on weighted average multiples and Internet multiples, respectively. Robinson Humphrey observed that there was a dramatically wide implied range of value for MSGI's stock based on this analysis.

2. SELECTED MERGERS AND ACQUISITION ANALYSIS.

    MERGER AND ACQUISITION ANALYSIS FOR GRIZZARD. Robinson-Humphrey reviewed and compared selected mergers and acquisitions in the direct marketing industry from January 1, 1994 through July 5, 1999. Robinson-Humphrey selected 11 transactions including:

           TARGET                                                          ACQUIROR
           --------------------------------------------  --------------------------------------------
       1.  Big Flower Holdings, Inc.                     Investor Group led by Thomas H. Lee Corp.
       2.  KnowledgeBase Marketing, Inc.                 Young &Rubicam, Inc.
       3.  COHR, Inc.                                    Investor Group led by Three Cities Fund
       4.  LCS Industries, Inc.                          CustomerOne Holding Corp.
       5.  Donnelley Enterprise Solutions                Bowne &Co., Inc.
       6.  Metromail Corp.                               Great Universal Stores, PLC
       7.  Graphic Industries, Inc.                      Wallace Computer Services, Inc.
       8.  Katz Media Group                              Chancellor Broadcasting Co.
       9.  Commerce Clearing House, Inc.                 Wolters Kluwer NV
      10.  Mickelbury Communications                     Union Capital Corp.
      11.  Sandata Spectrum Inc.                         Investor group

    Robinson-Humphrey calculated, among other factors, equity purchase price as a multiple of: (i) book value and (ii) historical net income, and firm value as a multiple of: (i) revenues, (ii) EBITDA, and (iii) EBIT. Robinson-Humphrey averaged the multiples of the comparable merger and acquisition transactions in order to apply these multiples to Grizzard's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    The equity purchase price to book value multiples averaged 2.02x. The implied equity purchase price to book value multiple for Grizzard based on merger consideration of $100.0 million was calculated to be 4.5x. The equity purchase price to historical net income multiples averaged 18.2x. The equity purchase price to historical net income multiple for Grizzard based on merger consideration of $100 million was calculated to be 34.2x and 17.1x for the unadjusted and adjusted twelve months ended March 31, 1999 net income, respectively. Robinson-Humphrey observed that when analyzing the equity purchase price multiples, Grizzard's multiples were in line with the calculated comparable multiples.

    The firm value to revenues multiples averaged 1.60x. The firm value to revenues multiple for Grizzard based on merger consideration of $112.7 million was calculated to be 1.67x. The firm value to EBIT averaged 11.5x. The firm value to EBIT multiple for Grizzard based on merger consideration of $112.7 was calculated to be 17.3x unadjusted twelve months ended March 31, 1999 EBIT and 9.9x adjusted twelve months ended March 31, 1999 EBIT. The firm value to EBITDA multiples averaged 7.7x. The firm value to EBITDA multiple for Grizzard based on merger consideration of $112.7 was calculated to be 12.5x unadjusted twelve months ended March 31, 1999 EBITDA and 8.1x adjusted twelve months ended March 31, 1999 EBITDA. Robinson-Humphrey observed that when analyzing the firm value multiples, Grizzard's multiples implied by the merger consideration were in line with the calculated comparable multiples.

    MERGER AND ACQUISITION ANALYSIS FOR MSGI. Robinson-Humphrey reviewed and compared selected mergers and acquisitions in the direct marketing and Internet and e-commerce industries. Robinson-Humphrey selected 11 transactions in the direct marketing industry from January 1, 1994 through July 5, 1999 including:

                                  TARGET                                                ACQUIROR
           -----------------------------------------------------  -----------------------------------------------------
       1.  Big Flower Holdings, Inc.                              Investor Group led by Thomas H. Lee Corp.
       2.  KnowledgeBase Marketing, Inc.                          Young & Rubicam, Inc.
       3.  COHR, Inc.                                             Investor Group led by Three Cities Fund
       4.  LCS Industries, Inc.                                   CustomerOne Holding Corp.
       5.  Donnelley Enterprise Solutions                         Bowne & Co., Inc.
       6.  Metromail Corp.                                        Great Universal Stores, PLC
       7.  Graphic Industries, Inc.                               Wallace Computer Services, Inc.
       8.  Katz Media Group                                       Chancellor Broadcasting Co.
       9.  Commerce Clearing House, Inc.                          Wolters Kluwer NV
      10.  Mickelbury Communications                              Union Capital Corp.
      11.  Sandata Spectrum Inc.                                  Investor group

    In addition, Robinson-Humphrey selected 50 transactions in the Internet and e-commerce industries from January 1, 1996 through July 5, 1999, including:

                                  TARGET                                                ACQUIROR
           -----------------------------------------------------  -----------------------------------------------------
       1.  Security First Technologies                            Intuit Inc.
       2.  BuyDirect                                              Beyond.com
       3.  Lycos Inc.                                             USA Networks
       4.  MovieFone Inc.                                         America Online Inc.
       5.  NetRoadshow                                            Broadcast.Com Inc.
       6.  GeoCities                                              Yahoo! Inc.
       7.  Excite Inc.                                            At Home Corp.
       8.  Shopping.com                                           Compaq Computer Corp.
       9.  Netcom On-line Communications Services                 Mindspring Enterprises, Inc.
      10.  Narrative Communications Corp.                         @Home Corp.
      11.  Netscape Communications Corp.                          America Online Inc.
      12.  Intelligent Communications Inc.                        Softnet Systems Inc.
      13.  Simple Network Communications                          Broadcast.Com Inc.
      14.  Hiway Technologies, Inc.                               Verio, Inc.
      15.  N2K Inc.                                               CDNow, Inc.
      16.  Zulu-Tek Inc.                                          Enhanced Services
      17.  Quando Inc.                                            Infoseek Corp.
      18.  WhoWhere? Inc.                                         Lycos, Inc.
      19.  Meta4 Digital Designs                                  Fine.com International Corp.
      20.  Astratek, Inc.                                         Tadco Holdings
      21.  Wowfactor, Inc.                                        Frontline Communications
      22.  Designfx Interactive                                   IBS Interactive
      23.  Frontier Media Group                                   ICON Cmt. Corp.
      24.  Gray Peak Technologies                                 USWeb Corp.
      25.  Ikonic Interactive, Inc.                               USWeb Corp.
      26.  Neoglyphics Media Corporation                          Renaissance Worldwide, Inc.
      27.  Accipiter Inc.                                         CMG Information Services
      28.  Ultranet Communications, Inc.                          RCN Corporation
      29.  Erol's. Inc.                                           RCN Corporation
      30.  Golfweb, Inc.                                          Sportsline USA Inc.
      31.  Matchlogic Inc.                                        Excite Inc.
      32.  Reach Networks Inc.                                    USWeb Corp.
      33.  W3-Design Inc.                                         USWeb Corp.
      34.  Premenos Technology Corp.                              Harbinger Corp.
      35.  Netcom On-line Communication Services                  ICG Communications Inc.
      36.  Online Marketing                                       USWeb Corp.
      37.  Zendatta Inc.                                          USWeb Corp.
      38.  Synergetix Systems Integration                         USWeb Corp.
      39.  Electronic Images Inc.                                 USWeb Corp.
      40.  Dream Media, Inc.                                      USWeb Corp.
      41.  Cybernautics Inc.                                      USWeb Corp.
      42.  CompuServe (Network Services)                          WorldCom, Inc.
      43.  Digex Inc.                                             Intermedia Communications Inc.
      44.  Infopreneurs Inc.                                      USWeb Corp.
      45.  WebTV Networks Inc.                                    Microsoft Corp.
      46.  Fetch Interactive Inc.                                 USWeb Corp.
      47.  Newlink Corp.                                          USWeb Corp.
      48.  Cerfnet Services Inc.                                  Teleport Communications Inc.
      49.  UUNET Technologies, Inc.                               MFS Communications Company Inc.
      50.  Firefox Communications, Inc.                           FTP Software, Inc.

    Robinson-Humphrey calculated, among other factors, equity purchase price as a multiple of: (1) book value and (2) last twelve months net income, and firm value as a multiple of last twelve months: (1) revenues, (2) EBITDA and (3) EBIT. Robinson-Humphrey averaged the multiples of both the direct marketing and Internet and e-commerce transactions and also for the Internet and e-commerce transactions only in order to apply these multiples to MSGI's values. To accurately reflect average values for statistical purposes, Robinson-Humphrey excluded certain outlying values that differed from the relative groupings of the other values. Robinson-Humphrey believes that these outlying values for certain companies reflect temporary market aberrations that can skew mean values.

    The equity purchase price to book value multiples averaged 4.5x and 26.5x for the direct marketing and Internet transactions, respectively. Robinson Humphrey noted that MSGI was trading at 48.1x book value, and that the weighted average and Internet multiples implied MSGI values of $9.43 to $14.32 per share, respectively. The equity purchase price to last twelve months net income multiples averaged 39.3x and 85.1x for the direct marketing and Internet transactions, respectively. Robinson-Humphrey noted that MSGI's last twelve months net income was negative, and that the multiples implied negative per share values.

    The firm value to revenues multiples averaged 1.6x and 6.0x for the direct marketing and Internet transactions, respectively. Robinson Humphrey noted that MSGI was trading at 7.9x last twelve months revenues, and that the weighted average and Internet multiples implied MSGI values of $5.74 to $22.13 per share, respectively. The firm value to EBIT multiples averaged 18.4x and 25.5x for the direct marketing and Internet transactions, respectively. Robinson-Humphrey noted that MSGI's last twelve months EBIT was negative, and that the multiples implied negative per share values. The firm value to EBITDA multiples averaged 14.8x and 29.6x for the direct marketing and Internet transactions, respectively. Robinson-Humphrey noted that MSGI's last twelve months EBITDA was negative, and that the multiples implied negative per share values.

3. DISCOUNTED CASH FLOW ANALYSIS.

    DISCOUNTED CASH FLOW ANALYSIS FOR GRIZZARD. Robinson-Humphrey performed a discounted cash flow analysis using financial forecasts provided by Grizzard's management and adjusted to add back excess compensation and extraordinary or one time charges. Using the discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future cash flows set forth in these forecasts. Robinson-Humphrey calculated a net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the fiscal years 2000 through 2004 using discount rates ranging from 10.8% to 15.8%. Robinson-Humphrey calculated Grizzard's terminal values in the year 2004 based on a multiple of EBIT and EBITDA, and a terminal growth rate of 3.0%. Robinson-Humphrey observed that the valuation based on these methods produced a range of value from $77.5 to $166.1 million, with an average of $132.5 million. Robinson-Humphrey observed that the merger consideration was in line with these calculated ranges of values.

    DISCOUNTED CASH FLOW ANALYSIS FOR MSGI. Robinson-Humphrey applied the same methodology to obtain a range of implied values per share for MSGI. Robinson-Humphrey calculated a net present value of free cash flows (defined as earnings before interest after taxes plus depreciation and amortization less capital expenditures and any increase in net working capital) for the fiscal years 2000 through 2008 using discount rates ranging from 15.3% to 20.3%. Robinson Humphrey assumed a 25% growth rate for revenues in the years 2002 through 2008 with constant margins. Robinson-Humphrey calculated MSGI's terminal values in the year 2008 based on a multiple of EBIT and EBITDA, and a terminal growth rate of 5.0%. Robinson-Humphrey observed that the valuation based on these methods produced a range of value from $1.22 to $3.18 per share. Robinson-Humphrey noted that this range of value was significantly below MSGI's market price.

4. PRO FORMA MERGER AND CONTRIBUTION ANALYSIS.

    Robinson-Humphrey reviewed certain pro forma financial effects on MSGI resulting from the proposed transaction. Robinson-Humphrey performed these analyses using projections provided by Grizzard and MSGI management. While Robinson-Humphrey assumed no pre-tax synergies resulting from the transaction, Grizzard's forecasts incorporated certain annual costs savings of approximately $4.2 million as a result of anticipated salary normalization. The management of Grizzard and the management of MSGI mutually agreed upon these savings estimates. The merger analysis indicated that the proposed merger would reduce anticipated negative earnings per share for MSGI in fiscal year 2000, lead to profitability in fiscal year 2001 and be accretive to MSGI's projected earnings per share in fiscal year 2002. The contribution analysis indicated that the proposed merger would increase revenues, EBIT and EBITDA in each of the years considered. Robinson-Humphrey assumed that the proposed transaction would be accounted for under the purchase method of accounting.

5. SUMMARY.

    Robinson-Humphrey noted that the valuation methodologies described above suggest that the $100 million consideration was fair, from a financial point of view, to Grizzard's stockholders for the equity of Grizzard. Robinson-Humphrey also noted that the $100 million in consideration was to be delivered in the form of one half cash and one half MSGI common stock.

    The valuation methodologies described above suggested a wide-range of value for the portion of the consideration that was in the form of MSGI common stock. Specifically, several valuation methodologies suggested values significantly below the market price of MSGI common stock at the time of the opinion. However, Robinson-Humphrey noted that, given the volume of the stock that was trading at the time of the opinion, the marketplace was, in effect, valuing the MSGI common stock as of that time. Robinson-Humphrey noted that there could be no assurance that the marketplace would continue to value the MSGI common stock at the same level in the future.

    Robinson-Humphrey also noted that the merger agreement was written to ensure that Grizzard stockholders would receive approximately $50 million in MSGI stock upon the close of the transaction, regardless of the stock's performance in the market between the date of Robinson-Humphrey's opinion and the close of the transaction.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Robinson-Humphrey's opinion. In arriving at its fairness determination, Robinson-Humphrey considered the results of all such analyses. Robinson-Humphrey did not separately consider the extent to which any one of the analyses supported or did not support the Robinson-Humphrey fairness opinion. No company or transaction used in the above analyses as a comparison is identical to Grizzard or MSGI or the contemplated merger. The analyses were prepared solely for purposes of Robinson-Humphrey in providing its opinion to Grizzard's board of directors as to the fairness of the merger consideration to be received by the Grizzard stockholders in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Grizzard, MSGI, Robinson-Humphrey or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Robinson-Humphrey's opinion to Grizzard's board of directors was one of many factors taken into consideration by the board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Robinson-Humphrey and is qualified by reference to the written opinion of Robinson-Humphrey set forth in Appendix C.

    Robinson-Humphrey, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other valuation services. Grizzard's board of directors selected Robinson-Humphrey to act as financial advisor and deliver a fairness opinion because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Since the letter of intent to Grizzard by MSGI, Robinson-Humphrey was not authorized and did not solicit any indications of interest from any third party with respect to the purchase of all or part of Grizzard's business.

    Robinson-Humphrey was selected to act as financial advisor to Grizzard's board of directors in connection with the merger. Pursuant to a letter dated April 6, 1999, between the board and Robinson-Humphrey, Grizzard has agreed to pay Robinson-Humphrey the following:

    - a retainer of $50,000 payable upon signing of the letter agreement;

    - a fee of $250,000 payable upon the delivery of the opinion; and

    - an additional fee of six tenths of one percent (0.6%) of the total merger consideration payable upon the closing of the transactions contemplated by the merger agreement for its services in connection with the merger.

    The letter agreement with Robinson-Humphrey and Grizzard's board of directors further provides that Grizzard will reimburse Robinson-Humphrey for its out-of-pocket expenses and indemnify Robinson-Humphrey and certain related persons and entities against certain liabilities incurred in connection with its services thereunder.

    Robinson-Humphrey has not previously been engaged by Grizzard to perform investment banking services. In the ordinary course of business, Robinson-Humphrey may trade in the common stock of MSGI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

FINANCING OF THE MERGER

    MSGI estimates that the cash portion of the consideration to be paid to the Grizzard stockholders and expenses of the merger will total approximately $50 million plus expenses. MSGI anticipates that the cash needed for these purposes will be funded through new bank debt, estimated to be $50 million.

ACCOUNTING TREATMENT

    MSGI expects that the merger will be accounted for under the "purchase" method of accounting. A determination of the fair value of Grizzard's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed. Any excess of the purchase consideration over the fair value of the assets and liabilities of Grizzard will be recorded as goodwill and amortized over a twenty-five year period.

NASDAQ LISTING OF MSGI STOCK

    MSGI is required, as a condition of the merger, to list the MSGI common stock to be issued to Grizzard stockholders on the Nasdaq National Market System.

FEDERAL SECURITIES LAW CONSEQUENCES

    Except for MSGI common stock received by affiliates of Grizzard (as defined in the Securities Act of 1933), all of the common stock received by Grizzard stockholders in the merger will be freely transferable. After January 1, 2000,
an estimated       shares of MSGI common stock received by affiliates will be freely transferable, as required by the merger agreement, and have been registered for resale under the Securities Act as part of the registration statement of which this document is a part. See "Grizzard Selling Stockholders" for information concerning the shares of MSGI common stock which have been registered for resale by affiliates of Grizzard.

REGULATORY APPROVALS

    ANTITRUST. Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act, the merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have been satisfied. Grizzard and MSGI filed notification reports, together with requests for early termination of the waiting period, on July 28, 1999, with the Department of Justice and Federal Trade Commission and were advised of early termination of the waiting period on August 9, 1999.

    At any time before or after consummation of the merger, the Department of Justice, Federal Trade Commission or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or cause MSGI to divest itself, in whole or in part, of Grizzard or of other business conducted by MSGI. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Grizzard and MSGI will prevail.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to the Grizzard stockholders. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

    We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

    - if you are a dealer in securities;

    - if you are a tax-exempt organization;

    - if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - if you are a foreign person or entity;

    - if you are a financial institution or insurance company;

    - if you do not hold your shares as capital assets;

    - if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

    - if you hold your shares as part of an integrated investment, including a "straddle"; and

    - if you hold shares subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

    In addition, we do not discuss the tax consequences of the reorganization under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the reorganization. Accordingly, we urge you to consult your own tax advisors as to the specific consequences to you of the merger.

    TAX OPINIONS. Counsel to Grizzard, Alston & Bird LLP, is of the opinion that the merger of Grizzard with and into GCG Merger Corp., the wholly-owned subsidiary of MSGI, will be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code. This means that, subject to the limitations and qualifications described below:

    - No gain or loss will be recognized by Grizzard stockholders upon their exchange of shares of Grizzard common stock for MSGI common stock pursuant to the merger (except to the extent that such stockholders receive cash);

    - The aggregate tax basis of the MSGI common stock received by a Grizzard stockholder will be the same as the aggregate tax basis of the Grizzard common stock surrendered in exchange therefor pursuant to the merger, decreased by the total amount of cash received (other than cash received in lieu of a fractional share of MSGI common stock) and increased by the amount of gain recognized;

    - The holding period of the MSGI common stock received in the merger will include the holding period of the Grizzard common stock surrendered in exchange therefor; and

    - A Grizzard stockholder who receives cash in lieu of a fractional share of MSGI common stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the portion of the Grizzard stockholder's tax basis in the Grizzard common stock allocable to the fractional share interest.

    Neither Grizzard nor MSGI has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The opinions described above do not bind the Internal Revenue Service nor preclude it from adopting a contrary position. These opinions are subject to qualifications, are conditioned upon assumptions and are based upon factual representations made to Alston & Bird LLP by the parties to the merger agreement. The opinions may not be relied upon if these factual representations are incorrect or incomplete.

    ADDITIONAL CONSIDERATIONS. Each Grizzard stockholder will recognize gain, but not loss, as a result of the receipt of cash in exchange for Grizzard common stock pursuant to the merger. While the opinion of Alston & Bird LLP has not been requested as to the amount and the nature of the gain recognized, it is expected that the amount of gain recognized by a stockholder will be equal to the lesser of (1) the excess of the amount of cash and the fair market value of the MSGI common stock received in the merger over the basis of the Grizzard common stock surrendered in exchange therefor and (2) the amount of cash (other than cash received in lieu of a fractional share of MSGI common stock, which cash is treated separately) received in the merger. This gain should be treated as capital gain provided the requirements of Internal Revenue Code Section 302 are satisfied. In the case of an individual stockholder, these capital gains will be subject to a maximum rate of 20% assuming the Grizzard stock was held as a capital asset and for more than one year. If the requirements of Internal Revenue Code Section 302 are not satisfied, the gain recognized could be treated as dividend income. In order to determine whether those requirements are satisfied, a stockholder is treated as receiving solely MSGI common stock in the merger (instead of the cash and MSGI common stock actually received) and then receiving cash from MSGI in a hypothetical redemption of the additional shares of MSGI common stock a Grizzard stockholder would be treated as having received. Generally, the hypothetical redemption will satisfy the requirements of Internal Revenue Code Section 302 if it is "not essentially equivalent to a dividend." Whether such hypothetical redemption of the MSGI common stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each Grizzard stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Grizzard. Generally, in the case of a Grizzard stockholder whose stock interest in MSGI (relative to the total number of MSGI shares outstanding, and counting both shares owned directly and those owned by certain related persons or entities) is minimal, and who exercises no control or management power over the affairs of MSGI, any actual reduction in proportionate interest will be treated as "meaningful." However, in order to determine with certainty whether each Grizzard stockholder will have a capital gain or dividend income, the facts and circumstances surrounding each stockholder's exchange must be considered.

    BACKUP WITHHOLDING. Cash payments to a Grizzard stockholder in connection with the merger may be subject to 31% "backup withholding" unless the stockholder provides its taxpayer identification number or social security number and certifies that such number is correct or properly certifies that it has applied for and is awaiting such a number. Certain stockholder (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and certain other reporting requirements. If, however, backup withholding applies, MSGI is required to withhold 31% of any cash payments made pursuant to the merger. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

    The tax consequences of the merger may vary depending upon the particular circumstances of each Grizzard stockholder. Accordingly, the stockholders of Grizzard are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local, and foreign tax laws.

                              THE MERGER AGREEMENT

    The following summarizes the material terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

    Following the approval of the merger by the Grizzard stockholders and the satisfaction of the other conditions to the merger, Grizzard will be merged into GCG Merger Corp., MSGI's wholly-owned subsidiary formed for the sole purpose of effecting the merger. The holders of Grizzard common stock will become holders of MSGI common stock.

    If the merger agreement is approved, the merger closing will take place no later than the next business day after such approval, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, GCG Merger Corp. will file a certificate of merger with the Secretary of State of the State of Delaware and will change its name to Grizzard Communications Group, Inc. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware.

CONVERSION OF GRIZZARD SHARES

    Each outstanding share of Grizzard common stock will be converted into the right to receive:

    - An amount in cash equal to $302.91, less your pro rata share of professional fees and expenses incurred by Grizzard in connection with the merger;

    - 16.46 shares of MSGI Common Stock, subject to adjustment for increases or decreases in the 20 trading day average price per share of MSGI common stock two trading days prior to the closing date, as measured against the 20 trading day average closing price per share of MSGI common stock two trading days prior to the date of the signing of the Merger Agreement, which was $22.438 per share (for purposes of this proxy statement/prospectus MSGI and Grizzard have assumed that the 20 trading day average closing price per share of MSGI common stock is $22.188 as determined on August 9, 1999);

    - The contingent right to receive up to $36.94 which has been held back by MSGI from the cash merger consideration to set off losses arising from Grizzard's obligations under the merger agreement, the return of which is governed by the terms of the holdback agreement, attached as Appendix B; and,

    - The contingent right to receive up to $29.55 over a period of four years if the former sole stockholder of Colecorp, Inc. makes certain elections with respect to certain earnout payments and Colecorp, Inc., a wholly-owned subsidiary of Grizzard, meets certain earnings targets.

    CASH MERGER CONSIDERATION. The per share cash merger consideration shall be computed in the following manner:

    From $50,000,000 of cash merger consideration, MSGI will withhold the following amounts, yielding the net merger consideration before certain fees and expenses:

    - $5,000,000, which is the amount being withheld by MSGI to secure certain obligations of Grizzard under the merger agreement and

    - $4,000,000, which is a portion of a lump sum payment to the former shareholder of Colecorp, Inc.

The net cash merger consideration of $41,000,000, less certain fees and expenses, shall then be divided by the number of shares of Grizzard common stock outstanding immediately prior to the time at which the merger becomes effective. Based on 135,355.96 shares of Grizzard common stock outstanding, the net per share cash merger consideration of $302.91 was determined in the following manner, ($50,000,000-$5,000,000-$4,000,000) / 135,355.96.

    ADJUSTMENTS TO NET MERGER CONSIDERATION FOR FEES AND EXPENSES. The net per share cash merger consideration of $302.91 will be reduced on a pro rata basis to pay for professional fees and expenses relating to the merger. At the closing of the merger, the attorneys, accountants and financial advisors who have provided services to Grizzard in connection with the merger shall submit their fees and expenses which shall be deducted from the $41,000,000 of net cash merger consideration and paid to such parties at the closing.

    STOCK MERGER CONSIDERATION. The total number of shares of MSGI common stock issuable in the merger will be determined in the following manner:

    - On July 8, 1999 the parties determined that the average closing price for MSGI common stock for the 20 trading days ending on July 6, 1998, two days prior to the day the merger agreement was signed, was $22.438 per share of MSGI common stock.

    - Prior to the closing, the 20 trading day average closing price of MSGI's common stock will be determined for the period ending two trading days prior to the closing date.

    - If the 20 trading day average closing price, as determined two trading days prior to the closing date, is less than or equal to $22.438, then the total number of shares issued to all Grizzard stockholders (except for dissenting stockholders) will be equal to $50,000,000 divided by the 20 trading day average closing price of MSGI common stock for the period ending two days prior to the closing (50,000,000 / 20 trading day average closing price).

    - If the 20 trading day average closing price, as determined two trading days prior to the closing, is greater than the $22.438 per share, then the total number of shares issued to all Grizzard stockholders (except for dissenting stockholders) will be equal to $50,000,000 divided by the following amount:

       - two multiplied by a fraction, the numerator of which will equal $22.438 multiplied by the 20 day average closing date price, the denominator of which equals the sum of $22.438 plus the 20 day average closing date price. ($50,000,000 / 2 X ($22.438 X 20 day average closing date price) / ($22.438 + 20 day average closing date price)).

    Each outstanding share of Grizzard common stock will be converted into the number of shares of MSGI common stock by dividing the total number of shares issuable to Grizzard stockholders by the number of shares of Grizzard common stock issued and outstanding immediately prior to the effective time. MSGI will make cash payments for any fractional shares. See "--Fractional Shares" below.

    As of             , 1999, which is the most recent practicable date prior to the mailing of this proxy statement/prospectus, the 20 trading day average
closing price of MSGI common stock was $      per share.

    EXPLANATORY CHART AND EXAMPLES. The following chart lists various 20 trading day average prices of MSGI common stock, values of per share stock consideration, total numbers of shares of MSGI's common stock issuable to Grizzard stockholders and total values of the MSGI stock consideration Grizzard stockholders will receive in the merger.

    20 DAY AVERAGE          PER SHARE STOCK       MSGI MERGER
     CLOSING PRICE           CONSIDERATION          SHARES         TOTAL VALUE
-----------------------  ---------------------  ---------------  ----------------
           8                   $   46.17          6,250,000.00   $  50,000,000.00
           9                   $   41.04          5,555,555.66   $  50,000,000.00
          10                   $   36.94          5,000,000.00   $  50,000,000.00
          11                   $   33.58          4,545,454.55   $  50,000,000.00
          12                   $   30.78          4,166,666.67   $  50,000,000.00
          13                   $   28.41          3,846,153.85   $  50,000,000.00
          14                   $   26.38          3,571,428.57   $  50,000,000.00
          15                   $   24.63          3,333,333.33   $  50,000,000.00
          16                   $   23.08          3,125,000.00   $  50,000,000.00
          17                   $   21.73          2,941,176.47   $  50,000,000.00
          18                   $   20.52          2,777,777.78   $  50,000,000.00
          19                   $   19.44          2,631,578.95   $  50,000,000.00
          20                   $   18.47          2,500,000.00   $  50,000,000.00
          21                   $   17.59          2,380,952.38   $  50,000,000.00
          22                   $   16.79          2,272,727.27   $  50,000,000.00
          23                   $   16.26          2,201,137.82   $  50,626,169.89
          24                   $   15.93          2,155,847.97   $  51,740,351.19
          25                   $   15.62          2,114,181.30   $  52,854,532.49
          26                   $   15.33          2,075,719.76   $  53,968,713.79
          27                   $   15.07          2,040,107.23   $  55,082,895.09
          28                   $   14.83          2,007,038.44   $  56,197,076.39
          29                   $   14.60          1,976,250.27   $  57,311,257.69
          30                   $   14.39          1,947,514.63   $  58,425,438.99
          31                   $   14.19          1,920,632.91   $  59,539,620.29
          32                   $   14.00          1,895,431.30   $  60,653,801.59
          33                   $   13.83          1,871,757.06   $  61,767,982.89
          34                   $   13.66          1,849,475.42   $  62,882,164.19
          35                   $   13.51          1,828,467.01   $  63,996,345.49

    HOLDBACK AMOUNTS. On or prior to the closing, MSGI, GCG Merger Corp. and Grizzard will execute and deliver the holdback agreement (the form of which is attached as Appendix B). In accordance with the merger agreement, MSGI shall hold back from the cash consideration a total of $5,000,000 as follows:

    - $1,000,000 for up to approximately one year, for the purpose of permitting MSGI to set off any claims for breaches of representations and warranties of Grizzard in the merger agreement;

    - $600,000 for up to approximately three years, for the purpose of permitting MSGI to set off any claims for taxes levied against Grizzard for periods of time on or prior to the effective time of the merger which are in excess of the reserve for taxes on Grizzard's 1998 year-end financial statements; and

    - $3,400,000 for up to approximately three years, for the purpose of permitting MSGI to set off any claims arising out of separate matters as stipulated between Grizzard and MSGI at the closing.

    To provide security for any payments required to be made by MSGI pursuant to the holdback agreement, MSGI shall cause a nationally recognized bank to issue a standby letter of credit permitting

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
partial or full draws by Grizzard's stockholders' representative in the event that MSGI does not make payments as required under the holdback agreement. For more information relating to the terms of the set off and holdback, see "Indemnification and Set Off" and "Holdback Agreement."

    EARNOUT PAYMENTS. Pursuant to a stock purchase agreement relating to Grizzard's purchase of Colecorp, Inc., the former sole stockholder of Colecorp, Inc. is entitled to elect to receive a lump sum payment of $7.5 million from Grizzard in the event that there is a change of control of Grizzard prior to January 1, 2000 in lieu of certain future payments based on a multiple of the earnings before income taxes, depreciation, and amortization of Colecorp, Inc. Pursuant to a side letter to be executed by MSGI and Grizzard's stockholders' representative at closing, if such former stockholder timely elects to receive the lump sum payment, GCG Merger Corp. shall pay $3.5 million of the lump sum payment, and Grizzard's shareholders shall pay the remaining $4 million portion of the lump sum payment.

    In consideration of the payment by the Grizzard shareholders of the $4 million portion of the lump sum payment, MSGI agrees to pay to Grizzard's stockholders' representative, as agent and attorney-in-fact for the Grizzard stockholders, the sum of up to $1 million per year for the calendar years 1999 through 2002 if the EBITDA (see the definition below) of Colecorp equals or exceeds the following targets:

CALENDAR YEAR ENDED DECEMBER 31,                                           EBITDA
------------------------------------------------------------  --------------------------------
1999........................................................            $  1,330,000
2000........................................................            $  2,050,000
2001........................................................            $  3,050,000
2002........................................................            $  4,150,000

    If the actual EBITDA of Colecorp for a calendar year is less than the EBITDA amount shown opposite such calendar year in the above table, MSGI will pay Grizzard's stockholders' representative, as agent and attorney-in-fact for the several Grizzard stockholders, an amount with respect to such calendar year equal to $1 million multiplied by a fraction, the numerator of which is the actual EBITDA of Colecorp for that calendar year and the denominator of which is the EBITDA amount shown with respect to such calendar year in the table above. In no event shall the payments to Grizzard's stockholders' representative exceed $1 million in any one year or $4 million over the four year period.

    MSGI shall cause to be made an accounting each calendar year of the results of the operations, financial condition and cash flows for Colecorp in a manner consistent with generally accepted accounting principles (commonly referred to as GAAP). Such accounting shall be made by an independent certified public accounting firm chosen by MSGI in its sole discretion, and such accounting firm shall determine Colecorp's EBITDA for the purpose of calculating the earnout payments.

    In calculating the earnout payments, EBITDA shall mean: ("E") Earnings (operating revenues less expenses); ("B") before; ("I") interest paid to lenders; ("T") federal and state taxes (current and deferred, excluding sales or franchise taxes); ("D") depreciation (which is intended to include leasehold improvements); and ("A") amortization of Colecorp assets. The calculation of Colecorp's EBITDA shall be determined by the above-referenced certified public accounting firm chosen by MSGI before:

    - any loss or expense resulting from a change in Colecorp's accounting methods, principles or practices, or a change in GAAP or any GAAP election or treatment not made or utilized by Colecorp in its financial statements for its calendar year 1998;

    - any charge or allocation to Colecorp for corporate overhead of MSGI or any of its affiliates; and

    - any other items agreed to in writing by MSGI and Grizzard's stockholders' representative.

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
EXCHANGE OF STOCK CERTIFICATES

    EXCHANGE AGENT.  MSGI has designated             to act as exchange agent
upon consummation of the merger and will deposit with the exchange agent the certificates representing the shares of MSGI common stock to be issued and the cash to be paid to the Grizzard stockholders in the merger.

    DO NOT SEND IN YOUR GRIZZARD STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS AS SOON AS PRACTICABLE AFTER THE MERGER IS EFFECTIVE.

    Grizzard stockholders will be entitled to receive an appropriate amount of MSGI common stock and cash upon surrender of each such holder's Grizzard stock certificate or certificates and a properly executed letter of transmittal to the exchange agent. The stock certificate or certificates surrendered will be canceled. After the merger is effective, Grizzard stock certificates will represent only the right to receive an appropriate amount of MSGI common stock and cash, unless a holder has properly exercised his, her or its appraisal rights under Texas law. All shares of MSGI common stock and cash issued in exchange for certificates of Grizzard common stock will be considered to have been exchanged in full payment for the shares of Grizzard common stock. After the closing of the merger, the Grizzard stock transfer books will not register transfers of shares that were outstanding prior to the closing of the merger. If shares of Grizzard common stock are presented to MSGI after the merger for any reason, the certificates will be canceled and exchanged for an appropriate amount of cash and shares of MSGI common stock.

    FRACTIONAL SHARES. MSGI will not issue fractional shares of common stock in the merger. Instead of fractional shares, MSGI will pay cash, without interest, to holders of Grizzard common stock who would otherwise have received a fraction of a share of MSGI common stock. The average closing price of the MSGI common stock for the 20 trading days immediately preceding the second trading day before the merger will determine the amount of cash paid by MSGI.

    NO LIABILITY. None of MSGI, GCG Merger Corp., Grizzard or the exchange agent will be liable to any Grizzard stockholder for any cash or shares of MSGI common stock delivered to a public official pursuant to abandoned property, escheat or similar laws.

    LOST CERTIFICATES. If any Grizzard stock certificates have been lost, stolen, or destroyed prior to the closing of the merger, the owner may be required to submit an affidavit of that fact to the exchange agent. Also, MSGI may require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has made the affidavit and posted the bond, the exchange agent will issue to the owner an appropriate amount of cash and shares of MSGI common stock. The exchange agent also will pay any unpaid dividends and distributions on shares of MSGI common stock that are deliverable upon such MSGI common stock.

    DIVIDENDS AND DISTRIBUTIONS. MSGI will not pay any dividends it has declared or any cash payable in lieu of fractional shares to a Grizzard stockholder until the stockholder has exchanged the Grizzard stock certificates for shares of MSGI common stock. Following surrender of any Grizzard certificates, MSGI will pay to the owner, without interest, the amount of any dividends declared by MSGI to which the owner is entitled and any cash payable in lieu of fractional shares of MSGI common stock as described in "Fractional Shares" above.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains customary representations and warranties made by Grizzard and MSGI regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger, which each company relied on when agreeing to the merger and will rely on when closing the merger. Grizzard's representations and warranties relate to the following topics:

    - the organization, valid existence and qualification to do business of Grizzard and Colecorp, and their respective corporate power and authority to own, operate and lease their assets and to carry on their business as currently conducted;

    - the capital structure of Grizzard, including the number of shares of capital stock authorized, issued and outstanding;

    - the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement and that the merger agreement and the transactions do not conflict with charter documents, material contracts or applicable licenses, statues or orders;

    - Grizzard's financial statements, and that the information in such financial statements is in accordance with Grizzard's books and records, fairly presents the financial condition and results of operations of Grizzard and is in compliance with generally accepted accounting principles;

    - the required consents and approvals for the merger;

    - the absence of material adverse events or changes;

    - litigation;

    - compliance with laws;

    - taxes and tax returns;

    - employee benefit plans;

    - environmental matters and hazardous substances;

    - intangible property;

    - real and personal properties;

    - agreements, contracts and commitments;

    - insurance;

    - labor matters;

    - transactions with affiliates;

    - conduct of business;

    - the absence of undisclosed liabilities;

    - questionable payments;

    - accuracy of corporate records;

    - the material accuracy of information supplied by Grizzard and Colecorp in connection with this proxy statement/prospectus;

    - the absence of any broker, except for Robinson-Humphrey;

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
    - the absence of any action to disqualify the merger as a tax free reorganization under Section 368(a) of the IRS tax code; and

    - Year 2000 computer issues.

    MSGI, GCG Merger Corp. and other indemnified persons may make a claim for indemnification for breaches of Grizzard's representations and warranties until one year after the effective date, except for certain claims for taxes which may be made up to three years after the effective date. See "Indemnification and Set Off."

    The representations and warranties given by MSGI and GCG Merger Corp. relate to the following topics:

    - the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement and that the merger agreement and the transactions do not conflict with charter documents, material contracts or applicable licenses, statutes or orders;

    - the organization, valid existence and qualification to do business of MSGI and Colecorp, and their respective corporate power and authority to own, operate and lease their assets and to carry on their business as currently conducted;

    - the absence of any broker, except for Emerging Growth Equities, LTD.;

    - the absence of any action to disqualify the merger as a reorganization under Section 368(a) of the IRS tax code;

    - the capital structure of MSGI, including the number of shares of capital stock authorized, issued and outstanding, and the number of outstanding options, warrants and convertible securities obligating MSGI to issue shares of its common stock;

    - the timeliness and accuracy of all documents and financial statements filed or to be filed with the Securities and Exchange Commission;

    - compliance with laws;

    - the absence of undisclosed liabilities;

    - the absence of material adverse events or changes; and

    - the accuracy of information with respect to MSGI and its subsidiaries.

    Grizzard and other indemnified parties may make a claim for breach of MSGI's and GCG Merger Corp.'s representations and warranties until one year after the effective time of the merger. See "Indemnification and Set-Off."

    CERTAIN COVENANTS

    CONDUCT OF BUSINESSES PENDING THE MERGER

    From the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, Grizzard and MSGI will, substantially consistent with past practices, continue to operate their respective businesses in the usual, regular and ordinary course.

    ADDITIONAL COVENANTS RELATING TO THE CONDUCT OF MSGI'S BUSINESS

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, neither MSGI nor any of its subsidiaries will issue any capital stock of MSGI or its subsidiaries except as contemplated by the merger agreement, under a MSGI stock option plan, or under existing commitments at the time of the signing of the merger agreement or as agreed to by Grizzard;

    ADDITIONAL COVENANTS RELATING TO THE CONDUCT OF GRIZZARD'S BUSINESS

    The merger agreement also provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, subject to certain exceptions, neither Grizzard nor any of its subsidiaries will:

    - amend its certificate of incorporation, bylaws or other organizational documents;

    - make any material acquisitions;

    - sell, lease, license, mortgage, encumber, incur any lien upon, other than permitted liens, or otherwise dispose of material properties or assets outside the ordinary course of business;

    - issue or sell any stock or securities convertible into shares of Grizzard stock, or issue any subscriptions, rights, warrants or options;

    - declare, set aside or pay dividends on or make any other distributions on any of its capital stock, or split, combine, or reclassify or make other changes in its capitalization, or purchase, redeem or acquire any shares of its capital stock;

    - enter into, amend, modify or terminate any material agreement or contract;

    - incur debt for borrowed money, make any loans, other than to a subsidiary of Grizzard, discharge or satisfy any liens or enact or compromise any debt of our claim against Grizzard or its subsidiaries;

    - increase the compensation of officers or employees (other than increases to non-officer employees consistent with past practices), grant additional severance or termination pay, enter into employment or severance agreements, take certain actions regarding benefit plans for its directors, officers or employees, or enter into any collective bargaining or similar agreement;

    - make any change in its tax or accounting methods or policies;

    - enter into any plan of complete or partial liquidation, merger consolidation or reorganization;

    - settle any tax claims or material litigation; or

    - permit any of its insurance policies to lapse.

    MUTUAL COVENANTS

    The merger agreement provides that each of Grizzard and MSGI will:

    - give the other party access to all its personnel, properties, books, contracts, commitments and records, and furnish related information reasonably requested by the other, subject to the mutual confidentiality agreements signed by each party;

    - obtain all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all governmental entities or other third parties in connection with the merger;

    - make all necessary filings and submissions with respect to the merger under federal, state and foreign securities laws, antitrust laws and other applicable laws;

    - give prompt notice to the other of, and use commercially reasonable efforts to cure, any circumstance which causes a breach of any representation, warranty, covenant or agreement;

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
    - pay their respective expenses associated with the merger as provided in the merger agreement;

    - consult with the other party and use reasonable efforts to agree upon press releases or other public statements concerning the merger;

    - use their best efforts to consummate the merger as promptly as practicable;

    - promptly provide the other party with copies of all filings made with governmental entities in connection with the merger; and

    - not disclose any information regarding the other party's company or operations that is confidential and not publicly available.

    REGISTRATION AND LISTING OF COMMON STOCK

    The merger agreement provides that MSGI agrees and covenants to:

    - use its best efforts to prepare a registration statement on Form S-4 as soon as practicable after the execution of the merger agreement and to cause the registration statement to be declared effective as soon as practicable after the filing; and

    - use its best efforts to cause the shares of MSGI common stock issued in connection with the merger to be admitted for trade on the Nasdaq National Market System.

    The merger agreement also provides that Grizzard agrees and covenants to use its commercially reasonable best efforts to assist MSGI in the preparation of any filing with the Securities and Exchange Commission with respect to the merger.

    NO SOLICITATION

    The merger agreement provides that, from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, Grizzard will not, directly or indirectly:

    - solicit, initiate or encourage or take any action to facilitate any inquiries or proposals that are, or could lead to, a proposal or offer for a merger, business combination or similar transaction, other than the merger with MSGI;

    - engage in negotiations or discussions, other than with MSGI, concerning a proposal for a merger or similar transaction; or

    - provide any information or data to any person or entity relating to a proposal for a merger or similar transaction other than to MSGI.

    DIRECTOR AND OFFICER INDEMNIFICATION

    Prior to the merger, Grizzard shall obtain an insurance policy providing each director and officer of Grizzard with indemnity against all liabilities arising out of acts or omissions before the merger, whether asserted prior to, at or after the closing of the merger. MSGI shall keep such coverage in effect for three years after the effective time and not seek cancellation of such policy. The total premiums paid by MSGI for such policy will not be in excess of $50,000.

    EMPLOYEE BENEFITS; SEVERANCE

    MSGI will cause the surviving corporation in the merger, to honor or enter into new employment, severance and termination agreements with certain Grizzard employees disclosed to MSGI on or prior to the date of the merger agreement, provided that MSGI shall not be precluded by the merger agreement to terminate any employee or to amend or terminate an employee benefit plan after the merger becomes effective. MSGI will provide Grizzard employees with benefits substantially comparable to those provided by MSGI and its affiliates. For purposes where length of service is relevant, except for pension benefit accruals, under any employee benefit plan, the plans of the surviving corporation will recognize credit for service with Grizzard and Colecorp to the same extent that such service was recognized before the merger.

    OTHER COVENANTS

    Grizzard agrees and covenants:

    - to call a special meeting of its stockholders at which Grizzard's board of directors shall recommend the approval of the merger and the merger agreement;

    - to use its best efforts to make available to MSGI its audited financial statements for the period ended June 30, 1999 no later than September 30, 1999; and

    - to use its best efforts to deliver to MSGI executed lock-up agreements and a voting agreement by the individuals and entities indicated in the merger agreement at or prior to closing.

CONDITIONS TO THE MERGER

    The merger is subject to satisfaction or waiver of certain conditions. The following conditions must be satisfied or waived before either MSGI or Grizzard is obligated to close the merger:

    - approval of the merger and merger agreement by the Grizzard stockholders;

    - the registration statement, of which this proxy statement/prospectus forms a part, shall have been declared effective;

    - the shares of MSGI common stock to be issued in the merger shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance;

    - no court of competent jurisdiction, government entity or regulatory body shall have taken any action which has the effect of making the merger illegal or otherwise prohibits the merger;

    - approvals from government entities, regulatory bodies or third parties shall have been received, unless the failure to obtain such approval would not have a material adverse effect upon the merger;

    - MSGI and Grizzard shall receive an opinion from Alston & Bird LLP, counsel for Grizzard, to the effect that the merger constitutes a reorganization under Section 368(a) of the IRS tax code and will result in a tax free exchange of MSGI common stock by the holders of Grizzard common stock, except to the extent that any cash is received by Grizzard stockholders;

    - The Robinson-Humphrey Company, LLC shall deliver its fairness opinion to Grizzard to the effect that the merger consideration is fair, from a financial point of view;

    - any applicable Hart-Scott-Rodino Act waiting period shall have expired or been terminated; and

    - each Grizzard stockholder shall have executed and delivered an agreement whereby each stockholder of Grizzard appoints a stockholders' representative as agent and attorney-in-fact.

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
    The obligation of MSGI and GCG Merger Corp. to close the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Grizzard set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing of the merger, except for representations and warranties which speak as of earlier dates which shall be made as of such dates, and MSGI shall have received a certificate signed on behalf of Grizzard by its Chairman of the board of directors or President to that effect;

    - Grizzard shall have performed and complied with, in all material respects, each agreement, covenant and obligation required to be performed by it under the merger agreement at or prior to the closing of the merger, and MSGI shall have received a certificate signed on behalf of Grizzard by its Chairman of the board of directors or President to that effect;

    - MSGI and GCG Merger Corp. shall have received at the closing an opinion of Alston & Bird LLP, counsel for Grizzard, dated as of such date;

    - MSGI shall have received letters from Deloitte & Touche LLP, prior to the effective date of this registration statement, consenting to the inclusion in this registration statement of its report on the audited financials of Grizzard, and giving customary comfort on Grizzard financial information contained in this registration statement dated as of the effective date of the registration statement and the closing date;

    - all documents required by Grizzard to carry out the merger agreement and all other related legal matters shall be approved by Camhy Karlinsky & Stein LLP, counsel to MSGI and GCG Merger Corp., and Grizzard shall have furnished such counsel such documents as reasonably requested for the purpose of enabling them to pass upon such matters;

    - no legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the merger shall be instituted or threatened;

    - no action shall have been taken, nor any law promulgated by, any governmental authority or by any court which, in the reasonable judgment of MSGI, makes the merger agreement illegal, results in a material delay in the ability of Grizzard, MSGI or GCG Merger Corp. to consummate the merger, requires the divestiture by MSGI of a material portion of its business, or of Grizzard or Colecorp, imposes material limitations on the ability of MSGI to exercise effectively full rights of ownership of shares of the surviving corporation, or otherwise materially prohibits, restricts or delays consummation of the merger;

    - MSGI shall have received the executed lock-up agreements from the persons and entities identified in the merger agreement;

    - no material adverse effect shall have occurred with respect to Grizzard;

    - MSGI shall have received at the closing, an unqualified audit opinion with respect to the audited financials of Grizzard; and

    - Grizzard shall have delivered to MSGI and GCG Merger Corp. at or prior to the closing date such other documents as MSGI may reasonably request.

    The obligation of Grizzard to close the merger is subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of MSGI and CGC Merger Corp. set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing of the merger, except for representations and warranties which speak of earlier dates, which shall be made as of such dates, and Grizzard shall have received a certificate signed on behalf of MSGI by its Chairman of the board of directors or President to that effect;

    - MSGI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required to be performed by it under the merger agreement at or prior to the closing of the merger, and Grizzard shall have received a certificate signed on behalf of MSGI by its Chairman of the board or directors or President to that effect;

    - Grizzard shall have received at the closing (and also on the effective date of this registration statement) an opinion of Camhy Karlinsky & Stein LLP, counsel for MSGI and GCG Merger Corp., dated as of such date;

    - all actions, proceedings, instruments and documents required by MSGI or GCG Merger Corp. to carry out the merger agreement or incidental thereto and all other related legal matters shall be approved by Alston & Bird LLP, counsel to Grizzard, and MSGI and GCG Merger Corp. shall have furnished such counsel such documents as reasonably requested for the purpose of enabling them to pass upon such matters;

    - no legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the merger shall be instituted or threatened;

    - no action shall have been taken, nor any law promulgated, by any governmental authority or by any court which, in the reasonable judgment of Grizzard, makes the merger illegal, results in a material delay in the ability of MSGI, GCG Merger Corp. or Grizzard to consummate the merger, or otherwise materially prohibits, restricts or delays consummation of the merger; and

    - MSGI and GCG Merger Corp. shall have delivered to Grizzard at or prior to the effective time such other documents as Grizzard may reasonably request.

TERMINATION AND EXPENSES

    TERMINATION

    The merger agreement may be terminated at any time before the merger becomes effective, whether before or after approval of the merger by Grizzard's stockholders,

    - by mutual written consent of MSGI and Grizzard, duly authorized by their respective boards of directors;

    - by either MSGI or Grizzard upon written notice to the non-terminating party if the merger has not been consummated by January 8, 2000, unless Grizzard and MSGI mutually agree to extend the termination date;

    - by either MSGI or Grizzard if a fact exists which renders conditions to the merger impossible as to one party, and such fact is not waived the other party;

    - by Grizzard, if upon breach of any material representation, warranty, covenant or agreement on the part of MSGI which is not cured within ten business days of notice to MSGI; or

    - by MSGI, if any of the following occurs:

      - upon breach of any material representation, warranty, covenant or agreement on the part of Grizzard which is not cured within ten business days of notice to Grizzard, or

      - the Grizzard stockholders fail to approve the merger.

    In the event the merger agreement is terminated, the merger agreement will become void, and there will be no liability or obligation on the part of Grizzard, MSGI, GCG Merger Corp. or their respective officers, directors, stockholders or affiliates as a result of termination. Each party shall bear its own fees and expenses incident to the negotiation, preparation and execution of the merger agreement, including fees and expenses of each such party's counsel, accountants, investment banking firm and other experts, except that MSGI shall pay all fees and expenses payable in connection with filing this registration statement and all fees and expenses payable in connection with filings pursuant to the Hart-Scott-Rodino Act. Grizzard shall pay all expenses in connection with its stockholders' special meeting.

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
INDEMNIFICATION AND SET OFF

    The merger agreement provides that MSGI and GCG Merger Corp. shall have the right to set off and deduct up to $5,000,000 from cash consideration held back by MSGI for, among other things, losses incurred by MSGI or GCG Merger Corp. arising out of:

    - any breaches of the representations and warranties, covenants or agreements of Grizzard in the merger agreement ($1,000,000 held back);

    - any taxes levied or assessed against Grizzard for any period ended on or prior to the effective time, to the extent the aggregate amount of such taxes exceeds the reserve for taxes on Grizzard's 1998 year-end financial statements ($600,00 held back); and

    - such other separate matters as the parties will stipulate in a separate writing between them signed at the closing ($3,400,000 held back).

    MSGI and GCG Merger Corp. have agreed to indemnify the Grizzard stockholders against, among other things, any losses arising out of any breaches of the representations and warranties of MSGI or GCG Merger Corp. in the merger agreement.

    No claim for setoff based upon breaches of any representations and warranties of Grizzard may be made by MSGI or GCG Merger Corp. against the Grizzard stockholders after the first anniversary of the closing date. No claim for setoff arising out of or based upon the failure to pay taxes prior to the closing date or with regard to the separate matters stipulated by the parties at the closing may be made by MSGI or GCG Merger Corp. against the Grizzard stockholders after the third anniversary of the closing date. Grizzard stockholders will not be liable for any losses related to breaches by Grizzard of representations and warranties (other than breaches of representations and warranties related to taxes) unless and until all such losses exceed $250,000, at which time the Grizzard stockholders will be liable for all such losses until the aggregate amount exceeds $1,000,000. Any claims relating to taxes levied or assessed against Grizzard shall not exceed $600,000, unless such claim is made within one year of the closing and exceeds the $600,000 withheld, in which case such loss may be set off against the $1,000,000 withheld for breaches of representations and warranties by Grizzard (subject to applicable limitations). Any losses relating to the separate matters stipulated by the parties at closing shall not exceed $3,400,000.

    No claim for indemnification may be made by the Grizzard stockholders after the first anniversary of the closing date against MSGI or GCG Merger Corp. based upon the breach of any representation or warranty by MSGI. The covenants and agreements of MSGI and Grizzard will remain in full force and effect and survive any termination of the merger agreement.

    Neither MSGI nor GCG Merger Corp. shall have any obligation to indemnify Grizzard unless and until the Grizzard stockholders' losses exceed in the aggregate $250,000, in which case the Grizzard stockholders shall be indemnified for all losses up to but not exceeding $1,000,000; provided, however, in the event of a breach by MSGI of certain representations relating to the timeliness and accuracy of MSGI's filings with the Securities and Exchange Commission, the Grizzard shareholders shall be entitled to indemnification for all losses arising out of or based on such breach without regard to the prior limitations.

    Neither MSGI nor GCG Merger Corp. shall have the right to set off any loss against the $1,000,000 withheld for breaches by Grizzard of its representations and warranties unless and until the aggregate amount of all such losses exceeds $250,000, in which case MSGI and GCG Merger Corp. may deduct all such losses up to the $1,000,000 withheld for such purpose. Any loss incurred by MSGI or GCG Merger Corp. arising from taxes levied or assessed against Grizzard in excess of the reserve for taxes on Grizzard's 1998 year-end financial statements, may only be set off against the $600,000 withheld for such purpose, unless such claim is made within one year of the closing and exceeds $600,000, in which case such losses may be set off against the $1,000,000 withheld for breaches of representations and warranties by Grizzard (subject to applicable limitations). Any losses arising out of the separate matters stipulated by the parties at closing may only be set off against the $3,400,000 withheld for such purpose.

AMENDMENT AND WAIVER

    The merger agreement may be amended by the parties at any time before the effective time of the merger to the extent permitted by applicable law. However, certain amendments may by law require further stockholder approval. Amendments must be in a written document signed by each of the parties.

                                OTHER AGREEMENTS
HOLDBACK AGREEMENT

    The following summarizes the material terms of the holdback agreement, the form of which is attached as Appendix B to this proxy statement/prospectus. The summary is qualified in its entirety by reference to the holdback agreement.

    On or prior to the closing, MSGI, GCG Merger Corp. and Grizzard will execute and deliver the holdback agreement which governs the rights and obligations of the parties regarding the $5,000,000 withheld by MSCI from the cash consideration in the merger agreement. MSGI will hold back $1,000,000 of the cash consideration for approximately one year so that MSGI may set off losses against such amount based upon breaches of representations and warranties of Grizzard in the merger agreement. MSGI will hold back $600,000 of the cash consideration for approximately three years for taxes levied or assessed against Grizzard for periods of time on or prior to the effective time of the merger and in excess of the reserve for taxes on Grizzard's 1998 year-end financial statements. MSGI will hold back $3,400,000 of the cash consideration for approximately three years based upon or arising out of the separate matters stipulated by Grizzard and MSGI at the closing. To provide security for any payments required to be made by MSGI pursuant to the holdback agreement, MSGI shall cause a nationally recognized bank to issue a standby letter of credit permitting partial or full draws by Grizzard's stockholders' representative in the event that MSGI does not make payments to the Grizzard stockholders in accordance with the merger agreement or the holdback agreement.

    In the event a written claim for a loss is made against the amounts withheld under the merger agreement, the stockholders' representative shall have 30 days to object to such claim in writing. In the event that the stockholders' representative and MSGI are not able to resolve the contested claim within 60 days after the date the objection to the claim is made by the stockholders' representative, the contested claim shall be settled by arbitration. The arbitration will be conducted by a single arbitrator, experienced in the matters relating to the contested claim in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All costs and expenses in connection with the arbitration shall be borne by the party against whom the decision is rendered or, if no decision is rendered, by each party equally. If the decision of the arbitrator is a compromise, the determination of which party or parties shall bear the cost and expenses in connection with the arbitration shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of each party's position.

    MSGI may make claims against the amounts held back only to the extent permitted by the merger agreement and holdback agreement. Claims based on breaches of any representations and warranties of Grizzard may only be asserted against the $1,000,000 held back for such purpose. Claims based on taxes levied or assessed against Grizzard may only be asserted against the $600,000 held back for such purpose, except as to claims which exceed $600,000 and which are made within the first anniversary of the closing date, in which case such claims also may be made against the $1,000,000 held back for breaches of representations and warranties (subject to applicable limitations). Claims based on or arising out of the separate matters stipulated by the parties at the closing may only be asserted against the $3,400,000 reserved for that purpose. No claim may be asserted against the $1,000,000 amount held back for breaches of representations and warranties by Grizzard after the one year anniversary from the closing date. No claim may be made against the amounts held back for taxes or for claims for separate matters stipulated by the parties at closing after three years from the closing date.

    Five business days following the expiration of the 30 day period in which the stockholders' representative may object to a claim, MSGI shall be entitled to reduce the amount for which the claim was asserted. If the shareholders' representative contests the claim, and a determination in favor of MSGI has been made pursuant to a written settlement between Grizzard's stockholders' representative and MSGI, a final and binding arbitration award or a final order or decree of a court recognizing the arbitration award, MSGI will be entitled to reduce the respective amount held back by the amount of such contested claim within five business days. If such determination with respect to a contested claim does not entitle MSGI to reduce the amount withheld, then MSGI shall have no right to set off such amount contested.

VOTING AGREEMENT

    In order to induce MSGI to enter into the merger agreement, certain directors, executive officers and affiliates of Grizzard have agreed to vote their common stock in favor of the merger. Each of the stockholders has agreed to the following terms pursuant to the voting agreement:

    - if he or she is a director, to recommend the approval of the merger to the Grizzard stockholders, subject to his or her legal obligations as a director;

    - to use his or her best efforts to consummate the merger;

    - to exchange his or her Grizzard common stock for MSGI common stock as contemplated by the merger agreement; and

    - to appoint MSGI as his or her proxy to secure his or her performance of their obligations under the voting agreement.

In addition, no stockholder may sell or transfer shares of Grizzard common stock during the term of the voting agreement except as permitted by the merger agreement. The stockholders who have executed the voting agreement own, in the aggregate, approximately 73.65% of the issued and outstanding Grizzard common stock.

LOCKUP AGREEMENTS

    The affiliates of Grizzard will execute lockup agreements at the closing which provide, among other things, that each such affiliate:

    - shall comply with the relevant provisions of the Securities Act of 1933 and the rules and regulations promulgated thereunder;

    - shall not sell or transfer any MSGI common stock received in connection with the merger prior to January 1, 2000, except for certain transfers to charitable organizations or certain relatives of such affiliate;

    - shall permit the certificates of MSGI common stock received in connection with the merger to contain a legend restricting the resale of such securities in accordance with the provisions of Rule 145 promulgated under the Securities Act; and

    - shall affirm such affiliate owns all of the Grizzard common stock as set forth in the lockup agreement.

Grizzard stockholders who do not execute lockup agreements may freely trade MSGI common stock upon receipt of such stock in accordance with the merger agreement and this proxy statement/prospectus.

                             INFORMATION ABOUT MSGI

BUSINESS

    MSGI is a vertically integrated provider of direct marketing and Internet marketing services to large and medium sized companies throughout the world. Through internal growth and a series of acquisitions, MSGI's revenues have grown from $16 million in fiscal 1996 to over $110 million in fiscal 1998 on a pro forma basis. MSGI's operating subsidiaries consist of two business groups, the Marketing Services Group and the Internet Group.

    MSGI's Marketing Services Group assists clients by identifying new customers, promoting their products and developing strategies for customer retention. The customer acquisition and maintenance services include strategic planning, direct and database marketing, telemarketing and telefundraising, media planning and buying, and fulfillment. The Marketing Services Group expects to continue to leverage its client base and services with those of its recent acquisitions, offering a one-stop shopping approach to its thousands of clients worldwide.

    MSGI's Internet Group provides Internet marketing, e-commerce applications, Web development and hosting, online advertising sales and consulting services. Currently, the Internet Group's primary Internet marketing application is PermissionPlus-TM-. PermissionPlus-TM- enables companies to conduct customer surveys online and utilize an interactive database to market goods via e-mail. PermissionPlus-TM- is an innovative suite of tools which captures detailed user information, including product preferences, interests and demographics, provides powerful marketing research information, and enables companies to proactively communicate with their customers through one-on-one e-mail communications. This information allows the Internet Group's clients to conduct and measure the results of Internet marketing campaigns quickly and efficiently in order to reduce cycle times and improve performance. Additionally, MSGI's Internet Group will continue to acquire, invest in, partner with and incubate Internet companies. MSGI's acquisition of CMG Direct Corporation and its planned investments in Greatergood.Com and Screenzone Media Networks LLC illustrate MSGI's Internet investment strategy.

    MSGI's clients include G.E. Capital, MBNA America Bank, N.A., Walt Disney Company, American Express Publishing Corp., Gymboree, Madison Square Garden, Carnegie Hall, New York Philharmonic, Levi Strauss & Co., Federal Express Corporation, McGraw-Hill Companies, Sierra Club, The Nature Conservancy, and the World Wildlife Fund. MSGI's institutional investors include G.E. Capital and CMGI, Inc., each of whom have a history of successfully investing in rapidly growing Internet and high technology companies.

    In May 1999, MSGI completed the acquisition of CMG Direct, the original business of CMGI, Inc. CMG Direct offers an array of traditional direct marketing and Internet marketing services, specializing in database management. CMG Direct owns one of the largest database of bookbuyers in the country, and owns and markets Permission Plus-TM-.

    In January 1999, MSGI acquired Stevens-Knox & Associates, Inc., Stevens-Knox List Brokerage, Inc. and Stevens-Knox International, Inc. (collectively, "SK&A"). SK&A provides marketing services to the direct mail community, including direct mail promotion and advertising, telemarketing follow-up, modeling analysis, and regression services.

    In May 1998, MSGI formed Metro Fulfillment, Inc., a new operating subsidiary providing various shipping distribution services. MSGI subsequently determined that fulfillment services were no longer within MSGI's core business strategy, and MSGI sold 85% of Metro Fulfillment in May 1999.

    In December 1997, MSGI acquired Media Marketplace, Inc. and Media Marketplace Media Division, Inc. The acquisition provided MSGI additional market share in the list management, list brokerage and media planning services and yielded significant new business opportunities through the consolidation of database processing and analytic services.

    In July 1997, MSGI acquired Pegasus Internet, Inc. which offers its clients Internet services, including web site planning and development, site hosting, on-line ticketing applications, system development, graphic design and e-commerce applications. Clients use Pegasus applications to sell tickets and other items over the Internet. Pegasus recently debuted the Pegasus Ad Network which leverages Pegasus' customer base by enabling clients to place advertisements on a network of arts and entertainment Web sites targeted to a high-end demographic audience.

    From early 1995 through late 1996, MSGI operated as a direct marketing services provider, initially focusing on telemarketing and telefundraising for non-profit organizations. In October 1996, MSGI acquired Metro Services Group, Inc., subsequently renamed Metro Direct, and expanded MSGI's operations to provide direct marketing services to a wide variety of for-profit and non-profit industries. Metro Direct provides direct and database marketing services for companies in the publishing, fundraising, petroleum, financial services, education, healthcare, and the arts and entertainment industries. It also maintains various national databases of consumers' entertainment preferences.

    MSGI was incorporated in Nevada on December 4, 1919. MSGI's principal executive offices are located at 333 Seventh Avenue, 20th Floor, New York, NY 10001. MSGI's telephone number is (212) 594-7668, and its Internet Website is http://www.msginet.com.

ADDITIONAL INFORMATION

    A detailed description of MSGI's business, executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, certain relationships and related transactions, financial statements and other matters related to MSGI is set forth in documents considered a part of, but not included in, this proxy statement/prospectus. Stockholders desiring copies of such documents may contact MSGI at its address or telephone number indicated under "Where You Can Find More Information."

                           INFORMATION ABOUT GRIZZARD

BUSINESS

    Grizzard provides direct marketing and fundraising services to a variety of non-profit and for-profit customers. Grizzard also provides database management, and letter shop and mailing services for its for-profit customers.

    The principal executive offices of Grizzard are located at 229 Peachtree Street, N.E., Suite 900, Atlanta, Georgia 30303, and its telephone number at such address is (404) 522-8330.

CUSTOMERS

    Grizzard's customers retain Grizzard, among other things, to develop and implement direct marketing and fundraising campaigns. Grizzard's customers are primarily in the U.S., but Grizzard recently has been retained by several international customers to provide direct mail creative and strategy services.

    Grizzard's not-for-profit customers include The Salvation Army, the American Red Cross, rescue missions and homeless shelters, law enforcement organizations, and animal welfare agencies and societies. Grizzard's for-profit customers include many of the leading financial institutions in the U.S. that provide personal financial and credit services to their credit cardholders.

PRODUCTS AND SERVICES

    Grizzard provides a number of products and services to its clients, including the following:

    - SYSTEM SELLING. Grizzard is noted for the "system selling" marketing strategy it offers its non-profit customers. Grizzard aggregates the direct marketing programs of many customers affiliated with the same non-profit organization (i.e., same name and same logo) that are fundraising at the same time but in different parts of the U.S. Grizzard offers these customers a full range of services and then allows these customers to select certain services for their particular campaigns that meet their unique needs and budgets. With system selling, Grizzard offers larger customers affiliated with the same non-profit organization discounts for bulk purchase of services.

    - STRATEGY AND CREATIVE SERVICES. Grizzard assists its customers in developing marketing strategies and creative ideas for direct marketing and fundraising appeals. Grizzard provides marketing and creative conceptualization, as well as copywriting and art direction.

    - LIST BROKERAGE. Grizzard has two list brokerage services that perform list response analysis. Such analysis determines which mailing lists of a particular customer generate the most net revenue for the customer. Grizzard's services also include making recommendations for list purchases and managing the merging/purging process for customers. The merging/purging process involves the merging of a customer's newly purchased or existing lists into one list and purging duplicate names, as well as identifying the names of persons that already have responded to a previous direct marketing or fundraising appeal.

    - DATABASE MANAGEMENT SERVICES. Grizzard updates and maintains donor lists for its customers and enhances its database management services with the following services:

      - "hygiene activities" to standardize donor lists;

      - conforming donor lists to U.S. Postal Service regulations to insure mail deliverability and postage discounts;

      - donor modeling and profiling to identify common characteristics of particular donors and link those common characteristics with other potential donors; and

      - response analysis to identify the nature and frequency of donations by particular donors.

    - PRINTING AND MAILING. Grizzard's production facilities can off-set print letterhead, envelopes and any collateral documents or information accompanying a customer's direct marketing or fundraising appeals. The production facilities also can address envelopes, laser and fold letters, stuff envelope inserts, sort envelopes to U.S. Postal Service specifications to insure postage discounts, and then present a customer's mailing to a U.S. Postal Service representative for processing and delivery.

    - DATA ENTRY AND UPDATING. Grizzard collects and enters into a database, for the benefit of its customers, information about persons that receive a customer's appeal to track and record response rates.

    - SPECIALTY MARKETING SERVICES. Grizzard consults with customers to identify brand recognition in the market, improve brand awareness and achieve brand loyalty.

COMPETITION

    The direct marketing industry is highly competitive, and Grizzard expects that competition will intensify as the market continues to grow and mature. Grizzard's principal competitors for non-profit customers are Mailing Services of Pittsburgh, Resource and Development, Birkholm Direct, West Coast Direct, Newport Creative, Russ Reid Corporation and The Domain Group. Grizzard's principal competitors for for-profit customers include Harte Hanks, Data Mail and David Thompson Mailing, as well as several advertising agencies including Ogilvy & Mather, Young & Rubicam and Grey Direct. In each metropolitan area, Grizzard also competes with numerous local competitors, both with respect to non-profit and for-profit customers.

    Grizzard believes competition for direct marketing services is based primarily on a provider's capacity, reliability and ability to provide a broad range of services. Grizzard expects to continue to encounter substantial competition from its existing competitors and other companies that will enter the market. Certain existing competitors possess considerably greater financial, technical and sales resources than Grizzard and have substantial existing customer bases.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS OF GRIZZARD

    The following table sets forth beneficial ownership of Grizzard common stock
as of             , 1999 by (1) each person or entity known to Grizzard to
beneficially own 5% or more of the outstanding shares of Grizzard common stock,
(2) each of Grizzard's directors, (3) Grizzard's Chief Executive Officer and each of the other four most highly compensated executive officers of Grizzard whose salary and bonus was greater than $100,000 in 1998 ("Named Executive Officers"), and (4) all directors and executive officers of Grizzard as a group. Each of the persons or entities listed below has sole voting and investment power.

                         SHARES BENEFICIALLY OWNED (1)

                                                        NUMBER OF SHARES    PERCENT OF CLASS
                                                       BENEFICIALLY OWNED     BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      (1)                 OWNED
----------------------------------------------------  --------------------  -----------------
PRINCIPAL STOCKHOLDERS:
The Salvation Army..................................         12,413.56                9.17%
Lynne G. Crump......................................         10,129.00                7.48%

DIRECTORS AND NAMED
  EXECUTIVE OFFICERS:
Claude H. Grizzard, Sr..............................         27,188.48               20.09%
Claude H. Grizzard, Jr..............................         14,246.71               10.53%
Debbi Layfield......................................          9,547.39                7.05%
Dodd L. Hackman (2).................................          8,813.06                6.51%
Roger Hackman.......................................          7,459.43                5.51%
Michael D. Dzvonik..................................          7,410.00                5.47%
Claude T. Grizzard, Jr..............................            800.00                0.59%
William Aylesworth..................................               -0-                0.00%
Glenn Summerlin.....................................               -0-                0.00%
All executive officers and
  directors as a group (10 persons).................         76,465.07               56.49%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares.

(2) Consists of shares owned by Dodd L. Hackman outright and by the Trust for Dodd Leon Hackman, Dodd L. Hackman as Trustee.

PERSON WHO WILL BECOME AN MSGI EXECUTIVE OFFICER

    The following person is currently expected to become an executive officer of MSGI following the merger.

NAME                                                  AGE         POSITION(S) HELD WITH GRIZZARD
------------------------------------------------     -----     -------------------------------------
Michael D. Dzvonik (1)..........................          57   Chairman and Chief Executive Officer

------------------------

(1) It is anticipated that Mr. Dzvonik will be appointed Chief Operating Officer of MSGI after the merger.

    Mr. Dzvonik received a B.S. in Mathematics in 1963 from The Pennsylvania State University. From 1963 to 1978, Mr. Dzvonik worked for The Proctor & Gamble Company in various management positions in the Production Operations and Data Processing divisions. In 1978, Mr. Dzvonik was employed by Hawthorne Advertising, Inc., where he served as Vice President of Operations until 1984. From 1984 to 1985, Mr. Dzvonik worked for HUB Mail Advertising, Inc. as Vice President of Operations. In 1985, Grizzard hired Mr. Dzvonik as Executive Vice President. In 1994, Grizzard's board of directors elected Mr. Dzvonik to serve as President, and in 1997, the Grizzard board elected Mr. Dzvonik to serve as its Chairman of the Board and Chief Executive Officer.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by Grizzard for the last three fiscal years to Mr. Dzvonik, who is expected to be an executive officer of MSGI after the merger.

                                                                   ANNUAL COMPENSATION               LONG-TERM
                                                           ------------------------------------     COMPENSATION
                                                              FISCAL                                 SECURITIES
NAME AND PRINCIPAL POSITION                                 YEAR ENDING     SALARY      BONUS    UNDERLYING OPTIONS
---------------------------------------------------------  -------------  ----------  ---------  ------------------
Michael D. Dzvonik.......................................         1998    $  264,583  $  18,500               --
Chairman and Chief Executive Officer                              1997    $  221,667  $  15,000               --
                                                                  1996    $  202,917  $  15,000               --

                              UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

    The accompanying unaudited combined pro forma statements of operations give effect to the consummation of the merger with Grizzard (the "Merger"), the acquisitions of CMG Direct Corporation ("CMG Direct"), Media Marketplace and Affiliate ("MMI"), and Stevens-Knox & Associates and Affiliates ("SKA"), (collectively the "Acquisitions"), the conversion of redeemable convertible preferred stock and the exercise of certain stock options and warrants as if the transactions occurred on July 1, 1997. The accompanying unaudited pro forma combined balance sheet gives effect to the consummation of the Acquisitions, the conversion of redeemable convertible preferred stock and the exercise of certain stock options and warrants as if the transactions occurred on March 31, 1999.

    The pro forma financial statements assume that MSGI will fund the acquisition of Grizzard with $50 million of financing. MSGI has not received a financing commitment from any source with respect to the $50 million in cash required to be paid at the closing of the merger with Grizzard. Although MSGI is seeking to obtain such a commitment, there can be no assurance that such financing will be obtained or, if obtained, will be on terms satisfactory to MSGI.

    The Acquisitions will be accounted for using the purchase method of accounting. The fair values of the assets and liabilities acquired of CMG Direct and SKA are based on preliminary valuations and the fair values of the assets and liabilities of Grizzard to be acquired are assumed to be their historical amounts. Accordingly, the purchase prices and estimated acquisition costs in excess of the net assets acquired have preliminarily been allocated to goodwill. Goodwill is being amortized in the pro forma financial statements on a straight-line basis over periods deemed appropriate by MSGI's management based on its judgment of the current facts and circumstances of the businesses acquired. The purchase price allocations and the amortization period for goodwill may be adjusted upon completion of the Grizzard final purchase price and the Acquisitions' valuations of assets and liabilities and the effect of any such adjustments could be significant.

    The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements of MSGI, Grizzard, CMG Direct, and SKA and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included and incorporated by reference herein in this proxy statement/ prospectus. The unaudited pro forma combined financial statements do not purport to present the results of operations of MSGI had the transactions assumed herein occurred as of July 1, 1997, nor are they necessarily indicative of the results of operations which may be achieved in the future.

                         MARKETING SERVICES GROUP, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                    -------------------------------
                                    --------------       GRIZZARD ADVERTISING               PRO FORMA
                                         MSGI                INCORPORATED            ------------------------
                                    (PRO FORMA)(A)          (HISTORICAL)(B)          ADJUSTMENTS   COMBINED
                                    --------------  -------------------------------  -----------  -----------
ASSETS

Current assets:
  Cash and cash equivalents.......   $      3,025             $       195             $     242(K) $     3,462
  Accounts receivable, net........         26,104                  13,857                              39,961
  Inventory.......................                                  5,346                               5,346
  Note receivable.................            500                                                         500
  Other current assets............          1,563                   4,604                               6,167
                                    --------------           ------------                         -----------
  Total current assets............         31,192                  24,002                              55,436

Property and equipment at cost,
  net.............................          1,551                  13,211                              14,762
Intangible assets at cost, net....         62,785                   3,236                68,960(C)     134,981
Note receivable...................            760                      --                                 760
Other assets......................            459                     604                               1,063
                                    --------------           ------------                         -----------
  Total assets....................   $     96,747             $    41,053                         $   207,002
                                    --------------           ------------                         -----------
                                    --------------           ------------                         -----------

LIABILITIES AND STOCKHOLDERS'
  EQUITY

Current liabilities:
  Short-term borrowings...........   $     14,549             $     3,899                         $    18,448
  Trade accounts payable..........         23,312                   5,983                              29,295
  Accrued expenses and other
    current liabilities...........          4,504                   5,249                   330(D)      10,083
  Current portion of long-term
    debt..........................            477                   1,947                               2,424
                                    --------------           ------------                         -----------
  Total current liabilities.......         42,842                  17,078                              60,250

Long term obligations.............          1,520                   5,129                50,000(E)      56,649
Other liabilities.................            587                     539                               1,126
                                    --------------           ------------                         -----------
  Total liabilities...............         44,949                  22,746                             118,025
                                    --------------           ------------                         -----------

Redeemable convertible preferred
  stock; $.01 par value; 150,000
  shares authorized; 50,000 shares
  of Series D convertible
  preferred stock issued and
  outstanding.....................         15,987                      --               (15,987)(F)          --
                                    --------------           ------------

Stockholders' Equity

  Common stock....................            175                     190                  (119)(G)         246
  Additional paid-in capital......         53,091                   4,542                48,553(H)     106,186
  (Accumulated deficit) retained
    earnings......................        (16,062)                 18,553               (18,553)(I)     (16,062)
  Less: treasury stock at cost....         (1,393)                 (4,736)                4,736(J)      (1,393)
  Notes
    receivable--stockholders......                                   (242)                  242(K)          --
                                    --------------           ------------            -----------  -----------

  Total stockholders' equity......         35,811                  18,307                              88,977
                                    --------------           ------------                         -----------

  Total liabilities and
    stockholders' equity..........   $     96,747             $    41,053                         $   207,002
                                    --------------           ------------                         -----------
                                    --------------           ------------                         -----------

See Notes to Pro Forma Combined Balance Sheet.

                         MARKETING SERVICES GROUP, INC.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                 (IN THOUSANDS)
                                  (UNAUDITED)

(A) The MSGI pro forma balance sheet represents MSGI's historical balance sheet as of March 31, 1999 adjusted for the acquisition of CMG Direct Corporation as if the acquisition had occurred on March 31, 1999 and has been derived from a previously filed Form 8K/A filed on July 29, 1999 (incorporated by reference) and is being used in lieu of historical information.

(B) Grizzard's balance sheet as of March 31, 1999 has been derived from unaudited quarterly financial information.

(C) Intangible assets:

To record goodwill related to the Grizzard transaction as follows:
  Purchase price in cash....................................................................  $  50,000
  Valuation of stock purchase price.........................................................     37,179
  Liabilities assumed.......................................................................     22,746
  Transaction costs.........................................................................        330
                                                                                              ---------
    Total cost of acquisition...............................................................    110,255
Less:
  Current assets............................................................................     24,002
  Property, plant and equipment.............................................................     13,211
  Other assets..............................................................................        604
  Receipt of payment from stockholders......................................................        242
  Intangible assets.........................................................................      3,236
                                                                                              ---------
Excess of cost over net tangible assets.....................................................  $  68,960
                                                                                              ---------
                                                                                              ---------
  MSGI is in the process of determining the fair value of the assets and liabilities acquired.
(D) Accrued expenses:
  Accrual of MSGI related costs associated with the merger (legal and accounting and
    registration fees)......................................................................  $     330
(E) Long-term obligations:
  Additional financing to be obtained pursuant to the merger agreement at the Company's currently available interest rate of prime plus 1.5% (9.5%).............................  $  50,000
(F) Redeemable convertible preferred stock:
  Conversion of all Series D redeemable convertible preferred stock.........................  $ (15,987)
(G) Common stock:
  MSGI shares issued in connection with the acquisition.....................................  $      23
  MSGI shares issued in connection with the conversion of
    redeemable convertible preferred stock..................................................         48
  Less: elimination of Grizzard historical common stock.....................................       (190)
                                                                                              ---------
    Total common stock......................................................................  $    (119)
                                                                                              ---------
                                                                                              ---------
(H) Additional paid-in capital:
  MSGI shares issued in connection with the acquisition.....................................  $  37,156
  MSGI shares issued in connection with the conversion of
    redeemable convertible preferred stock..................................................     15,939
  Less: elimination of Grizzard historical common stock.....................................     (4,542)
                                                                                              ---------
    Total additional paid-in capital........................................................  $  48,553
                                                                                              ---------
                                                                                              ---------
(I) (Accumulated deficit) retained earnings:
  Elimination of Grizzard retained earnings.................................................  $ (18,553)
(J) Treasury stock:
  Elimination of Grizzard treasury stock....................................................  $   4,736
(K) Notes Receivable--stockholders
  Receipt of payment from stockholders......................................................  $     242

                         MARKETING SERVICES GROUP, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED JUNE 30, 1998

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    GRIZZARD               PRO FORMA
                                                      MSGI         ADVERTISING    ---------------------------
                                                 (PRO FORMA)(A)  INCORPORATED(B)  ADJUSTMENTS     COMBINED
                                                 --------------  ---------------  -----------  --------------
Revenues.......................................  $      110,043   $      60,777                $      170,820
                                                 --------------  ---------------  -----------  --------------

Salaries & Benefits............................          28,098          28,602        (2,800 (C)         53,900

Non cash compensation..........................             787              --                           787
Direct Costs...................................          71,606          17,022                        88,628
Selling, General & Administrative..............           8,601           4,678                        13,279
Depreciation & Amortization....................           3,422           2,284         2,859(D)          8,565
                                                 --------------  ---------------               --------------
Total operating costs & expenses...............         112,514          52,586                       165,159
                                                 --------------  ---------------               --------------

Income (loss) from operations..................          (2,471)          8,191                         5,661

Other income (expense).........................          (1,630)           (553)       (4,750 (E)         (6,933)
                                                 --------------  ---------------               --------------
Income (loss) before income taxes..............          (4,101)          7,638                        (1,272)

Income tax (provision) benefit.................             (52)         (2,983)        1,928(F)         (1,107)
                                                 --------------  ---------------               --------------

Net income (loss)..............................  $       (4,153)  $       4,655                $       (2,379)
                                                 --------------  ---------------               --------------
                                                 --------------  ---------------               --------------

Net income (loss) attributable to common
  stockholders.................................  $       (4,665)                               $       (2,379)(G)
                                                 --------------                                --------------
                                                 --------------                                --------------

Net loss per common share--basic and fully
  diluted......................................  $        (0.28)                               $        (0.10)
                                                 --------------                                --------------
                                                 --------------                                --------------

Weighted average common shares outstanding.....      16,946,400                     7,093,889(H)     24,040,289
                                                 --------------                                --------------
                                                 --------------                                --------------

See Notes to Pro Forma Combined Statement of Operations.

                         MARKETING SERVICES GROUP, INC.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(A) The MSGI pro forma statement of operations represents MSGI's historical statement of operations for the year ended June 30, 1998 adjusted for the following transactions: (1) the acquisitions of Media Marketplace, Inc. and Media Marketplace Media Division, Inc., Stevens-Knox and Associates, Inc., Stevens-Knox List Brokerage, Inc. and Stevens-Knox International, Inc., and CMG Direct Corporation as if the acquisitions had occurred as of July 1, 1997; and (2) the exercise of certain stock options and warrants as if they had been exercised as of July 1, 1997 and has been derived from a previously filed Form 8K/A filed on July 29, 1999 (incorporated by reference) and is being used in lieu of historical information.

(B) Grizzard's statement of operations for the twelve months ended June 30, 1998 has been derived from unaudited quarterly financial information.

(C) Reduction in salary expense pursuant to agreements entered into in connection with
    the signing of the merger agreement..................................................  $    (2,800)

(D) Depreciation & amortization:
    Adjustment to goodwill associated with the acquisition over twenty-five years on a
     straight line basis.................................................................  $     2,859

(E) Other income (expense):
    Adjustment to interest expense to reflect total pro forma interest charged on new debt assuming $50,000 in additional financing assumed to be obtained pursuant to the merger agreement at the Company's currently available fixed interest rate of prime plus 1.5% (9.5%). The effect on pre-tax earnings of 1/8 percent
     favorable/(unfavorable) change in the assumed interest rate would be $63............  $    (4,750)

(F) Income tax:
    Adjustment to tax expense on net taxable income attributable to pro forma adjustments and to reflect a consolidated effective tax rate indicative of the combined company and assuming the utilization of MSGI's Net Losses to offset Grizzard's Net Income at an assumed statutory rate of 35%. Significant permanent differences arise due to
     non-deductible goodwill. ...........................................................  $     1,928

(G) Excludes $512 of preferred dividends associated with the pro forma conversion of redeemable convertible preferred stock

(H) Weighted average common shares outstanding:
    Shares issued in connection with Grizzard merger.....................................    2,253,267
    Shares issued upon conversion of redeemable convertible preferred stock..............    4,840,622
                                                                                           -----------
                                                                                             7,093,889
                                                                                           -----------
                                                                                           -----------

                         MARKETING SERVICES GROUP, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1999

                                  (UNAUDITED)

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    GRIZZARD
                                                                   ADVERTISING             PRO FORMA
                                                      MSGI        INCORPORATED    ---------------------------
                                                 (PRO FORMA)(A)  (HISTORICAL)(B)  ADJUSTMENTS     COMBINED
                                                 --------------  ---------------  -----------  --------------
Revenues.......................................   $     83,032    $      57,032                $      140,064
                                                 --------------  ---------------               --------------

Salaries & Benefits............................         24,216           23,364        (3,763 (C)         43,817

Non cash compensation..........................            684               --                           684
Direct Costs...................................         54,402           20,911                        75,313
Selling, General & Administrative..............          6,618            4,811                        11,429

Research and development.......................            206               --                           206
Depreciation & Amortization....................          2,693            1,858         2,145(D)          6,696
                                                                                                           --
                                                 --------------  ---------------               --------------
Total operating costs & expenses...............         88,819           50,944                       138,145
                                                 --------------  ---------------               --------------

Income (loss) from operations..................         (5,787)           6,088                         1,919

Other income (expense).........................         (1,180)            (440)       (3,563 (E)         (5,183)
                                                 --------------  ---------------               --------------
Income (loss) before income taxes..............         (6,967)           5,648                        (3,264)

Income tax (provision) benefit.................             44           (2,107)        1,304(F)           (759)
                                                 --------------  ---------------               --------------
Net income (loss)..............................   $     (6,923)   $       3,541                $       (4,023)
                                                 --------------  ---------------               --------------
                                                 --------------  ---------------               --------------

Net income (loss) attributable to common
  stockholders.................................   $     (8,542)                                $       (4,023)(G)
                                                 --------------                                --------------
                                                 --------------                                --------------

Net loss per common share--basic and fully
  diluted......................................   $      (0.51)                                $        (0.17)
                                                 --------------                                --------------
                                                 --------------                                --------------

Weighted average common shares outstanding.....     16,857,722                      7,093,889(H)     23,951,611
                                                 --------------                                --------------
                                                 --------------                                --------------

See Notes to Pro Forma Combined Statements of Operations.

                         MARKETING SERVICES GROUP, INC.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

(A) The MSGI pro forma statement of operations represents MSGI's historical statement of operations for the nine months ended March 31, 1999 adjusted for the following transactions: (1) the acquisitions of Media Marketplace, Inc. and Media Marketplace Media Division, Inc., Stevens-Knox and Associates, Inc., Stevens-Knox List Brokerage, Inc. and Stevens-Knox International, Inc., and CMG Direct Corporation as if the acquisitions had occurred as of July 1, 1997; and (2) the exercise of certain stock options and warrants as if they had been exercised as of July 1, 1997 and has been derived from a previously filed Form 8K/A filed on July 29, 1999 (incorporated by reference) and is being used in lieu of historical information.

(B) Grizzard's statement of operations for the nine months ended March 31, 1999 has been derived from unaudited quarterly financial information.

(C) Reduction in salary expense pursuant to agreements entered into in connection with
    the signing of the merger agreement..................................................  $    (3,763)

(D) Depreciation & amortization:
    Adjustment to goodwill associated with the acquisition over twenty-five years on a
     straight line basis.................................................................  $     2,145

(E) Other income (expense):
    Adjustment to interest expense to reflect total pro forma interest charged on new debt assuming $50,000 in additional financing to be obtained pursuant to the merger agreement at the Company's currently available fixed interest rate of prime plus
     1.5% (9.5%). The effect on pre-tax earnings of 1/8 percent favorable/(unfavorable)
     change in the assumed interest rate would be $47....................................  $    (3,563)

(F) Income tax:
    Adjustment to tax expense on net taxable income attributable to pro forma adjustments and to reflect a consolidated effective tax rate indicative of the combined company and assuming the utilization of MSGI's Net Losses to offset Grizzard's Net Income at an assumed statutory rate of 35%. Significant permanent differences arise due to
     non-deductible goodwill. ...........................................................  $     1,304

(G) Excludes $1,619 of preferred dividends associated with the pro forma conversion of redeemable convertible preferred stock.

(H) Weighted average shares outstanding:
    Shares issued in connection with Grizzard merger.....................................    2,253,267
    Shares issued upon conversion of redeemable convertible preferred stock..............    4,840,622
                                                                                           -----------
                                                                                             7,093,889
                                                                                           -----------
                                                                                           -----------

                       DESCRIPTION OF MSGI CAPITAL STOCK

GENERAL

    The authorized capital stock of MSGI currently consists of 75,000,000 shares of common stock, par value $.01 per share, and 150,000 shares of preferred stock, par value $.01 per share.

    Based upon the number of outstanding shares of MSGI common stock and an assumed conversion ratio of 16.65 for the Grizzard common stock on August 9, 1999, it is anticipated that there will be approximately 24,280,671 shares of MSGI common stock outstanding following completion of the merger. No shares of preferred stock are outstanding.

COMMON STOCK

    Each holder of MSGI common stock is entitled to one vote for each outstanding share owned by him on every matter properly submitted to the stockholders for their vote. The shares of MSGI common stock do not have cumulative voting rights in the election of directors. Stockholders are entitled to any dividends declared by the board of directors out of any legally available funds and are entitled to receive on a pro rata basis all assets of MSGI available for distribution to the stockholders in the event of liquidation, dissolution or the winding up of MSGI. Stockholders do not have any preemptive right to become subscribers or purchasers of additional shares of any class of MSGI's capital stock in any subsequent offering.

PREFERRED STOCK

    The preferred stock may be issued in series having such designations, powers, preferences, rights and limitations on such terms and conditions as the board of directors may from time to time determine, including the rights, if any, of the holders of such preferred stock with respect to voting, dividends, redemption, liquidation and conversion.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the MSGI common stock is Continental Stock Transfer & Trust Company, New York, New York.

                         GRIZZARD SELLING STOCKHOLDERS

    The table below sets forth information concerning the Grizzard common stock beneficially owned, as of August 9, 1999, by all affiliates of Grizzard, which includes some of the largest stockholders, and seven of the nine directors, of Grizzard.

    The table below also sets forth information concerning the MSGI common stock which the affiliates will receive in the merger. Following the table is additional information concerning the beneficial ownership of the shares of Grizzard common stock shown by the affiliates. Except as otherwise noted in the text following the table, each affiliate has sole voting and investment power over the shares it beneficially owns. Unless otherwise indicated, the address of each affiliate named in the table is c/o Grizzard Advertising Incorporated, 229 Peachtree Street, N.E., Atlanta, Georgia 30303.

                                                                          BENEFICIAL OWNERSHIP
                                                                           OF MSGI STOCK TO BE
                                                                                RECEIVED
                                                                            IN THE MERGER IN
                                                BENEFICIAL OWNERSHIP       EXCHANGE FOR STOCK
                                                 PRIOR TO THE MERGER     -----------------------    NUMBER OF
                                              -------------------------              PERCENT OF    MSGI STOCK
                                               NUMBER OF      PERCENT    NUMBER OF      FULLY      OFFERED BY
                                                GRIZZARD        OF          MSGI       DILUTED        THIS
BENEFICIAL OWNER                                 SHARES        CLASS     SHARES(A)   MSGI SHARES  PROSPECTUS(A)
--------------------------------------------  ------------  -----------  ----------  -----------  -------------
Claude H. Grizzard, Sr. ....................     27,188.48       20.09%     452,688        1.86%       452,688
Claude H. Grizzard, Jr. ....................     14,246.71       10.53%     237,207         .98%       237,207
The Salvation Army..........................     12,413.56        9.17%     206,685         .85%       206,685
Lynne G. Crump..............................     10,129.00        7.48%     168,647         .69%       168,647
Debbi Layfield..............................      9,547.39        7.05%     158,964         .65%       158,964
Dodd L. Hackman.............................      8,813.06(B)       6.51%    146,737        .60%       146,737
Roger Hackman...............................      7,459.43        5.51%     124,199         .51%       124,199
Michael D. Dzvonik..........................      7,410.00        5.47%     123,376         .51%       123,376
Dawn L. Hackman.............................      6,513.06(C)       4.81%    108,442        .45%       108,442
Linda F. Grizzard...........................      3,444.00        2.54%      57,342         .24%        57,342
Carol Dzvonik...............................      3,210.00        2.37%      53,446         .22%        53,446
Randall Crump...............................      3,000.00        2.22%      49,950         .21%        49,950
Dextral G. Austin...........................      1,000.00        0.74%      16,650         .07%        16,650
Elizabeth W. Grizzard.......................        953.00        0.70%      15,867         .07%        15,867
Claude T. Grizzard, Jr......................        800.00        0.59%      13,320         .05%        13,320

All affiliates of Grizzard as a group.......    116,127.69       85.78%   1,933,520        7.96%     1,933,520

------------------------

*   Less than 1%.

(A) Assumes the issuance of 16.65 shares of MSGI common stock for each share of Grizzard common stock held at the effective time of the merger. These numbers are for purposes of example only and are calculated assuming that the 20 trading day average closing price of MSGI common stock two trading days prior to the merger was $21.188. The actual number of shares of MSGI common stock issued to the principal stockholders of Grizzard and covered by this proxy statement/ prospectus may be more or less than the amounts set forth on the preceding table.

(B) Consists of shares owned by Dodd L. Hackman outright and by the Trust for Dodd Leon Hackman, Dodd L. Hackman as Trustee.

(C) Consists of shares owned by Dawn L. Hackman outright and by the Trust for Dawn Leann Hackman, Dawn L. Hackman as Trustee.

PLAN OF DISTRIBUTION

    This proxy statement/prospectus also relates to the offer of MSGI common stock by the selling stockholders of MSGI common stock from time to time following the merger. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this document. MSGI has registered with the SEC the MSGI common stock issued pursuant to the merger and resales of MSGI common stock described herein. Registration of the MSGI common stock does not necessarily mean that any of the shares of MSGI common stock will be sold by the selling stockholders within any particular time frame.

    MSGI will not receive any of the proceeds from the sale of the MSGI common stock offered by the selling stockholders.

    The distribution of shares of MSGI common stock may be effected by the selling stockholders from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from purchasers for whom they may act as agents. Underwriters may sell the MSGI common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

    The selling stockholders and any underwriters, dealers or agents that participated in the distribution of their MSGI common stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of MSGI common stock by them and any discounts, commissions or concessions received by those underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

    At a time a particular offer of MSGI common stock is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

    The sale of MSGI common stock by the selling stockholders also may be effected from time to time by selling the stock directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the selling stockholders' MSGI common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on the Nasdaq National Market System, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

    The MSGI common stock received by the selling stockholders also may be sold in one or more of the following transactions:

    - block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by a broker-dealer for its own account pursuant to a prospectus supplement;

    - a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq National Market Regulation, Inc. rules;

    - ordinary brokerage transactions and transactions in which these broker-dealers solicit purchasers;

    - sales at the market to or through a specialist or market maker or into an existing trading market, on an exchange or otherwise, for the shares; and

    - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

    In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers also may receive compensation from purchasers of MSGI common stock from the selling stockholders, which is not expected to exceed amounts that are customary for the types of transactions involved.

    In connection with distributions of MSGI common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the merger. These broker-dealers may engage in short sales of MSGI common stock or other transactions in the course of hedging the positions assumed by persons in connection with hedging transactions or otherwise. The selling stockholders also may sell MSGI common stock short and redeliver MSGI common stock to close out short positions; enter into option or other transactions with broker-dealers or others which may involve the delivery to these persons of MSGI common stock offered hereby, which MSGI common stock these people may resell pursuant to this prospectus; and/or pledge MSGI common stock to a broker or dealer or others and, upon a default, these people may effect sales of MSGI common stock pursuant to this proxy statement/prospectus. In addition, any MSGI common stock covered by this proxy statement/prospectus that qualifies for resale pursuant to Rule 145 of the Securities Act may be sold under Rule 145, rather than with this proxy statement/prospectus.

    In order to comply with securities laws of certain states, if applicable, MSGI common stock held by the selling stockholders may be sold only through registered or licensed brokers or dealers.

    Until the distribution of MSGI common stock held by the selling stockholders is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase MSGI common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of MSGI common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of MSGI common stock.

    The lead underwriters also may impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that, if the lead underwriters purchase MSGI common stock in the open market to reduce the underwriters' short position or to stabilize the price of MSGI common stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold MSGI common stock as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid also might have an effect on the price of a security to the extent that it discouraged resale of the security before the distribution is completed.

    MSGI makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of MSGI common stock. In addition, MSGI makes no representation that underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    All expenses associated with filing and maintaining the effectiveness of this registration statement will be paid by MSGI. Other expenses incident to the offering and sale of MSGI common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

        COMPARATIVE RIGHTS OF HOLDERS OF MSGI AND GRIZZARD COMMON STOCK

    MSGI is a Nevada corporation, and the rights of its shareholders are governed by the Nevada General Corporation Law and the articles of incorporation and bylaws of MSGI. Grizzard is a Texas corporation, and the rights of its stockholders are governed by the Texas Business Corporation Act and the articles of incorporation and bylaws of Grizzard. If the merger is completed, shares of Grizzard common stock will be converted into cash and shares of MSGI common stock. As a result, Grizzard stockholders, whose rights are currently governed as detailed above, would become MSGI stockholders, whose rights are currently governed as detailed above. These rights differ in many respects. Although not all of these differences are set forth in this proxy statement/prospectus, the following discussion summarizes the significant differences between the rights.

AUTHORIZED CAPITAL

    MSGI. Under MSGI's articles of incorporation, MSGI has authority to issue 75,000,000 shares of common stock, par value $.01 per share, and 150,000 shares of preferred stock, par value $.01 per share. As of August 9, 1999, 22,027,201 shares of MSGI's common stock were issued and outstanding, 423,894 shares were held in MSGI's treasury, and 3,336,555 shares were reserved for issuance upon the exercise of outstanding options and warrants to purchase shares of MSGI's common stock. As of August 9, 1999, no shares of MSGI's preferred stock were issued and outstanding, or held in MSGI's treasury.

    GRIZZARD. Under Grizzard's articles of incorporation, Grizzard has authority to issue 1,000,000 shares of common stock, par value $1.00 per share. Grizzard does not have authority to issue shares of preferred stock. As of August 9, 1999, 135,355.96 shares of Grizzard's common stock were issued and outstanding, and 57,345 shares were held in Grizzard's treasury.

NOTICE TO STOCKHOLDERS

    MSGI. Neither MSGI's articles of incorporation nor bylaws set forth any period of time during which notice of a stockholders' meeting must be served. Under MSGI's bylaws, any notice which must be given to a stockholder pursuant to applicable law or MSGI's articles of incorporation or bylaws may be given in writing by mail.

    GRIZZARD. Under Grizzard's bylaws, written notice of a stockholders' meeting must be served upon each stockholder entitled to vote at the meeting, not less than ten days nor more than 60 days prior to the meeting.

    Under Grizzard's bylaws, any notice which must be given to a stockholder:

    - in person;

    - by radio, cable or telegraph; or

    - by mail.

ANNUAL MEETING OF STOCKHOLDERS

    MSGI. Under MSGI's bylaws, an annual meeting of stockholders may be called only by the chairman of the board of directors or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. The meeting may be held at such time as the chairman of the board or the board of directors shall direct.

    Only business that is "properly brought" before the stockholders' meeting shall be conducted at the meeting. To be "properly brought" before the meeting, business must be:

    - specified in the notice of meeting given by the chairman of the board or the board of directors; or

    - otherwise properly brought before the meeting by a stockholder, through the giving of timely written notice to the Secretary of MSGI.

    To be timely, a stockholder's notice must be delivered to the principal executive offices of MSGI not less than 60 days prior to the meeting, and shall set forth:

    - each matter the stockholder proposes to bring before the meeting, and the reasons for conducting such business at the meeting;

    - the name and address, as they appear on MSGI's books, of the stockholder proposing such business;

    - the class and number of shares of MSGI capital stock which are beneficially owned by the stockholder; and

    - any material interest of the stockholder in such business.

    GRIZZARD. Under Grizzard's bylaws, an annual meeting of stockholders shall be held at 9:30 a.m. on the 4(th) Tuesday in March of each year (or the next following day, if that day is a legal holiday). The stockholders may transact any business as may be "properly brought" before the meeting (no method is set forth for determining how business is "properly brought" before the meeting). The notice of the meeting need not state the purpose or purposes of the meeting, unless required by law.

SPECIAL MEETING OF STOCKHOLDERS

    MSGI. Under MSGI's articles of incorporation and bylaws, a special meeting of stockholders may be called only by the chairman of the board or by the board of directors pursuant to a resolution approved by a majority of the board of directors. Under MSGI's articles of incorporation, the affirmative vote of at least seventy-five percent (75%) of MSGI's capital stock entitled to vote is required to alter, amend or repeal the provisions set forth in the preceding sentence.

    GRIZZARD. Under Grizzard's bylaws, a special meeting of stockholders may be called at any time by the chairman of the board, the board of directors or the President, and must be called by the chairman of the board or by the President upon the written request of stockholders owning not less than twenty-five percent (25%) of the outstanding shares of Grizzard capital stock entitled to vote at such meeting.

QUORUM AT STOCKHOLDER MEETINGS

    MSGI. Under MSGI's bylaws, the holders of a majority of the outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum at each stockholder meeting. When a quorum is present, the vote of a majority of the outstanding capital stock entitled to vote, present in person or represented by proxy, shall decide any question brought before such meeting (unless otherwise provided by applicable law or MSGI's articles of incorporation or bylaws).

    GRIZZARD. Under Grizzard's bylaws, the holders of a majority of the outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum at each stockholder meeting. Shareholders at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the fact that a quorum may no longer be present.

VOTING OF SHARES

    MSGI. Under MSGI's bylaws, voting at a stockholders' meeting shall be conducted:

    - in person; or

    - by proxy, appointed by a written instrument subscribed by a stockholder or the stockholder's duly authorized attorney. MSGI'S bylaws do not specify if and/or when a stockholder proxy expires.

    GRIZZARD. Under Grizzard's bylaws, voting at a stockholders' meeting shall be conducted:

    - by means of conference telephone or similar communications equipment, if all persons participating in the meeting can hear each other;

    - in person;

    - through the stockholder's attorney-in-fact; or

    - by written proxy. Stockholder proxies are not valid more than 11 months from the execution date, unless otherwise specified in the proxy.

    Stockholders may hold a meeting by means of conference telephone or similar communications equipment, if all persons participating in the meeting can hear each other. Voting at a meeting of stockholders shall be conducted by voice vote or by show of hands, unless any qualified voter, prior to any vote, demands that a vote be conducted by ballot. If voting shall be conducted by ballot, each ballot shall state:

    - the name of the voting stockholder;

    - the number of shares voted by the stockholder; and

    - if such ballot shall be cast by proxy, the name of the proxy.

CUMULATIVE VOTING

    MSGI. Under MSGI's bylaws, a stockholder cannot accumulate votes with regard to any election.

    GRIZZARD. Under Grizzard's articles of incorporation, a stockholder cannot accumulate votes with regard to any election of directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    MSGI. Under MSGI's certificate of incorporation and bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by any written consent of the holders. Under MSGI's articles of incorporation, the affirmative vote of at least seventy-five percent (75%) of MSGI's capital stock entitled to vote is required to alter, amend or repeal the provisions set forth in the preceding sentence.

    GRIZZARD. Under Grizzard's bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, if a written consent setting forth the action authorized is:

    - signed by each of the stockholders entitled to vote on the date the last stockholder signs such consent; and

    - filed with the officer of Grizzard having custody of its books and records.

VOTING LIST

    MSGI. Neither MSGI's articles of incorporation nor bylaws set forth any voting list requirement.

    GRIZZARD. Under Grizzard's bylaws, the officer or agent having charge of Grizzard's stock transfer books must make and keep on file at Grizzard's registered office in Texas, for a period of at least ten days prior to a meeting of stockholders, a complete list of all stockholders entitled to vote at the meeting. Such list shall be subject to inspection by any stockholder at any time during usual business hours, and shall be produced and kept open, and subject to inspection by any stockholder, throughout a stockholders' meeting.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

    MSGI. Under Nevada law, any person who has been a stockholder for at least six months immediately prior to such person's request or is the holder of at least five percent (5%) of all outstanding shares of MSGI capital stock is entitled, upon at least five days' written request, to inspect and make copies of MSGI's articles of incorporation, bylaws and stock ledger. MSGI may deny a stockholder's right of inspection if the stockholder refuses to furnish MSGI with an affidavit stating that:

    - the inspection is not desired for a purpose other than one involving MSGI's business; and

    - the stockholder has not sold, offered for sale or helped anyone procure any list of stockholders for any such other purpose.

    GRIZZARD. Under Texas law, any person who has been a stockholder for at least six months immediately prior to such person's request or is a holder of at least five percent (5%) of all outstanding shares of Grizzard capital stock is entitled, upon written request, to inspect and copy its relevant books and records for any proper purpose.

SALE OF ASSETS

    MSGI. Under Nevada law, the sale of all of MSGI's assets must be approved by a majority of MSGI's outstanding capital stock entitled to vote.

    GRIZZARD. Under Texas law, and unless otherwise provided in Grizzard's articles of incorporation, the sale or other disposition of all, or substantially all, of Grizzard's assets in the usual and regular course of business may be authorized by the board of directors, without authorization of the stockholders. Grizzard's articles of incorporation do not contain any provision regarding this matter.

NOMINATION OF DIRECTORS

    MSGI.  Under MSGI's bylaws, nominations for directors must be:

    - made at a meeting, or by written consent, of the board of directors, not less than 30 days prior to the date of the election meeting; or

    - otherwise properly brought before the meeting by a stockholder.

    "Properly brought before the meeting by a stockholder" means that the stockholder must give timely notice and must use the proper form. To be timely, the notice must be delivered to the Secretary of MSGI at least 60 days prior to the meeting. To be in proper form, the notice must include:

    - the name, age, and business and residence addresses of each nominee proposed in the notice;

    - the principal occupation of each nominee;

    - the number of shares of MSGI capital stock beneficially owned by each nominee;

    - all information concerning each nominee as would be required, under the rules of the SEC, to be in a proxy statement soliciting proxies for the election of nominees; and

    - the signed consent of each nominee to serve as director if elected.

    GRIZZARD. Neither Grizzard's articles of incorporation nor bylaws set forth the process for nominating directors.

AMENDMENT OF BYLAWS

    MSGI. Under MSGI's articles of incorporation, the board of directors may make, alter, amend and repeal the bylaws, unless the bylaws adopted by MSGI's stockholders shall otherwise provide. Any bylaws made by the board of directors may be altered, amended or repealed by a majority vote of the directors or stockholders at a duly and properly called meeting. Such power notwithstanding, under MSGI's articles of incorporation, the sections of MSGI's bylaws dealing with the matters listed below may only be altered, amended or repealed upon the affirmative vote of at least seventy-five percent (75%) of MSGI's voting power:

    - the calling of annual and special stockholders' meetings;

    - the standards for determining if business was properly brought before a stockholders' meeting;

    - the nomination of directors;

    - the taking of action by stockholders by written consent;

    - the number of directors;

    - the filling of newly created directorships and vacancies; and

    - the removal of directors.

    GRIZZARD. Under Grizzard's bylaws, the board of directors may amend or repeal the bylaws, subject to applicable law.

STOCKHOLDER DERIVATIVE SUITS

    MSGI. Under Nevada law, a stockholder who pursues a derivative action must fairly and adequately represent the interest of the other stockholders in enforcing MSGI's rights.

    GRIZZARD. Under Texas law, a stockholder who pursues a derivative action must fairly and adequately represent the interest of Grizzard in enforcing Grizzard's rights.

DISSOLUTION

    MSGI. Under Nevada law, MSGI may be dissolved upon the majority vote of its board of directors and stockholders.

    GRIZZARD.  Under Texas law, Grizzard may be dissolved upon the approval of:

    - the majority of its board of directors;

    - at least two-thirds of the outstanding shares within each class entitled to vote as a class; and

    - at least two-thirds of the outstanding shares otherwise entitled to vote.

    Texas law further provides that Grizzard may be voluntarily dissolved by a written consent of all stockholders.

BOARD OF DIRECTORS

    MSGI. Under MSGI's articles of incorporation and bylaws, the number of directors shall be no less than three and no more than, fifteen, and within such parameters, the number of directors shall be determined by resolution of the board of directors. MSGI currently has seven directors.

    The board of directors is divided into three classes as nearly equal in number as possible. Directors are elected for staggered three-year terms. Under MSGI's articles of incorporation, the affirmative vote of at least seventy-five percent (75%) of MSGI's voting power is required to alter, amend or repeal the provisions set forth in this and the preceding paragraphs.

    Neither MSGI's articles of incorporation nor bylaws set forth any age or stockholder requirement with regard to its directors.

    GRIZZARD. Under Grizzard's articles of incorporation, the number of directors shall be fixed from time to time in the manner specified in the bylaws. Grizzard currently has nine directors.

    Under Grizzard's bylaws, the number of directors shall be fixed, increased and decreased by the board of directors by resolution, but shall never be less than one (1) member. Directors are elected for one-year terms, shall be natural persons at least 18 years old, and need not be stockholders of Grizzard capital stock.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    MSGI. Under MSGI's certificate of incorporation and bylaws, vacancies and newly created directorships shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. Under MSGI's articles of incorporation, the affirmative vote of at least seventy-five percent (75%) of MSGI's capital stock entitled to vote is required to alter, amend or repeal the provisions set forth in the preceding sentence.

    GRIZZARD. Under Grizzard's bylaws, newly created directorships and vacancies may be filled by a majority of the votes of directors then in office, even if less than a quorum. If such positions are not filled by the board of directors, then they may be filled by the stockholders at any meeting held during the existence of such vacancy.

REMOVAL OF DIRECTORS

    MSGI. Under MSGI's certificate of incorporation and bylaws, any director may be removed from office, with or without cause, only by the affirmative vote of at least seventy-five percent (75%) of MSGI's capital stock entitled to vote. Under MSGI's articles of incorporation, the affirmative vote of at least seventy-five percent (75%) of MSGI's capital stock entitled to vote is required to alter, amend or repeal the provisions set forth in the preceding sentence.

    GRIZZARD. Under Grizzard's bylaws, any director may be removed from office, with or without cause, upon the majority vote of the stockholders at a meeting for which notice of such purpose is given.

LIABILITY OF DIRECTORS

    MSGI. Under MSGI's articles of incorporation, the personal liability of a director or officer to MSGI or its stockholders for damages for the breach of such person's fiduciary duty to MSGI is eliminated, except for:

    - acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

    - the payment of distributions in violation of applicable law.

    MSGI's articles of incorporation further provide that if the applicable Nevada laws are amended to authorize corporate action which would eliminate or limit the personal liability of directors and officers, then the liability of a director or officer shall be eliminated or limited to the full extent permitted by the applicable Nevada laws, as so amended. Any repeal or modification by the stockholders of all or any portion of the limitation on liability contained in the articles of incorporation shall not adversely affect any right or protection of a director or officer with respect to any acts or omissions occurring prior to the time of such repeal or modification.

    GRIZZARD. Under Texas law, only Grizzard's article of incorporation may eliminate or limit the personal liability of its directors or officers. Grizzard's articles of incorporation do not contain any such provision.

INDEMNIFICATION

    MSGI. Under MSGI's bylaws, MSGI shall indemnify each person who is or was a director or officer against any expense incurred by such person by reason of the fact that such person is or was:

    - a director, officer, employee or agent of MSGI; or

    - is or was serving at the request of MSGI as a director, officer, employee or agent of another entity, except to the extent that such indemnification is prohibited by Chapter 78 of the Nevada Revised Statutes.

    The expenses of directors or officers incurred in defending an action must be paid by MSGI as incurred and in advance of the final disposition of the action, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified by MSGI.

    GRIZZARD. Under Grizzard's articles of incorporation, Grizzard shall indemnify any person it shall have the power to indemnify under Article 2.02-1 of the Texas Business Corporation Act. Article 2.02-1 permits Grizzard to indemnify its officers and directors, or persons who act or acted at Grizzard's request as a director, officer or agent of another company, against reasonable expenses incurred in a proceeding, if:

    - the person acted in good faith;

    - the person reasonably believed, in the case of conduct in their official capacity as a director, that their conduct was in Grizzard's best interest;

    - the person reasonably believed, in all other cases, that their conduct was at least not opposed to Grizzard's best interest; and

    - in the case of any criminal proceeding, the person had no reason to believe their conduct was unlawful.

The determination of indemnification shall be made:

    - by a majority vote of a disinterested quorum of the board of directors, but if no such quorum can be obtained, then

    - by a majority vote of a committee of directors consisting of two or more disinterested directors,

    - by special legal counsel (selected by a majority vote of disinterested board or committee members, or, if such vote cannot be obtained, then by majority vote of all directors), or

    - by the disinterested shareholders.

CHANGE IN CONTROL PROVISIONS

    MSGI. Under MSGI's articles of incorporation, if MSGI shall propose to adopt or authorize:

    - any merger or consolidation of MSGI or any of its affiliates with or into any other entity;

    - any sale or other disposition of all or a substantial part of MSGI's assets to another entity; or

    - any sale or other disposition of all or a substantial part of the assets of another entity in exchange for equity securities of MSGI or its affiliates, and the other entity involved in such proposed transaction shall beneficially own at least ten percent (10%) of MSGI's voting stock (other than via an employee benefit plan), then MSGI shall be required to solicit the affirmative vote of the holders of:

    - seventy-five percent (75%) of the outstanding voting stock; and

    - a majority of the outstanding voting stock (other than those beneficially owned by the other entity).

    MSGI shall not be required to solicit such stockholder approval for any such proposal if, among other conditions:

    - the consideration to be received by the stockholders pursuant to any proposed transaction is not less than the highest per share price paid by the other entity in acquiring any shares of MSGI's common stock, and the highest market price of MSGI's common stock during the 30 trading days immediately prior to the day the proposed transaction was publicly announced, and the day the other entity began acquiring MSGI's common stock;

    - at any point after the other entity acquired ten percent (10%) of MSGI's common stock and prior to the consummation of the proposed transaction, at least one member of the board of directors shall have been a director of MSGI on October 1, 1988, or a director designated as a "continuing director" by a director of MSGI on October 1, 1988, or designated as a continuing director by any other continuing director;

    - after such other entity has acquired ten percent (10%) of MSGI's common stock, such other entity has not received a disproportionate benefit of any financial assistance or tax advantage provided by MSGI, received the benefit of the extension of trade terms by MSGI which are less favorable to MSGI than those made available to a majority of MSGI's customers for similar products, or made any major change in MSGI's business or equity capital structure, except as may have been approved by a unanimous vote of the board of directors.

    MSGI's articles of incorporation further provide that if MSGI shall propose to materially reduce the percentage of MSGI's voting shares held by non-affiliates of MSGI, or adopt a plan or proposal for the liquidation or dissolution of MSGI, then MSGI shall be required to solicit the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting stock, and a majority of the outstanding voting stock (other than those beneficially owned by the other entity involved in the proposed transaction).

    The provision of MSGI's articles of incorporation set forth in the preceding paragraph shall only apply if, on the date on which the vote for the proposed transaction shall occur, there shall exist an entity with whom MSGI can only enter into any of the above-mentioned transactions following its solicitation of the stockholder voting approvals detailed above.

    MSGI only can amend or rescind these change-of-control provisions upon its receipt of the stockholder voting approvals detailed above.

    GRIZZARD. Neither Grizzard's articles of incorporation nor bylaws set forth any change-of-control provisions.

                                 LEGAL MATTERS

    Certain legal matters relating to MSGI in connection with the merger will be passed upon for MSGI by Camhy Karlinsky & Stein LLP, New York, New York, counsel to MSGI. Matters relating to Nevada law, including with respect to the validity of the MSGI common stock to be issued to Grizzard stockholders in the merger, will be passed upon for MSGI by Nevada counsel. Certain tax matters related to the merger will be passed upon by Alston and Bird LLP, counsel to Grizzard.

                                    EXPERTS

    The financial statements included in the 1998 Annual Report on Form 10-KSB of MSGI for the year ended June 30, 1998 and the financial statements of Stevens-Knox & Associates, Inc. and Affiliates and CMG Direct Corporation included in MSGI's Forms 8-K filed on April 6, 1999 and July 29, 1999, respectively, incorporated by reference in this proxy/statement/prospectus, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Such reports, which are included as exhibits to this Registration Statement, were modified to contain a paragraph which emphasizes certain uncertainties (unaudited) arising subsequent to the date of their reports, that indicated that at August 13, 1999, the Companies may be unable to continue as going concerns through 2000.

    The financial statements of Grizzard Advertising Incorporated as of and for the years ended December 31, 1997 and 1998 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Grizzard Advertising Incorporated for the year ended December 31, 1996 included in this proxy statement/prospectus have been audited by Ross Lane & Company, LLC, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    MSGI has filed with the SEC a registration statement under the Securities Act that registers the distribution to stockholders of Grizzard the shares of MSGI common stock to be issued in the merger. The registration statement, including the attached appendices, contains additional relevant information about MSGI and Grizzard. The rules and regulations of the SEC allow MSGI to omit some information included in the registration statement from this document.

    In addition, MSGI files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Section,      Northeast Regional Office      Midwest Regional Office
Room 1024                      7 World Trade Center           500 West Madison Street
450 Fifth Street, N.W.,        Suite 1300                     Suite 1400
Judiciary Plaza                New York, New York 10048       Chicago, Illinois 60661-2511.
Washington, D.C. 20549

    The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains reports, proxy statements and other information about issuers, including MSGI and Grizzard, who file electronically with the SEC. The MSGI common stock is traded on the Nasdaq National Market System.

    The SEC allows MSGI to "incorporate by reference" information into this document. This means that MSGI can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that MSGI has previously filed with the SEC. They contain important information about MSGI and its financial condition. Some of these filing have been amended by later filings, which are also listed.

MSGI SEC FILINGS (FILE NO.0                               DESCRIPTION OR PERIOD/AS OF DATE
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K, as amended                    Year ended June 30, 1997

Annual Report on Form 10-KSB, as amended                  Year ended June 30, 1998

Quarterly Reports on Form 10-Q                            Quarters ended September 30, 1998, December 31, 1998,
                                                            and March 31, 1999

Current Reports on Form 8-K, as amended                   Reports dated July 8, 1999, as amended, May 24, 1999,
                                                            March 24, 1999, as amended, February 1, 1999, as
                                                            amended, and September 28, 1998

    MSGI incorporates by reference additional documents that MSGI may file with the SEC after the date of this document. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference into this document through MSGI, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following addresses:

                         Marketing Services Group, Inc.

                               333 Seventh Avenue

                            New York, New York 10001

                            Attn: Investor Relations

                                 (212) 594-7688

    If you request any incorporated documents from MSGI, MSGI will mail them to you by first class mail, or another equally prompt means, within one business day after MSGI receives your request.

    MSGI has not authorized anyone to give any information or make any representation about the mergers or MSGI's companies that differs from, or adds to, the information in this document or in MSGI's documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about MSGI has been supplied by MSGI, and information about Grizzard has been supplied by Grizzard.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

FINANCIAL STATEMENTS OF GRIZZARD ADVERTISING INCORPORATED

AUDITED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................     F-2

Independent Auditors' Report...............................................................................     F-3

Balance Sheets as of December 31, 1997 and 1998............................................................     F-4

Statements of Income for the years ended December 31, 1996, 1997, and 1998.................................     F-5

Statements of Stockholders' Equity for the years ended December 31, 1996, 1997, and 1998...................     F-6

Statements of Cash Flows for the years ended December 31, 1996, 1997, and 1998.............................     F-7

Notes to Financial Statements..............................................................................     F-8

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheets as of December 31, 1998 and March 31, 1999........................................    F-17

Condensed Statements of Income for the three months ended March 31, 1998 and 1999..........................    F-18

Condensed Statements of Cash Flows for the three months ended March 31, 1998 and 1999......................    F-19

Notes to Condensed Financial Statements....................................................................    F-20

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Grizzard Advertising Incorporated

    We have audited the accompanying balance sheets of Grizzard Advertising Incorporated ("Grizzard") as of December 31, 1997 and 1998 and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Grizzard's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Grizzard at December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
June 25, 1999
(July 8, 1999 as to Note 13)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Grizzard Advertising Incorporated

    We have audited the balance sheet of Grizzard Advertising Incorporated as of December 31, 1996 (not presented herein) and the related accompanying statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grizzard Advertising Incorporated as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Ross Lane & Company, LLC
Atlanta, Georgia
March 12, 1997

                       GRIZZARD ADVERTISING INCORPORATED

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                    1997       1998
                                                                                                  ---------  ---------
                                                        ASSETS
CURRENT ASSETS:
  Cash..........................................................................................  $   1,264  $      --
  Accounts receivable, less allowance doubtful accounts of $662 in 1997 and $717 in 1998........     23,149     23,293
  Inventory.....................................................................................      2,411      4,423
  Prepaid postage...............................................................................      1,283      2,502
  Deferred income taxes.........................................................................        534        834
  Other.........................................................................................        731        532
                                                                                                  ---------  ---------
      Total current assets......................................................................     29,372     31,584
                                                                                                  ---------  ---------
OTHER ASSETS:
  Cash value of life insurance, net of loans of $189............................................        226        226
  Notes receivable--affiliates..................................................................        155         50
  Other.........................................................................................         50          8
                                                                                                  ---------  ---------
      Total other assets........................................................................        431        284
                                                                                                  ---------  ---------
PROPERTY AND EQUIPMENT:
  Land..........................................................................................        842        842
  Buildings and leasehold improvements..........................................................      6,550      9,787
  Furniture and equipment.......................................................................     18,580     20,980
                                                                                                  ---------  ---------
                                                                                                     25,972     31,609
  Less accumulated depreciation.................................................................     15,491     18,509
                                                                                                  ---------  ---------
                                                                                                     10,481     13,100
                                                                                                  ---------  ---------
INTANGIBLE ASSETS, net of accumulated amortization of $137 in 1998..............................        658        860
                                                                                                  ---------  ---------
                                                                                                  $  40,942  $  45,828
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable-includes cash overdraft of $2,726 in 1998....................................  $   6,309  $   7,185
  Advances from affiliate.......................................................................      4,254      1,754
  Advances on line of credit....................................................................      3,331      5,826
  Customer deposits.............................................................................      2,669      1,949
  Accrued expenses..............................................................................      2,108      2,141
  Current maturities of long-term debt..........................................................      1,561      1,264
  Current maturities of long-term debt-employee.................................................        278        278
  Income taxes payable..........................................................................      2,019      2,042
  Dividends payable.............................................................................        136        342
                                                                                                  ---------  ---------
      Total current liabilities.................................................................     22,665     22,781
                                                                                                  ---------  ---------
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities.......................................................      2,653      3,368
  Long-term debt-employee, less current maturities..............................................        555        277
  Deferred income taxes.........................................................................        417        569
                                                                                                  ---------  ---------
      Total long-term liabilities...............................................................      3,625      4,214
                                                                                                  ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY:
  Common stock, par value $1 per share; authorized 1,000,000 shares; issued
    175,160 and 189,416 shares in 1997 and 1998.................................................        175        189
  Additional paid-in capital....................................................................      3,267      4,580
  Retained earnings.............................................................................     14,298     18,351
                                                                                                  ---------  ---------
                                                                                                     17,740     23,120
Less:
  Treasury stock at cost, 38,951 and 51,248 shares in 1997 and 1998.............................      2,713      4,056
  Notes receivable--stockholders................................................................        375        231
                                                                                                  ---------  ---------
      Stockholders' equity--net.................................................................     14,652     18,833
                                                                                                  ---------  ---------
                                                                                                  $  40,942  $  45,828
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

                       See notes to financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                              STATEMENTS OF INCOME

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                 (IN THOUSANDS)

                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
NET SALES........................................................................  $  46,589  $  57,879  $  65,198
COST OF SALES....................................................................     27,974     31,528     36,171
                                                                                   ---------  ---------  ---------
  Gross profit...................................................................     18,615     26,351     29,027
SELLING, GENERAL, AND ADMINISTRATIVE
EXPENSES.........................................................................     16,850     19,676     21,564
                                                                                   ---------  ---------  ---------
  Operating income...............................................................      1,765      6,675      7,463
OTHER INCOME (EXPENSE):
  Interest expense...............................................................       (874)      (731)      (709)
  Interest income................................................................         34         41         97
  Other--net.....................................................................        138        (65)       172
                                                                                   ---------  ---------  ---------
  Other expense--net.............................................................       (702)      (755)      (440)
                                                                                   ---------  ---------  ---------
INCOME BEFORE INCOME TAXES.......................................................      1,063      5,920      7,023
INCOME TAXES.....................................................................        476      2,340      2,628
                                                                                   ---------  ---------  ---------
NET INCOME.......................................................................  $     587  $   3,580  $   4,395
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                       See notes to financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                                                      ADDITIONAL                             NOTES
                                                           COMMON       PAID-IN    RETAINED   TREASURY    RECEIVABLE-
                                                            STOCK       CAPITAL    EARNINGS     STOCK    STOCKHOLDERS
                                                         -----------  -----------  ---------  ---------  -------------
BALANCE--January 1, 1996...............................   $     168    $   2,876   $  10,267  $  (2,437)   $    (214)
  Net income...........................................                                  587
  Issuance of 843 shares of common stock...............           1           26                                 (21)
  Purchase of 530 shares of treasury stock.............                                             (44)
  Net amounts received due to adjustment of prior year
    per share sales price..............................                        4                                  (3)
  Notes repayments--stockholders.......................                                                           26
                                                              -----   -----------  ---------  ---------        -----
BALANCE--December 31, 1996.............................         169        2,906      10,854     (2,481)        (212)
  Net income...........................................                                3,580
  Issuance of 4,330 shares of common stock.............           4          363                                (196)
  Purchase of 2,697 shares of treasury stock...........                                            (232)
  Dividends declared ($1.00 per share).................                                 (136)
  Notes repayments--stockholders.......................                                                           33
  Other................................................           2           (2)
                                                              -----   -----------  ---------  ---------        -----
BALANCE--December 31, 1997.............................         175        3,267      14,298     (2,713)        (375)
  Net income...........................................                                4,395
  Issuance of 12,330 shares of common stock............          12        1,315                                 (19)
  Purchase of 12,297 shares of treasury stock..........                                          (1,343)
  Dividends declared ($2.50 per share).................                                 (342)
  Notes repayments--stockholders.......................                                                          163
  Other................................................           2           (2)
                                                              -----   -----------  ---------  ---------        -----
BALANCE--December 31, 1998.............................   $     189    $   4,580   $  18,351  $  (4,056)   $    (231)
                                                              -----   -----------  ---------  ---------        -----
                                                              -----   -----------  ---------  ---------        -----

                       See notes to financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                            STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                 (IN THOUSANDS)

                                                                                           1996       1997       1998
                                                                                         ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income...........................................................................  $     587  $   3,580  $   4,395
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.......................................................................      2,040      2,199      2,298
    Amortization.......................................................................                              137
    Provision for doubtful accounts receivable.........................................        100       (138)       190
    Deferred income taxes..............................................................        182        111       (148)
    Loss (gain) on sale of equipment...................................................        (93)       146        (62)
    Other..............................................................................         34         18
    Changes in assets and liabilities:
      Accounts receivable--trade.......................................................       (982)    (5,084)      (334)
      Affiliate receivables............................................................        (17)
      Inventory........................................................................        508       (686)    (2,012)
      Prepaid postage..................................................................     (2,015)     1,646     (1,219)
      Other assets.....................................................................          3       (439)       346
      Accounts payable.................................................................     (1,229)     2,190     (1,851)
      Customer deposits................................................................      3,543       (380)      (720)
      Accrued expenses.................................................................        392        483         33
      Income taxes payable.............................................................        190      1,715         23
                                                                                         ---------  ---------  ---------
        Net cash provided by operating activities......................................      3,243      5,361      1,076
                                                                                         ---------  ---------  ---------
INVESTING ACTIVITIES:
  Purchase of property and equipment...................................................     (2,975)    (1,460)    (2,942)
  Investment in affiliate..............................................................        (71)
  Advance on note receivable--affiliate................................................        (50)
  Capitalized expenditures for software development....................................       (311)      (347)      (339)
  Proceeds from sale of property and equipment.........................................                     6         63
  Collections on notes receivable--stockholders........................................         31         33        163
                                                                                         ---------  ---------  ---------
        Net cash used in investing activities..........................................     (3,376)    (1,768)    (3,055)
                                                                                         ---------  ---------  ---------
FINANCING ACTIVITIES:
  Advances from (Repayments to) affiliate..............................................                 2,500     (2,500)
  Cash overdraft.......................................................................        779       (779)     2,726
  Net borrowings (repayments) on line of credit........................................     (1,028)    (1,974)     2,495
  Principal payments on long-term debt and capital lease obligations...................     (1,355)    (2,061)    (1,835)
  Proceeds from issuance of long-term debt.............................................      1,440
  Proceeds from sale of common stock...................................................          6        172      1,308
  Purchases of treasury stock..........................................................        (43)      (187)    (1,343)
  Dividends paid.......................................................................                             (136)
                                                                                         ---------  ---------  ---------
        Net cash provided by (used in) financing activities............................       (201)    (2,329)       715
                                                                                         ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH........................................................       (334)     1,264     (1,264)
CASH:
  Beginning of year....................................................................        334          0      1,264
                                                                                         ---------  ---------  ---------
  End of year..........................................................................  $      --  $   1,264  $      --
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest...........................................................................  $     921  $     720  $     808
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
    Income taxes.......................................................................  $     152  $     145  $   2,746
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------
  SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Grizzard entered into capital leases for $510,000 of property and equipment in 1996.
  A mortgage note of $1,975,000 was incurred when Grizzard constructed a building addition in 1998.
  Dividends of $342,000 were declared in 1998 but not paid.
  Notes received during the year ended December 31, 1996, 1997, and 1998 from officers and employees for stock purchases totaled $24,000, $196,000, and $19,000, respectively.
  During 1996, Grizzard transferred property and equipment to a shareholder in exchange for a $160,000 note receivable.

                       See notes to financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--Grizzard Advertising Incorporated ("Grizzard") is primarily engaged in direct mail advertising and related support operations using the trade names Grizzard; TABS Direct; and Grizzard List Services. For the years ended December 31, 1996, 1997, and 1998 approximately 62%, 57%, and 55% of the revenues, respectively, were from nonprofit organizations.

    INVENTORY--Inventory is stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets ranging from three to twenty years.

    INTANGIBLE ASSETS--The development costs of new software applications which will be utilized in customer service are capitalized, and, once completed, are amortized over three years.

    REVENUES--Revenue recognition occurs at the point at which a complete job is delivered for mailing on behalf of the customer.

    IMPAIRMENT OF LONG-LIVED ASSETS--Grizzard evaluates its long-lived assets and certain identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the assets. No impairment losses were reported for the years ended December 31, 1996, 1997, and 1998.

    INCOME TAXES--Income taxes are provided for the tax effects of transactions reported in the financial statements. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes, based on enacted tax rates expected to be effective for the periods in which the differences will reverse.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK--A significant portion of Grizzard's revenues is derived from nonprofit organizations located throughout the country. Although the individual offices are affiliated with the national offices of these organizations, the individual offices separately authorize their direct mail advertising. Generally, no collateral or other security is required to support customer receivables. To reduce credit risk, a customer's credit history is reviewed before extending credit. In addition, an allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Management does not believe significant credit risk exists at December 31, 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Grizzard estimates fair value of its financial instruments in accordance with SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, Statement of Financial Accounting Standards 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), was issued. SFAS 133 establishes standards for derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. SFAS 133 is effective for Grizzard beginning in 2001. SFAS 133 is not expected to have a material effect on Grizzard's financial statements.

2. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Components of the net deferred income tax asset at December 31, 1997 and 1998 are as follows (in thousands):

                                                                                                      1997       1998
                                                                                                    ---------  ---------
Deferred Income Tax Assets
  Allowance for bad debts.........................................................................  $     252  $     265
  Uniform capitalization..........................................................................        216        296
  Commission accrual..............................................................................                   191
  Accrued vacation................................................................................         29         37
  Other...........................................................................................         81         68
                                                                                                    ---------  ---------
                                                                                                          578        857
                                                                                                    ---------  ---------
Deferred Income Tax Liabilities
  Capitalized software............................................................................        250        255
  Property, plant, and equipment..................................................................        161        305
  Prepaid expenses................................................................................         44         24
  Other...........................................................................................          6          8
                                                                                                    ---------  ---------
                                                                                                          461        592
                                                                                                    ---------  ---------
    Net deferred tax asset........................................................................  $     117  $     265
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    No valuation reserve has been recorded for deferred tax assets.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

2. INCOME TAXES (CONTINUED)
    The provision for income taxes for the years ended December 31, 1996, 1997 and 1998, consists of the following (in thousands):

                                                                                         1996       1997       1998
                                                                                       ---------  ---------  ---------
Current provision
  Federal............................................................................  $     266  $   2,009  $   2,446
  State..............................................................................         28        220        330
                                                                                       ---------  ---------  ---------
                                                                                             294      2,229      2,776
                                                                                       ---------  ---------  ---------

Deferred provision
  Federal............................................................................        163        100       (135)
  State..............................................................................         19         11        (13)
                                                                                       ---------  ---------  ---------
                                                                                             182        111       (148)
                                                                                       ---------  ---------  ---------
  Total..............................................................................  $     476  $   2,340  $   2,628
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

The provision for income taxes is reconciled with the Federal statutory rate as follows (in thousands):

                                                                                           1996       1997       1998
                                                                                         ---------  ---------  ---------
Income tax at Federal statutory rate...................................................  $     361  $   2,013  $   2,388
State income taxes, net of Federal
  income tax benefit...................................................................         36        145        209
Nondeductible meals and entertainment..................................................         31         27         37
Other..................................................................................         48        155         (6)
                                                                                         ---------  ---------  ---------
  Total provision......................................................................  $     476  $   2,340  $   2,628
                                                                                         ---------  ---------  ---------
                                                                                         ---------  ---------  ---------

3. INVENTORY

    Inventory consists of the following at December 31, 1997 and 1998 (in thousands):

                                                                                                   1997       1998
                                                                                                 ---------  ---------
Raw materials and supplies.....................................................................  $     868  $     774
Work in-process................................................................................      1,543      3,649
                                                                                                 ---------  ---------
  Total........................................................................................  $   2,411  $   4,423
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Work in-process includes job related costs which have not yet been billed to the customer.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

4. DEBT

Long-term debt at December 31, 1997 and 1998 consists of the following:

                                                                                                   1997       1998
                                                                                                 ---------  ---------
                                                                                                    (IN THOUSANDS)
Notes payable, bank, due in monthly installments totaling $40,000 plus interest at rates
  ranging from 7.3% to 8.5% through December 1999..............................................  $   1,312  $     510
Mortgage notes payable, bank, due in monthly installments totaling $25,000 plus interest
  through March 2003, interest at 8.65%........................................................      1,993      1,675
Mortgage note payable, bank, due in monthly installments of $19,000 plus interest through
  October 2003, interest at 8%.................................................................         --      1,964
Note payable, former stockholder, due in annual installments of $20,000 plus interest at prime
  (8.50% and 7.75% at December 31, 1997 and 1998, respectively) through April 1999.............         40         20
Notes payable, employee, due in annual installments of $278,000 plus interest at prime (8.50%
  and 7.75% at December 31, 1997 and 1998, respectively) through January 2000..................        833        555
Note payable, former stockholder, due in quarterly installments of $33,000, including interest
  through April 2000...........................................................................        321        194
Capitalized leases (Note 5)....................................................................        523        239
Other..........................................................................................         25         30
                                                                                                 ---------  ---------
                                                                                                     5,047      5,187
Less current maturities........................................................................      1,839      1,542
                                                                                                 ---------  ---------
  Long-term portion............................................................................  $   3,208  $   3,645
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Additionally, Grizzard had advances on a bank line of credit of $5,826,000 and $3,331,000 at December 31, 1998 and 1997, respectively. Additional borrowing capacity under this $11,000,000 line was $5,174,000 at December 31, 1998 as determined by a formula based on the level of inventory and receivables. The line of credit bears interest at rates approximating prime (8.50% and 7.75% at December 31, 1997 and 1998, respectively) and expires in 1999.

    Future debt maturities are as follows (in thousands):

                                                                                   YEAR ENDING
                                                                                  DECEMBER 31,
                                                                                  -------------
1999............................................................................    $   1,542
2000............................................................................          721
2001............................................................................          391
2002............................................................................          278
2003............................................................................        1,825
Thereafter......................................................................          430
                                                                                       ------
                                                                                    $   5,187
                                                                                       ------
                                                                                       ------

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

4. DEBT (CONTINUED)
    All bank debt is collateralized by accounts receivable, inventories, equipment, real estate and the personal guarantees of certain shareholders. In addition, it is subject to a loan agreement which requires a financial statement audit within a specified time after year end, maintenance of a specified minimum amount of net worth, compliance with certain financial ratios, and imposes restrictions on additional debt, investments, disposal of assets, and guarantees of debt of others. Grizzard was in technical noncompliance with the audit timing requirement covenant at December 31, 1998. This event of noncompliance was waived by the bank.

    Grizzard has issued a guarantee in the amount of $100,000 for certain bank indebtedness of CZG.

5. OBLIGATIONS UNDER CAPITAL LEASES

    Grizzard is leasing certain computer and production equipment under capitalized leases. Amortization of the cost of this equipment is included with depreciation expense. The cost of this equipment and related accumulated depreciation, included in property and equipment, are as follows at December 31, 1997 and 1998 (in thousands):

                                                                                  1997       1998
                                                                                ---------  ---------
Equipment cost................................................................  $     884  $     885
Less accumulated depreciation.................................................        415        681
                                                                                ---------  ---------
                                                                                $     469  $     204
                                                                                ---------  ---------
                                                                                ---------  ---------

    Future minimum lease payments required by the capital leases and the net future minimum lease payments are as follows (in thousands):

Year ending December 31, 1999........................................  $     259
Less amount representing interest....................................         20
                                                                       ---------
  Net future minimum lease payments..................................  $     239
                                                                       ---------
                                                                       ---------

6. RETIREMENT PLAN

    Grizzard has a 401(k) profit-sharing plan ("the Plan") which is qualified under the Internal Revenue Code. All employees are eligible to participate upon satisfaction of the age and service requirements defined in the Plan. Participants may defer up to 15% of their annual compensation as contributions to the Plan. Grizzard provides a matching contribution equal to 50% of each participant's contribution up to $1,500. In addition the Plan provides for a discretionary profit-sharing contribution which is determined annually by the Board of Directors. Matching contributions totaled $223,000, $183,000 and $326,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

7. STOCKHOLDERS' EQUITY

    Grizzard has a policy of allowing officers and employees of Grizzard to purchase shares of Grizzard stock, at book value. Prior to January 1, 1998, the purchases were financed by paying 20% of

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
the total cost of the shares in cash and executing a note to Grizzard for the remainder. The remainder is then paid in four equal annual installments plus accrued interest. These notes receivable accrue interest at a floating prime interest rate. As of December 31, 1997 and 1998, the total amount of notes receivable was $375,000 and $231,000, respectively. These notes have been recorded as contra-equity on the balance sheet. Interest income received on the notes was $20,000, $32,000, and $67,000 for the years ended December 31, 1996, 1997, and 1998, respectively. Effective January 1, 1998, officers and employees were allowed to obtain outside financing for their stock purchase amounts.

    In 1995, Grizzard issued 7,863 shares of its common stock in exchange for all the outstanding shares of Hemmings Birkholm & Grizzard ("HBG"), an entity previously related through common ownership and control. This acquisition was accounted for in a manner similar to a pooling-of-interests. The share exchange agreement includes a provision whereby the former HBG shareholders may earn additional shares of the Company's common stock based on the future net income directly attributable to the assets and clients of HBG. The actual number of shares earned is based on the book value of Grizzard's shares and are issuable in the following year. The earn-out period expires in December 1999, but the aggregate number of shares earned through 1998 represented the maximum allowed under the agreement. Therefore, 1998 was the final year in which HBG shareholders could earn such shares.

    In 1998, Grizzard signed a separation agreement with a former employee. In that agreement Grizzard agreed to repurchase 5,512 shares of Grizzard stock from the former employee at approximately book value. As of December 31, 1998 this repurchase of shares had not been completed.

8. COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS 130 was adopted by Grizzard in January 1998. Comprehensive income includes net income and other comprehensive income. SFAS 130 presently identifies only the following items as components of other comprehensive income:

    - Foreign currency translation adjustment;

    - Minimum pension liability adjustment; and

    - Unrealized gains and losses on certain investments in debt and equity securities classified as available-for-sale securities.

    Because Grizzard does not have any components of other comprehensive income for any of the periods presented, there is no difference between net income and comprehensive income and the adoption of SFAS 130 has no impact on Grizzard's financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

9. OPERATING LEASES

    Grizzard leases office space and equipment under operating leases with varying maturity dates. Aggregate rental expense under these and other month-to-month leases for the years ended December 31, 1996, 1997, and 1998 was $523,000, $621,000, and $914,000, respectively.

    The minimum commitments under the above described leases are as follows (in thousands):

                                                                                         YEAR
                                                                                        ENDING
                                                                                       DECEMBER
                                                                                          31,
                                                                                       ---------
1999.................................................................................  $   1,610
2000.................................................................................      1,438
2001.................................................................................      1,304
2002.................................................................................        673
2003.................................................................................        597
Thereafter...........................................................................      1,341
                                                                                       ---------
                                                                                       $   6,963
                                                                                       ---------
                                                                                       ---------

10. RELATED PARTIES

    Grizzard is affiliated with the following entities through common ownership. Those entities and their related transactions are as follows:

    1480 COLORADO BOULEVARD--Grizzard rents its office space in Los Angeles from this entity, and paid $169,000, $167,000, and $124,000 in rent expense in 1996, 1997, and 1998, respectively. In 1998, this property was sold to a nonrelated entity.

    CZG--Grizzard purchased various marketing services from this entity, which specializes in systems to encourage donors to commit larger gifts of cash, other assets, and estate bequests to charity. These purchases amounted to $142,000, and $211,000 during 1997 and 1998, respectively. Grizzard also recorded sales of $1,000, $113,000, and $167,000 of printing and lettershop services to this entity in 1996, 1997, and 1998, respectively.

    CFM DIRECT--Grizzard paid $109,000, $217,000, and $123,000 in 1996, 1997, and 1998, respectively, in interest to this entity on monies advanced to it by CFM Direct, a direct marketing agency which specializes in the financial services industry. At December 31, 1997 and 1998 Grizzard owed $4,254,000 and $1,754,000, respectively, to CFM Direct, which is classified in advances from affiliate in the accompanying balance sheets. These amounts are due on demand and earn interest at a rate between the prime rate and the overnight funds rate. The rate on these advances at December 31, 1998 was 6%.

    CFR, INC.--Grizzard paid commissions in 1996, 1997, and 1998 amounting to $388,000, $325,000, and $362,000, respectively, to CFR, Inc., a sales and marketing agency.

    DYNAMIC MARKETING SERVICES, INC.--Grizzard paid $441,000, $544,000, and $1,357,000 in 1996, 1997, and 1998, respectively, to this entity for software services rendered.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

10. RELATED PARTIES (CONTINUED)
    GRIZZARD BENEFIT TRUST--Grizzard made employer contributions related to health insurance benefits of $998,000, $1,050,000, and $1,049,000 to this entity in 1996, 1997, and 1998, respectively.

11. COMMITMENTS AND CONTINGENCIES

    Grizzard is obligated under agreements with various shareholders to purchase their shares, at book value, in the event of termination of employment or death of the shareholders. At December 31, 1998, shares under these agreements totaled 32,747. In the event the purchase price of any one stockholder exceeds $50,000 Grizzard may pay 20% in cash with the balance due in four annual installments. Grizzard has life insurance on one shareholder who has signed such an agreement. Proceeds payable to Grizzard exceed the book value of the related shares as of December 31, 1998.

    Grizzard has guaranteed employee and officer notes receivable with a bank related to Grizzard stock purchases. Notes receivable outstanding with the bank at December 31, 1998 total $957,000.

    In 1997, Grizzard was notified by the California State Board of Equalization that it planned to perform a sales tax audit for the years 1994 through 1996. This audit has not yet been performed, and management cannot currently predict the outcome.

    In 1998, the State of Georgia performed a sales tax audit for the years 1995 through 1998. The audit resulted in an additional tax assessment of $199,000, penalties of $53,000, and interest of $46,000. These amounts have not been paid, as Grizzard is appealing the audit findings with the Georgia Sales and Use Tax Division. Management cannot currently predict the outcome of this appeal.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table shows the carrying amounts and fair values of Grizzard's financial instruments as of December 31, 1998 and 1997 (in thousands).

                                                                                 1997                      1998
                                                                       ------------------------  ------------------------
                                                                                     ESTIMATED                 ESTIMATED
                                                                        CARRYING       FAIR       CARRYING       FAIR
                                                                         AMOUNT        VALUE       AMOUNT        VALUE
                                                                       -----------  -----------  -----------  -----------
Long-term debt including current portion.............................   $   4,214    $   4,174    $   4,632    $   4,658

    The estimated fair value of Grizzard's long-term debt was determined by discounting the future cash flows at rates which approximate Grizzard's current borrowing rates for similar instruments.

    The carrying values of the notes receivable--affiliates, advances from affiliates, advances on line of credit, long-term debt--employee, and notes receivable--stockholders approximate fair value.

    Considerable judgment is required to develop the fair value estimates; therefore, the values are not necessarily indicative of the amounts that could be realized in a current market exchange. The fair value estimates are based on information available to management as of December 31, 1998. Management is not aware of any subsequent factors that would affect significantly the estimated fair value amounts.

                       GRIZZARD ADVERTISING INCORPORATED

            AS OF DECEMBER 31, 1997 AND 1998 AND FOR THE YEARS ENDED

                       DECEMBER 31, 1996, 1997, AND 1998

13. SUBSEQUENT EVENTS

    On February 10, 1999, Grizzard acquired 100% of the issued and outstanding capital stock of Colecorp, Inc. pursuant to a Stock Purchase Agreement. The purchase price was $2,275,000 plus an amount equal to a multiple of the earnings before income taxes, depreciation and amortization of Colecorp, Inc., as defined, to be paid annually 60 days after the end of each of the four years beginning January 1, 1999 and ending December 31, 2002.

    On July 8, 1999, Grizzard entered into an agreement with Marketing Services Group, Inc. ("MSGI") to sell all issued and outstanding shares of Grizzard's common stock. The purchase price is $50 million plus an amount of MSGI's common stock issuable in the transaction to be the equivalent of approximately $50 million on that date.

               *    *    *    *    *    *    *    *    *    *

                       GRIZZARD ADVERTISING INCORPORATED

                            CONDENSED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                        DECEMBER 31,   MARCH 31,
                                                                                          1998 (1)       1999
                                                                                        ------------  -----------
                                                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash................................................................................   $       --    $     195
  Accounts receivable, less allowances of $717 at December 31, 1998 and $788 at March
    31, 1999..........................................................................       23,293       13,857
  Inventory...........................................................................        4,423        5,346
  Prepaid postage.....................................................................        2,502        3,240
  Other...............................................................................        1,366        1,364
                                                                                        ------------  -----------
      Total current assets............................................................       31,584       24,002
                                                                                        ------------  -----------

OTHER ASSETS..........................................................................          284          604
PROPERTY AND EQUIPMENT--NET...........................................................       13,100       13,211
INTANGIBLE ASSETS--Net of accumulated amortization of $137 at December 31, 1998 and
  $208 at March 31, 1999..............................................................          860        3,236
                                                                                        ------------  -----------
                                                                                         $   45,828    $  41,053
                                                                                        ------------  -----------
                                                                                        ------------  -----------

CURRENT LIABILITIES
  Accounts payable....................................................................   $    7,185        5,983
  Advances from affiliate.............................................................        1,754        1,754
  Advances on line of credit..........................................................        5,826        2,145
  Customer deposits...................................................................        1,949        1,827
  Accrued expenses....................................................................        2,141        1,647
  Current maturities of long-term debt................................................        1,542        1,947
  Income taxes payable................................................................        2,042        1,430
  Dividends payable...................................................................          342          345
                                                                                        ------------  -----------
      Total current liabilities.......................................................       22,781       17,078
                                                                                        ------------  -----------

LONG-TERM LIABILITIES
  Long-term debt, less current maturities.............................................        3,645        5,129
  Deferred income taxes...............................................................          569          539
                                                                                        ------------  -----------
      Total long-term liabilities.....................................................        4,214        5,668
                                                                                        ------------  -----------

STOCKHOLDERS' EQUITY
  Common stock, par value $1 per share; authorized 1,000,000 shares, issued 189,416
    shares at December 31, 1998 and 190,036 shares at March 31, 1999..................          189          190
  Additional paid-in capital..........................................................        4,580        4,542
  Retained earnings...................................................................       18,351       18,553
                                                                                        ------------  -----------
                                                                                             23,120       23,285
  Less:
    Treasury stock at cost, 51,248 shares at December 31, 1998 and 57,345 shares at
      March 31, 1999..................................................................        4,056        4,736
    Notes receivable--stockholders....................................................          231          242
                                                                                        ------------  -----------
    Stockholders' equity--net.........................................................       18,833       18,307
                                                                                        ------------  -----------
                                                                                         $   45,828    $  41,053
                                                                                        ------------  -----------
                                                                                        ------------  -----------

------------------------

(1) The December 31, 1998 amounts have been derived from the audited December 31, 1998 financial statements.

                  See notes to condensed financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                          CONDENSED INCOME STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                                1998       1999
                                                                                              ---------  ---------
NET SALES...................................................................................  $  14,790  $  17,258
COST OF SALES...............................................................................      7,799     10,222
                                                                                              ---------  ---------
    Gross profit............................................................................      6,991      7,036
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................................................      4,982      6,565
                                                                                              ---------  ---------
    Operating income........................................................................      2,009        471
OTHER INCOME (EXPENSE)
  Interest expense--net.....................................................................       (187)      (172)
  Other--net................................................................................         16         12
                                                                                              ---------  ---------
    Other expenses--net.....................................................................       (171)      (160)
INCOME BEFORE INCOME TAXES..................................................................      1,838        311
PROVISION FOR INCOME TAXES..................................................................        687        109
                                                                                              ---------  ---------
NET INCOME..................................................................................  $   1,151  $     202
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                  See notes to condensed financial statements.

                       GRIZZARD ADVERTISING INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                                  1998       1999
                                                                                                ---------  ---------
  OPERATING ACTIVITIES
    Net income................................................................................  $   1,151  $     202
    Adjustments to reconcile net income to cash provided by operating activities:
      Depreciation and amortization...........................................................        585        751
      Deferred income taxes...................................................................         --       (168)
      Other...................................................................................         --         71
      Changes in assets and liabilities, net of effect of business acquired...................      1,838      4,529
                                                                                                ---------  ---------
        Net cash provided by operating activities.............................................      3,574      5,385
                                                                                                ---------  ---------
  INVESTING ACTIVITIES
    Purchase of property and equipment........................................................       (884)      (553)
    Payment for Colecorp, Inc. acquisition, net of cash acquired..............................         --     (2,192)
                                                                                                ---------  ---------
        Net cash used in investing activities.................................................       (884)    (2,745)
                                                                                                ---------  ---------
  FINANCING ACTIVITIES
    Repayments on line of credit--net.........................................................     (3,031)    (3,681)
    Principal payments on long-term debt and capital lease obligations........................       (601)      (713)
    Proceeds from sale of common stock........................................................         --         38
    Purchase of treasury stock................................................................         --       (680)
    Proceeds from long-term debt..............................................................         --      2,602
    Stockholder notes receivable--net.........................................................         --        (11)
    Payment of dividends......................................................................       (136)        --
                                                                                                ---------  ---------
        Net cash used in financing activities.................................................     (3,768)    (2,445)
                                                                                                ---------  ---------
  NET INCREASE (DECREASE) IN CASH.............................................................     (1,078)       195
  CASH
    Beginning of year.........................................................................      1,264         --
                                                                                                ---------  ---------
    End of year...............................................................................  $     186  $     195
                                                                                                ---------  ---------
                                                                                                ---------  ---------
  SUPPLEMENTARY CASH FLOW INFORMATION
    Cash paid during the period for:
        Interest..............................................................................  $     366  $     299
                                                                                                ---------  ---------
                                                                                                ---------  ---------
        Taxes.................................................................................  $   2,112  $   1,674
                                                                                                ---------  ---------
                                                                                                ---------  ---------

See notes to condensed financial statements

                       GRIZZARD ADVERTISING INCORPORATED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. UNAUDITED CONDENSED FINANCIAL STATEMENTS

    In the opinion of Grizzard management, the unaudited condensed financial statements included herein reflect all normal recurring adjustments necessary for a fair statement of the financial position, statement of operations and cash flows of the interim period reflected. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted from these financial statements pursuant to applicable rules and regulations of the Securities and Exchange Commission. The condensed financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this Registration Statement.

2. NATURE OF OPERATIONS

    Grizzard Advertising Incorporated ("Grizzard") is primarily engaged in direct mail advertising and related support operations using the trade names Grizzard; TABS Direct; and Grizzard List Services.

3. INVENTORY

    Inventory consists of the following at March 31, 1999 and December 31, 1998 (in thousands):

                                                                      DECEMBER 31,    MARCH 31,
                                                                          1998          1999
                                                                      -------------  -----------
Raw materials and supplies..........................................    $     774     $   1,029
Work in-process.....................................................        3,649         4,317
                                                                           ------    -----------
Total...............................................................    $   4,423     $   5,346
                                                                           ------    -----------
                                                                           ------    -----------

    Work in-process includes job related costs which have not yet been billed to the customer.

4. ACQUISITION AND INTANGIBLE ASSETS

    On February 10, 1999, Grizzard acquired 100% of the issued and outstanding capital stock of Colecorp, Inc. ("Colecorp") pursuant to a Stock Purchase Agreement. The purchase price was $2,275,000 plus an amount equal to a multiple of the earnings before income taxes, depreciation and amortization of Colecorp, Inc., as defined, to be paid annually 60 days after the end of each of the four years beginning January 1, 1999 and ending December 31, 2002 ("Additional Payment"). In the event of a change in control of Grizzard prior to December 31, 1999, the Additional Payment may be elected to be received in a lump sum payment.

    The purchase price has been allocated to the identifiable assets and liabilities based on fair values at the acquisition date. The excess of the purchase price over the value of the identifiable net assets in the amount of $1.6 million has been classified as goodwill. Goodwill is amortized on a straight-line basis over 20 years. Grizzard evaluates the amortization period and the carrying value of intangibles, including goodwill, on a periodic basis, including evaluating the performance of the underlying business which gave rise to such amount to determine whether events or circumstances warrant revised estimates of useful lives or whether impairment exists. In performing the review of recoverability, Grizzard estimates future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount,

                       GRIZZARD ADVERTISING INCORPORATED

                                  (UNAUDITED)

4. ACQUISITION AND INTANGIBLE ASSETS (CONTINUED) an impairment is recognized based on the difference between the estimated fair value and the carrying value. Management believes that no impairment existed at March 31, 1999.

    The net purchase price was allocated as follows (in thousands):

Working capital, other than cash................................   $     290
Property and equipment..........................................         238
Goodwill........................................................       1,602
Advance to employee.............................................          75
Other liabilities...............................................         (13)
                                                                  -----------
Purchase price, net of cash received............................   $   2,192
                                                                  -----------
                                                                  -----------

5. LONG-TERM DEBT AND INTEREST RATE SWAP AGREEMENT

    On February 17, 1999, Grizzard entered into a $2.2 million note payable with a bank due in monthly installments totalling $36,250 plus interest at the prime rate. In addition, Grizzard entered into an interest rate swap agreement to receive a floating rate of interest on long-term debt in exchange for a fixed rate of interest over the life of the agreement without an exchange of the underlying debt principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The fair values of the swap agreements are not recognized in the financial statements. The notional amount of this agreement is $2.2 million and it expires January 27, 2004. Grizzard does not intend to terminate this agreement prior to the maturity date. Grizzard is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Grizzard does not anticipate non-performance by the counter-parties.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        MARKETING SERVICES GROUP, INC.,
                               GCG MERGER CORP.,
                                      AND
                       GRIZZARD ADVERTISING INCORPORATED

                               TABLE OF CONTENTS

1.         THE MERGER..............................................................................          3
           1.1        The Merger...................................................................          3
           1.2        Effective Time...............................................................          3
           1.3        Closing......................................................................          3
           1.4        Certificate of Incorporation and Bylaws of the Surviving Corporation.........          4
           1.5        Directors and Officers of the Surviving Corporation..........................          4
           1.6        Effects of the Merger........................................................          4
2.         STATUS AND CONVERSION OF SECURITIES.....................................................          5
           2.1        Stock of Grizzard............................................................          5
           2.2        Securities Act Compliance....................................................         12
           2.2        Capital Stock of Merger-Sub..................................................         13
3.         REPRESENTATIONS AND WARRANTIES..........................................................         13
           3.1        Certain Representations and Warranties of Grizzard...........................         13
           3.2        Certain Representations and Warranties of MSGI and Merger-Sub................         36
4.         CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES.........................................         42
           4.1        Conduct of Business of Grizzard and its Subsidiaries.........................         42
           4.2        Conduct of Business of MSGI and its Subsidiaries.............................         47
           4.3        Access and Information.......................................................         47
           4.4        Reasonable Efforts; Antitrust Notification; Additional Actions...............         48
           4.5        Notification of Certain Matters..............................................         50
           4.6        Transfer and Real Property Transfer Gains Taxes; HSR Act Fees................         50
           4.7        Public Announcements.........................................................         51
           4.8        Execution of Affiliates Letter...............................................         51
           4.9        Execution of Voting Agreement and Affiliates Agreement.......................         51
           4.10       Certain Employee Matters.....................................................         52
           4.11       Non-Solicitation.............................................................         53
           4.12       MSGI's SEC Filings...........................................................         53
           4.13       Notice of Litigation, Contract Issues and Labor Matters......................         53
           4.14       Financial Statements.........................................................         54
           4.15       Preparation of Registration Statement........................................         54
           4.16       NASDAQ Listing...............................................................         55
           4.17       Confidential Information.....................................................         55
           4.18       Grizzard Stockholders' Meeting...............................................         56
           4.19       Insurance....................................................................         56
           4.20       Stockholders' Representative.................................................         57
5.         CONDITIONS..............................................................................         60
           5.1        Conditions to Each Party's Obligation to Effect the Merger...................         60
           5.2        Conditions to Obligation of MSGI and Merger-Sub to Effect the Merger.........         62
           5.3        Conditions to Obligation of Grizzard to Effect the Merger....................         65
6.         TERMINATION.............................................................................         68
           6.1        Termination..................................................................         68
           6.2        Effect of Termination........................................................         69
7.         SURVIVAL, INDEMNIFICATION AND SET-OFF...................................................         70
           7.2        Rights to Setoff.............................................................         70
           7.3        Obligation of MSGI and Merger-Sub to Indemnify...............................         71
           7.4        Notice and Opportunity to Defend Third Party Claims..........................         71
           7.5        Limits on Indemnification....................................................         74
           7.6        Adjustment...................................................................         75
           7.7        Exclusive Remedy.............................................................         76

8.         MISCELLANEOUS...........................................................................         77
           8.1        Further Actions..............................................................         77
           8.2        Availability of Equitable Remedies...........................................         77
           8.3        Modification.................................................................         77
           8.4        Notices......................................................................         78
           8.5        Waiver.......................................................................         78
           8.6        Binding Effect...............................................................         79
           8.7        No Third-Party Beneficiaries.................................................         79
           8.8        Severability.................................................................         79
           8.9        Governing Law................................................................         80
           8.10       Judicial Proceedings.........................................................         80
           8.11       Counterparts.................................................................         81
           8.12       Interpretation...............................................................         81
           8.13       Entire Agreement.............................................................         81
9.         DEFINED TERMS...........................................................................         81
           9.1        Defined Terms................................................................         81
           9.2        Interpretation...............................................................         96

                               TABLE OF SCHEDULES
                        MSGI/GRIZZARD: MERGER AGREEMENT

SUBJECT                                                                                        SCHEDULE
-------------------------------------------------------------------------------------------  -------------
Grizzard Officers..........................................................................   1.5
Grizzard Stockholders......................................................................   2.1(f)
Grizzard Affiliates........................................................................   2.2
Organization...............................................................................   3.1(a)
Stock Ownership............................................................................   3.1(b)
Capitalization.............................................................................   3.1(c)
Authority, Approvals and Consents..........................................................   3.1(e)
Grizzard Certain Changes or Events.........................................................   3.1(g)
Litigation.................................................................................   3.1(h)
Grizzard Compliance........................................................................   3.1(i)
Taxes......................................................................................   3.1(j)
Employee Benefit Plans.....................................................................   3.1(k)
Environmental Matters......................................................................   3.1(l)
Intangible Property........................................................................   3.1(m)
Real Property..............................................................................   3.1(n)
Tangible Personal Property.................................................................   3.1(o)
Contracts..................................................................................   3.1(p)
Insurance..................................................................................   3.1(q)
Labor Matters..............................................................................   3.1(r)
Transactions with Affiliates...............................................................   3.1(s)
Conduct of Business........................................................................   3.1(t)
Grizzard Undisclosed Liabilities...........................................................   3.1(u)
Finders and Investment Bankers.............................................................   3.1(y)
Finders; Fees..............................................................................   3.2(d)
MSGI Compliance............................................................................   3.2(h)
MSGI Undisclosed Liabilities...............................................................   3.2(i)
MSGI Certain Changes or Events.............................................................   3.2(j)
Grizzard Conduct of Business...............................................................   4.1(c)
Grizzard Capital Stock.....................................................................   4.1(e)
Grizzard Contracts.........................................................................   4.1(f)
Indebtedness...............................................................................   4.1(g)
Compensation, etc..........................................................................   4.1(h)
Tax Policies...............................................................................   4.1(i)
Contractual Commitments....................................................................   4.2
Lockup Agreements..........................................................................   4.8
Employee Matters...........................................................................   4.10
Grizzard Liens.............................................................................   9.1(pp)(i)
MSGI Liens.................................................................................   9.1(pp)(ii)

                               TABLE OF EXHIBITS

FORM OF                                                                                                      EXHIBIT
---------------------------------------------------------------------------------------------------------  -----------
Holdback Agreement.......................................................................................           A
Alston & Bird Legal Opinion..............................................................................           B
CKS Legal Opinion........................................................................................           C
Lockup Agreement.........................................................................................           D
Voting Agreement.........................................................................................           E
Stockholders' Representative Agreement...................................................................           F

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        MARKETING SERVICES GROUP, INC.,
                               GCG MERGER CORP.,
                                      AND
                       GRIZZARD ADVERTISING INCORPORATED

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 8, 1999, by and among MARKETING SERVICES GROUP, INC., a Nevada corporation, whose address is 333 Seventh Avenue, New York, New York 10001 ("MSGI"), GCG MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of MSGI, whose address is 333 Seventh Avenue, New York, New York 10001 ("MERGER-SUB"), and GRIZZARD ADVERTISING INCORPORATED, a Texas corporation, whose address is 229 Peachtree Street, N.E., Atlanta, Georgia 30303 ("GRIZZARD"). Merger-Sub, in its capacity as the surviving corporation, is herein sometimes called the "SURVIVING CORPORATION," and Merger-Sub and Grizzard are herein sometimes called the "CONSTITUENT CORPORATIONS."

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of MSGI, Merger-Sub, and Grizzard have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Grizzard would merge with and into Merger-Sub (the "MERGER"); and

    WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to MSGI's willingness to enter into this Agreement, MSGI, Merger-Sub and Lynne Grizzard Crump, Randall G. Crump, Carol A. Dzvonik, Michael D. Dzvonik, Claude H. Grizzard Jr., Linda F. Grizzard, Claude T. Grizzard Jr., Claude H. Grizzard Sr., Elizabeth W. Grizzard, Dodd Leon Hackman, Roger Hackman, Debbi Layfield, The Salvation Army, Dawn Leann Hackman, Trustee and Dodd Leon Hackman, Trustee (collectively, the "MAJORITY STOCKHOLDERS") have entered into the Voting Agreement pursuant to which, among other things, the Majority Stockholders have agreed to vote their shares of Grizzard Common Stock in favor of the Merger, subject to the terms and conditions set forth therein and herein; and

    WHEREAS, it is the express intention of MSGI, Merger-Sub and Grizzard that this Agreement constitute a plan of reorganization intended to qualify for federal income tax purposes as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto (the "CODE"); and

    WHEREAS, MSGI, Merger-Sub and Grizzard desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 1.  THE MERGER

    1.1 THE MERGER. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Grizzard shall be merged with and into Merger-Sub in accordance with the DGCL and the TBCA. Merger-Sub shall be the surviving corporation in the Merger. As a result of the Merger, the outstanding shares of capital stock of Grizzard shall be converted or cancelled in the manner provided in Article 2.

    1.2 EFFECTIVE TIME. At the Closing, a Certificate of Merger shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of

Delaware for filing on, or as soon as practicable after, the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being referred to herein as the "EFFECTIVE TIME"). At the Effective Time, the Surviving Corporation shall file with the officials of the State of Texas all necessary documentation required under the TBCA to effectuate the Merger.

    1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the next business day following satisfaction of the condition set forth in Section 5.1(a), provided that the other closing conditions set forth in Article 5 have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "CLOSING DATE"). At the Closing there shall be delivered to MSGI, Merger-Sub, and Grizzard the certificates and other documents and instruments required to be delivered under Article 5.

    1.4  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION. At the Effective Time, (i) the Certificate of Incorporation of Merger-Sub as in effect immediately prior to the Effective Time shall be amended to change the name of Merger-Sub to "Grizzard Communications Group, Inc.," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of Merger-Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation, and such Bylaws.

    1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger-Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and such directors shall appoint the officers of Grizzard as set forth on SCHEDULE 1.5 to be the officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

    1.6 EFFECTS OF THE MERGER. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL and the TBCA.

                    2.  STATUS AND CONVERSION OF SECURITIES

    2.1  STOCK OF GRIZZARD.

        (a) GRIZZARD COMMON STOCK. Subject to the provisions of Section 2.1(b) hereof, each share of Grizzard Common Stock issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive (i) an amount in cash equal to the Per Share Cash Payment, without any interest thereon, (ii) the Per Share Stock Consideration and (iii) the right to receive, not later than five (5) business days following any Distribution Date, the Per Share Deferred Payment payable on such Distribution Date, payable to the holder thereof, upon surrender of the certificate representing such share of Grizzard Common Stock, except that shares of Grizzard Common Stock held in Gizzard's treasury at the Effective Time shall be cancelled without payment of any consideration thereof.

        (b)  PAYMENT OF DEFERRED AMOUNT.

            (i) On or prior to the Closing Date, MSGI, Merger-Sub and the Stockholders' Representative will execute and deliver the Holdback Agreement substantially in the form of

       Exhibit A hereto. MSGI shall pay the Per Share Deferred Payments to the Grizzard Stockholders at the times and subject to the terms and conditions of the Holdback Agreement. At the Closing, MSGI will deliver to the Stockholders' Representative a standby letter of credit substantially in the form of Appendix I to the Holdback Agreement (the "STANDBY LETTER OF CREDIT") issued by a nationally recognized financial institution acceptable to the Stockholders' Representative in an amount equal to $5,000,000 (the "INITIAL DEFERRED AMOUNT") plus interest thereon at the Interest Rate, for a three (3) year period commencing on the Closing Date, which Standby Letter of Credit will secure the obligation of MSGI to make payments to the Grizzard Stockholders as provided in the Holdback Agreement.

        (c)  EXCHANGE OF GRIZZARD COMMON STOCK.

            (i) MSGI shall authorize one or more persons to act as an exchange agent hereunder (the "EXCHANGE AGENT") pursuant to an agreement (the "EXCHANGE AGREEMENT") satisfactory to MSGI and Grizzard. Promptly after the Closing, MSGI shall deposit or cause to be deposited with the Exchange Agent the amount of (A) certificates representing the shares of MSGI Common Stock payable to the holders of Grizzard Common Stock pursuant to Section 2.1(a) hereof based on the number of shares of Grizzard Common Stock converted into the Share Consideration, (B) cash as payment of the Closing Cash Payment and for fractional shares of Grizzard Common Stock pursuant to Section 2.1(c)(vii) hereof, (C) cash in the amount of the Expense Amount, and (D) cash in the amount of the Earn-Out Amount. The Exchange Agent may in its sole discretion invest portions of the cash deposited with it, provided that such investments shall be in obligations of or guaranteed by the United States of America or in certificates of deposit, or in money market funds that are invested substantially in any such investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to MSGI.

            (ii) As soon as practicable after the Effective Time, the Exchange Agent shall (A) pay the Expense Amount and the Earn-Out Amount to the Stockholders' Representative to be held and/or disbursed by him as provided in the Stockholders' Representative Agreement, and (B) mail, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Grizzard Common Stock (the "GRIZZARD CERTIFICATES"), a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Grizzard Certificate(s) shall pass, only upon delivery of the Grizzard Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Grizzard Certificates in exchange for certificates representing shares of MSGI Common Stock ("MSGI CERTIFICATES").

           (iii) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Grizzard Common Stock, upon surrender to the Exchange Agent of one or more Grizzard Certificates for cancellation, together with a duly-executed letter of transmittal, if applicable, pursuant to Section 2.1(c)(ii), (A) a check in the amount of the Per Share Cash Payment payable with respect to each share represented by the Grizzard Certificate(s) so surrendered as provided in Section 2.1(a) and (B) one or more MSGI Certificates representing the number of whole shares of MSGI Common Stock into which the shares represented by the Grizzard Certificate(s) so surrendered shall have been converted pursuant to Sections 2.1(a), and the Grizzard Certificate(s) so surrendered shall be cancelled. Except for interest included in any Per Share Deferred Payment or Per Share Reserve Payment payable to a holder of Grizzard Common Stock hereunder, the holder of any such surrendered Grizzard Certificate(s) shall not be entitled to receive interest on any of the funds received in the Merger. In the event of a transfer of ownership of Grizzard Common Stock that is not registered in the transfer records of Grizzard, it shall be a condition to the payment of cash and/or issuance of the MSGI Certificate(s) pursuant to the above-described

       Sections that the Grizzard Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (x) pay to the Exchange Agent any transfer or other taxes required, or (y) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (iv) No dividends or other distributions that are declared with respect to MSGI Common Stock payable to holders of record thereof after the Effective Time shall be paid to the stockholders entitled to receive MSGI Certificates until such stockholders surrender their Grizzard Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the MSGI Certificates shall be issued any dividends that shall have a record date subsequent to the Effective Time which shall have become payable with respect to such MSGI Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the MSGI Certificates shall be issued any dividend on such MSGI Common Stock that shall have a record date subsequent to the Effective Time and a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends. All dividends or other distributions declared after the Effective Time with respect to MSGI Common Stock and payable to the holders of record thereof after the Effective Time that are payable to the holders of Grizzard Certificates not theretofore surrendered and exchanged for MSGI certificates pursuant to this Section 2.1(c)(iv) shall be paid or delivered by MSGI to the Exchange Agent, in trust, for the benefit of such holders. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Grizzard Certificates and unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to MSGI, after which time any holder of Grizzard Certificates who has not theretofore surrendered such Grizzard Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to MSGI for payment or delivery of such dividends or distributions, as the case may be. Any MSGI Common Stock delivered or made available to the Exchange Agent pursuant to this Section 2.1(c) hereof and not exchanged for Grizzard Certificates within one year after the Effective Time pursuant to this Section 2.1(c) shall be returned by the Exchange Agent to MSGI which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Grizzard Certificates under this Article 2. Notwithstanding the foregoing, neither MSGI, Merger-Sub, the Exchange Agent nor any other party hereto shall be liable to a holder of Grizzard Common Stock for any MSGI Common Stock, or dividends or distributions thereon, delivered to a public official pursuant to applicable escheat laws.

            (v) All cash paid and shares of MSGI Common Stock issued upon the surrender for exchange of Grizzard Common Stock in accordance with the terms hereof (including any cash paid for fractional shares pursuant to Section 2.1(c)(vii)) shall be deemed to have been paid or issued, as applicable, in full satisfaction of all rights pertaining to such shares of Grizzard Common Stock.

            (vi) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Grizzard of the shares of Grizzard Common Stock that were outstanding immediately prior to the Effective Time. As of the Effective Time, the holders of Grizzard Certificates shall cease to have any rights as stockholders of Grizzard, except such rights, if any, as they may have pursuant to this Agreement and any applicable laws. Except as provided above, until such Grizzard Certificates are surrendered for exchange, each such Grizzard Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Cash Payment, the Per Share Stock Consideration, the right to receive the Per Share Deferred Payment, if any, the right to receive the Per Share Reserve Payment, and the right to receive the cash value of any fraction of a share of MSGI Common Stock as provided in Section 2.1(c)(vii) hereof.

           (vii) No fractional share of MSGI Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Grizzard Certificates, no dividend or distribution of MSGI shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of MSGI. All fractional shares of MSGI Common Stock to which a holder of Grizzard Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Grizzard Common Stock an amount of cash (without interest) determined by multiplying (x) the Average Closing Price by (y) the fractional share of MSGI Common Stock to which such holder would otherwise be entitled. MSGI will make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, any cash necessary for this purpose.

          (viii) In the event any Grizzard Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Grizzard Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of MSGI Common Stock and/or cash as may be required pursuant to this Article 2; PROVIDED, HOWEVER, that MSGI may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Grizzard Certificate to deliver a bond in such sum as it may direct as an indemnity against any claim that may be made against MSGI or the Exchange Agent with respect to the Grizzard Certificate alleged to have been lost, stolen or destroyed.

        (d) DISSENTER'S RIGHTS. If any holder of Grizzard Common Stock dissents from the consummation of this Agreement in accordance with the TBCA, and if such holder has complied with the requirements of Sections 5.11, 5.12 and 5.13 of the TBCA (a "GRIZZARD DISSENTING STOCKHOLDER"), then, notwithstanding anything contained in this Agreement to the contrary, each share of Grizzard Common Stock held by a Grizzard Dissenting Stockholder shall not be converted into or represent the right to receive such holder's pro rata share of the Merger Consideration pursuant to Section 2.1, but such Grizzard Dissenting Stockholder shall be entitled to the rights specified in the TBCA; PROVIDED, HOWEVER, if a Grizzard Dissenting Stockholder withdraws his, her or its dissent (or if a person ceases to be a Grizzard Dissenting Stockholder because such person fails to comply with the requirements of
    Article 5.13 of the TBCA), then the Grizzard Common Stock held by such person shall be deemed to be converted, as of the Effective Time, into the Merger Consideration as set forth in Section 2.1, without any interest thereon.

        (e) WITHHOLDING. MSGI shall deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of shares of Grizzard Common Stock, such amounts as MSGI is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Grizzard Common Stock in respect of which such deduction and withholding was made.

    (f) PAYMENT OF STOCKHOLDERS' INDEBTEDNESS. Grizzard shall use its best efforts to cause each of the Grizzard Stockholders who are listed on Schedule 2.1(f) hereto who are indebted to Grizzard or whose indebtedness to others is guaranteed by Grizzard to authorize MSGI to cause to be withheld from any cash consideration otherwise payable to such stockholder hereunder the principal amount of any and all accrued but unpaid interest on such indebtedness. All amounts so withheld shall be promptly remitted to Grizzard or to the person or entity to which such indebtedness is owed. Upon such remittance, the indebtedness of any such Grizzard Stockholder shown on Schedule 2.1(f) as being indebted to Grizzard shall be deemed paid and satisfied in full.

    2.2 SECURITIES ACT COMPLIANCE. Grizzard and MSGI agree that each will use its best efforts so that the Merger and other transactions contemplated hereby shall be consummated without violating the securities laws of the United States or of any state or other jurisdiction. Grizzard has set forth in Schedule 2.2 all individuals who are affiliates of Grizzard for purposes of the Securities Act.

    2.3  CAPITAL STOCK OF MERGER-SUB.

    At the Effective Time, each share of Merger-Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain one share of Merger-Sub Common Stock.

                       3.  REPRESENTATIONS AND WARRANTIES

    3.1 CERTAIN REPRESENTATIONS AND WARRANTIES OF GRIZZARD. Grizzard represents and warrants to MSGI and Merger-Sub as follows:

        (a) ORGANIZATION. Each of Grizzard and Grizzard's Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in
    SCHEDULE 3.1(A), each of Grizzard and Grizzard's Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect with respect to Grizzard. Complete and correct copies of the Organizational Documents of Grizzard and each of its Subsidiaries, with all amendments thereto to the date hereof, have been delivered or made available to MSGI.

        (b) STOCK OWNERSHIP. SCHEDULE 3.1(B) lists (i) each Subsidiary of Grizzard and its jurisdiction of incorporation or organization; (ii) the authorized number of shares of each class or series of capital stock or other equity interests of such Subsidiary; (iii) the number of issued and outstanding shares of each such class or series or other equity interest; and (iv) the names of the record owners of the capital stock of, or equity interest in, each Subsidiary and the number of shares of such capital stock or the percentage of such equity interest owned by them. Except as set forth in SCHEDULE 3.1(B), Grizzard is the beneficial and record owner of all of the issued and outstanding capital stock of, or equity interests in, Grizzard's Subsidiaries, free and clear of all Liens and preemptive rights, other than Permitted Liens and Liens imposed by Federal and state securities laws. Except as set forth on SCHEDULE 3.1(B), Grizzard does not own, directly or indirectly, any shares of capital stock or other equity interest in any Person, foreign or domestic.

        (c) CAPITALIZATION. The authorized Grizzard capital stock consists solely of 1,000,000 shares of Grizzard Common Stock of which 135,355.96 shares are as of the date hereof, and will be on the Closing Date, issued and outstanding. Except as set forth on SCHEDULE 3.1(C), there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) obligating Grizzard or Grizzard's Subsidiaries to issue, sell, purchase, return or redeem any shares of capital stock of (or equity interest in), or securities convertible into or exchangeable for, any shares of capital stock of (or equity interest in) Grizzard or its Subsidiaries. Upon the consummation of the Merger, any such outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or other commitments set forth on SCHEDULE 3.1(C) will be cancelled (without any consideration therefor) and none will be authorized or outstanding. Except as disclosed on
    SCHEDULE 3.1(C) hereto, there are no stockholder agreements, voting trusts or other agreements or understandings to which Grizzard or any Subsidiary thereof is a party or to which any of them is bound relating to the voting or registration of any shares of Grizzard Common Stock or capital stock of or equity interests in Grizzard's Subsidiaries. All issued and outstanding shares of Grizzard Common Stock and capital stock of or other equity interests in Grizzard's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.

        (d) AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly authorized by the Board of Directors of Grizzard, has been duly executed and delivered by Grizzard, and (assuming this Agreement constitutes a valid and binding obligation of each of MSGI and Merger-Sub), constitutes a legal, valid and binding obligation of Grizzard, enforceable against Grizzard in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except for the aforesaid authorizations and approvals, no other authorizations or approvals are required of any boards of directors or holders of the capital stock of Grizzard or its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.

        (e) AUTHORITY, APPROVALS AND CONSENTS. Neither Grizzard nor any of its Subsidiaries is in violation of its Organizational Documents, except as would not have a Material Adverse Effect with respect to Grizzard. Except as set forth on SCHEDULE 3.1(E), neither the execution, delivery or performance by Grizzard of this Agreement or any Ancillary Agreement, nor the consummation by Grizzard of the transactions contemplated hereby and thereby, does or will constitute, result in or give rise to (i) a breach or default under any provision of the Organizational Documents of Grizzard or its Subsidiaries, (ii) a breach, violation or default under (a) any statute, law, judgment, decree, decision, ruling, injunction or order of any Governmental Authority applicable to Grizzard or its Subsidiaries or (b) any other Legal Requirement not referred to in the foregoing clause (a) applicable to Grizzard or its Subsidiaries, (iii) the imposition of any Lien upon any assets of Grizzard or its Subsidiaries or (iv) a breach or default under or the occurrence of any event which, with due notice or lapse of time or both, would constitute a default under (or the acceleration of the time for performance of any obligation under or the termination, cancellation or non-renewal of) any Contracts of Grizzard or its Subsidiaries (or binding on their assets, businesses or properties), except with respect to clauses
    (ii)(b), (iii) and (iv) as would not have a Material Adverse Effect with respect to Grizzard. Except as set forth in SCHEDULE 3.1(E) and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any filings with the Secretary of State of the State of Texas, and filings in respect of the HSR Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any Person party to any Contracts of Grizzard or its Subsidiaries (or binding on their assets, business or properties) is required to be obtained or made by or on behalf of any of Grizzard or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder in accordance with the terms and conditions thereof, except those where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording, would not have a Material Adverse Effect with respect to Grizzard.

        (f)  FINANCIAL STATEMENTS.

           (i) FINANCIAL INFORMATION. MSGI has been furnished with each of the following:

               (A) The consolidated audited balance sheet of Grizzard and its Subsidiaries at December 31, 1997 and 1998 and the related statements of earnings and stockholders equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report thereon of Deloitte & Touche LLP (collectively, the "AUDITED FINANCIALS").

                (B) The unaudited consolidated balance sheet of Grizzard and its Subsidiaries at March 31, 1999 and related unaudited consolidated statements of earnings and cash flows for the nine-month period then ended (the "INTERIM FINANCIALS" and, together with the Audited Financials, the "GRIZZARD FINANCIAL STATEMENTS").

           (ii) CHARACTER OF FINANCIAL INFORMATION. The Grizzard Financial Statements were prepared, and the 1999 Audited Financials, when delivered to MSGI, will be prepared, in each case, in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein, except as disclosed in the Grizzard Financial Statements or the 1999 Audited Financials, as applicable, and present and will present fairly, in all material respects, the consolidated financial position and consolidated results of operations of Grizzard and its Subsidiaries, respectively, as of the dates and for the periods specified therein in conformity with Generally Accepted Accounting Principles, subject in the case of the Interim Financials to an absence of footnotes required by Generally Accepted Accounting Principles and to normal year-end adjustments.

        (g)  ABSENCE OF CERTAIN CHANGES OR EVENTS

            (i) Except as disclosed in SCHEDULE 3.1(G) or as contemplated by this Agreement, since December 31, 1998, Grizzard and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and there has not been any condition, event or occurrence that, individually or in the aggregate, has had or would have a Material Adverse Effect with respect to Grizzard (without regard, however, to changes in conditions generally applicable to the industries in which Grizzard and its Subsidiaries are involved or general economic conditions).

            (ii) Without limiting the generality of paragraph (i) of this
       Section 3.1(g), except as disclosed in SCHEDULE 3.1(G) or as contemplated by this Agreement, since December 31, 1998 through the date hereof, neither Grizzard nor any of its Subsidiaries has:

               (A) acquired or agreed to acquire, develop, lease, operate or manage, by merging or consolidating with, or by purchasing a material portion of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof (each, a "BUSINESS"), or by any other manner (x) any Business or (y) any assets that are material to Grizzard or its Subsidiaries;

                (B) declared, set aside, or paid any dividends or made any distributions on Grizzard Common Stock;

                (C) except as disclosed in the Grizzard Financial Statements, changed any of its tax or accounting policies (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

               (D) made any capital expenditure in excess of $100,000;

                (E) amended or entered in any new employment agreement; or

                (F) resolved, agreed or otherwise committed to do any of the foregoing.

        (h) ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.1(H) or as would not have, individually or in the aggregate, a Material Adverse Effect with respect to Grizzard, as of the date hereof, there is no Action pending or, to the knowledge of Grizzard, threatened against Grizzard or any of its Subsidiaries or any portion of their properties or assets, and there is no Action pending or, to the knowledge of Grizzard, threatened against Grizzard or any of its Subsidiaries which could reasonably be expected to interfere with the consummation of this Agreement or any of the transactions contemplated hereby.

        (i) COMPLIANCE. Except as set forth on SCHEDULE 3.1(I), each of Grizzard, its Subsidiaries and the properties identified in SCHEDULES 3.1(N)(I) and 3.1(N)(II) hereto is in compliance with all Legal Requirements, including, without limitation, those relating to zoning (excluding those relating to Environmental, Health, or Safety Requirements which are covered by Section 3.1(l) hereof), except for such failures to comply or to be in compliance as have not had, and would not have, individually or in the aggregate, a Material Adverse Effect with respect to Grizzard. Except as set forth on SCHEDULE 3.1(I), none of Grizzard or any of its Subsidiaries has received any written notice asserting any non-compliance with any such Legal Requirements, except for such failures to comply as have not had, and would not have, a Material Adverse Effect with respect to Grizzard.

        (j)  TAXES.

            (i) Except as set forth on SCHEDULE 3.1(J), (A) all federal, state, local and foreign income tax returns and reports and any other tax return or report for which there is a liability for the payment of Taxes in excess of ten thousand ($10,000) dollars (collectively, "GRIZZARD TAX RETURNS") required to be filed by or on behalf of Grizzard and its Subsidiaries (and any combined, consolidated, unitary or affiliated group of which Grizzard and its Subsidiaries are or have been members prior to the Closing Date) for Taxes have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Grizzard Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (B) all such Grizzard Tax Returns are true, correct and complete in all material respects; and (C) all amounts shown as due on such Grizzard Tax Returns and any other required payment of any other Tax liability in excess of ten thousand ($10,000) dollars due from Grizzard or its Subsidiaries (and any combined, consolidated, unitary or affiliated group of which Grizzard and its Subsidiaries are or have been members prior to the Closing Date) have been timely paid or accrued for on the 1999 Audited Financials. Except as set forth on SCHEDULE 3.1(J), Grizzard and its Subsidiaries shall prepare and timely file, in a manner consistent with prior years except as required by a change in applicable laws and regulations, all Grizzard Tax Returns required to be filed on or before the Effective Time (after giving effect to any valid extensions of time in which to make such filings). Prior to any filing, MSGI shall be provided with copies of such returns for review.

            (ii) Each of Grizzard and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the withholding or payment of Taxes.

           (iii) MSGI has received copies of (A) all federal, state, local and foreign income or franchise Grizzard Tax Returns relating to the tax periods ended in 1996, 1997 and 1998 and (B) any audit report issued within the last three years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to Grizzard and its Subsidiaries, their respective income, assets or operations. The income and franchise Grizzard Tax Returns filed by or on behalf of Grizzard and its Subsidiaries for the taxable years ended in 1996, 1997 and 1998 set forth on SCHEDULE 3.1(J) have been examined by the relevant taxing authority or the statute of limitations with respect to such Grizzard Tax Returns has expired.

            (iv) Except as set forth on SCHEDULE 3.1(J), no written claim has been made by a taxing authority in a jurisdiction where Grizzard or its Subsidiaries does not file Grizzard Tax Returns such that it is or may be subject to taxation by that jurisdiction.

            (v) Except as set forth on SCHEDULE 3.1(J), all deficiencies asserted or assessments made as a result of any examinations by the IRS or other taxing authority of Grizzard Tax Returns of or covering or including Grizzard and its Subsidiaries have been fully paid, and to the knowledge of Grizzard there are no other audits or investigations by any taxing authority in progress, nor has Grizzard or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

            (vi) Except as set forth on SCHEDULE 3.1(J), neither Grizzard nor its Subsidiaries has received any private letter ruling of the IRS or comparable rulings of other taxing authorities.

           (vii) Except as set forth on SCHEDULE 3.1(J), none of Grizzard, any of its Subsidiaries or any other Person on behalf of Grizzard or its Subsidiaries has (A) agreed to or is required to make any adjustments that in the aggregate are likely to have a Material Adverse Effect with respect to Grizzard pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Grizzard or its Subsidiaries or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of Grizzard or its Subsidiaries, and Grizzard has no knowledge that the IRS has proposed any such adjustment or change in accounting method, (B) executed or entered into a closing agreement pursuant to
       Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, or foreign law with respect to Grizzard or its Subsidiaries, (C) extended the time within which to file any Grizzard Tax Return, which Grizzard Tax Return has since not been filed, or the assessment or collection of Taxes, which Taxes have not since been paid or (D) authorized any power of attorney with respect to any tax matter currently in force.

          (viii) No property owned by Grizzard or its Subsidiaries (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

            (ix) Neither Grizzard nor any of its Subsidiaries is a party to any tax sharing or similar contract or arrangement currently in effect (whether or not written) with any Person other than Grizzard and its Subsidiaries.

            (x) Except as set forth on SCHEDULE 3.1(J), since July 1, 1996 neither Grizzard nor any of its Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes other than the group of which Grizzard or a present or former Subsidiary of Grizzard is or was the common parent corporation.

            (xi) Neither Grizzard nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed that Section 341(f)(2) of the Code shall apply to the disposition of any assets.

           (xii) Grizzard and its Subsidiaries have not made any payment, nor are they obligated to make any payment, nor are they party to any agreement that under certain circumstances could obligate them to make any payment, that will not be deductible under Section 280G of the Code. Grizzard and its Subsidiaries have no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

          (xiii) Grizzard and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        (k)  EMPLOYEE BENEFIT PLANS.

            (i) SCHEDULE 3.1(K)(I) contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Grizzard has, by virtue of such employee or former employee's employment with Grizzard, any present or future right to benefits or under which Grizzard has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "GRIZZARD PLANS."

            (ii) The documents relating to the Grizzard Plans provided to MSGI are accurate copies thereof, and Grizzard will, to the extent not delivered or made available prior to the date hereof with respect to each Grizzard Plan, deliver or make available to MSGI promptly following the date hereof a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument;
       (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any material oral communications) by Grizzard to its employees concerning the extent of the benefits provided under a Grizzard Plan; and (D) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

           (iii) Except as disclosed on SCHEDULE 3.1(K)(III), (A) each Grizzard Plan has been established and administered in all material respects in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Grizzard Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and, to the knowledge of Grizzard, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) for each Grizzard Plan that is a "welfare plan" within the meaning of ERISA Section 3(1), Grizzard does not have nor will have any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of Grizzard beyond their termination of employment (other than coverage mandated by law); (D) to the knowledge of Grizzard, no event has occurred and no condition exists that would subject Grizzard, either directly or by reason of its affiliation with any Commonly Controlled Entity (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (E) for each Grizzard Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (F) no "prohibited transaction" (as such term is defined in ERISA Section 406 and Code
       Section 4975) for which Grizzard has any liability has occurred with respect to any Grizzard Plan.

            (iv) No Grizzard Plan is subject to Title IV of ERISA.

            (v) No Grizzard Plan is a multiemployer plan within the meaning of ERISA Section 4001(a)(3). Grizzard has not contributed or had any obligation to contribute in the preceding five (5) years to such a multiemployer plan.

            (vi) With respect to any Grizzard Plan, (A) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (B) to the knowledge of Grizzard, no facts or circumstances exist that could give rise to any such actions, suits or claims.

           (vii) Except as disclosed on Schedule 3.1(k)(vii), the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or director of Grizzard to severance pay, unemployment compensation or any similar payment or (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of Grizzard.

          (viii) Grizzard has not taken any action, other than in the Ordinary Course of Business, that has or would result in a material increase in benefits under any Grizzard Plan after December 31, 1998.

        (l) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.1(L) or except with respect to events, conditions or circumstances that, individually or in the aggregate, would not have a Material Adverse Effect with respect to Grizzard: (i) Grizzard and its Subsidiaries have obtained and are in compliance with all Permits issuable and issued pursuant to any Environmental, Health or Safety Requirements; (ii) as of the date hereof, there are no administrative, civil or criminal actions, suits, demands, notices, investigations, writs, injunctions, decrees, orders or judgments outstanding or, to the knowledge of Grizzard, threatened against Grizzard or its Subsidiaries based upon or arising out of any Environmental, Health or Safety Requirements; (iii) neither Grizzard nor its Subsidiaries has caused or has received notice and have no knowledge of any Release or threatened Release in a quantity requiring reporting or remediation under any Environmental, Health or Safety Requirements of any Hazardous Materials on or from the assets owned or operated by Grizzard or its Subsidiaries; (iv) Grizzard and its Subsidiaries do not have any current liability in connection with any Release of Hazardous Materials into the indoor or outdoor environment, whether on-site or off-site; (v) none of the operations of Grizzard or its Subsidiaries involves the treatment, storage for longer than 90 days, or disposal of hazardous waste on any property owned, leased or operated by Grizzard or any subsidiary, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and (vi) Grizzard and its Subsidiaries have provided all Phase I environmental assessments, and all reports of investigations conducted as a result of any recommendation in any such assessments that have been performed within the past three years with respect to the currently or previously owned, leased or operated properties of Grizzard and its Subsidiaries.

        (m) INTANGIBLE PROPERTY. SCHEDULE 3.1(M) hereto identifies all the Intangible Property (other than commonly available computer software programs subject to "shrink wrap" license agreements) owned or licensed, or which will be owned or licensed, by Grizzard or its Subsidiaries as of the Closing which is material to, and currently used to conduct, the business of Grizzard and its Subsidiaries, as well as copies of all contracts or agreements pursuant to which Grizzard or any of its Subsidiaries have or enjoy any license or right to use any such Intangible Property. Grizzard or its Subsidiaries own (free and clear of any Liens, except Permitted Liens) or possess all necessary or appropriate licenses or other valid rights to use all Intangible Property material to and currently used to conduct the business of Grizzard and its Subsidiaries. Except as disclosed on SCHEDULE 3.1(M): (i) no Action is pending, or to the knowledge of Grizzard threatened, against Grizzard or any of its Subsidiaries claiming that Grizzard or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intangible Property material to and currently used in the business of Grizzard and its Subsidiaries and (ii) to the knowledge of Grizzard, no person is infringing the rights of Grizzard or any of its Subsidiaries with respect to any such Intangible Property; PROVIDED, that no representation or warranty is made in the foregoing clauses (i) and (ii) with respect to matters that would not have a Material Adverse Effect with respect to Grizzard. All of the permits, grants or licenses or other rights relating to the Intangible Property are valid and binding upon Grizzard and its Subsidiaries and, to the knowledge of Grizzard, the other parties thereto, in accordance with their respective terms, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Grizzard.

        (n)  REAL PROPERTY.

            (i) SCHEDULE 3.1(N)(I) hereto identifies all the real property owned, or which will be owned, by Grizzard or its Subsidiaries as of the Closing, as well as all contracts, agreements or options to acquire other real property, or to sell or lease owned property, in each case, binding on Grizzard or any of its Subsidiaries. Except as disclosed in SCHEDULE 3.1(N)(I),

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
       Grizzard and its Subsidiaries have good, valid and insurable title to all such real property and all improvements located thereon free and clear of all Liens, except Permitted Liens.

            (ii) SCHEDULE 3.1(N)(II) hereto identifies the real property ("LEASED REAL PROPERTY") leased, subleased, occupied or used by Grizzard or any of its Subsidiaries pursuant to a Lease or other agreement (each such Lease or other similar agreement being hereinafter referred to as a "GRIZZARD LEASE") and Grizzard or its Subsidiaries owns or leases the improvements located on such Leased Real Property. Neither Grizzard nor any of its Subsidiaries has received any written notification that it is in default with respect to any Grizzard Leases pursuant to which it occupies or uses any Leased Real Property and/or such improvements nor, to the knowledge of Grizzard, are there any disputes between any Person and Grizzard or any of its Subsidiaries with respect to Grizzard Leases, which default or dispute would materially adversely affect the right of Grizzard or its Subsidiaries to remain in possession of the property in question or otherwise adversely affect in any material respect the ability to use such property for its current use. Except as set forth in
       SCHEDULE 3.1(N)(II), Grizzard and its Subsidiaries have performed all obligations required to be performed by them to date under, and are not in default in respect of, any Grizzard Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such obligations, the non-performance of which, and such defaults, the existence of which, in each case, would not result in a termination or cancellation of any Lease (or other such agreement) or which would not otherwise, individually or in the aggregate, have a Material Adverse Effect with respect to Grizzard. To the knowledge of Grizzard, no other party to any Grizzard Lease or such other agreement is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Grizzard. Except as disclosed in
       SCHEDULE 3.1(N)(II), either Grizzard or a Subsidiary of Grizzard has a valid leasehold interest in each Leased Real Property subject to a Grizzard Lease, which leasehold interest is free and clear of all Liens, except Permitted Liens.

        (o)  TANGIBLE PERSONAL PROPERTY.

            (i) The Tangible Personal Property owned, leased or used by Grizzard or any of its Subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses as presently conducted and is, in the aggregate, in good operating condition and repair, normal "wear and tear" excepted.

            (ii) Except as set forth on SCHEDULE 3.1(O)(II) or property and assets sold or disposed of in the Ordinary Course of Business of Grizzard, each of Grizzard and its Subsidiaries have good and valid title to all Tangible Personal Property shown on the Interim Financials as being owned by any of them (and, as of the Closing, will have good and valid title with respect to such property as shown on the 1999 Audited Financials), in each case free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens arising in the Ordinary Course of Business of Grizzard after the date hereof, which would otherwise fall within the definition of Permitted Liens if such definition did not require adequate reserves on the financial statements of Grizzard or any of its Subsidiaries with respect to such Liens.

        (p) CONTRACTS. SCHEDULE 3.1(P) contains a list of the following Contracts to which Grizzard or any of its Subsidiaries is a party or by which any of their assets, business or properties are bound: (i) employment, consulting, severance or "golden parachute" agreements (other than employment or consulting agreements that constitute Excluded Contracts);
    (ii) Contracts granting a right of first refusal or first offer or negotiation with respect to any properties or rights (in each case with a value in excess of fifty thousand ($50,000) dollars) of Grizzard or any of its Subsidiaries; (iii) partnership or joint venture agreements; (iv) Contracts for the acquisition, sale or lease of material properties or assets of any Subsidiaries (by merger, purchase or sale of assets, stock or otherwise and other than Contracts entered into in the Ordinary Course of Business of Grizzard) or under which Grizzard or any of its Subsidiaries has continuing obligations; (v) Contracts with any Governmental Authority; (vi) Contracts which limit or restrain Grizzard or any of its Subsidiaries from engaging or competing in any business; and (vii) Contracts relating to indebtedness for borrowed money and guarantees thereof and capital leases. True and complete copies of all Contracts listed on SCHEDULE 3.1(P) have been delivered or made available to MSGI, as amended to date, and each such Contract is in full force and effect. Except as set forth on SCHEDULES 3.1(P), there is no material default under any Contract listed therein either by Grizzard or any of its affiliates party thereto, and no event has occurred that with notice or lapse of time or both would constitute such a default or, to the knowledge of Grizzard, by any other party thereto. As of the date hereof, no party to any such Contract has given notice to Grizzard, or any Subsidiary of Grizzard, or made a claim against any of them with respect to, any breach or default thereunder.

        (q) INSURANCE. SCHEDULE 3.1(Q) hereto sets forth a list of all policies or binders of fire, liability, workmen's compensation or other insurance held by or on behalf of Grizzard or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders). Correct and complete copies of such policies or binders have been delivered or made available to MSGI. None of Grizzard or any of its Subsidiaries (i) is in default with respect to any material provision contained in any such policy or binder; or (ii) has received a notice of cancellation or non-renewal of any such policy or binder. All of such insurance is in full force and effect and all premiums due and payable thereon have been paid. The last annual premium paid by Grizzard for directors' and officers' liability insurance prior to the date hereof was approximately $13,365.

        (r) LABOR MATTERS. Neither Grizzard nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Grizzard or any of its Subsidiaries. Except as disclosed on
    SCHEDULE 3.1(R) hereto, as of the date hereof, (i) to the knowledge of Grizzard after reasonable inquiry, there is no union or labor organization actively seeking to organize any employees of Grizzard or any of its Subsidiaries and (ii) there is no strike, picketing or work stoppage by, or any lockout of, Employees of Grizzard or any of its Subsidiaries pending or, to the knowledge of Grizzard, threatened, against or involving Grizzard or any of its Subsidiaries.

        (s) TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 3.1(S), none of Grizzard or any of its Subsidiaries is a party to any material Contract with any of their Affiliates or any director or officer for the purchase, sale, lease or other disposition of property or services.

        (t) CONDUCT OF BUSINESS. Except as set forth on SCHEDULE 3.1(T) hereto, all of the business and operations of Grizzard are conducted through Grizzard and its Subsidiaries. Any and all direct or indirect ownership interests, of the stockholders of Grizzard or any of their respective Affiliates, in Grizzard or any of its Subsidiaries shall be directly or indirectly transferred to Grizzard or its Subsidiaries (or to designees of MSGI) upon consummation of the Merger for no additional consideration.

        (u) NO UNDISCLOSED LIABILITIES. Except as set forth in the Grizzard Financial Statements or with respect to claims disclosed on SCHEDULE 3.1(U), as of December 31, 1998, none of Grizzard or any of its Subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by Generally Accepted Accounting Principles to be reflected in, reserved against or otherwise described in the balance sheets (including the notes thereto, as applicable) included therein.

        (v) QUESTIONABLE PAYMENTS. Neither of Grizzard nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Grizzard or any of its Subsidiaries has, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of Grizzard or any of its Subsidiaries; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        (w) CORPORATE RECORDS. The minute books (or comparable records) of Grizzard and each of its Subsidiaries heretofore have been made available to MSGI for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (or the equivalent thereof) and stockholders (or the equivalent thereof) of Grizzard and each of its Subsidiaries since January 1, 1996.

        (x)  ACCURACY OF INFORMATION REGARDING GRIZZARD AND ITS
    SUBSIDIARIES. None of the information supplied or to be supplied by Grizzard (in writing and designated as such) with respect to Grizzard or any of Grizzard's Subsidiaries for inclusion or incorporation by reference in any filing with the SEC by MSGI in connection with the transactions contemplated by this Agreement will, at the time any such filing becomes effective under applicable securities laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Grizzard, any of Grizzard's Subsidiaries or their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, any such filing with the SEC by MSGI in connection with the transactions contemplated by this Agreement, or if any information previously supplied by Grizzard (in writing and designated as such) with respect to Grizzard or any of the Grizzard's Subsidiaries for inclusion or incorporation by reference in any such filing is found by Grizzard to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case, Grizzard represents and warrants that it shall upon becoming aware of any such untrue statement or omission promptly so advise MSGI and such event shall be so described in a written notice to MSGI for inclusion in such amendment or supplement (in the case of any untrue statement or material omission as so described, to correct the same).

        (y) FINDERS AND INVESTMENT BANKERS. Except as disclosed on SCHEDULE 3.1(Y), (i) none of Grizzard or any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement and (ii) Grizzard has not incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

        (z) ACTIONS BY GRIZZARD. None of Grizzard nor any Grizzard Subsidiary has taken or agreed to take any action or has knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (aa) YEAR 2000. The Information Technology owned, licensed, utilized and relied upon by Grizzard is Year 2000 Compliant. For purposes hereof, "YEAR 2000 COMPLIANT" means that, with respect to any Information Technology, including without limitation, any function, process, system or other device or item, regardless of the particular date, year, century or other chronological variable: (i) will accurately process date information (e.g., accept date input, provide date output and perform calculations and comparisons on dates and portions of dates); (ii) will function without interruption due to a change in date, ensuring that any results, data or information processed, generated or transmitted in connection therewith, shall be correct, valid and not adversely affected; and, if applicable (iii) will include date data century recognition, calculations which accommodate same century and multi-century date values and formulae, as well as date data interfaces (to application and operating system software, as applicable) reflecting the correct date, year and century. For purposes hereof, "INFORMATION TECHNOLOGY" means any computer hardware, computer software, computer firmware or databases (whether for a specific or general purpose), and other similar or related items of automated, computerized or software system(s).

    3.2 CERTAIN REPRESENTATIONS AND WARRANTIES OF MSGI AND MERGER-SUB. MSGI and Merger-Sub each represents and warrants to Grizzard as follows:

        (a) AUTHORITY RELATIVE TO THIS AGREEMENT. MSGI and Merger-Sub has full power and authority to execute and deliver this Agreement and each other Ancillary Agreement to which it is or, at the Closing, will be a party and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to which MSGI and Merger-Sub is or, at the Closing, will be a party have been duly and validly authorized and approved by the board of directors thereof and no other corporate proceedings on the part of MSGI and Merger-Sub are necessary to authorize the execution and delivery by MSGI and Merger-Sub of this Agreement or the consummation of the transactions contemplated hereby to which it is or, at the Closing, will be a party. This Agreement has been and, at the Closing, the Ancillary Agreements to which MSGI and Merger-Sub is a party will have been duly and validly executed and delivered by MSGI and Merger-Sub and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes or will at the Closing constitute the legal, valid and binding agreement of MSGI and Merger-Sub, enforceable against MSGI and Merger-Sub in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

        (b) NO CONFLICTS; CONSENTS. The execution, delivery and performance by MSGI and Merger-Sub of this Agreement and each Ancillary Agreement to which it is or, at the Closing, will be a party and the consummation of the contemplated transactions to which it is or, at the Closing, will be a party do not and will not (i) violate any provision of the certificate of incorporation or by-laws of MSGI and Merger-Sub; (ii) require MSGI and Merger-Sub to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Authority or any other Person, except for the Registration Statement, the Certificate of Merger and compliance with the HSR Act, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time); (iii) permit the termination of any material Contract to which MSGI and Merger-Sub is a party or by which MSGI and Merger-Sub or its assets may be bound or subject; or (iv) violate any law or order of any Governmental Authority against, or binding upon, MSGI and Merger-Sub or upon its assets or business.

        (c) CORPORATE EXISTENCE AND POWER. Each of MSGI, Merger-Sub and each other MSGI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of MSGI and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect with respect to MSGI.

        (d) FINDERS; FEES. Except as disclosed on SCHEDULE 3.2(D), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of MSGI and Merger-Sub who might be entitled to any fee or commission from MSGI and Merger-Sub upon consummation of the contemplated transactions.

        (e) ACTIONS BY MSGI. None of MSGI, Merger-Sub, or any other Affiliate of MSGI has taken or agreed to take any action or has knowledge of any fact or circumstance that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (f) CAPITALIZATION. The authorized capital stock of Merger-Sub consists of 100 shares of Merger-Sub Common Stock, 50 shares of which are issued and outstanding and are owned by MSGI free and clear of any Lien. The authorized MSGI Common Stock consists solely of 75,000,000 shares of MSGI Common Stock and 150,000 shares of preferred stock, par value $.01 per share ("MSGI Preferred Stock"), of which 21,995,062 shares of MSGI Common Stock are, as of July 1, 1999, issued and outstanding (which number does not include shares held in treasury) and no shares of Preferred Stock are issued and outstanding on the date hereof. As of July 1, 1999 there were options and warrants outstanding to currently purchase 3,391,225 shares of MSGI Common Stock. Except as set forth in the MSGI SEC Reports and in the preceding sentence, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) obligating MSGI or any MSGI Subsidiary to issue, sell, purchase, return or redeem any shares of capital stock of (or equity interest in), or securities convertible into or exchangeable for, any shares of capital stock of (or equity interest in) MSGI or any MSGI Subsidiary. Except as disclosed in the MSGI SEC Reports, there are no stockholder agreements, voting trusts or other agreements or understandings to which MSGI or any MSGI Subsidiary is a party or to which any of them is bound relating to the voting or registration of any shares of MSGI Common Stock or capital stock of or equity interests in any MSGI Subsidiary. All issued and outstanding shares of MSGI Common Stock and capital stock of or other equity interests in any MSGI Subsidiary are and the Share Consideration when issued in accordance with the terms of this Agreement will be, duly authorized, validly issued free of any preemptive rights, fully paid and non-assessable.

        (g)  SEC FILINGS; FINANCIAL STATEMENTS.

            (i) MSGI has timely filed and made available to Grizzard true and correct copies of (a) MSGI's Annual Report on Form 10-KSB, as amended, for the year ended June 30, 1998, (b) MSGI's Proxy Statement relating to its 1998 Annual Meeting of Stockholders and (c) MSGI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (collectively, the "MSGI SEC REPORTS"). The MSGI SEC Reports (i) at the time filed, complied in all material respects with the requirements of applicable securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such MSGI SEC Reports or necessary to make the statements in such MSGI SEC Reports, in light of the circumstances under which they were made, not misleading.

            (ii) Each of the MSGI financial statements (including, in each case, any related notes) contained in the MSGI SEC Reports, including any MSGI SEC Reports filed after the date of this Agreement until the Effective Time, complied and shall comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or shall be prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited MSGI statements, as permitted by Form 10-Q (or Form 10-QSB) of the SEC), and fairly presented or shall fairly present in all material respects the consolidated financial position of MSGI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited MSGI financial statements were, are or shall be subject to normal and recurring year-end adjustments which were not, are not or shall not be expected to be material in amount or effect.

        (h) COMPLIANCE. Except as set forth on Schedule 3.2(h), each of MSGI and its Subsidiaries hereto is in compliance with all Legal Requirements, including, without limitation, those relating to zoning, except for such failures to comply or to be in compliance as have not had, and would not have, individually or in the aggregate, a Material Adverse Effect with respect to MSGI. Except as set forth on Schedule 3.2(h), none of MSGI or any of its Subsidiaries has received any written notice asserting any non-compliance with any such Legal Requirements, except for such failures to comply as have not had, and would not have, a Material Adverse Effect with respect to MSGI.

        (i) NO UNDISCLOSED LIABILITIES. Except as set forth in the MSGI SEC Reports or with respect to claims disclosed on SCHEDULE 3.2(I), as of March 31, 1999, none of MSGI or any of its Subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by Generally Accepted Accounting Principles to be reflected in, reserved against or otherwise described in the balance sheets (including the notes thereto, as applicable) included therein.

        (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1999, except as disclosed in SCHEDULE 3.2(J), (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to MSGI, and
    (ii) neither MSGI nor any MSGI Subsidiary has taken any action, or failed to take any action, which action or failure would represent or result in a material breach or violation of any of the covenants and agreements of MSGI contained herein.

        (k) ACCURACY OF INFORMATION REGARDING MSGI AND ITS SUBSIDIARIES. None of the information supplied or to be supplied by MSGI (in writing and designated as such) with respect to MSGI or any of MSGI's Subsidiaries for inclusion or incorporation by reference in any filing with the SEC by MSGI in connection with the transactions contemplated by this Agreement (including, without limitation, the Registration Statement) will, at the time any such filing becomes effective under applicable securities laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to MSGI, any of MSGI's Subsidiaries or their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, any such filing with the SEC by MSGI in connection with the transactions contemplated by this Agreement, or if any information previously supplied by MSGI (in writing and designated as such) with respect to MSGI or any of MSGI's Subsidiaries for inclusion or incorporation by reference in any such filing is found by MSGI to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case, MSGI represents and warrants that it shall upon becoming aware of any such untrue statement or omission promptly so advise Grizzard in a written notice.

              4.  CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES.

        4.1 CONDUCT OF BUSINESS OF GRIZZARD AND ITS SUBSIDIARIES. From the date hereof until the Effective Time, Grizzard and its Subsidiaries shall conduct their business in the Ordinary Course of Business of Grizzard and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by MSGI or as expressly contemplated by this Agreement or the Ancillary Agreements and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

            (a) Grizzard shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Organizational Documents;

            (b) Grizzard shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, develop, lease, operate or manage, by merging or consolidating with, or by purchasing a material portion of the assets of any Business, or by any other manner of acquiring: (i) any Business; or (ii) any assets, other than assets that are not material to Grizzard and its Subsidiaries taken as a whole, except in the Ordinary Course of Business of Grizzard;

            (c) Grizzard shall not, and shall not permit its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Liens or otherwise transfer or dispose of any of its material properties or assets, or other ownership interest in any of its properties, assets or subsidiaries, other than: (i) in the Ordinary Course of Business of Grizzard; (ii) pursuant to any agreements existing as of the date hereof, which agreements are set forth on SCHEDULE 4.1(C) hereto; and (iii) Permitted Liens;

            (d) Grizzard shall not declare, set aside, or pay any dividends or make any distributions on Grizzard Common Stock;

            (e) Grizzard shall not, and shall not permit any of its Subsidiaries to: (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of (or equity interest in) Grizzard or any of its Subsidiaries, or any security convertible into or exercisable for either of the foregoing; (ii) split, combine or reclassify any capital stock of Grizzard or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of (or equity interest in) Grizzard or any of its Subsidiaries; or (iii) except as disclosed in SCHEDULE 4.1(E) hereto, repurchase, redeem or otherwise acquire any shares of capital stock of (or equity interest in) Grizzard or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, equity interest or other securities;

            (f) except as set forth in SCHEDULE 4.1(F), Grizzard shall not, and shall not permit any of its Subsidiaries to, make any commitment or enter into, or amend, modify, or terminate, any Contract of a nature which would be required to be disclosed on SCHEDULE 3.1(P) hereto, except (subject to compliance with the other provisions of this Section 4.1) in the Ordinary Course of Business of Grizzard following reasonable advance notice to MSGI;

            (g) except in the Ordinary Course of Business of Grizzard or as described in SCHEDULE 4.1(G) hereto, Grizzard shall not, and shall not permit any of its Subsidiaries to: (i) incur any indebtedness for borrowed money or guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Grizzard or any Subsidiary of Grizzard; (iii) discharge or satisfy any Lien (other than Permitted Liens) or pay any obligation or liability prior to when it is due; or (iv) cancel or compromise any debt of, or claim against, Grizzard or any of its Subsidiaries;

            (h) except as set forth on SCHEDULE 4.1(H) or pursuant to any Contract or Grizzard Plan in effect on the date hereof and set forth on one of the Schedules hereto, Grizzard shall not, and shall not permit any of its Subsidiaries to: (i) increase the compensation payable or to become payable to its officers, directors or key Employees (other than normal and customary increases consistent with past practices for Employees who are not senior executives); (ii) grant or increase any severance or termination pay to officers, directors or key Employees;
       (iii) enter into, extend or renew any employment, severance or consulting agreement with any current or former director, officer or other Employee of Grizzard, except that Grizzard and its Subsidiaries may, following consultation with MSGI, enter into agreements with any new Employee who is hired to replace a current Employee who has an employment agreement; PROVIDED, that the term of any such replacement Employee's agreement may not be more than one year, such replacement Employee's agreement may not contain any severance obligation beyond such term and the other terms of such replacement Employee's agreement are in all material respects no less favorable to Grizzard or such Subsidiary than the terms of the current Employee's agreement; or (iv) establish, adopt, enter into or amend, any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or Employee.

            (i) except as disclosed in the Grizzard Financial Statements or
       SCHEDULE 4.1(I) or as may be required as a result of a change in law or in Generally Accepted Accounting Principles, Grizzard shall not, and shall not permit any of its Subsidiaries to, change any of its tax or accounting policies (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

            (j) Grizzard shall not, and shall not permit or cause its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Grizzard or any of its Subsidiaries (other than the Merger);

            (k) Grizzard shall not, and shall not permit any of its Subsidiaries to, settle any audit relating to Taxes or any material Action which is not covered by insurance without the prior written consent of MSGI (which consent will not be unreasonably withheld or delayed) unless such settlement has been adequately reserved for on the Grizzard Financial Statements;

            (l) Grizzard shall, and shall cause its Subsidiaries to, use best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) in such amounts duly in force until the Effective Time and will give MSGI notice of any material change in its insurance policies; and

           (m) Grizzard shall not, and shall not permit or cause any of its Subsidiaries to, agree or commit to do anything described in the foregoing clauses (a) through (l).

        4.2 CONDUCT OF BUSINESS OF MSGI AND ITS SUBSIDIARIES. Except as contemplated by this Agreement, from the date hereof to the Effective Time, MSGI shall, and shall cause each of its Subsidiaries to, conduct its business, in the Ordinary Course of Business of MSGI. Except as otherwise approved in writing by Grizzard or as contemplated by Schedule 4.2 hereof or by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, MSGI shall not, and shall not permit its Subsidiaries to, issue, agree to issue, take any material action, including filing of a registration statement or dissemination of a private placement memorandum, relating to issuances of, any capital stock of MSGI or its Subsidiaries, except as contemplated by this Agreement, or pursuant to
    (a) any MSGI stock option plan, (b) any other contractual commitments of MSGI or its Subsidiaries in effect as of the date hereof and set forth on
    SCHEDULE 4.2 hereto or (c) any other equity based arrangement or plan for the benefit of employees of MSGI and its Subsidiaries.

        4.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, each of MSGI and Grizzard shall, and shall cause its respective Subsidiaries to, afford Grizzard or MSGI, as the case may be, and their respective authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, contracts and other agreements, books and records of MSGI and its Subsidiaries or Grizzard and its Subsidiaries, as the case may be, and shall promptly deliver or make available to Grizzard or MSGI, as the case may be, all information (including financial information) concerning the business, properties, assets and personnel of MSGI and its Subsidiaries or Grizzard and its Subsidiaries as Grizzard or MSGI, respectively, may from time to time reasonably request. Each of MSGI and Grizzard shall, and shall cause its respective representatives to, hold all evaluation material in confidence and, in the event of the termination of this Agreement for any reason, MSGI or Grizzard, as applicable, promptly shall return or destroy, or cause to be returned or destroyed, all evaluation material.

        4.4  REASONABLE EFFORTS; ANTITRUST NOTIFICATION; ADDITIONAL ACTIONS.

            (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to: (i) obtain all consents, amendments to or waivers under the terms of any of Grizzard's or its Subsidiaries' borrowing or other contractual arrangements required by the transactions contemplated by this Agreement; (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Authorities, including, without limitation, filings and submissions pursuant to the Securities Act, the Exchange Act, the DGCL and the TBCA;
       (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) fulfill or cause the fulfillment of the conditions to the Closing set forth in Article 5.

            (b) To the extent required by the HSR Act, each of the parties will within fourteen (14) business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The parties will deliver to each other copies of all filings, correspondence and orders to and from all Governmental Authorities in connection with the transaction contemplated hereby. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a request for Additional Information or Documentary Material under 17 C.F.R. Section803.20 (a "SECOND REQUEST"), then Grizzard and MSGI each agree to use reasonable best efforts to respond fully to such Second Request as soon as reasonably practical, but in no event longer than twenty (20) days after its receipt and will promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable.

            (c) Upon the terms and subject to the conditions of this Agreement, Grizzard will execute and file the Certificate of Merger with the Secretary of State of the State of Texas and Merger-Sub will execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

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
            (d) Each party, upon reasonable request from time to time of any other party hereto after the Closing, and at the expense of a requesting party but without further consideration, shall (i) do each and every act and thing and execute such documents and other papers as may be necessary or reasonably requested to consummate the transactions contemplated hereby and (ii) provide the other party with access to appropriate records in its possession relating to Tax matters of Grizzard and its Subsidiaries.

        4.5 NOTIFICATION OF CERTAIN MATTERS. Grizzard shall give prompt notice to MSGI and MSGI shall give prompt notice to Grizzard of (i) any representation or warranty made by it contained in this Agreement that is qualified or limited as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (in each case, to the extent Grizzard, on the one hand, or MSGI, on the other hand, has knowledge of the same) or (ii) the failure by MSGI or Grizzard to comply in any material respect with any covenant or agreement to be complied with by MSGI or Grizzard under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        4.6 REAL PROPERTY TRANSFER GAINS TAXES; REGISTRATION FEES; HSR ACT FEES. MSGI shall pay (i) any liabilities arising under any real property transfer taxes, (ii) the fees payable in connection with filings of the Registration Statement, (iii) the fees payable in connection with filings pursuant to the HSR Act, (iv) the fees and expenses of its counsel, accountants, financial advisors, investment bankers and other advisors in connection with the transactions contemplated hereby, and (v) all other costs, fees or expenses in connection with the consummation of the transactions provided for herein; provided, the Grizzard Stockholders shall pay and be responsible for the fees and expenses of the counsel, financial advisors and investment bankers retained by Grizzard or any Grizzard Stockholder in connection with the transactions contemplated hereby, the portion of the fees of Deloitte & Touche LLP attributable solely to its financial and tax due diligence inquiries of MSGI on behalf of Grizzard and any documentary or stamp taxes on the MSGI shares issued in the Merger (collectively, the "GRIZZARD STOCKHOLDER EXPENSES").

        4.7 PUBLIC ANNOUNCEMENTS. None of MSGI and Merger-Sub, on the one hand, or Grizzard, on the other hand, shall issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of MSGI or Grizzard, as the case may be (which consent will not be unreasonably withheld), except as may be required by law or the rules and regulations of any national securities exchange or which is requested or required by any regulatory body which asserts jurisdiction over such party, in which case such party (or parties) shall be allowed to make such disclosure; PROVIDED, that the party (or parties) making such disclosure or whose affiliates or agents or representatives are making such disclosure shall notify the other party (or parties) as promptly as practicable (and, if possible, prior to making such disclosure) and it shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed.

        4.8 EXECUTION OF LOCKUP AGREEMENTS. Grizzard shall use its best efforts to cause the individuals and entities set forth in SCHEDULE 4.8 hereto to execute and deliver the Lockup Agreements to MSGI at or prior to the Closing.

        4.9 EXECUTION OF VOTING AGREEMENT. Grizzard shall use its best efforts to cause the Majority Stockholders to execute and deliver to the other parties thereto the Voting Agreement at or prior to the Closing.

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
        4.10  CERTAIN EMPLOYEE MATTERS.

            (a) From and after the Effective Time, MSGI will, and will cause the Surviving Corporation to, honor in accordance with their terms or enter into new, employment, severance, indemnification or similar agreements disclosed in SCHEDULE 4.10 hereto between Grizzard and certain Employees of Grizzard and all Grizzard Plans; PROVIDED, HOWEVER, that nothing herein shall preclude MSGI or any of its affiliates from having the right to terminate the employment of any Grizzard Employee, with or without cause, or amend or terminate any Grizzard Plan after the Effective Time of the Merger.

            (b) Immediately following the Effective Time, MSGI and its Subsidiaries will provide benefits to those of its Employees who were employed by Grizzard and its Subsidiaries immediately prior to the Effective Time substantially comparable in the aggregate to those generally provided by MSGI and its affiliates to similarly situated Employees employed by MSGI and its Affiliates; PROVIDED, that such Employees shall be credited for service with Grizzard and its Subsidiaries (and their respective predecessors to the extent such service was recognized by Grizzard or any of its Subsidiaries) for all purposes, including eligibility, vesting and benefit levels (other than with respect to benefit accruals under any plans subject to Title IV of ERISA) with respect to all benefits provided by MSGI and its Subsidiaries to such Employees. To the extent permitted under applicable insurance policies and laws, MSGI or its Affiliates shall waive any pre-existing condition exclusions under any group health plan under which the Employees who were employed by Grizzard and its Subsidiaries immediately prior to the Effective Time become covered after the Effective Time.

        4.11 NON-SOLICITATION. From and after the date hereof through and until this Agreement is terminated pursuant to Article 6 hereof or the Closing, whichever shall apply, neither Grizzard nor its officers, directors, employees, representatives or advisors will, formally or informally, directly or indirectly (i) initiate, solicit or encourage any inquiry or the submission of any proposals by any third party that constitutes or is reasonably likely to lead to an Acquisition Proposal with respect to Grizzard or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal with respect to Grizzard.

        4.12 MSGI'S SEC FILINGS. Grizzard and its Subsidiaries shall use commercially reasonable efforts to cooperate with and assist MSGI and its Subsidiaries in the preparation of any filings with the SEC or other Governmental Authorities or any private offering memoranda in connection with this Agreement and the transactions contemplated hereby, including the preparation of audited financial information and management's discussion and analysis and delivery of consents and comfort letters of auditors of Grizzard or its Subsidiaries in connection therewith.

        4.13 NOTICE OF LITIGATION, CONTRACT ISSUES AND LABOR MATTERS. Grizzard shall provide MSGI prompt notice of (a) any material Action (and any material change with respect thereto) arising from and after the date hereof up to the Closing, (b) any material change in any material Action existing as of the date hereof, (c) any notice from or claim made by any Person after the date hereof and up to the Closing that Grizzard or any of its Subsidiaries has breached or is in default under any Contract required to be listed on SCHEDULE 3.1(P) hereto which such Person giving such notice or making such claim is a party and (d) any arbitration, strike, picket, work stoppage or lockout arising after the date hereof and up to the Closing which would have been required to be described in SCHEDULE 3.1(R) if it had existed as of the date hereof; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        4.14 FINANCIAL STATEMENTS. Grizzard shall use best efforts to make available to MSGI the 1999 Audited Financials not later than September 30, 1999.

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
        4.15 PREPARATION OF REGISTRATION STATEMENT. MSGI shall prepare and file with the SEC as soon as reasonably practicable after the date hereof a registration statement on Form S-4 in connection with the issuance of the MSGI Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "REGISTRATION STATEMENT"). MSGI shall use best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. MSGI shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where MSGI is not now so qualified or subject) required to be taken under applicable state "Blue Sky" or securities laws in connection with the issuance of MSGI Common Stock in connection with the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, MSGI shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. MSGI, Merger-Sub and Grizzard shall cooperate with each other in the preparation of the Registration Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information. Grizzard agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments and requests of the SEC and to cause the Registration Statement to be declared effective by the SEC.

        4.16 NASDAQ LISTING. MSGI shall use its best efforts to cause the shares of MSGI Common Stock to be issued in the Merger in accordance with this Agreement to be admitted for trading or authorized for quotation on the NASDAQ SCM and on each national securities exchange on which shares of MSGI Common Stock may at such time be admitted for trading or listed, subject to official notice of issuance, prior to the Effective Time.

        4.17  CONFIDENTIAL INFORMATION.

            (a) Prior to the Closing, neither MSGI nor any of its representatives will, directly or indirectly, use, disclose or make available to anyone (other than Grizzard) any confidential information concerning the ownership and/or operation of Grizzard (the "CONFIDENTIAL INFORMATION"), except to the extent that such Confidential Information has been made publicly available by Grizzard. The Confidential Information includes, without limitation, the business practices, financial information, customers' and prospective customers' names, suppliers' and prospective suppliers' names, leads and account information, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information.

            (b) Prior to the Closing, neither Grizzard nor any of its representatives will, directly or indirectly, use, disclose or make available to anyone (other than MSGI) any Confidential Information concerning the ownership and/or operation of MSGI, except to the extent that such Confidential Information has been made publicly available by MSGI. The Confidential Information includes, without limitation, the business practices, financial information, customers' and prospective customers' names, suppliers' and prospective suppliers' names, leads and account information, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information.

            (c) The parties agree that a violation of the foregoing agreements not to disclose, or any provision thereof, will cause irreparable damage to the non-disclosing party, and the non-disclosing party shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and restraining the disclosing party from doing or continuing to do any such act or any other violations or threatened violations of this Section 4.17.

        4.18  GRIZZARD STOCKHOLDERS' MEETING.

    The Board of Directors of Grizzard shall call a special meeting of the Grizzard stockholders, to be held as soon as reasonably practicable after the date hereof, for the purpose of approving this Agreement and the transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of Grizzard shall recommend at such meeting that the stockholders of Grizzard approve this Agreement and the Merger.

        4.19  INSURANCE.

            (a) Prior to the Closing, Grizzard shall purchase directors and officers insurance to insure each person who is now, or has been at any time prior to the date hereof, an officer or director of Grizzard or any of its against all indemnified liabilities arising out of actions or omissions occurring prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time for a period of three
       (3) years after the Effective Time; PROVIDED, that the cost of such insurance shall not exceed in the aggregate $50,000. MSGI shall (i) keep such insurance in full force and effect for a period of three (3) years after the Effective Time, (ii) pay all premiums for such insurance when due and payable, and (iii) not seek cancellation of such insurance or a refund of any premiums for such insurance prior to the end of the three
       (3) year period after the Effective Time.

            (b) From and after the Closing, MSGI shall arrange with its insurance carrier to provide directors and officers insurance to each continuing officer and director of the Surviving Corporation on substantially the same terms as provided to officers and directors of other Subsidiaries of MSGI.

        4.20  STOCKHOLDERS' REPRESENTATIVE.

            (a) Each stockholder of Grizzard on the date this Agreement is voted upon by the stockholders of Grizzard, for itself and its respective successors and assigns (each a "GRIZZARD STOCKHOLDER" and collectively the "GRIZZARD STOCKHOLDERS") hereby irrevocably makes, constitutes and appoints Claude H. Grizzard, Sr. as such Grizzard Stockholder's attorney-in-fact and agent, with full power of substitution, to act for and on behalf of such Grizzard Stockholder with respect to any claim or matter arising after the Closing Date under this Agreement or the Holdback Agreement (the "STOCKHOLDERS' REPRESENTATIVE"), and authorizes and empowers him to fulfill the role of Stockholders' Representative as set forth in Section 4.20(b). Each such Grizzard Stockholder acknowledges that the appointment of this Stockholders' Representative herein made is coupled with an interest and may not be revoked. The Stockholders' Representative accepts his appointment and authorization to act as attorney-in-fact and agent of the Grizzard Stockholders.

            (b) In furtherance of this appointment herein made, each Grizzard Stockholder, fully and without restriction: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Stockholders' Representative under this Agreement or the Holdback Agreement; and (ii) authorizes the Stockholders' Representative to (A) dispute or refrain from disputing any claim made by MSGI or Merger-Sub under this Agreement or the Holdback Agreement, (B) negotiate and compromise any dispute which may arise under this Agreement or the Holdback Agreement, (C) exercise or refrain from exercising any remedies available to the Grizzard Stockholders under this Agreement or the Holdback Agreement, (D) sign any releases or other documents with respect to any such dispute or remedy, (E) waive any condition contained in this Agreement or the Holdback Agreement, (F) give such instructions and do such other things and refrain from doing such other things as the Stockholders' Representative in his sole discretion deems necessary or appropriate to carry out the provisions of this Agreement or the Holdback Agreement, (G) disburse all or any portion of the Expense Amount in payment of the Grizzard Stockholder Expenses, (H) disburse any or all of the Earn-Out Amount pursuant to a separate writing executed by the Stockholders' Representative and MSGI, and (I) retain such counsel, accountants and other professional advisors as the Stockholders' Representative reasonably deems necessary to assist him in the performance of his duties hereunder and pay the fees, costs and expenses thereof out of funds coming into the hands of the Stockholders' Representative.

            (c) In the event of the resignation of the Stockholders' Representative, the resigning Stockholders' Representative shall appoint a successor from among the Majority Stockholders and who shall agree in writing to accept such appointment. If the Stockholders' Representative should die or become incapacitated, his successor shall be appointed within 15 days of his death or incapacity by a majority of the Majority Stockholders, and such successor shall be a Majority Stockholder. The choice of a successor Stockholders' Representative appointed in any manner permitted above shall be final and binding upon each Grizzard Stockholder. The decisions and actions of any successor Stockholders' Representative shall be, for all purposes, those of a Stockholders' Representative as if originally named herein.

            (d) The death or incapacity of any Grizzard Stockholder shall not terminate the authority and agency of the Stockholders' Representative.

            (e) MSGI and Merger-Sub shall be entitled to rely exclusively upon any communication given or other action taken by the Stockholders' Representative pursuant hereto and shall not be liable for any action taken or not taken in reliance upon the Stockholders' Representative. MSGI and Merger-Sub shall not be obligated to inquire as to the authority of the Stockholders' Representative with respect to the taking of any action that the Stockholders' Representative takes or purports to take on behalf of the Grizzard Stockholders.

            (f) The Grizzard Stockholders, jointly and severally, agree to indemnify the Stockholders' Representative and to hold him or her harmless against any and all loss, liability or expense incurred without bad faith on the part of the Stockholders' Representative and arising out of or in connection with his or her duties as the Stockholders' Representative, including the reasonable costs and expenses incurred by the Stockholders' Representative in defending against any claim or liability in connection herewith.

                                5.  CONDITIONS.

        5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

           (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of the stockholders of Grizzard under the TBCA and Grizzard's Certificate of Incorporation (the "GRIZZARD STOCKHOLDERS' APPROVAL").

           (b) REGISTRATION STATEMENT; STATE SECURITIES LAWS. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect. MSGI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the MSGI Common Stock pursuant to this Agreement after the Merger.

           (c) NASDAQ LISTING. The shares of MSGI Common Stock issuable to Grizzard's stockholders in the Merger in accordance with this Agreement shall have been authorized for quotation on the NASDAQ SCM or such other national exchange upon which the MSGI Common Stock is traded, upon official notice of issuance.

           (d) NO INJUNCTIONS OR RESTRAINTS. No court of competent jurisdiction or other competent governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

           (e)  CONSENTS AND APPROVALS.  Other than the filing provided for by
       Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental Authority or any other public or private third parties required of MSGI, Grizzard or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on MSGI and its Subsidiaries or Grizzard and its Subsidiaries, in each case taken as a whole, or on the ability of MSGI and Grizzard to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to MSGI and Grizzard, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to MSGI or Grizzard.

           (f) TAX OPINION. MSGI and Grizzard shall have received at the Effective Time an opinion of Alston & Bird LLP, counsel for Grizzard, to the effect that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code (the "TAX OPINION") and will result in the tax free exchange of MSGI Common Stock by the holders of Grizzard Common Stock, except to the extent of cash received by such holders in exchange for their shares of Grizzard Common Stock. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of MSGI and Grizzard reasonably satisfactory in form and substance to such counsel.

           (g) FAIRNESS OPINION. At the Effective Time, Robinson-Humphrey Company, LLC shall have delivered to Grizzard its opinion to the effect that the Merger Consideration to be paid to the stockholders of Grizzard upon consummation of the Merger is fair, from a financial point of view, to Grizzard's stockholders.

           (h) WAITING PERIODS. At the Effective Time, the waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            (i) Each of the Grizzard Stockholders shall have executed and delivered a separate Agreement Appointing Stockholders' Representative substantially in the form of Exhibit F hereto (the "Stockholders' Representative Agreement") pursuant to which each Grizzard Stockholder appoints the Stockholders' Representative as the agent and attorney-in-fact of such Grizzard Stockholder with the powers and on the terms set forth in Section 4.20 hereof.

        5.2 CONDITIONS TO OBLIGATION OF MSGI AND MERGER-SUB TO EFFECT THE MERGER. The obligations of MSGI and Merger-Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by MSGI and Merger-Sub in their sole discretion):

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Grizzard in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Grizzard shall have delivered to MSGI a certificate, dated the Closing Date and executed on behalf of Grizzard by its Chairman of the Board or President to such effect.

           (b) PERFORMANCE OF OBLIGATIONS. Grizzard shall have performed and complied with, in all material respects, each agreement, covenant, and obligation required by this Agreement to be so performed or complied with by Grizzard at or prior to the Closing, and Grizzard shall have delivered to MSGI a certificate dated the Closing Date and executed on behalf of Grizzard by its Chairman of the Board or President to such effect.

           (c) OPINION OF GRIZZARD'S COUNSEL. MSGI and Merger-Sub shall have received at the Effective Time an opinion of Alston & Bird LLP, counsel for Grizzard, dated as of such date, addressed to MSGI and Merger-Sub, in the form of Exhibit B hereto.

           (d) ACCOUNTANT'S LETTER. MSGI shall have received prior to the effective date of the Registration Statement a letter from Deloitte & Touche LLP consenting to the inclusion in the Registration Statement of the report of such independent public accountants on the Audited Financials and the 1999 Audited Financials, and shall have received letters from such accountants, dated the effective date of the Registration Statement and the Closing Date respectively, giving customary comfort on Grizzard financial information contained in the Registration Statement.

           (e) OTHER CLOSING DOCUMENTS. Grizzard shall have delivered to MSGI and Merger-Sub at or prior to the Effective Time such other documents as MSGI may reasonably request in order to enable MSGI and Merger-Sub to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

           (f) REVIEW OF PROCEEDINGS. All actions, proceedings, instruments, and documents required by Grizzard to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Camhy Karlinsky & Stein LLP, counsel to MSGI and Merger-Sub and Grizzard shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

           (g) LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

           (h) NO GOVERNMENTAL ACTION. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other Governmental Authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of MSGI, (i) makes this Agreement, the Merger or any of the other transactions contemplated by this Agreement illegal,
       (ii) results in a material delay in the ability of Grizzard, MSGI, or Merger-Sub to consummate the Merger or any of the other transactions contemplated by this Agreement, (iii) requires the divestiture by MSGI of a material portion of the business of either MSGI and its Subsidiaries taken as a whole, or of Grizzard and its Subsidiaries taken as a whole,
       (iv) imposes material limitations on the ability of MSGI effectively to exercise full rights of ownership of shares of the Surviving Corporation including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, or (v) otherwise materially prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or materially impairs the contemplated benefits to MSGI or Merger-Sub of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

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
           (i) LOCKUP AGREEMENTS. Prior to the Closing, MSGI shall have received the executed Lockup Agreements from each of the persons and entities set forth in SCHEDULE 4.8.

           (j) MATERIAL ADVERSE EFFECT. Since the date hereof no Material Adverse Effect shall have occurred with respect to Grizzard.

           (k) AUDIT OPINION. MSGI shall have received at the Effective Time, an unqualified audit opinion with respect to the Audited Financials and the 1999 Audited Financials.

        5.3 CONDITIONS TO OBLIGATION OF GRIZZARD TO EFFECT THE MERGER. The obligation of Grizzard to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Grizzard in its sole discretion):

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by MSGI and Merger-Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties, made as of a specified date earlier than the Closing Date, on and as of such earlier date, and MSGI and Merger-Sub shall each have delivered to Grizzard a certificate, dated the Closing Date and executed on behalf of MSGI by its Chairman of the Board or President and on behalf of Merger-Sub by its Chairman of the Board or President to such effect.

           (b) PERFORMANCE OF OBLIGATIONS. MSGI and Merger-Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by MSGI or Merger-Sub at or prior to the Closing, and MSGI and Merger-Sub shall each have delivered to Grizzard a certificate, dated the Closing Date and executed on behalf of MSGI by its Chairman of the Board or President and on behalf of Merger-Sub by its Chairman of the Board or President to such effect.

           (c) OPINION OF MSGI'S AND MERGER-SUB'S COUNSEL. Grizzard shall have received at the Effective Time (and also on the effective date of the Registration Statement) opinions of Camhy Karlinsky & Stein LLP, counsel for MSGI and Merger-Sub, dated as of such date, addressed to Grizzard, in the form of Exhibit C hereto.

           (d) OTHER CLOSING DOCUMENTS. MSGI and Merger-Sub shall have delivered to Grizzard at or prior to the Effective Time such other documents as Grizzard may reasonably request in order to enable Grizzard to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

           (e) REVIEW OF PROCEEDINGS. All actions, proceedings, instruments, and documents required by MSGI or Merger-Sub to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Alston & Bird LLP, counsel to Grizzard, and MSGI and Merger-Sub shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

           (f) LEGAL ACTION. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

           (g) NO GOVERNMENTAL ACTION. There shall not have been any action taken, or any law, rule, regulation. order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any

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
       federal, state, local, or other Governmental Authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction which, in the reasonable judgment of Grizzard, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a material delay in the ability of MSGI, Merger-Sub, or Grizzard to consummate the Merger or any of the other transactions contemplated by this Agreement, or (iii) otherwise materially prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or materially impairs the contemplated benefits to Grizzard and the stockholders of Grizzard of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

                                6.  TERMINATION.

        6.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

        (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

        (b) by either Grizzard or MSGI upon written notification to the non-terminating party by the terminating party:

            (i) at any time after six (6) months from the date hereof, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party, unless such date is extended in writing by the parties hereto; or

            (ii) if facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.1 and such are not waived by Grizzard and MSGI; or

        (c) by Grizzard upon written notification to MSGI, if:

            (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of MSGI set forth in this Agreement which breach has not been cured within ten (10) Business Days following receipt by MSGI of notice of such breach from Grizzard or assurance of such cure reasonably satisfactory to Grizzard shall not have been given by or on behalf of MSGI within such ten (10) Business Day period; or

            (ii) facts exist which render impossible the satisfaction of one or more of the conditions set forth in Section 5.3 and such are not waived by Grizzard; or

        (d) by MSGI, upon written notification to Grizzard, if:

            (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Grizzard set forth in this Agreement which breach has not been cured within ten (10) Business Days following receipt by Grizzard of notice of such breach from MSGI or assurance of such cure reasonably satisfactory to MSGI shall not have been given by or on behalf of Grizzard within such ten (10) business day period; or

            (ii) if the Grizzard Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor; or

           (iii) facts exists which render impossible the satisfaction of one or more of the conditions set forth in Section 5.2 and such are not waived by MSGI.

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
        6.2 EFFECT OF TERMINATION. If this Agreement is validly terminated by either Grizzard or MSGI pursuant to Section 6.1,

        (a) this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either Grizzard or MSGI (or any of their respective officers, directors, representatives or Affiliates), except that (i) the provisions of this Section 6.2, Section 6.3 and Section
    4.20 will continue to apply following any such termination, and (ii) nothing contained herein shall relieve Grizzard, MSGI or Merger-Sub from liability for any breach of their respective obligations contained in this Agreement prior to such termination; and

        (b) except as provided in Section 4.6, each of MSGI, Merger-Sub, and Grizzard shall pay and bear its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and its meeting of stockholders, including fees and expenses of its counsel, accountants, investment banking firm, and other experts.

                   7.  SURVIVAL, INDEMNIFICATION AND SET-OFF.

        7.1 RIGHTS TO SETOFF. MSGI and Merger-Sub shall have the right to setoff and deduct from the Holdback Amounts (as that term is defined in the Holdback Agreement) to the extent hereinafter provided for all claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this right to setoff) (collectively, the "LOSSES") suffered or incurred by MSGI, Merger-Sub, any Subsidiary, or any of the foregoing persons arising out of (a) any breach of the representations, warranties or covenants and agreements of Grizzard contained in this Agreement or the Schedules hereto, except for Section 3.1(j) (Taxes) hereof, (b) any Taxes levied or assessed against Grizzard for or with respect to any period ended on or prior to the Effective Time and whether or not disclosed on any Schedule hereto to the extent the aggregate amount of such Taxes exceeds the reserve for taxes reflected on the 1999 Audited Financials, and (c) such other matters as the parties may stipulate in a separate writing between them (each a "Separate Matter," and together, the "Separate Matters"). All amounts set-off shall be deducted from and shall reduce on a dollar-for-dollar basis the respective Holdback Amount (as defined in the Holdback Agreement) against which such set-off or deduction is made as hereinafter provided.

        7.2 OBLIGATION OF MSGI AND MERGER-SUB TO INDEMNIFY. MSGI and Merger-Sub, jointly and severally, agree to indemnify, defend and hold harmless the Grizzard Stockholders, and each of them, and their successors and assigns, from and against any Losses suffered or incurred by the Grizzard Stockholders arising out of any breach of the representations, warranties or covenants and agreements of MSGI or Merger-Sub contained in this Agreement or in the Schedules hereto.

        7.3 NOTICE AND OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS. (a) Promptly after receipt by any party hereto (the "INDEMNITEE") of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "ASSERTED LIABILITY") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "CLAIMS NOTICE") to the party or parties obligated to provide setoff or indemnification pursuant to
    7.1 or 7.2 (each an "INDEMNIFYING PARTY"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

        (b) Except with respect to an Asserted Liability based upon or arising out of Sections 3.1(j), 7.1(b) or 7.1(c), the Indemnifying Party may elect to defend, at its own expense and with counsel reasonably acceptable to the Indemnitee, any Asserted Liability unless (i) the Asserted Liability seeks an order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the

    Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 7.3(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, PROVIDED, that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 7.3(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability.

        (c) MSGI alone shall have the right to contest, at its expense and with counsel selected by it, any assessment or levy of Taxes giving rise to an Asserted Liability based upon or arising out of Sections 3.1(j) or 7.1(b), and to settle or compromise any such assessment or levy, unless such assessment or levy is against any present or former officer of Grizzard, in which event such present or former officer shall have the right to assume control over any part of the contest of such assessment or levy relating to his or her personal liability with counsel of his or her choosing. The Stockholders' Representative alone shall have the right to contest, at the expense of the Grizzard Stockholders, and with counsel selected by the Stockholders' Representative, any Separate Matter that gives rise to an Asserted Liability, and to settle and compromise any such Separate Matter so long as the aggregate amount of all such settlements of Separate Matters does not exceed the Claims Holdback Amount (as defined in the Holdback Agreement).

        (d) Each party shall make available to the other parties any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor. Grizzard acknowledges and agrees that the Stockholders' Representative shall have full power and authority to take, in the name and on behalf of Grizzard or the Grizzard Stockholders, any and all actions required or permitted to be taken by Grizzard under this Section 7.3.

        7.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) The respective representations and warranties of a party shall survive the execution and delivery of this Agreement and the Closing hereunder for such period of time as a claim for set-off or indemnification, as the case may be, for breach thereof may be made as set forth in Sections 7.1 and 7.2 hereof. The respective covenants and agreements of the parties shall survive the execution and delivery of this Agreement and the Closing hereunder indefinitely.

        (b) No claim for set-off based upon the breach of any representation or warranty of Grizzard made or given herein may be made after the first anniversary of the Closing Date. No claim for set-off of Losses arising out of or based upon Section 7.1(b) may be made after the third anniversary of the Closing Date. No claim for set-off with regard to any Separate Matter may be made by MSGI or Merger-Sub after the third anniversary of the Closing Date. If any claim of set-off by MSGI may be based on either a breach of the representations and warranties of Section 3.1(j) or upon Section 7.1(b), it shall be deemed based on Section 7.1(b) unless aggregate set-off under that
    Section 7.1(b) exceeds the Tax Holdback Amount (as defined in the Holdback Agreement), in which case it may be asserted as a Loss arising under Section 7.1(a). No claim for

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
    indemnification based upon the breach of any representation or warranty of MSGI or Merger-Sub made or given herein may be made after the first anniversary of the Closing Date. The liability of a party for breach of a representation or warranty shall not terminate on the date such representation or warranty expires if notice of a claim for indemnification based upon a breach of such representation or warranty is given prior to the time specified above for the expiration of the representation or warranty on which such claim is based.

        7.5 LIMITS ON INDEMNIFICATION. (a) MSGI and Merger-Sub shall not have any obligation to indemnify Grizzard pursuant to Section 7.2 hereof with respect to Losses specified therein unless and until Grizzard shall have incurred Losses under Section 7.2 in an aggregate amount in excess of $250,000, in which case Grizzard shall be entitled to be indemnified for all of its Losses until the amount of such Losses exceeds $1,000,000, in which case Grizzard shall not be entitled to be indemnified for any Loss over such amount; PROVIDED, HOWEVER, that in the event of a breach by MSGI of Sections 3.2(g) or 3.2(k) hereof, Grizzard shall be entitled to be indemnified for all Losses arising out of or based on such breach without regard to the prior limitations.

        (b) Neither MSGI nor Merger-Sub shall have the right to set off against or deduct from the Representative Holdback Amount (as defined in the Holdback Agreement) any Losses under Section 7.1(a) unless and until the aggregate amount of all such Losses which, but for this provision, would be subject to such set-off or deduction shall exceed $250,000, in which case MSGI and Merger-Sub may set-off against and deduct all such losses only from the Representative Holdback Amount (as defined in the Holdback Agreement). Except as provided in Section 7.4(b), any Loss suffered or incurred by MSGI or Merger-Sub based upon or arising out of Section 7.1(b) may only be set-off against and deducted from (and only to the extent of) any Tax Holdback Amount (as defined in the Holdback Agreement). Any Loss suffered or incurred by MSGI or Merger-Sub based upon or arising out of the Separate Matters described in Section 7.1(c) hereof may only be set-off against and deducted from (and only to the extent of) the Claims Holdback Amount (as defined in the Holdback Agreement). Neither MSGI nor Merger-Sub may recover any Losses by set off against or deduction from any amounts that at any time after the Effective Time may be or become payable to or for the account of any Grizzard stockholder by virtue of any employment of other compensation or benefit arrangement or relationship existing between such Grizzard stockholder and MSGI or any present or future subsidiary or Affiliate thereof.

        7.6 ADJUSTMENT. It is the intent of the parties that any amounts paid or set-off under Section 7.1 or indemnified under Section 7.2 shall represent an adjustment of the Merger Consideration and the parties will report such payments consistent with such intent. Nevertheless, if any payment pursuant to Sections 7.1 or 7.2 hereof would be treated by any Tax Authority as other than a Merger Consideration adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-Tax basis. Similarly, if the Loss giving rise to such set-off or indemnification may be taken as a deduction against taxable income, the tax savings resulting from such deduction shall reduce the claimed Loss.

        7.7 EXCLUSIVE REMEDY. Except as otherwise explicitly provided in this Agreement, the parties agree that the indemnification and setoff provisions of this Article 7 shall constitute the parties' sole and exclusive remedies in respect of this Agreement and the contemplated transactions hereunder; provided, however, notwithstanding the foregoing, each party shall have all rights and remedies against the other party available at law or in equity with respect to any willful or intentional breach by such other party of any representation, warranty covenant or agreement made or given by such other party.

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
    7.8 RELIANCE; CLOSING WITH KNOWLEDGE OF BREACH. No investigation relating to Grizzard conducted by or on behalf of MSGI or Merger-Sub at anytime prior to the Closing shall limit, affect or impair the ability of MSGI and Merger-Sub to rely upon the representations and warranties of Grizzard contained herein; unless, except for any Loss pursuant to Section 7.1(b) or (c) hereof, during such investigation MSGI or Merger-Sub became aware of a breach of any such representation or warranty and consummated this transaction with knowledge thereof, in which case neither MSGI nor Merger-Sub shall have the right to set off against or deduct from any Holdback Amount (as defined in the Holdback Agreement) any Losses based upon or arising out of such breach.

                               8.  MISCELLANEOUS.

    8.1 FURTHER ACTIONS. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities, and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

    8.2 AVAILABILITY OF EQUITABLE REMEDIES. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

    8.3 MODIFICATION. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Board of Directors of the parties hereto at any time prior to the Effective Time, to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

    8.4 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by express mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.4) with copies (which copies shall not constitute notice) as follows:

             If to MSGI:
             Camhy Karlinsky & Stein LLP
             1740 Broadway, 16th Floor
             New York, New York 10019-4315
             Attention: Alan I. Annex, Esq.
             If to Grizzard:
             Alston & Bird LLP
             One Atlantic Center
             1201 West Peachtree Street
             Atlanta, Georgia 30309
             Attention: Sidney J. Nurkin, Esq.

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
Any notice shall be addressed to the attention of the Chairman. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 8.4 shall be deemed given at the time of receipt hereof.

    8.5 WAIVER. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

    8.6 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of MSGI, Merger-Sub and Grizzard and their respective successors and assigns.

    8.7 NO THIRD-PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except for the Grizzard stockholders with respect to
Section 2.1, and the Indemnified Parties with respect to Article 7.

    8.8 SEVERABILITY. If any provision of this Agreement is hereafter held to be invalid, illegal, or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    8.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof, except to the extent that the DGCL and the TBCA apply to the Merger.

    8.10  JUDICIAL PROCEEDINGS.

       EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR A TRANSACTION CONTEMPLATED HEREBY MAY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL POSTAGE PRE-PAID, RETURN RECEIPT REQUESTED, OR BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER, TO SUCH PARTY AT ITS ADDRESSES PROVIDED FOR NOTICES HEREUNDER.

    8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.12 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect

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the meaning or interpretation of this Agreement. All references to the term "as of the date hereof" shall mean the date of this Agreement.

    8.13 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

                               9.  DEFINED TERMS.

    9.1 DEFINED TERMS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.1.

    "1999 AUDITED FINANCIALS" shall mean the consolidated audited balance sheet of the Grizzard and its Subsidiaries at June 30, 1999 and the related statements of earnings and stockholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Deloitte & Touche LLP.

    "ACQUISITION" shall mean the acquisition of beneficial ownership of all or material portion of the assets of, or any material interest in, a Person (including its Subsidiaries) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture or other similar transaction.

    "ACQUISITION PROPOSAL" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to effect an Acquisition.

    "ACTION" shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority.

    "AFFILIATE" with respect to any Person, shall mean any Person controlling, controlled by or under common control with such Person.

    "ANCILLARY AGREEMENTS" shall mean, collectively, the Voting Agreement, the Lockup Agreements, the Holdback Agreement, and the Exchange Agreement.

    "ASSERTED LIABILITY" shall have the meaning ascribed to that term in Section 7.3.

    "AUDITED FINANCIALS" shall have the meaning ascribed to that term in Section 3.1(f)(i)(A).

    "AVERAGE CLOSING PRICE" shall mean the numerical average of the closing sales price (regular way) per share of MSGI Common Stock (or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices) on the principle national securities exchange on which the MSGI Common Stock is then listed, for each of the twenty (20) trading days ending two (2) trading days prior to the Closing Date.

    "AVERAGE SIGNING PRICE" shall mean the numerical average of the closing sales price (regular way) per share of MSGI Common Stock (or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices) on the principle national securities exchange on which the MSGI Common Stock is then listed, for each of the twenty (20) trading days ending two (2) trading days prior to the date hereof.

    "BUSINESS" shall have the meaning ascribed to that term in Section 3.1(g).

    "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or Federal holiday on which banking institutions in New York, New York are permitted to be closed for the purpose of transacting business.

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
    "CASH CONSIDERATION" means the aggregate amount of (a) all Per Share Cash Payments, (b) the Per Share Deferred Payment and (c) all Per Share Reserve Payments.

    "CERTIFICATE OF MERGER" shall mean the certificate of merger executed by the Surviving Corporation and delivered for filing on, or as soon as practicable after, the Closing Date, to the Secretary of State of the State of Delaware.

    "CLAIMS NOTICE" shall have the meaning ascribed to that term in Section 7.3.

    "CLOSING" shall have the meaning ascribed to such term in Section 1.3.

    "CLOSING DATE" shall have the meaning ascribed to such term in Section 1.3.

    "CLOSING CASH PAYMENT" shall mean the aggregate amount of all Per Share Cash Payments.

    "CODE" shall have the meaning ascribed to such term in the preamble to this Agreement.

    "CONSTITUENT CORPORATIONS" shall have the meaning ascribed to that term in the preamble to this Agreement.

    "CONFIDENTIAL INFORMATION" shall have the meaning ascribed to that term in
Section 4.17.

    "CONTRACT" shall mean, whether in writing or oral, any contract, note, bond, deed, mortgage, indenture, lease, license, agreement or other instrument or obligation.

    "CONTROL" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "DGCL" shall mean the Delaware General Corporation Act, as now or hereafter amended.

    "DISTRIBUTION DATE" shall have the meaning ascribed to that term in the Holdback Agreement.

    "EARN-OUT AMOUNT" shall mean four million ($4,000,000) dollars.

    "EFFECTIVE TIME" shall have the meaning ascribed to that term in Section
1.2.

    "EMPLOYEE" with respect to any Person, shall mean any individual employed by such Person or any of its Subsidiaries.

    "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS" means (i) any and all federal, state and local statutes, regulations and ordinances, and any rules of common law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), and the regulations promulgated pursuant to each of the foregoing; and (ii) with respect to any Person, any and all administrative or judicial orders, consent decrees, settlement agreements, injunctions, Permits, licenses, codes, covenants and deed restrictions and other provisions having the force or effect of law, issued by a Governmental Authority in respect of such Person's or its Subsidiaries' operations or assets, or applicable thereto; in each case concerning pollution or protection of the environment, or human health, or safety, including worker safety, to the extent that such safety may be affected by exposure to Hazardous Materials (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of or exposure to any Hazardous Materials, hazardous materials, or wastes).

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" shall have the meaning ascribed to that term in Section 2.1(c).

    "EXCHANGE AGREEMENT" shall have the meaning ascribed to that term in Section 2.1(c).

    "EXCLUDED CONTRACTS" with respect to any Person, shall mean any Contracts of such Person (i) entered into in the Ordinary Course of Business of such Person,
(ii) having a duration or remaining term of less than six (6) months from the date hereof and (iii) the aggregate annual payments in respect of which do not exceed fifty thousand ($50,000) dollars.

    "EXPENSE AMOUNT" shall mean that amount specified by the Stockholders' Representative in a writing delivered to MSGI at or prior to the Closing.

    "GAAP" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean United States generally accepted accounting principles as in effect on the date on which the document to which it refers relates.

    "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any court of competent jurisdiction.

    "GRIZZARD CERTIFICATES" shall have the meaning ascribed to that term in
Section 2.1(c)(ii).

    "GRIZZARD COMMON STOCK" shall mean the common stock, par value $.01 per share of Grizzard.

    "GRIZZARD DISSENTING STOCKHOLDER" has the meaning ascribed to that term in
Section 2.1(d).

    "GRIZZARD FINANCIAL STATEMENTS" shall have the meaning ascribed to that term in Section 3.1(f)(i)(B).

    "GRIZZARD LEASE" shall have the meaning ascribed to that term in Section 3.1(n)(ii).

    "GRIZZARD PLANS" shall have the meaning ascribed to that term in Section 3.1(k)(i).

    "GRIZZARD STOCKHOLDER EXPENSES" shall have the meaning ascribed to that term in Section 4.6.

    "GRIZZARD STOCKHOLDER'S APPROVAL" shall have the meaning ascribed to that term in Section 5.1(a).

    "GRIZZARD STOCKHOLDERS" shall have the meaning ascribed to that term in
Section 4.20.

    "GRIZZARD TAX RETURNS" shall have the meaning ascribed to that term in
Section 3.1(j).

    "HAZARDOUS MATERIAL" shall mean any chemical, waste, pollutant, contaminant or substance that is regulated by any Environmental, Health or Safety Requirements, including, without limitation, asbestos in friable condition, urea formaldehyde foam insulation, petroleum and its derivatives, by-products and other petroleum hydrocarbons, radioactive materials and polychlorinated biphenyls (PCBs), and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any Environmental, Health or Safety Requirement.

    "HOLDBACK AGREEMENT" shall mean the Holdback Agreement in the form of Exhibit A hereto.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INFORMATION TECHNOLOGY" shall have the meaning ascribed to that term in
Section 3.1(aa).

    "INDEMNIFYING PARTY" shall have the meaning ascribed to that term in Section 7.3.

    "INDEMNITEE" shall have the meaning ascribed to that term in Section 7.3.

    "INITIAL DEFERRED AMOUNT" shall have the meaning ascribed to that term in
Section 2.1(b).

    "INTANGIBLE PROPERTY" shall mean, collectively, patents, trademarks, service marks, trade names, copyrights, franchises and rights to receive royalties, and all applications or registrations for any of the foregoing.

    "INTEREST RATE" shall mean the annual interest rate from time to time published in THE WALL STREET JOURNAL as the prevailing prime rate of interest. If there is any change from time to time in the Interest Rate, such change shall take effect on the first business day following the date on which such change became effective.

    "INTERIM FINANCIALS" shall have the meaning ascribed to that term in Section 3.1(f)(i)(B).

    "IRS" means the United States Internal Revenue Service.

    "KNOWLEDGE," with respect to any Person, shall mean the actual knowledge of any executive officer or director of such Person; provided, however, that with respect to changes affecting the representations and warranties set forth in
Article 3 occurring after the date hereof and up to the Closing, "knowledge" shall be deemed to mean actual knowledge after reasonable inquiry.

    "LEASES" with respect to any Person, shall mean all leases of real, personal or intangible property under which either such Person or any of its Subsidiaries is lessee or lessor (or sublessee or sublessor).

    "LEASED REAL PROPERTY" shall have the meaning ascribed to that term in
Section 3.1(n).

    "LEGAL REQUIREMENTS" with respect to any Person, shall mean (a) all statutes, laws, ordinances, codes, rules, regulations, judgments, decrees, decisions, writs, rulings, injunctions, orders and other requirements of any Governmental Authority and (b) any consent, approval, authorization, waiver, Permit, agreement, license, certificate, exemption, order, registration, declaration or filing of, with or to any Governmental Authority, in each case other than relating to Taxes, and in each case binding upon such Person or such Person's assets, business or properties.

    "LIEN" shall mean any encumbrance, charge, security interest, mortgage, pledge, hypothecation, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant running with the land, encroachment, voting trust agreement, restriction, option, right of first offer or refusal, proxy or lien, including, but not limited to, liens for taxes.

    "LOCKUP AGREEMENTS" shall mean the Lockup Agreements in the form of Exhibit D hereto.

    "LOSSES" shall mean any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement in accordance with Article 7 hereof, judgments, fines, penalties, interest, costs and expenses (including, without limitation, reasonable legal fees and expenses).

    "MAJORITY STOCKHOLDERS" shall have the meaning set forth in the preamble to this Agreement.

    "MATERIAL ADVERSE EFFECT," with respect to any Person, shall mean any change or effect that is or would be reasonably expected to be materially adverse to the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries taken as a whole.

    "MERGER" shall have the meaning ascribed to that term in the preamble of this Agreement.

    "MERGER CONSIDERATION" shall mean the sum of the Cash Consideration, the Share Consideration, and the Deferred Payment.

    "MERGER-SUB COMMON STOCK" shall mean the common stock, par value $.01 per share, of Merger-Sub.

    "MSGI CERTIFICATES" shall have the meaning ascribed to that term in Section 2.1(c)(ii).

    "MSGI COMMON STOCK" shall mean the common stock, par value $0.01 per share, of MSGI.

    "MSGI MERGER SHARES" shall mean the quotient of (x) $50,000,000.00 DIVIDED BY (y) the MSGI Stock Price.

    "MSGI PREFERRED STOCK" shall have the meaning ascribed to that term in
Section 3.2(f).

    "MSGI SEC REPORTS" shall have the meaning ascribed to that term in Section 3.2(g).

    "MSGI STOCK PRICE" shall mean the Average Signing Price unless (a) the Average Closing Price is less than the Average Signing Price, in which case the "MSGI Stock Price" shall mean the Average Closing Price or (b) the Average Closing Price is greater than the Average Signing Price, in which case the MSGI Stock Price shall equal an amount equal to (i) two multiplied by the product of the Average Signing Price multiplied by the Average Closing Price divided by
(ii) the sum of the Average Signing Price plus the Average Closing Price.

    "NASDAQ SCM" shall mean the National Association of Securities Dealers, Inc. Small Cap Market.

    "ORDINARY COURSE OF BUSINESS" with respect to any Person, shall mean the ordinary course of business consistent with past custom and practice in the business of such Person and its Subsidiaries; PROVIDED THAT, with respect to Grizzard and its Subsidiaries, Ordinary Course of Business shall also include, without limitation, fulfilling their obligations under this Agreement.

    "ORGANIZATIONAL DOCUMENTS" shall mean (i) with respect to a corporation, its articles of incorporation and by-laws, (ii) with respect to a partnership, its partnership agreement and its certificate of limited partnership (if a limited partnership) and (iii) with respect to a limited liability company, its limited liability company operating agreement (or the equivalent thereof) and its certificate of formation (or the equivalent thereof), in each case as amended.

    "OUTSTANDING GRIZZARD SHARES" shall mean the aggregate number of shares of Grizzard Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, including shares of Grizzard Common Stock owned at that time by Grizzard Dissenting Stockholders.

    "PER SHARE CASH PAYMENT" shall mean the quotient of (x) fifty million dollars ($50,000,000.00) less the Initial Deferred Amount less the Expense Amount and less the Earn-Out Amount DIVIDED by (y) the Outstanding Grizzard Shares.

    "PER SHARE DEFERRED PAYMENT" shall have the meaning ascribed to that term in the Holdback Agreement.

    "PER SHARE RESERVE PAYMENT" shall have the meaning ascribed to that term in the Holdback Agreement.

    "PER SHARE STOCK CONSIDERATION" shall mean the quotient of (x) the MSGI Merger Shares, divided by (y) the Outstanding Grizzard Shares.

    "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

    "PERMITTED LIEN" shall mean (i) any Lien for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Person affected thereby, (ii) with respect to Grizzard and its Subsidiaries, Liens that are set forth on SCHEDULE
9.1 hereto (identifying therein the particular property to which such Liens relate), (iii) with respect to real property, any Lien which is not in a material liquidated amount and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used), (iv) a Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings, so long as the execution or other enforcement thereof has been stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Person affected thereby, (v) Liens for assessments, levies or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which there are adequate reserves on the financing statements of the Person affected thereby, (vi) deposits or pledges to secure bids, tenders, contracts, franchises, leases, statutory obligations, indemnity, performance, surety and appeal bonds or other obligations of a like nature, in each case arising in the Ordinary Course of Business, (vii) deposits or pledges to secure obligations under workers compensation, social security or similar laws or under employment insurance, (viii) mechanics', workers', materialmen's or other like Liens arising in the Ordinary Course of Business that do not materially detract from the value, or interfere with the present use, of the properties or assets affected thereby and (ix) Liens existing on the date hereof in respect of any capital leases in effect on the date hereof.

    "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

    "REGISTRATION STATEMENT" shall have the meaning ascribed to that term in
Section 4.15.

    "RELEASE" shall mean any "release," as defined as such pursuant to CERCLA, 42 U.S.C. Section 9601(22).

    "SEC" shall mean the United States Securities and Exchange Commission.

    "SECOND REQUEST" shall have the meaning ascribed to that term in Section 4.4(b).

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SEPARATE MATTERS" shall have the meaning ascribed to that term in Section 7.1.

    "SET-OFF" shall mean any amount set-off against or deducted from the Initial Deferred Payment by MSGI as provided in Section 7 hereof or in the Holdback Agreement.

    "SHARE CONSIDERATION" shall mean the aggregate number of shares of MSGI issued in the Merger.

    "STANDBY LETTER OF CREDIT" shall have the meaning ascribed to that term in
Section 1(b).

    "STOCKHOLDERS' REPRESENTATIVE" shall have the meaning ascribed to that term in Section 4.20.

    "STOCKHOLDERS' REPRESENTATIVE AGREEMENT" shall have the meaning ascribed to that term in Section 5.1(i).

    "SUBSIDIARY," with respect to any Person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such Person or of which such Person is directly or indirectly a general partner (or acts in a similar such capacity). For purposes of this Agreement, all references to "Subsidiaries" of a Person shall be deemed to mean "Subsidiary" if such Person has only one Subsidiary.

    "SURVIVING CORPORATION" shall have the meaning ascribed to that term in the preamble to this Agreement.

    "TANGIBLE PERSONAL PROPERTY" shall mean, collectively, machinery, equipment, furniture, fixtures and other tangible personal property.

    "TAX" or "TAXES" shall mean all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including, but not limited to, income, excise, property, sales, use, value added, franchise, payroll, transfer, transfer gain, gross receipts, withholding, social security and unemployment taxes or other taxes of any kind, imposed by any foreign, Federal, state, county or local government, or any subdivision or agency thereof (a "Tax Authority"), and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

    "TAX AUTHORITY" shall have the meaning ascribed to that term under the definition of Taxes hereof.

    "TAX OPINION" shall have the meaning ascribed to that term in Section
5.1(f).

    "TBCA" shall mean the Texas Business Corporation Act, as now or hereafter amended.

    "VOTING AGREEMENT" shall mean the Voting Agreement in the form of Exhibit E hereto.

    The term "VOTING POWER" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

    "YEAR 2000 COMPLIANT" shall have the meaning ascribed to that term is
Section 3.1(aa).

    9.2 INTERPRETATION. Unless the context otherwise requires, the terms defined in Section 9.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 9.1, and those accounting terms used in this Agreement not defined in Section 9.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                           [SIGNATURES ON NEXT PAGE]

    IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                                MARKETING SERVICES GROUP, INC.

                                By:  /s/ J. JEREMY BARBERA
                                     -----------------------------------------
                                     Name: J. Jeremy Barbera
                                     Title: CHAIRMAN & CEO

                                GCG MERGER CORP.

                                By:  /s/ J. JEREMY BARBERA
                                     -----------------------------------------
                                     Name: J. Jeremy Barbera
                                     Title: PRESIDENT

                                GRIZZARD ADVERTISING INCORPORATED

                                By:  /s/ MICHAEL D. DZVONIK
                                     -----------------------------------------
                                     Name: Michael D. Dzvonik
                                     Title: CHAIRMAN & CEO

                                                                      APPENDIX B

                               HOLDBACK AGREEMENT

    THIS HOLDBACK AGREEMENT (this "Agreement"), dated as of             , 1999,
by and among Marketing Services Group, Inc., a Nevada corporation ("MSGI"), GCG Merger Corp., a Delaware corporation ("Merger-Sub") and Claude H. Grizzard, Sr. (the "Stockholder's Representative").

                              W I T N E S S E T H:

    WHEREAS, Grizzard Advertising Incorporated, a Texas corporation (the "Company"), MSGI and Merger-Sub have entered into a Merger Agreement, dated as of July 8, 1999 (the "Merger Agreement"), pursuant to which the Company is to merge into and with Merger-Sub (the "Merger"), with Merger-Sub being the surviving corporation of the Merger;

    WHEREAS, the Merger Agreement provides that the Deferred Amount (as hereinafter defined) is payable to the holders of Grizzard Common Stock at the Effective Time (the "Grizzard Stockholders") in accordance with and at the times set forth in this Holdback Agreement, subject to the right of MSGI to set off against and to deduct from such Deferred Amount certain Losses as provided in
Article 7 of the Merger Agreement;

    WHEREAS, the Stockholder's Representative has been appointed as the agent and attorney-in-fact of the Grizzard Stockholders to act on behalf of the Grizzard Stockholders in connection with the transactions contemplated in the Merger Agreement and herein;

    NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1. DEFINITIONS. As used herein, the following terms shall have the meaning ascribed to such terms below:

    "Claim" shall mean any Asserted Liability that is the subject of a Claims Notice.

    "Claims Deferred Amount" means (w) the Claims Holdback Amount LESS (x) the aggregate amount of Losses set forth in all Claims asserted against the Claims Holdback Amount as to which no Objection is timely made, LESS (y) the aggregate amount of Losses that are the subject of Contested Claims asserted against the Claims Holdback Amount and as to which a Final Determination has been made prior to the Claims Holdback Distribution Date, and LESS (z) the aggregate amount of all Reserves that exist on the Claims Holdback Distribution Date against the Claims Holdback Amount.

    "Claims Holdback Amount" shall mean the sum of $3,400,000.

    "Contested Claim" shall mean a Claim as to which an Objection has been timely filed.

    "Deferred Amount" shall mean the sum of (x) the Representation Holdback Amount, (y) the Tax Holdback Amount, and (z) the Claims Holdback Amount.

    "Distribution Date" shall mean (x) as to the Representation Holdback Amount, the first anniversary of the date hereof (the "Representation Holdback Distribution Date"), (y) as to the Tax Holdback Amount, the third anniversary of the date hereof (the "Tax Holdback Distribution Date"), and (z) as to the Claims Holdback Amount, the third anniversary of the date hereof or such earlier date as all Separate Matters have been finally resolved (the "Claims Holdback Distribution Date").

    "Holdback Amount" shall mean any of the Representation Holdback Amount, the Tax Holdback Amount or the Claims Holdback Amount.

    "Interest Rate" shall mean the annual rate from time to time published in THE WALL STREET JOURNAL as the prevailing prime rate of interest. If there is any change from time to time in the Interest Rate, such change shall take effect on the first business day following the date on which such change became effective.

    "Objection" shall have the meaning given to that term in Section 4.1.

    "Objection Period" shall have the meaning given to that term in Section 4.1.

    "Per Share Deferred Claims Payment" means (x) the Claims Deferred Amount plus interest at the Interest Rate on the amount thereof from time to time existing (computed from the date hereof until the Claims Distribution Date) divided by (y) the Outstanding Grizzard Shares.

    "Per Share Deferred Payment" means the Per Share Deferred Claims Payment, the Per Share Deferred Representation Payment, all Per Share Reserve Payments, and the Per Share Deferred Tax Payment, or any of them.

    "Per Share Deferred Representation Payment" means (x) the Representation Deferred Amount plus interest at the Interest Rate on the amount thereof from time to time existing (computed from the date hereof until the Representation Distribution Date) divided by (y) the Outstanding Grizzard Shares.

    "Per Share Deferred Tax Payment" means (x) the Tax Deferred Amount plus interest at the Interest Rate on the amount thereof from time to time existing (computed from the date hereof until the Tax Distribution Date) divided by (y) the Outstanding Grizzard Shares.

    "Per Share Reserve Payment" shall mean (x) the portion of any Reserve that, following and as a result of any Final Determination, MSGI is not entitled to set off against or deduct from any Holdback Amount plus interest at the Interest Rate on such portion from the date hereof until the Reserve Distribution Date DIVIDED BY (y) the Outstanding Grizzard Shares.

    "Representation Deferred Payment" means (w) the Representation Holdback Amount LESS (x) the aggregate amount of Losses set forth in all Claims asserted against the Representation Holdback Amount as to which no Objection is timely made, LESS (y) the aggregate amount of Losses that are the subject of Contested Claims asserted against the Representation Holdback Amount and as to which a Final Determination has been made prior to the Representation Holdback Distribution Date, and LESS (z) the aggregate amount of all Reserves that exist on the Representation Holdback Distribution Date against the Representation Holdback Amount.

    "Representation Holdback Amount" shall mean the sum of $1,000,000.

    "Reserve" shall mean the amount of any Claim that is a Contested Claim at the Distribution Date for the Holdback Amount as to which such Claim is asserted.

    "Reserve Distribution Date" shall mean, with respect to any Reserve, the date of any Final Determination of the Claim giving rise to such Reserve.

    "Tax Deferred Amount" means (w) the Tax Holdback Amount LESS (x) the aggregate amount of Losses set forth in all Claims asserted against the Tax Holdback Amount as to which no Objection is timely made, LESS (y) the aggregate amount of Losses that are the subject of Contested Claims asserted against the Tax Holdback Amount and as to which a Final Determination has been made prior to the Tax Holdback Distribution Date, and LESS (z) the aggregate amount of all Reserves that exist on the Tax Holdback Distribution Date against the Tax Holdback Amount.

    "Tax Holdback Amount" shall mean the sum of $600,000.

    Section 1.2. OTHER DEFINITIONS. Any capitalized terms used herein and not defined in Section 1.1 or in the text hereof shall have the meaning given to such terms in the Merger Agreement.

                                   ARTICLE II
                        THE PER SHARE DEFERRED PAYMENTS

    Section 2.1. THE PER SHARE DEFERRED PAYMENTS. MSGI agrees to pay to each Grizzard Stockholder, with respect to each share of Grizzard Common Stock owned by such Grizzard Stockholder at the Effective Time: (a) the Per Share Deferred Representation Payment within five (5) business days after the Representation Distribution Date, (b) the Per Share Deferred Tax Payment within five (5) business days after the Tax Distribution Date, (c) the Per Share Claims Payment within five (5) business days after the Claims Distribution Date, and (d) each Per Share Reserve Payment within five (5) business days after the relevant Reserve Distribution Date.

                                  ARTICLE III
             TRANSFER OF INTEREST IN THE PER SHARE DEFERRED PAYMENT

    Section 3.1. TRANSFER OF INTEREST IN THE PER SHARE DEFERRED PAYMENT. The interest of a Grizzard Stockholder in any Per Share Deferred Payment to which such Grizzard Stockholder may be entitled under the Merger Agreement and this Agreement shall only be transferable or assignable, in whole or in part, upon not less than ten (10) days advance written notice to MSGI; PROVIDED, HOWEVER, that payment of the assigned portion of any Per Share Deferred Payment shall remain subject to the terms and conditions of this Agreement and the Merger Agreement.

                                   ARTICLE IV
                        CLAIMS AGAINST HOLDBACK AMOUNTS

    Section 4.1. MAKING A CLAIM. If MSGI intends to effect a set off against any Holdback Amount based on an Asserted Liability, it shall give to the Stockholders' Representative written notice of such Asserted Liability as provided in Section 7.3 of the Merger Agreement (a "Claims Notice"), which Claims Notice shall specify the particular Holdback Amount against which the Claim is asserted. The Stockholders' Representative shall have thirty (30) days (the "Objection Period") following his receipt of a Claims Notice within which to contest by written notice given to MSGI (the "Objection") the right of MSGI to claim a set off against any Holdback Amount in respect of the Asserted Liability that is the subject of the Claims Notice. Any Asserted Liability that is the subject of a Claims Notice is hereinafter referred to as a "Claim," and the amount of Losses set forth in any Claims Notice is herein called the "Reserve." The timely delivery of an Objection to a Claim will give rise to a contested claim (each, a "Contested Claim"). If the Stockholders' Representative does not deliver an Objection prior to the termination of the Objection Period with respect to a Claim, the Stockholders' Representative shall be deemed to have accepted such Claim as valid and to have accepted the Reserve in respect of such Claim as the amount which MSGI is entitled to claim as a set off and deduct such amount from the Holdback Amount against which such Claim is asserted as provided in Section 5.1 below.

    Section 4.2. LIMITATIONS ON CLAIMS. MSGI may make Claims against the Holdback Amounts only as and to the extent MSGI is permitted by Article 7 of the Merger Agreement to set off against or deduct from the Holdback Amount. Claims based on a breach of any representation or warranty of Grizzard may only be asserted against the Representation Holdback Amount. Claims based on an assessment or levy of Taxes as described in clause (b) Section 7.1 of the Merger Agreement may only be asserted against the Tax Holdback Amount. Claims based on or arising out of the Separate Matters referred to in clause (c) of Section 7.1 of the Merger Agreement may only be asserted against the Claims Reserve Amount. If a claim could be asserted both against the Representation Holdback Amount and the Tax

Holdback Amount it shall be deemed asserted against the Tax Holdback Amount unless and until the aggregate amount of all Claims asserted against the Tax Holdback Amount exceeds the Tax Holdback Amount in which case it may be asserted against the Representation Holdback Amount (subject to any applicable limitations). No Claim may be asserted against (a) the Representation Holdback Amount after the Representation Holdback Distribution Date, (b) the Tax Holdback Amount after the Tax Holdback Distribution Date, and (c) the Claims Holdback Amount after the Claims Holdback Distribution Date.

    Section 4.3. RESOLUTION OF CLAIMS. The Stockholders' Representative and MSGI shall negotiate in good faith to resolve any Contested Claim. If the Stockholders' Representative and MSGI have not agreed to a resolution of the Contested Claim within sixty (60) days after the date of the Objection, the Contested Claim shall be submitted for resolution by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters to which the Contested Claim relates and selected by the Stockholders' Representative and MSGI in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in New York, New York unless a different place is specified by the arbitrator or agreed to by Grizzard, MSGI and the arbitrator. The decision of the arbitrator shall be final and binding as to the resolution of the Contested Claim; provided, however, that if necessary, such decision and satisfaction procedure may be enforced in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorney's fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, the cost and expense incurred in connection with the arbitration proceeding (other than attorney fees) shall be borne equally by Grizzard as one party and MSGI as the other party and the other costs incurred by each party (including attorney fees) shall be borne by each party. If the decision of the arbitrator is a compromise, the determination of which party or parties bears the cost and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the party's position.

                                   ARTICLE V
                        REDUCTION OF THE HOLDBACK AMOUNT
                    AND DISTRIBUTION OF THE DEFERRED AMOUNT

    Section 5.1. REDUCTION OF THE HOLDBACK AMOUNT.

    (a) Five (5) business days following the expiration of an Objection Period with respect to a Claim, if there is no Objection to the Claim, MSGI shall be entitled to reduce the amount of the respective Holdback Amount with respect to which the Claim is asserted by the amount of the Reserve with respect to such Claim. If there is a Contested Claim, MSGI will be entitled to reduce the respective Holdback Amount with respect to which the Claim is asserted (5) business days following a Final Determination with respect to the Contested Claim as set forth in Section 5.1(b) below. For the purposes hereof, a "Final Determination" with respect to a Contested Claim shall mean either (i) the joint written agreement of MSGI and the Stockholders' Representative specifying the resolution of any dispute with respect to a Contested Claim, (ii) a final and binding arbitration award rendered by the American Arbitration Association pursuant to Section 4.3 hereof with respect to the Contested Claim, or (iii) a final order or decree of a court of competent jurisdiction in the United States for recognition of the arbitration award referred to in clause (ii) or the enforcement thereof.

    (b) If the Final Determination with respect to a Contested Claim shall entitle MSGI to reduce the Holdback Amount with respect to which the Claim is asserted by all of the amount of the Reserve with respect to that Contested Claim, MSGI shall only be entitled to reduce the respective Holdback Amount with respect to which the Claim is asserted in the amount set forth in such Final

Determination. If the Final Determination with respect to a Contested Claim does not entitle MSGI to reduce the respective Holdback Amount, then MSGI shall have no right to claim a set off against or to deduct from the respective Holdback Amount with respect to which the Claim is asserted any portion of such Reserve and such Reserve shall remain part of such Holdback Amount to be held or released in accordance with this Agreement. If the Final Determination with respect to a Contested Claim entitles MSGI to reduce the amount of such Holdback Amount with respect to which the Claim is asserted by a sum less than the amount of the Reserve in respect of such Contested Claim, such excess Reserve shall be paid by MSGI to the Grizzard Stockholders as Per Share Reserve Payments as provided in Section 5.2 below.

    Section 5.2. DISTRIBUTIONS AND PAYMENTS. Any payments by MSGI pursuant to this Agreement shall be by wire transfer or delivery of other immediately available funds to such account as designated by the Grizzard Stockholders from time to time in writing to MSGI.

                                   ARTICLE VI
                        SECURITY FOR MSGI'S OBLIGATIONS

    Section 6.1. LETTER OF CREDIT. To provide security for any payments required to be made by MSGI pursuant to the terms of this Agreement, MSGI has caused
            (the "Bank") to issue a standby letter of credit substantially in the form of Appendix I hereto (the "Letter of Credit") permitting partial or full draws and providing for payment upon presentation of draws for the benefit of the Stockholders' Representative (on behalf of and for the benefit of the Grizzard Stockholders) and which shall have a term equal to the term set forth in Section 7.1 hereof.

    Section 6.2. AMOUNT OF THE LETTER OF CREDIT. The amount of the Letter of Credit is equal to the amount of the aggregate of the Holdback Amounts plus interest at the Interest Rate for the three (3) years following the date hereof on the aggregate of the Holdback Amounts (without any reduction). After its issuance, the Letter of Credit shall be reduced by (i) any reductions to the aggregate Holdback Amounts, or (ii) any Per Share Deferred Payment made as herein provided, and (iii) any draws made against it by the Stockholders' Representative.

    Section 6.3. REDUCTIONS TO THE LETTER OF CREDIT.

    (a) Within two (2) business days of any set off against or reduction to any Holdback Amount made by MSGI as provided in Section 5.1, or payment by MSGI of any Per Share Deferred Payment, MSGI shall deliver a certificate to the Bank, with a copy to the Stockholders' Representative, in substantially the following form:

    "The undersigned representative of Marketing Services Group, Inc. certifies that he is authorized, pursuant to the terms of a certain Holdback Agreement
    dated as of             , 1999 by and among Grizzard Advertising
    Incorporated, Marketing Services Group, Inc. ("MSGI"), CGC Merger Corp. and the Stockholders' Representative, to reduce the Letter of Credit #
    issued as of             (the "Letter of Credit"). The Bank is hereby
    directed to reduce the Letter of Credit Amount (as defined in the Letter of Credit), effective on the business day on which the Bank receives this
    certificate by $            so that after such reduction the Letter of
    Credit Amount shall be in the amount of $            (the "Reduction
    Amount"). The undersigned further certifies that the Reduction Amount has been paid by MSGI to the Stockholders' Representative, or was set forth in a Claim under the Holdback Agreement to which no Objection was timely filed, or is the result of a Final Determination with respect to a Contested Claim as provided in the Holdback Agreement.

                                MARKETING SERVICES GROUP, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

If the Reduction Amount is the result of a Final Determination with respect to a Contested Claim, such certificate shall have attached to it one of the following items: (i) the joint written agreement of MSGI and the Stockholders' Representative setting forth the amount by which the Holdback Amount shall be reduced, (ii) a final and binding arbitration award rendered by the American
Arbitration Association pursuant to Section       of this Agreement setting
forth the amount by which the Holdback Amount shall be reduced, or (iii) a final order or decree of a court of competent jurisdiction in the United States for recognition of the arbitration award referred to in clause (ii) or the enforcement thereof.

    (b) The Letter of Credit will not provide any conditions to any reduction other than the presentation of a certificate in accordance with paragraph (a) or
(b) above.

    Section 6.4. DRAWS AGAINST THE LETTER OF CREDIT. (a) Upon a failure of MSGI or Merger-Sub to pay any Per Share Deferred Payment timely as and when due hereunder, the Stockholders' Representative shall be entitled to draw on the Letter of Credit in an amount equal to the aggregate amount of the Per Share Deferred Payment then due but not timely paid (an "Authorized Draw"). An Authorized Draw shall be made by the Stockholders' Representative delivering a draft to the Bank, with a copy to MSGI, in substantially the following form:

    "The undersigned Stockholders' Representative certifies that he is authorized, pursuant to the terms of a certain Holdback Agreement dated as
    of             , 1999 by and among Grizzard Advertising Incorporated
    ("Grizzard"), Marketing Services Group, Inc., CGC Merger Corp. and the
    Stockholders' Representative, to draw under Letter of Credit #       issued
    as of             , that MSGI is in default in the payment of a total of
    $            (the "Draw Amount") to the Grizzard Stockholders, and that such
    Draw Amount is due and owing to the Grizzard Stockholders.

                                         --------------------------------------,
                                          As Stockholders' Representative"

    (b) The bank shall pay to the Stockholders' Representative the Draw Amount as a draw against the Letter of Credit within two (2) business days of the Bank's receipt of such draft.

    (c) The Letter of Credit will not provide any conditions to any draw other than the presentation of a draft in substantially the form set forth above.

                                  ARTICLE VII
                                      TERM

    Section 7.1. TERM. This Agreement shall terminate upon the payment in full of all Per Share Deferred Payments in accordance with the terms hereof, whether such payment in full is made by MSGI or by one or more Authorized Draws upon the Letter of Credit by the Stockholders' Representative.

                                  ARTICLE VIII
                                     NOTICE

    All notices and other communications required to be given shall be deemed given if in writing and delivered personally or sent by or certified mail (return receipt requested) to the parties at the addresses (or at such other addresses) as shall be specified by like notice) set forth below. Any notice given by mail shall be effective when received.

        i. If to the Stockholders' Representative, to:

                                      Mr. Claude H. Grizzard, Sr.
                                      229 Peachtree Street, N.E.
                                      Suite 900
                                      Atlanta, Georgia 30303
                                      Facsimile: (404) 522-8330

           with a copy to:

                                      Alston & Bird LLP
                                      One Atlantic Center
                                      1202 West Peachtree Street
                                      Atlanta, Georgia 30309
                                      Attention: Sidney J. Nurkin, Esq.
                                      Telephone: (404) 881-7260
                                      Facsimile: (404) 881-7777

        ii. If to MSGI/Merger-Sub, to:

                                      Marketing Services Group, Inc
                                      333 Seventh Avenue
                                      New York, New York 10001
                                      Attention: J. Jeremy Barbera
                                      Telephone: (212) 594-7688
                                      Facsimile: (212) 465-8877

           with a copy to:

                                      Camhy Karlinsky & Stein LLP
                                      1740 Broadway
                                      16(th) Floor
                                      New York, New York 10004
                                      Attention: Alan A. Annex, Esq.
                                      Telephone: (212) 977-6600
                                      Facsimile: (212) 977-8389

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    Section 9.2. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

    Section 9.3. ASSIGNMENT. Except as set forth in Section 3.1 hereof, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto.

    Section 9.4. ENTIRE AGREEMENT. This Agreement and the Merger Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such.

    Section 9.5. COUNTERPARTS. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

    Section 9.6. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    Section 9.7. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

    Section 9.8. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

    Section 9.9. FURTHER DOCUMENTS. Each party agrees to execute and deliver, at any time and from time to time, upon the request of another party, such further instruments or documents as may be necessary or appropriate to carry out the provisions contained herein, and to take such other action as another party may reasonably request to effectuate the purposes of the Agreement.

    IN WITNESS W'HEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                STOCKHOLDERS' REPRESENTATIVE

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title: Attorney-in-Fact

                                MARKETING SERVICES GROUP, INC.

                                By:
                                     -----------------------------------------
                                     Name: J. Jeremy Barbera
                                     Title: Chairman and Chief Executive
                                     Officer

                                GCG MERGER CORP.

                                By:
                                     -----------------------------------------
                                     Name: J. Jeremy Barbera
                                     Title: Chairman and Chief Executive
                                     Officer

                                   APPENDIX C

                       [LETTERHEAD OF ROBINSON-HUMPHREY]

                                    July 7, 1999

Board of Directors
Grizzard Advertising Incorporated
229 Peachtree St. N.E., Suite 900
Atlanta, Georgia 30303

Gentlemen:

    We understand that Grizzard Advertising Incorporated (the "Company"), Marketing Services Group, Inc. ("Parent") and GCG Merger Corp., Inc. ("Purchaser"), a wholly-owned subsidiary of Parent, propose to enter into a Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, the Company would merge with and into the Purchaser. By virtue of the merger, common stock holders of the Company will receive $100 million, in the form of one-half (1/2) cash and one-half (1/2) common stock of Parent (the "Consideration"). The terms and conditions of the merger are more fully set forth in the Merger Agreement.

    We have been requested by the Board of Directors of the Company to render our Opinion with respect to the fairness to the holders of the Company's common stock, from a financial point of view, of the Consideration to be received by such holders in the merger.

    In arriving at the Opinion set forth below, we have, among other things:

    1.  Reviewed a draft of the Merger Agreement, dated June 24, 1999;

    2. Reviewed certain publicly available information concerning the Parent which we believe to be relevant to our analysis;

    3. Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent;

    4. Conducted discussions with members of both the Company's and the Parent's management concerning their respective businesses, operations, present condition and prospects;

    5. Reviewed the trading history of the Common Stock of the Parent for a period from July 1, 1996 to the date of this letter;

    6. Compared the results of operations and present financial condition of the Company and the Parent with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Parent, respectively;

Board of Directors

Grizzard Advertising Incorporated

July 7, 1999

Page 2

------------------------

    7. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

    8. Performed certain financial analyses with respect to the Company's and the Parent's projected future operating performance;

    9. Reviewed the terms and structure of the General Electric Capital Corporation warrants; and

    10. Reviewed such other financial statistics and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

    We have relied upon the the accuracy and completeness of the financial and other information provided to us by the Company and the Parent in arriving at our Opinion without independent verification. With respect to the financial forecasts of the Company for the years 1999 through 2004, we have assumed that the assumptions provided by management have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management. With respect to the financial forecasts of the Parent for the years 1999 though 2003, we have assumed that the assumptions provided by the Parent's management and those contained in the ING Baring Furman Selz LLC research report dated May 14, 1999 have been reasonably prepared and reflect the best currently available estimates and judgement of the Parent's performance. In arriving at our Opinion, we conducted only a limited physical inspection of the properties and facilities of the Company and the Parent. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or the Parent. Our Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services which is in part contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this Opinion.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Consideration to be received by the holders of the Company's common stock in the merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                   APPENDIX D

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
  ACTIONS

    A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

    B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

        (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

           (a) listed on a national securities exchange;

           (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

           (c) held of record by not less than 2,000 holders;

        (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

        (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

           (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

               (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

               (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

               (iii) held of record by not less than 2,000 holders;

           (b) cash in lieu of fractional shares otherwise entitled to be received; or

           (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

    A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1) (a)   With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

           (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

    B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

    C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

    D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

    E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

    F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

    G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

    A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relieve on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

    B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 and 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or

5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II
             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 78.751 of Chapter 78 of the Nevada Revised Statutes and Article XI of MSGI's articles of incorporation contain provisions for indemnification of officers, directors, employees and agents of MSGI. The articles of incorporation require MSGI to indemnify such persons to the full extent permitted by Nevada law. The indemnification provisions of the Nevada General Corporation Law require indemnification of a director who has been successful on the merits or otherwise in defense of any action to which such person was a party because such person is or was a director of the corporation. MSGI will indemnify each such person in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of MSGI. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

    MSGI's articles of incorporation and bylaws also provide that MSGI's board of directors may cause MSGI to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not MSGI would have the power to indemnify such person. MSGI presently has directors' and officers' liability insurance in effect.

    MSGI carries policies of insurance which cover the individual directors and officers of MSGI for legal liability and which would pay on behalf of MSGI for expenses of indemnification of directors and officers in accordance with MSGI's articles of incorporation.

    Under the merger agreement among MSGI, GCG Merger Corp. and Grizzard Advertising Incorporated dated as of July 8, 1999, for a period of three years after the Effective Time (as defined in the merger agreement), MSGI is required to maintain or shall cause the Surviving Corporation (as defined in the merger agreement) to maintain in effect a directors' and officers' liability insurance policy covering Grizzard's directors and officers with coverage arising out of their actions or omissions prior to the Effective Time; provided that in no event shall Grizzard or the surviving corporation be required to expend in the aggregate in excess of $50,000 of the annual premiums for such coverage.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (A)     EXHIBITS
           -----------------------------------------------------------------------------------------------------------
      2.1  Agreement and Plan of Merger, dated as of July 8, 1999 among Marketing Services Group, Inc., GCG Merger
           Corp. and Grizzard Advertising Incorporated (Appendix A to this proxy statement/ prospectus)

      2.2  Holdback Agreement, dated as of July 8, 1999, among Marketing Services Group, Inc., GCG Merger Corp. and
           Grizzard Advertising Incorporated (Appendix B to this proxy statement/ prospectus)

      3.1  Articles of Incorporation of the Registrant, as amended (A)

      3.2  By-laws of the Registrant, as amended (B)

      5.1  Opinion of Nevada counsel as to legality of securities being offered (including consent)**

      8.1  Form of Opinion of Alston & Bird LLP as to certain tax matters (including consent)*

   (A)     EXHIBITS
           -----------------------------------------------------------------------------------------------------------
      9.1  Voting Agreement, dated as of July 8, 1999, by and among Marketing Services Group, Inc., Lynne Grizzard
           Crump, Carol A. Dzvonik, Michael D. Dzvonik, Claude H. Grizzard, Jr., Linda F. Grizzard, Claude H.
           Grizzard, Sr., Claude T. Grizzard, Jr., Elizabeth W. Grizzard, Dodd Leon Hackman, Roger Hackman, Debbi B.
           Layfield, Dawn Leann Hackman, Trust for the Benefit of the Salvation Army, Trust for the Benefit of Dawn
           Leann Hackman, and Trust for the Benefit of Dodd Leon Hackman.*

     10.1  1999 Incentive and Non-qualified Stock Option Plan (C)

     10.2  Employment Agreement of Michael D. Dzvonik**

     11.1  List of Registrant's subsidiaries (D)

     15.1  Report of PricewaterhouseCoopers LLP*

     15.2  Report of PricewaterhouseCoopers LLP*

     15.3  Report of PricewaterhouseCoopers LLP*

     23.1  Consent of PricewaterhouseCoopers LLP*

     23.2  Consent of Deloitte & Touche LLP*

     23.3  Consent of Ross Lane & Company, LLC*

     23.4  Consent of Camhy Karlinsky and Stein LLP*

     23.5  Consent of Nevada counsel (contained in Exhibit 5.1)

     23.6  Consent of Alston & Bird LLP (contained in Exhibit 8.1)

     23.7  Consent of The Robinson-Humphrey Company, LLC**

     99.1  Form of Proxy for Grizzard Advertising Incorporated*

------------------------

*   Filed herewith

**  To be filed by amendment

[(A) Incorporated by reference to Registrant's Annual Report on Form 10-K for
    the year ended             .

(B) Incorporated by reference to Registrant's Annual Report on Form 10-K for the
    year ended             .

(C) Incorporated by reference to Registrant's Registration Statement on Form S-8
    dated             , 1999 (Registration No. 33-      ).

(D) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1998.]

(B) SCHEDULES

    Item 22. Undertakings

        (A) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (E) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (F) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it s against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 10, 1999.

                                MARKETING SERVICES GROUP, INC.

                                By:  /s/ J. JEREMY BARBERA
                                     -----------------------------------------
                                     J. Jeremy Barbera
                                     Chairman of the Board and
                                     Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of J. Jeremy Barbera and Alan I. Annex, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-4 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the undersigned as a director or officer of the Registrant and any and all amendments or supplements thereto, including any and all stickers and post-effective amendments thereto, and any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
    /s/ J. JEREMY BARBERA         Chief Executive Officer
------------------------------    (Principal Executive        August 10, 1999
      J. Jeremy Barbera           Officer)

      /s/ ALAN I. ANNEX
------------------------------           Director             August 10, 1999
        Alan I. Annex

   /s/ S. JAMES COOPERSMITH
------------------------------           Director             August 10, 1999
     S. James Coopersmith

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ JOHN T. GERLACH
------------------------------           Director             August 10, 1999
       John T. Gerlach

      /s/ SEYMOUR JONES
------------------------------           Director             August 10, 1999
        Seymour Jones

      /s/ EDWARD MULLEN
------------------------------           Director             August 10, 1999
        Edward Mullen

  /s/ C. ANTHONY WAINWRIGHT
------------------------------           Director             August 10, 1999
    C. Anthony Wainwright

        /s/ CINDY HILL          Chief Financial Officer
------------------------------    (Principal Financial and    August 10, 1999
          Cindy Hill              Accounting Officer)